                            CANTEL INDUSTRIES, INC.
                               1135 BROAD STREET
                                   SUITE 203
                           CLIFTON, NEW JERSEY 07013

                                                                February 9, 1996

Dear Stockholder:

    You are cordially invited to attend an Annual Meeting of the Stockholders of Cantel Industries, Inc. ("Cantel") to be held on March 12, 1996 at 10:00 a.m., Eastern Standard Time (the "Annual Meeting").

    At the Annual Meeting, you will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger (the "Merger Agreement") dated as of November 14, 1995 among Cantel, Cantel Acquisition Corp. ("Newco"), a newly formed Minnesota corporation which is a wholly-owned subsidiary of Cantel, and MediVators, Inc. ("MediVators"), a Minnesota corporation pursuant to which Newco will merge with and into MediVators, whereupon MediVators will become a wholly-owned subsidiary of Cantel (the "Merger"). A copy of the Merger Agreement is attached as Annex I to the accompanying Joint Proxy Statement/Prospectus. Stockholders will also be voting for the election of three directors to Cantel's Board of Directors and the appointment of independent auditors.

    Enclosed are a Notice of Annual Meeting of Stockholders and a Joint Proxy Statement/Prospectus that describes, among other things, the Merger, the background to the transaction, the businesses of Cantel and MediVators and the factors the Board of Directors of Cantel considered in approving the Merger.

    THE BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED A RESOLUTION APPROVING THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF ADOPTING THE MERGER AGREEMENT. In reaching this decision, the Board of Directors considered many factors, including, but not limited to, the terms of the Merger Agreement, the earnings, management, financial condition, business and future prospects of Cantel, and the products, markets, earnings, management, cash flow and financial condition of MediVators, and the future resources of the combined companies.

    A form of proxy solicited by the Board of Directors is enclosed for your convenience. PLEASE PROMPTLY SIGN AND RETURN YOUR PROXY CARD IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

    I strongly support the Merger and join with the other members of the Board of Directors in recommending the Merger to you. I urge you to vote in favor of the adoption of the Merger Agreement.

                                          Very truly yours,

                                          James P. Reilly
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                SUBJECT TO COMPLETION -- DATED FEBRUARY 8, 1996


                            CANTEL INDUSTRIES, INC.
                         1135 BROAD STREET -- SUITE 203
                           CLIFTON, NEW JERSEY 07013
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 12, 1996
                            ------------------------

To the Stockholders of
Cantel Industries, Inc.

    NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of Cantel Industries, Inc. ("Cantel"), a Delaware corporation, will be held at The Harmonie Club, 4 East 60th Street, New York, New York, on March 12, 1996 at 10:00 a.m., Eastern Standard Time, for the following purposes:

    1. To consider and vote upon a proposal to adopt an Agreement and Plan of Merger dated as of November 14, 1995 (the "Merger Agreement") by and among Cantel, Cantel Acquisition Corp. ("Newco"), a newly formed Minnesota corporation which is wholly-owned by Cantel, and MediVators, Inc. ("MediVators"), a Minnesota corporation. Pursuant to the Merger Agreement, Cantel will acquire the business, properties and assets of MediVators through the merger (the "Merger") of Newco with and into MediVators. At the effective time of the Merger, each issued and outstanding share of Series A Common Stock, par value $.01 per share, of MediVators will be converted into .2571 shares of common stock, par value $.10 per share, of Cantel ("Cantel Stock") and each issued and outstanding share of Series B 10% Cumulative Redeemable Convertible Common Stock, par value $.01 per share, of MediVators will be converted into .7713 shares of Cantel Stock. Upon the effectiveness of the Merger, the separate existence of Newco will cease and MediVators will be a wholly-owned subsidiary of Cantel.

    2. To elect three directors to Cantel's Board of Directors to hold office until the Annual Meeting of Stockholders to be held after the fiscal year ending July 31, 1998.

    3. To consider the appointment of Ernst & Young LLP as Cantel's independent auditors for the fiscal year ending July 31, 1996.

    4. To transact such other business as may properly come before the meeting or any adjournments thereof.

    Only stockholders of record at the close of business on February 2, 1996 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

    You are cordially invited to attend the Annual Meeting. If you do not plan to be present, kindly fill in, date and sign the accompanying proxy exactly as your name appears on your stock certificates and mail it promptly in the enclosed return envelope to assure that your shares are represented and your vote can be recorded. This may save Cantel the expense of further proxy solicitation.

    THE BOARD OF DIRECTORS OF CANTEL BELIEVES THE PROPOSED MERGER IS IN THE BEST INTERESTS OF CANTEL AND ITS STOCKHOLDERS, AND RECOMMENDS THAT ITS STOCKHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

                                          By Order of the Board of Directors

                                          Darwin C. Dornbush,
                                          SECRETARY

Date: February 9, 1996

                                MEDIVATORS, INC.
                               CANNON PLAZA SOUTH
                              6352 320 STREET WAY
                         CANNON FALLS, MINNESOTA 55009
                                 (612) 635-4721

                                                                February 9, 1996

Dear Stockholder:

    You are cordially invited to attend a Special Meeting of the Stockholders of MediVators, Inc. ("MediVators") to be held on March 12, 1996 at 9:00 a.m., Central Standard Time (the "MediVators Special Meeting").

    At the MediVators Special Meeting, you will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger (the "Merger
Agreement") dated as of November 14, 1995 among Cantel Industries, Inc. ("Cantel"), a Delaware corporation, Cantel Acquisition Corp. ("Newco"), a newly formed Minnesota corporation which is a wholly-owned subsidiary of Cantel, and MediVators, pursuant to which Newco will merge with and into MediVators, whereupon MediVators will become a wholly-owned subsidiary of Cantel (the "Merger"). A copy of the Merger Agreement is attached as Annex I to the accompanying Joint Proxy Statement/Prospectus.

    Enclosed are a Notice of Special Meeting of Stockholders and a Joint Proxy Statement/Prospectus that describes, among other things, the Merger, the background to the transaction, the businesses of Cantel and MediVators and the factors the Board of Directors of MediVators considered in approving the Merger.

    THE BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED A RESOLUTION APPROVING THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF ADOPTING THE MERGER AGREEMENT. In reaching this decision, the Board of Directors considered many factors, including, but not limited to, the terms of the Merger Agreement, the earnings, management, reputation, financial condition, business and future prospects of Cantel, the earnings, cash flow and financial condition of MediVators, and the future resources of the combined companies.

    A form of proxy solicited by the Board of Directors is enclosed for your convenience. PLEASE PROMPTLY SIGN AND RETURN YOUR PROXY CARD IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. If you attend the MediVators Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

    If the Merger Agreement is adopted, promptly after the Merger a letter of transmittal will be mailed to all holders of record of shares of MediVators common stock to use in connection with surrendering their stock certificates. PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD OR TO THE EXCHANGE AGENT UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL, WHICH WILL INCLUDE INSTRUCTIONS AS TO THE PROCEDURE TO BE USED IN SENDING YOUR STOCK CERTIFICATES.

    I strongly support the Merger and join with the other members of the Board of Directors in recommending the Merger to you. I urge you to vote in favor of adoption of the Merger Agreement.

                                          Very truly yours,

                                          Donald L. Sturtevant
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEDIVATORS SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEDIVATORS SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEDIVATORS SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                SUBJECT TO COMPLETION -- DATED FEBRUARY 8, 1996


                                MEDIVATORS, INC.
                               CANNON PLAZA SOUTH
                              6352 320 STREET WAY
                         CANNON FALLS, MINNESOTA 55009
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 12, 1996
                            ------------------------

To the Stockholders of
MediVators, Inc.

    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of MediVators, Inc. ("MediVators"), a Minnesota corporation, will be held at the Embassy Suites Hotel, Minneapolis Airport South, 7901 34th Avenue South, Bloomington, Minnesota, on March 12, 1996 at 9:00 a.m., Central Standard Time, for the following purposes:

    1. To consider and vote upon a proposal to adopt an Agreement and Plan of Merger dated as of November 14, 1995 (the "Merger Agreement") by and among Cantel Industries, Inc. ("Cantel"), a Delaware corporation, Cantel Acquisition Corp. ("Newco"), a newly formed Minnesota corporation which is wholly-owned by Cantel, and MediVators. Pursuant to the Merger Agreement, Cantel will acquire the business, properties and assets of MediVators through the merger (the "Merger") of Newco with and into MediVators. At the effective time of the Merger each issued and outstanding share of Series A Common Stock, par value $.01 per share, of MediVators will be converted into .2571 shares of common stock, par value $.10 per share, of Cantel ("Cantel Stock") and each issued and outstanding share of Series B 10% Cumulative Redeemable Convertible Common Stock, par value $.01 per share, of MediVators will be converted into .7713 shares of Cantel Stock. Upon the effectiveness of the Merger, the specific existence of Newco will cease and MediVators will be a wholly-owned subsidiary of Cantel.

    2. To transact such other business as may properly come before the meeting or any adjournments thereof.

    Only stockholders of record at the close of business on February 2, 1996 are entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof.

    Record and beneficial holders of shares of MediVators Common Stock are entitled to dissent from the Merger, and to receive payment in cash for the fair value of their shares in lieu of the consideration they would receive under the Merger Agreement, if they comply with certain procedures specified in the Minnesota Business Corporation Act and described in the accompanying Joint Proxy Statement/ Prospectus. See "Rights of Dissenting Stockholders." A copy of Sections 302A.471 and 302A.473 of said Act, relating to dissenters' rights, is attached to the Joint Proxy Statement/Prospectus as ANNEX IV.

    You are cordially invited to attend the Special Meeting. If you do not plan to be present, kindly fill in, date and sign the accompanying proxy exactly as your name appears on your stock certificates and mail it promptly in the enclosed return envelope to assure that your shares are represented and your vote can be recorded. This may save MediVators the expense of further proxy solicitation.

    THE BOARD OF DIRECTORS OF MEDIVATORS BELIEVES THE PROPOSED MERGER IS IN THE BEST INTERESTS OF MEDIVATORS AND ITS STOCKHOLDERS, AND RECOMMENDS THAT ITS STOCKHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

                                          By Order of the Board of Directors

                                          Brenda Angelstad,
                                          SECRETARY

Date: February 9, 1996

            CANTEL INDUSTRIES, INC.                             MEDIVATORS, INC.
        1135 BROAD STREET -- SUITE 203                         CANNON PLAZA SOUTH
           CLIFTON, NEW JERSEY 07013                           6352 320 STREET WAY
                                                          CANNON FALLS, MINNESOTA 35009

                           --------------------------

                        JOINT PROXY STATEMENT/PROSPECTUS

    This Joint Proxy Statement/Prospectus is being furnished to the stockholders of Cantel Industries, Inc., a Delaware corporation ("Cantel") and MediVators, Inc., a Minnesota corporation ("MediVators"), in connection with the solicitation of proxies for use at an Annual Meeting of Stockholders of Cantel (the "Cantel Meeting") and a Special Meeting of Stockholders of MediVators (the "MediVators Meeting"), both to be held on March 12, 1996, and at any adjournments thereof. At the Cantel Meeting, stockholders of Cantel will be asked to vote (i) for the election of three directors to Cantel's Board of Directors to hold office until the Annual Meeting of Stockholders to be held after the fiscal year ending July 31, 1998, (ii) for the appointment of independent auditors for the fiscal year ending July 31, 1996, and (iii) to adopt an Agreement and Plan of Merger dated as of November 14, 1995 (the "Merger Agreement") by and among Cantel, Cantel Acquisition Corp. ("Newco"), a newly-formed Minnesota corporation which is wholly-owned by Cantel, and MediVators. At the MediVators Meeting, stockholders of MediVators will be asked to adopt the Merger Agreement.

    Pursuant to the Merger Agreement, Cantel will acquire the business, property and assets of MediVators through the merger (the "Merger") of Newco with and into MediVators, which shall be the surviving corporation. At the effective time of the Merger (the "Effective Time"), each issued and outstanding share of Series A common stock, par value $.01 per share, of MediVators (the "Series A Stock") will be converted into .2571 shares of Cantel common stock, par value $.10 per share (the "Cantel Stock") and each issued and outstanding share of Series B 10% Cumulative Redeemable Convertible Common Stock, par value $.01 per share, of MediVators (the "Series B Stock") will be converted into .7713 shares of Cantel Stock. The Series A Stock and Series B Stock are sometimes collectively referred to as the "MediVators Stock." The issued and outstanding shares of Cantel Stock will be unaffected by the Merger. Upon the effectiveness of the Merger, the separate existence of Newco will cease and MediVators will become a wholly-owned subsidiary of Cantel.

    This document also constitutes a prospectus under the Securities Act of 1933, as amended (the "Securities Act") for the offering by Cantel pursuant to the terms of the Merger Agreement of (i) approximately 997,158 shares of Cantel Stock to be issued upon the conversion of MediVators Stock outstanding at the Effective Time; (ii) approximately 225,990 shares of Cantel Stock that will be reserved for issuance upon exercise of stock options outstanding at the Effective Time under the MediVators 1993 Director Stock Option Plan and 1991 Stock Option and Compensation Plan (the "MediVators Option Plans") and
individually granted non-plan options and warrants (collectively, the "MediVators Convertible Securities"); and (iii) such indeterminate number of shares of Cantel Stock as may become issuable pursuant to the anti-dilution provisions governing MediVators Convertible Securities. At the Effective Time, and assuming no MediVators Convertible Securities or Cantel Convertible Securities (as defined below) are exercised between the date hereof and the Effective Time, the former holders of MediVators Stock, will own approximately 26.5% of the issued and outstanding Cantel Stock without giving effect to the MediVators Convertible Securities or to options outstanding at the Effective Time under the Cantel 1991 Employee Stock Option Plan, 1991 Directors' Stock Option Plan, and 1981 Incentive Stock Option Plan (the "Cantel Option Plans"), and individually granted non-plan options and warrants exercisable for Cantel Stock (collectively, the "Cantel Convertible Securities"). See "Summary of Joint Proxy Statement/Prospectus -- Exchange Ratio."

    The affirmative vote of the holders of a majority of the outstanding shares of each of Cantel Stock and MediVators Stock is required by law to adopt the Merger Agreement and the Merger. However, it is a condition of Cantel's obligation under the Merger Agreement that the number of MediVators Shares as to which the holders thereof shall have given written notice of their election to dissent in accordance with the Minnesota Business Corporation Act (the "Minnesota Act") shall not exceed three percent (3%) of the number of shares of MediVators Stock outstanding. Subject to the satisfaction or waiver of certain conditions specified in the Merger Agreement, the Merger will be effected as soon as practicable following adoption of the Merger Agreement and the Merger at each of the Cantel Meeting and the MediVators Meeting. See "Terms of the Merger -- Conditions of the Merger." A copy of the Merger Agreement is set forth as ANNEX I to this Joint Proxy Statement/Prospectus.

    See "Risk Factors" for a discussion of certain risks related to the Merger.

    NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION. THE COMMISSION HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


    The date of this Joint Proxy Statement/Prospectus is February 8, 1996.

                             AVAILABLE INFORMATION

    A Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act has been filed with the Securities and Exchange Commission (the "Commission"). As permitted by the rules and regulations of the Commission, this document omits certain information, exhibits and undertakings contained in the Registration Statement. Such additional information can be inspected at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of the Registration Statement can be obtained from the Commission at prescribed rates by writing to the Commission at such address. For further information, reference is made to the Registration Statement including the exhibits filed therewith.

    Each of Cantel and Medivators is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Northeast regional office, 7 World Trade Center, 13th Floor, New York, New York 10048 or Chicago regional office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained by mail at prescribed rates. Requests should be directed to the Commission's public reference section, 450 Fifth Street, N.W., Washington, D.C. 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    Cantel's Annual Report on Form 10-K for the fiscal year ended July 31, 1995 (Commission File No. 0-6132) and Quarterly Report on Form 10-Q for the quarter ended October 31, 1995, and MediVators' Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994 and Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1995, June 30, 1995, and September 30, 1995 (Commission File No. 0-20039), in each case as filed with the Commission, are incorporated herein by reference.

    Each of Cantel and MediVators undertakes to provide, without charge, to each person to whom this Joint Proxy Statement/Prospectus is delivered, including any beneficial owner, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference herein by Cantel or MediVators, as the case may be (except for exhibits thereto unless such exhibits are specifically incorporated by reference into the information that this Joint Proxy Statement/Prospectus incorporates).
                            ------------------------

    THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS OF CANTEL ARE AVAILABLE UPON REQUEST FROM JOANNA ALBRECHT, ASSISTANT SECRETARY, CANTEL INDUSTRIES, INC., 1135 BROAD STREET, CLIFTON, NEW JERSEY 07013 (201-470-8700). SUCH DOCUMENTS OF MEDIVATORS ARE AVAILABLE UPON REQUEST FROM BRENDA ANGELSTAD, SECRETARY, MEDIVATORS, INC., CANNON PLAZA SOUTH, 6352 320 STREET WAY, CANNON FALLS, MINNESOTA 55009 (507) 263-4721. IN ORDER TO INSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MARCH 5, 1996.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THE MATTERS DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CANTEL, NEWCO, OR MEDIVATORS.

                               TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                             ---------
SUMMARY OF JOINT PROXY STATEMENT/PROSPECTUS................................................................          5
  Introduction.............................................................................................          5
  Parties to the Merger....................................................................................          5
  Meetings of Stockholders.................................................................................          5
  Stock Ownership..........................................................................................          5
  Exchange Ratio...........................................................................................          6
  Management and Operations of MediVators After the Merger.................................................          6
  Certain Differences in the Rights of Stockholders........................................................          6
  Surrender of Certificates for MediVators Stock...........................................................          7
  Reasons for the Merger...................................................................................          7
  Certain Federal Income Tax Consequences..................................................................          8
  Accounting Treatment.....................................................................................          8
  Dissenters' Rights.......................................................................................          8
  Amendment, Waiver and Termination of the Merger Agreement................................................          8
  Comparative Per Share Data...............................................................................          9
RISK FACTORS...............................................................................................         10
SELECTED FINANCIAL DATA....................................................................................         18
  Cantel...................................................................................................         18
  MediVators...............................................................................................         20
SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA.............................................         22
STOCKHOLDER MEETINGS.......................................................................................         23
  Cantel Meeting...........................................................................................         23
  MediVators Meeting.......................................................................................         24
  Solicitation of Proxies..................................................................................         25
PROPOSAL 1 -- THE MERGER...................................................................................         25
TERMS OF THE MERGER........................................................................................         25
  General..................................................................................................         25
  Reasons for the Merger...................................................................................         25
  Background of the Merger.................................................................................         27
  Conversion of MediVators Stock in Merger; Assumption of Outstanding
   Convertible Securities..................................................................................         31
  Procedure for Conversion of MediVators Stock.............................................................         32
  The Surviving Corporation................................................................................         32
  Conduct of Business Pending the Merger...................................................................         32
  Representations and Warranties...........................................................................         32
  Conditions of the Merger.................................................................................         33
  Amendment, Waiver, Termination...........................................................................         33
  Effect of Termination....................................................................................         34
  Cantel Loans to MediVators...............................................................................         34
  Expenses.................................................................................................         34
  Resale of Cantel Stock by MediVators Affiliates..........................................................         34
  Interests of Certain Persons in the Merger...............................................................         35
COMPARISON OF CANTEL STOCK TO MEDIVATORS STOCK.............................................................         35
  Description of Cantel Stock..............................................................................         35
  Description of MediVators Stock..........................................................................         36
CERTAIN FEDERAL INCOME TAX CONSEQUENCES....................................................................         36
ACCOUNTING TREATMENT.......................................................................................         39

                                                                                                               PAGE
                                                                                                             ---------
RIGHTS OF DISSENTING MEDIVATORS STOCKHOLDERS...............................................................         39
  Procedure to Preserve Dissenters' Rights.................................................................         39
  Procedures Following an Assertion of Dissenters' Rights..................................................         40
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA......................................................         42
  Unaudited Pro Forma Combined Condensed Balance Sheet.....................................................         43
  Unaudited Pro Forma Combined Condensed Statements of Operations..........................................         44
  Notes to Unaudited Pro Forma Combined Condensed Financial Statements.....................................         49
INFORMATION WITH RESPECT TO CANTEL.........................................................................         50
  General..................................................................................................         50
  Price Range of Cantel Stock..............................................................................         50
  Legal Proceedings........................................................................................         50
INFORMATION WITH RESPECT TO MEDIVATORS.....................................................................         51
  General..................................................................................................         51
  Price Range of MediVators Stock..........................................................................         51
  Employees................................................................................................         52
  Legal Proceedings........................................................................................         52
PROPOSAL 2 (FOR CANTEL STOCKHOLDERS ONLY) ELECTION OF DIRECTORS............................................         52
COMMITTEES; MEETINGS OF THE BOARD OF DIRECTORS OF CANTEL...................................................         53
REPORT ON EXECUTIVE COMPENSATION BY THE COMPENSATION COMMITTEE AND THE STOCK OPTION COMMITTEE OF THE BOARD
 OF DIRECTORS..............................................................................................         53
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION................................................         54
PERFORMANCE GRAPH..........................................................................................         54
PROPOSAL 3 (FOR CANTEL STOCKHOLDERS ONLY) RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS..............         55
OTHER MATTERS..............................................................................................         55
  Submission of Cantel Stockholder Proposals...............................................................         55
  Form 10-K and Form 10-KSB................................................................................         56
LEGAL MATTERS..............................................................................................         56
EXPERTS....................................................................................................         56
ANNEXES:
 I.  Merger Agreement
 II.  Annual Report on Form 10-K of Cantel for the fiscal year ended July 31, 1995
    Quarterly Report on Form 10-Q of Cantel for the quarter ended October 31, 1995
III.  Annual Report on Form 10-KSB of MediVators for the fiscal year ended December 31, 1994
    Quarterly Report on Form 10-QSB of MediVators for the quarter ended September 30, 1995
 IV.  Sections 302A.471 and 302A.473 of Minnesota General Corporation Act

                  SUMMARY OF JOINT PROXY STATEMENT/PROSPECTUS

INTRODUCTION

    The following is a summary of certain information contained in this Joint Proxy Statement/ Prospectus. The Joint Proxy Statement/Prospectus relates, in part, to the adoption of the Merger Agreement by the stockholders of Cantel and MediVators pursuant to which Newco, a newly organized and wholly-owned subsidiary of Cantel, will be merged into MediVators. The Joint Proxy Statement/ Prospectus also relates, in the case of the Cantel Meeting, to the election of directors and the appointment of independent auditors. Upon the effectiveness of the Merger, the separate existence of Newco will cease and MediVators will become a wholly-owned subsidiary of Cantel. This summary is not intended to be a complete statement of all material terms of the Merger and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, the Annexes hereto, including the Merger Agreement, a copy of which is attached as ANNEX I to this Joint Proxy Statement/Prospectus.

PARTIES TO THE MERGER

    CANTEL

    Cantel, through its Canadian subsidiary, Carsen Group Inc. ("Carsen"), markets and distributes medical equipment (including flexible and rigid endoscopes), precision instruments (including microscopes and image analysis systems) and industrial equipment (including remote visual inspection devices and laser distance measurement equipment). Carsen also offers a range of photographic equipment and business products. The principal executive offices of Cantel are located at 1135 Broad Street, Suite 203, Clifton, New Jersey 07013 (Tel. No.: 201-470-8700).

    MEDIVATORS

    MediVators designs, manufactures and markets endoscope disinfection equipment and supplies and medical waste disposal systems. Medivators also has the exclusive distribution rights throughout the Western Hemisphere for a newly developed chemical sterilant to be used in the sterilization of endoscopes and surgical instruments. The principal executive offices of MediVators are located at Cannon Plaza South, 6352 320 Street Way, Cannon Falls, Minnesota 55009 (Tel.
No.: 507-263-4721).

    NEWCO

    Newco is a Minnesota corporation recently formed by Cantel for the sole purpose of facilitating the Merger. Newco is a wholly-owned subsidiary of Cantel with no assets (other than those received in connection with its initial capitalization) or liabilities. The principal executive offices of Newco are located at 1135 Broad Street, Suite 203, Clifton, New Jersey 07013.

MEETINGS OF STOCKHOLDERS

    The Cantel and MediVators Meetings will both be held on March 12, 1996, at 10:00 a.m., Eastern Standard Time and 9:00 a.m. Central Standard Time, respectively, for the purpose of considering the Merger. At the Cantel Meeting, stockholders of Cantel will also be voting on the election of directors and the appointment of independent auditors. Only stockholders of record of Cantel and MediVators, respectively, at the close of business on February 2, 1996 (the "Record Date") are entitled to notice of and to vote at the Cantel Meeting or the MediVators Meeting, as the case may be. See "Stockholder Meetings."

STOCK OWNERSHIP

    As of February 2, 1996, Cantel had outstanding (i) 2,769,443 shares of Cantel Stock and (ii) Cantel Convertible Securities to purchase 756,729 shares, consisting of warrants for the purchase of 239,164 shares of Cantel Stock and options for the purchase of 517,565 shares of Cantel Stock. At that date, executive officers and directors of Cantel beneficially owned 1,343,089 shares of Cantel Stock (representing 48.5% of the total Cantel Stock entitled to vote at the Cantel Meeting) and Cantel Convertible Securities to purchase 514,398 shares of Cantel Stock.

    As of February 2, 1996, MediVators had outstanding (i) 3,872,486 shares of Series A Stock, (ii) 2,000 shares of Series B Stock, (iii) MediVators Convertible Securities to purchase 840,150 shares of Series A Stock, consisting of warrants for the purchase of 247,900 shares of Series A Stock, and options for the purchase of 592,250 shares of Series A Stock, and (iv) MediVators Convertible Securities to purchase 12,950 shares of Series B Stock, consisting of warrants (the "Series B Warrants"). At that date, executive officers and directors of MediVators beneficially owned 480,575 shares of MediVators Stock (representing 12.4% of the total MediVators Stock entitled to vote at the MediVators Meeting) and MediVators Convertible Securities to purchase 343,750 shares of MediVators Stock.

EXCHANGE RATIO

    Pursuant to the Merger Agreement, Cantel will acquire the business, property and assets of MediVators through the merger of Newco with and into MediVators which, as the surviving corporation, will be a wholly-owned subsidiary of Cantel. At the Effective Time, each issued and outstanding share of MediVators Series A Stock will be converted into .2571 shares of Cantel Stock (the "Exchange Ratio") and each issued and outstanding share of MediVators Series B Stock will be converted into .7713 shares of Cantel Stock.

    It is anticipated that an aggregate of approximately 997,158 shares of Cantel Stock will be issued in the Merger at the Effective Time. In addition, the MediVators Convertible Securities will become exercisable for a number of shares of Cantel Stock equal to the product of (A) .2571 (.7713 in the case of Series B Warrants) and (B) the number of shares of MediVators Stock into which such MediVators Convertible Securities were exercisable for immediately prior to the Effective Time. At the Effective Time, the former holders of the MediVators Stock, without giving effect to any Cantel Convertible Securities or MediVators Convertible Securities, will own approximately 26.5% of the issued and outstanding Cantel Stock.

    All of the Cantel Stock issuable upon the effectiveness of the Merger is being registered under the Securities Act pursuant to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.

    The Merger will become effective as soon as practicable following the adoption of the Merger Agreement at the Cantel Meeting and the MediVators Meeting, upon the filing of an appropriate Certificate of Merger filed with the Secretary of State of the State of Minnesota. The Merger is subject to the satisfaction or waiver of certain conditions. See "Terms of the Merger -- Conditions of the Merger."

MANAGEMENT AND OPERATIONS OF MEDIVATORS AFTER THE MERGER

    Immediately following the Merger, MediVators will be operated as a wholly-owned subsidiary of Cantel. After the Merger the MediVators' Board will consist of Donald L. Sturtevant and Curtis D. Luebke, currently executive officers and directors of MediVators, and James P. Reilly, Craig A. Sheldon and William J. Vella, currently executive officers and/or directors of Cantel or its Canadian subsidiary. Mr. Sturtevant will enter into an employment agreement with MediVators which will provide for his employment as President of MediVators for a three year term to commence upon the expiration of his current employment agreement in June 1996. Mr. Luebke will serve as a consultant to MediVators for a two and one-half year term to commence upon the expiration of his current employment agreement in June 1996.

CERTAIN DIFFERENCES IN THE RIGHTS OF STOCKHOLDERS

    The rights of stockholders of MediVators are currently governed by the Minnesota Act, MediVators' Articles of Incorporation, as amended (the "MediVators Articles"), and MediVators' restated By-laws (the "MediVators By-laws"). Upon consummation of the Merger, MediVators stockholders will become holders of Cantel Stock and their rights will be governed by the Delaware
General Corporation Law ("Delaware Law"), the Cantel Certificate of Incorporation and Cantel's By-laws (the "Cantel By-laws"). See "Comparison of Cantel Stock to MediVators Stock."

SURRENDER OF CERTIFICATES FOR MEDIVATORS STOCK

    Promptly following the Effective Time, letters of transmittal and instructions for use in surrendering stock certificates which, immediately prior to the Effective Time, represented MediVators Stock, will be delivered by American Stock Transfer & Trust Company, as exchange agent, to former stockholders of MediVators. STOCK CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL SUCH LETTERS OF TRANSMITTAL AND INSTRUCTIONS HAVE BEEN RECEIVED. See "Terms of the Merger -- Procedure for Conversion of MediVators Stock."

REASONS FOR THE MERGER

    During the past few years, management of Cantel has been seeking to expand Cantel's business operations, particularly its medical instruments business which is the largest division of Cantel in terms of revenues and profitability. As a result, Cantel has embarked on an acquisition strategy to acquire businesses which complement Cantel's existing operations.

    As part of its expansion strategy, Cantel is seeking to acquire companies with operations in the United States, where Cantel currently has a substantial net operating loss carryforward but no business operations (other than its executive offices). Subject to certain conditions, Cantel's net operating loss carryforward could be used to offset taxable income generated by an acquired company in the United States. See "Certain Federal Income Tax Consequences."

    In considering the merits of the Merger, Cantel's Board of Directors gave substantial weight to the foregoing factors, particularly the synergy between the businesses of Cantel and MediVators. Management believes that the disinfector products of MediVators, which are utilized to disinfect endoscopes, complement the endoscopes and related products currently distributed by Cantel in Canada. Management also believes the infection control industry represents a growth opportunity. In addition, the acquisition of MediVators gives Cantel its desired business presence in the United States where it can utilize its net operating loss carryforward. Furthermore, the business of MediVators represents an opportunity for Cantel to expand into a non-distribution business whereby it will design, manufacture and distribute proprietary products, some of which are patented. Management of Cantel believes that this will reduce Cantel's current dependence on third party suppliers. See "Risk Factors -- Dependence on Principal Suppliers."

    Cantel's Board of Directors believes that the Merger is an economical and efficient means to expand its medical instruments business as compared with the significant capital and time requirements that would be required for Cantel to develop proprietary products such as those of MediVators. Such belief takes into consideration the existing revenues, customer base, and ongoing business operations of MediVators that would not be immediately present if Cantel were to develop proprietary products on its own. Cantel's use of its common stock rather than cash to consummate the acquisition, as well as its ability to utilize the pooling of interests accounting treatment for the Merger, were other significant factors considered by Cantel's Board of Directors in approving the Merger. Although the Board of Directors of Cantel considered the Merger in light of all of the factors discussed above, the Board did not quantify relative weights to the specific factors considered.

    In assessing the merits of the Merger, the Board of Directors of Cantel also considered the following risks and disadvantages of the Merger: the significant net losses, accumulated deficit, and negative cash flow of MediVators, and the other risk factors attributable to MediVators' business discussed in "Risk Factors" below, particularly MediVators' need for additional capital and current lack of an effective sales and distribution network in the United States. See "Risk Factors." Another disadvantage of the Merger taken into account by the Board is the dilution of the existing stockholders' ownership of Cantel. Cantel's Board of Directors determined that the benefits outweighed the disadvantages and unanimously approved the terms of the Merger and recommends that the Cantel stockholders adopt the Merger Agreement. See "Terms of the Merger -- Background of the Merger."

    In reaching its determination that the Merger is in the best interests of the MediVators stockholders and unanimously recommending that the MediVators stockholders adopt the Merger Agreement,

MediVators' Board of Directors considered the following factors: the terms of the Merger Agreement (which were negotiated on an arms-length basis between Cantel and MediVators), the tax consequences of the Merger, that Cantel is a larger, more diversified company which is engaged in the sale of medical instruments as well as other businesses, Cantel's results of operations, balance sheet and financial condition, MediVators' need for additional capital to continue its operations, and the greater financial and marketing resources of the combined entities. In particular, the Board considered the difficulties experienced by MediVators in successfully marketing and selling its products and believes that Cantel could provide added marketing, sales and distribution capabilities. The Board also considered the Merger in light of prior offers received from third parties to acquire specific assets or business segments of MediVators (but not the company as a whole), all of which offers were rejected as not being in the best interests of MediVators as a whole or its stockholders. Also considered was the fact that the Merger would allow the stockholders of MediVators to continue to have an equity interest in MediVators' business following the Merger by reason of their ownership of shares of Cantel Stock.

    The Board of Directors of MediVators also considered certain potential risks and disadvantages of the Merger, primarily the loss of control to the majority stockholders of Cantel, Cantel's reliance on its principal supplier, and Cantel's lack of significant cash reserves available for future investment in MediVators' businesses following consummation of the Merger. See "Risk Factors." Notwithstanding the foregoing matters, in consideration of the potential benefits of the Merger, MediVators' Special Committee of the Board of Directors unanimously approved the Merger on November 8, 1995 which action was then unanimously ratified by the full Board. See "Terms of the Merger -- Reasons for the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and, as such, no gain or loss should be recognized by stockholders of Cantel or MediVators as a result of the Merger (except to the extent of cash received in lieu of fractional shares and cash received upon exercise of dissenters' rights of appraisal). See "Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT


    The Merger will be accounted for by Cantel as a "pooling of interests" in accordance with generally accepted accounting principles. Under this accounting treatment, the assets, liabilities and retained earnings of Cantel and MediVators are carried forward at their historical carrying amounts. Operating results of Cantel and MediVators are combined for all periods prior to the Effective Date, and previously issued financial statements are restated as
though   Cantel  and  MediVators  had  always  been  combined.  See  "Accounting
Treatment."


DISSENTERS' RIGHTS

    Holders of shares of MediVators Stock will be entitled to dissenters' rights of appraisal under Minnesota law in connection with the Merger if such holders follow the procedures required by Section 302A.471 of the Minnesota Act. Under such rights of appraisal, a record or beneficial owner of shares of MediVators Stock whose shares are not voted in favor of adoption of the Merger Agreement will be entitled to receive the fair market value of his or her shares in cash in lieu of the consideration contemplated by the Merger Agreement if he or she complies with certain procedures specified in the Minnesota Act relating to dissenters' rights. However, the Merger Agreement provides that Cantel need not consummate the Merger if holders of three percent (3%) or more of the outstanding shares of MediVators Stock exercise their dissenters' rights. See "Rights of Dissenting MediVators Stockholders" and "Terms of the Merger -- Amendment, Waiver, Termination."

    Holders of shares of Cantel Stock will not have any dissenters' rights of appraisal.

AMENDMENT, WAIVER AND TERMINATION OF THE MERGER AGREEMENT

    The Merger Agreement may be amended by Cantel and MediVators by action taken by or on behalf of their respective Boards, at any time prior to the Effective Time of the Merger, except that after adoption of the Merger Agreement by the stockholders of each of Cantel and MediVators, no amendment that under applicable law may not be made without the approval of the stockholders of Cantel or MediVators may be made without such approval. At any time prior to the Effective Time, Cantel and MediVators may (i) extend the time for the performance of any of the obligations of the other party under the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or (iii) waive compliance by the other party with any of the agreements or conditions contained therein. In addition, the Merger Agreement may be terminated at any time prior to the Effective Date if certain conditions are not satisfied. See "Terms of the Merger -- Amendment, Waiver, Termination."

COMPARATIVE PER SHARE DATA

    The following tables set forth per share information as to results of operations and book values of Cantel and MediVators on an historical basis, Cantel and MediVators on a pro forma combined basis, and MediVators on an equivalent pro forma basis, for the periods and as of the date indicated. The pro forma combined data have been included for comparative purposes only and do not purport to be indicative of the results of operations or financial position which actually would have been obtained if the Merger and been effected at the beginning of each of the periods or as of the date indicated or of the financial position or results of operations which may be obtained in the future.


                                                                                                      THREE MONTHS ENDED
                                                                          YEAR ENDED JULY 31,            OCTOBER 31,
                                                                    -------------------------------  --------------------
                                                                      1995       1994       1993       1995       1994
                                                                    ---------  ---------  ---------  ---------  ---------
Net income (loss) from continuing operations per primary common and common equivalent share:
  Cantel historical...............................................  $     .32  $     .31  $    (.54) $     .03  $     .02
  Pro forma combined..............................................  $    (.21) $    (.07) $    (.86) $    (.01) $    (.08)
  MediVators historical...........................................  $    (.46) $    (.36) $    (.45) $    (.03) $    (.10)
  MediVators equivalent pro forma.................................  $    (.05) $    (.02) $    (.22) $    (.00) $    (.02)

Net income (loss) from continuing operations per fully diluted common and common equivalent share:
  Cantel historical...............................................  $     .32  $     .31  $    (.34) $     .03  $     .02
  Pro forma combined..............................................  $    (.21) $    (.07) $    (.66) $    (.01) $    (.08)
  MediVators historical...........................................  $    (.46) $    (.36) $    (.45) $    (.03) $    (.10)
  MediVators equivalent pro forma.................................  $    (.05) $    (.02) $    (.17) $    (.00) $    (.02)



                                                                                                   OCTOBER 31, 1995
                                                                                                   -----------------
Book value per outstanding common share:
  Cantel historical..............................................................................      $    2.37
  Pro forma combined.............................................................................      $    2.24
  MediVators historical..........................................................................      $     .53
  MediVators equivalent pro forma................................................................      $     .58


    Cantel has not paid cash dividends on its Common Stock during the past five years. See "Information with Respect to Cantel -- Price Range of Cantel Stock."

                                  RISK FACTORS

DEPENDENCE ON PRINCIPAL SUPPLIERS

    The majority of Cantel's products are manufactured and supplied by Olympus Optical Co. Ltd., a Japanese corporation and are sold by Cantel pursuant to a distribution agreement with Olympus Optical's United States-based subsidiary, Olympus America, Inc. ("Olympus"), which expires in March 1998. In addition, Cantel generally does not have the right to manufacture, distribute or sell any products which are competitive with the Olympus products covered by the distribution agreement. Accordingly, the ability of Cantel to operate profitably in the future will depend in large part on its ability to obtain adequate quantities of products from Olympus at prices which allow Cantel to be competitive. Although Olympus has generally filled Cantel's orders on a timely basis, no assurance can be given that Cantel will be able to obtain sufficient quantities of products, particularly those in great demand. A failure to obtain such products could have a material adverse effect on Cantel. The distribution agreement imposes minimum purchase and service obligations upon Cantel and restricts Cantel from selling products competitive with those covered by the agreement. Subject to an allowance of a 10% shortfall from the minimum purchase requirements in certain situations, Olympus has the right to terminate the agreement with respect to each product group for which Cantel has failed to meet the minimum purchase requirements. If Cantel fails to meet such requirements for both precision instruments and industrial technology equipment, or for medical instruments, then Olympus has the right to terminate the entire agreement. During the contract year ended March 31, 1995, Cantel failed to meet its minimum purchase requirements for consumer products, which gave Olympus the right to terminate the distribution agreement as to consumer products; however, Olympus waived such default. If such a default occurs in the future there can be no assurance that Olympus will continue to provide such a waiver. Any termination of the distribution agreement or Cantel's right to distribute a product group thereunder, or the failure of Olympus to renew the distribution agreement upon its expiration, could have a material adverse effect on Cantel.

    In May 1994, Cantel entered into a long-term agreement with Jenoptik Technologie GmbH ("Jenoptik"), of Jena, Germany, for exclusive distribution of Jenoptik's laser distance measurement, thermal imaging products and on-line optical inspection and quality assurance systems in the United States, Canada and Mexico. The Jenoptik agreement imposes minimum purchase obligations commencing with the calendar year 1996 in the amount of DM 1,500,000. The minimum purchase requirement for calendar 1997 will be the average of the purchases during calendar years 1994, 1995 and 1996, and for each year thereafter, 110% of the preceding year's minimum purchase requirement. Failure to achieve the minimum purchase requirement in any year would give Jenoptik the right to terminate the agreement. The agreement will be automatically extended for a subsequent five year term commencing January 1, 2004 and every five years thereafter, as long as Cantel continues to achieve the minimum purchase requirements. Sales of Jenoptik products during calendar years 1994 and 1995 were not significant.

CUSTOMER ACCEPTANCE

    Customer acceptance of Cantel's products is significantly dependent on the ability of Olympus to continue to offer products which, with respect to Cantel's consumer products, appeal to continually shifting consumer demands and, with respect to most of Cantel's other products, meet the changing requirements of its other customers, including hospitals, educational institutions, industrial laboratories, government agencies and industrial corporations. Any change in the level of customer acceptance of Cantel's products could have a material adverse effect on Cantel.

FOREIGN OPERATIONS; CURRENCY FLUCTUATION

    Substantially all of Cantel's operations are conducted in Canada through a wholly-owned subsidiary. Substantially all of the products sold by Cantel in Canada are imported from the United States, Europe, Japan and other Far Eastern countries. Although there are currently no material restrictions on the importation of Cantel's products, Cantel's business may be adversely affected by risks associated with purchases from foreign suppliers, including foreign regulatory approval requirements, economic and political instability, shipping delays, fluctuations in exchange rates, and any trade barriers including custom duties, export quotas, tariff increases or other import or export restrictions imposed in the future, all of which could have a significant impact on Cantel's ability to distribute its products on a competitive and timely basis. Furthermore, Cantel's Canadian subsidiary purchases substantially all of its products in United States dollars but sells its products in Canadian dollars. Therefore, a decrease in the value of the Canadian dollar against the United States dollar between the time Cantel accepts a purchase order from a customer and the time Cantel pays its supplier could adversely affect Cantel. However, in an effort to lessen the impact of foreign currency fluctuations as they relate to purchases of inventory, Cantel's Canadian subsidiary currently enters into foreign exchange forward contracts to purchase United States dollars to hedge against such currency fluctuations. Cantel believes that its hedging program has successfully mitigated the effect of adverse currency fluctuations that would have otherwise impacted the cost of inventory purchases. However, management of Cantel has not quantified the economic effect of its hedging program as it relates to its results of operations. Moreover, such a decrease in the value of the Canadian dollar could result in a corresponding reduction in the United States dollar value of Cantel's assets that are denominated in Canadian dollars.

RELIANCE ON KEY PERSONNEL

    The success of Cantel is dependent to a significant degree upon the efforts of James P. Reilly, President and Chief Executive Officer, and William J. Vella, Executive Vice President of Cantel's Canadian subsidiary, and the loss or unavailability of either of them could have an adverse effect on Cantel. Neither Mr. Reilly nor Mr. Vella are employed pursuant to written employment agreements.

    MediVators is greatly dependent upon the services of Donald L. Sturtevant, its President and Chief Executive Officer. Loss of the services of Mr. Sturtevant could have an adverse effect on MediVators. Mr. Sturtevant is employed pursuant to an employment agreement which expires in June 1996.
Although he is not contractually obligated to renew his employment agreement, Mr. Sturtevant has agreed to enter into a new employment agreement with MediVators upon consummation of the Merger that would take effect upon termination of his current employment agreement. The execution of the new agreement by Mr. Sturtevant is a condition to Cantel's obligation to consummate the Merger. See "Terms of the Merger -- Interests of Certain Persons in the Merger."

REDUCTION IN HEALTH CARE FUNDING

    Canadian hospitals funded by provincial governments purchase substantially all of the medical instruments distributed by Cantel. Cost control measures have been proposed by various provincial governments that may decrease funding to the hospitals and thereby decrease hospital spending. Due to these measures, certain of which have been recently implemented, the purchasing practices of hospitals may be significantly affected, generally causing the hospitals to be more conservative in the purchase of medical instruments, and to place increasing emphasis on maximizing the return on investment in new equipment. Although Cantel believes that its medical instruments are cost effective, a reduction by the provincial governments in the amount of funding for the types of products distributed by Cantel has had, and may continue to have, a material adverse effect on sales of Cantel's products to the hospitals. During the first six months of the fiscal year ending July 31, 1996, management estimates that sales of medical instruments will decline by approximately 20% as compared with sales during the comparable prior year period. Although management of Cantel believes that this decline is principally due to the cost control measures described above, management is unable to predict the effect of such measures on future sales.

NO CANTEL UNITED STATES OPERATIONS

    Cantel currently only has operations in Canada. It will be necessary for Cantel upon acquiring MediVators to expand the United States marketing and distribution of MediVators products. There can be no assurance that such expansion will occur.

COMPETITION

    CANTEL. Cantel distributes substantially all of its products in highly competitive markets in which many products are available from several nationally and internationally recognized competitors of Cantel. Many of such competitors have greater financial and technical resources than Cantel and are well-established, with reputations for success in the sale and service of their products.

    The markets for Cantel's medical products and precision instruments are highly competitive. Cantel believes that competitive factors in sales of medical products and precision instruments include price, product performance and reliability of product service. Cantel's competitive position is also dependent on the ability of the manufacturer of the products distributed by Cantel to keep pace with technological advances in the field. Although Cantel knows of no competitor that sells a broad range of both flexible and rigid endoscopes on a national basis in Canada, there are several national or regional distributors of rigid or flexible endoscopes that are functionally similar to those distributed by Cantel, including Pentax, Ingram & Bell, Storz, and Circon ACMI. Cantel knows of three principal manufacturers of precision instruments that sell products that are generally of a similar range and quality as the Olympus products sold by Cantel. Cantel believes that these competitors, including Leica, Nikon, and Zeiss, generally sell their products through distribution networks which focus their marketing efforts on a narrower customer base than that of Cantel.

    The market for Cantel's industrial technology equipment is relatively new, and while competition is not currently a major factor, Cantel cannot predict future levels of competition in this area. The most notable competitor is Flolite Industries, which distributes Welch Allyn equipment.

    The sale of consumer products is highly competitive and is expected to remain as competitive in the foreseeable future. Cantel competes with numerous manufacturers with established international reputations, including Canon, Minolta, Nikon, Fuji, and Pentax, that sell brand name products which are functionally similar to the products sold by Cantel. Cantel believes that competitive factors in sales of consumer products include technical features, style and price. Failure of Cantel's suppliers of consumer products to keep pace with new features and technological advances could adversely affect Cantel's competitive position. Furthermore, these manufacturers distribute their products through their own sales force and thus compete directly with Cantel. These manufacturers often possess greater financial and technical resources than Cantel and, as manufacturers, may have certain other competitive advantages over Cantel. Moreover, Cantel faces significant competition in Canada from vendors in the United States, many of which offer products at prices lower than those charged by Cantel. Such vendors often market their products in Canada through catalog and direct mail advertisements. In addition, Cantel encounters competition from cross-border shopping by Canadians who can generally purchase consumer products at lower prices in the United States than in Canada.

    MEDIVATORS. The medical products industry is intensely competitive and is characterized by rapid technological change, accompanying product obsolescence and the introduction of competitive products offering improved features at lower prices. Advances by MediVators' competitors or others could at any time require MediVators to attempt to modify or change its products in order to compete effectively.

    MediVators believes its primary competitors in the sale of endoscope disinfectors include Unitrol, Key Med, Lutz, Steris and Custom Ultrasonics. Some of these companies are more established and have greater resources than MediVators and, in addition to endoscope disinfectors, may sell a broader variety of related products.

    MediVators' medical waste disposal business competes with companies that sell special devices for the destruction of sharps and companies that provide products for the destruction and decontamination of other medical wastes.

    Several companies offer products which either destroy or decontaminate sharps waste near point-of-use. These approaches may range from grinding to chemical baths. MediVators believes that none of these approaches currently include free-standing units which are capable of destroying and decontaminating at point-of-use, and that such devices are significantly more expensive than the DSI-107 system.

    The products which are employed in the destruction and decontamination of rigid plastics, sharps and other plastic medical disposables compete with the DSI System 2000 Infectious Medical Waste Disposal System. They range from grinders, to chemical baths, to incinerators, to dry heat and autoclaves. MediVators knows of no competitive products which provide the performance features of the DSI System 2000 Infectious Medical Waste Disposal System at a comparable cost. MediVators believes those which are known to perform similar functions are significantly greater in cost.

CHANGING TECHNOLOGY

    The markets for certain products sold by each of Cantel and MediVators, particularly endoscopes and microscopes in the case of Cantel and endoscope disinfection equipment and medical waste disposal equipment in the case of MediVators, are characterized by changing technology, new product introductions and product enhancements, and evolving industry standards. The introduction or enhancement of products embodying new technology or the emergence of new industry standards could render existing products obsolete or result in short product life cycles. Accordingly, the ability of Cantel and MediVators to compete is in part dependent on their ability to continually offer enhanced and improved products. Cantel's ability to offer such products is substantially dependent on the efforts of its third party suppliers.

PRODUCT LIABILITY

    Cantel may be exposed to product liability claims resulting from the use of the products it distributes. Cantel maintains general liability insurance policies that include product liability coverage of $5,000,000 Canadian dollars in Canada. To date, there have been no material threatened or asserted claims against Cantel and Cantel believes such insurance coverage is adequate for its business. However, there can be no assurance that such insurance will be sufficient to cover potential claims or that the present level of coverage will continue to be available at a reasonable cost. A partially or completely uninsured successful claim against Cantel could have a material adverse effect on Cantel. Olympus has agreed to indemnify Cantel against any product liability claims against Cantel related to Olympus products.

    Likewise, MediVators faces the risk of product liability claims if the use of its products results in adverse effects. While MediVators will continue to attempt to take appropriate precautions, there can be no assurance that it will avoid product liability exposure. MediVators maintains product liability insurance of $1,000,000 in the United States; however, there can be no assurance that such coverage will be adequate to cover any product liability claims.

LIMITATION OF TAX LOSS CARRYFORWARD BENEFITS; INCOME TAX CONSIDERATIONS

    As of July 31, 1995, Cantel had net operating loss carryforwards for United States income tax purposes ("NOLs") of approximately $10,789,000 which expire through 2010. Under Section 382 of the Code, if Cantel undergoes an "ownership change," its ability to use its pre-ownership change NOLs (NOLs accrued through the date of the ownership change) would be limited annually to an amount equal to the product of (i) the long-term tax-exempt rate for ownership changes prescribed monthly by the Treasury Department and (ii) the value of Cantel's outstanding stock immediately before the ownership change excluding certain capital contributions (the "Section 382 Limitation"). Any allowable portion of the pre-ownership change NOLs that is not used in a particular taxable year following the ownership change could be carried forward to subsequent taxable years until the NOLs expire, usually 15 years after they are generated.

    Cantel believes that it is likely that an ownership change will not occur as a result of the Merger and thus that the Section 382 Limitation should not apply as a result of the Merger. However, there can be no assurance that there will not be an ownership change as a result of transactions that occur with respect to the Cantel Stock subsequent to the Merger, which would result in the application of the Section 382 Limitation.

    As of December 31, 1994, MediVators had NOLs of approximately $3,900,000 which expire through 2008. Upon consummation of the Merger, MediVators will undergo an "ownership change" under Section 382 of the Code. Therefore, the
Section  382  Limitation discussed  above will  apply  to MediVators'  NOLs. The
Section 382 Limitation may be increased by certain recognized built-in gains if MediVators possesses a net unrealized built-in gain at the date of the ownership change.

    In addition, Cantel and its Canadian subsidiary cannot file consolidated tax returns, for Canadian or United States income tax purposes. Therefore, neither net losses sustained by Cantel in the United States nor the NOLs can be used to reduce Canadian federal or provincial income taxes payable by the Canadian subsidiary on its taxable income nor can losses sustained by the Canadian subsidiary, if any, be used to offset taxable income earned by Cantel in the United States. In the past, this has resulted in the payment of income taxes by Cantel in Canada, notwithstanding net losses sustained by Cantel in the United States or on a consolidated basis. See "Certain Federal Income Tax Consequences."

MEDIVATORS NET LOSSES; NEGATIVE CASH FLOW; NEED FOR ADDITIONAL CASH

    MediVators had net losses of $736,420, $1,569,610 and $1,058,979 for the years ended December 31, 1994, 1993 and 1992, respectively, and an accumulated deficit of $5,895,745 as of September 30, 1995 and has incurred losses from operations since its inception in 1985. During the nine months ended September 30, 1995, MediVators had a net loss of $1,566,996 (which includes a $903,000 write-down of certain inventory and related assets of MediVators' Disposal Sciences, Inc. subsidiary) and experienced negative cash flow from operating activities in the amount of $366,313. MediVators had $94,240 of cash and cash equivalents as of September 30, 1995, and requires additional cash to fund its future operations. The report of MediVators' independent accountants in the Annual Report of MediVators on Form 10-KSB for the fiscal year ended December 31, 1994 contains an explanatory paragraph related to MediVators' ability to continue as a going concern. The factors referenced in the accountants' opinion include MediVators' recurring losses, use of significant cash in its operations, and possible need for additional financing to fund operations. See Note 1 to the financial statements of MediVators included in its Annual Report attached hereto as ANNEX III.

    In order to satisfy the cash requirements of MediVators before the Merger, Cantel has agreed to loan MediVators up to $190,000 prior to the consummation of the Merger. Subsequent to the Merger, estimated cash flow from MediVators' operations may not be sufficient to meet its working capital needs for the next twelve months, so that additional financing may be required from Cantel or other sources. There can be no assurance that, if required, such financing will be available on terms acceptable to Cantel and MediVators. See "Terms of the Merger -- Cantel Loans to MediVators."

RESEARCH AND DEVELOPMENT COSTS; NO ASSURANCE OF SUCCESSFUL PRODUCT DEVELOPMENT

    MediVators has incurred and is expected to continue to incur research and development costs. Management estimates that research and development costs for calendar 1995 were approximately $300,000. Management anticipates that research and development costs during calendar 1996 will be similar to the amount incurred during 1995. There can be no assurance that such research and development will result in new products that will be successfully introduced to the market.

GOVERNMENT REGULATION

    MediVators' products are subject to extensive regulation by the United States Food and Drug Administration ("FDA"), which regulates the testing, manufacturing, packaging, distribution and marketing of medical devices in the United States, including certain products manufactured by MediVators. Delays in FDA review of proposed new products can significantly delay new product introduction and may result in a product becoming "dated" or losing its market opportunity before it can be introduced. Certain of MediVators' products may be regulated by other governmental agencies, including the Environmental Protection Agency ("EPA"). Comparable agencies in certain foreign countries also regulate Medivators' activities. The FDA and other governmental agency clearances generally are required before MediVators can market new products or make significant changes to existing products. The FDA also has the authority to require a recall or modification of products in the event of a defect.

    The Medical Device Amendments of 1976 to the Food, Drug and Cosmetic Act, amended in 1990 (the "Act") also requires compliance with specific manufacturing and quality assurance standards. The regulations also require that each manufacturer establish a quality assurance program by which the manufacturer monitors the manufacturing process and maintains records which show compliance with the FDA regulations and the manufacturer's written specifications and procedures relating to the devices. The FDA makes unannounced inspections of medical device manufacturers and may issue reports or citations where the manufacturer has failed to comply with appropriate regulations and procedures. Compliance with the provisions of the Act and the FDA's regulations is time-consuming and expensive. MediVators believes it is in material compliance with the provisions of the Act and regulations under the Act. Federal, state and foreign regulations regarding the manufacture and sale of MediVators' products are subject to change. MediVators cannot predict what impact, if any, such changes might have on its business.

    Regulations affecting the generation, handling and disposal of infectious waste span many jurisdictions. These wastes are regulated as solid or hazardous wastes under various federal, state and local environmental laws and regulations. Moreover, many jurisdictions are taking steps to develop specific regulations for such waste. The United States Congress, with the Medical Waste Tracking Act of 1988, mandated that a federal program to track such wastes be implemented by the EPA. Additionally, a substantial majority of states now have infectious waste laws and regulations, according to the Federal Office of Technology Assessment. Finally, local regulations can dramatically impact the location of disposal facilities.

    The Medical Waste Tracking Act required the EPA to establish regulations concerning the tracking of all aspects of medical waste treatment and disposal in designated states. In particular, all regulated medical waste must be segregated and packaged in specially marked and labeled containers prior to shipment for disposal off-site. Any regulated medical waste transported off-site must be accompanied by a Medical Waste Tracking form which identifies the generator of the waste, intermediate handlers and transporters and the disposal facility. Under the Act, the hospital or medical facility remain liable for the contaminated waste throughout this process including the transportation and destruction of the waste. The Medical Waste Tracking Act has effectively made disposal of medical waste, including sharps, much more expensive by increasing the hospital's or medical facility's liability, paperwork and man-hours required to legally process medical waste. Infectious waste treated on-site is exempted from the tracking requirements except that hospital's operating incinerators must report the quantity of the waste burned.

    State and local medical waste disposal laws vary. Accordingly, MediVators is required to present each individual governing body with the efficacy test results of the DSI System 2000 Infectious Waste Disposal System and to request permission to distribute in that jurisdiction.

PROPOSED DISTRIBUTION ARRANGEMENT


    MediVators endoscope disinfector products are currently sold and marketed through a network of independent distributors throughout the world. Cantel intends to expand the sales, marketing and distribution effort of the products, particularly in the United States, following the Merger. In this regard, Cantel is currently engaged in negotiations with Olympus with respect to the grant to Olympus of exclusive distribution rights in the United States and Central and South America for certain MediVators endoscope disinfection equipment for a three-year term. A condition of Cantel's obligation to consummate the Merger is the execution of a definitive distribution agreement with Olympus covering such products, which condition may be waived by Cantel in its sole discretion. No assurance can be given that the parties will reach agreement with respect to such an arrangement or that any such agreement will be on terms favorable to Cantel. Furthermore, if Cantel and Olympus fail to enter into a definitive distribution agreement and Cantel elects to consummate the Merger, it will be necessary for Cantel to devote significant cash and other resources to expand and maintain the sales and marketing force in the United States for the MediVators products. No assurance can be given that Cantel will have sufficient resources available or that it will be able to obtain financing from its senior lenders or other third parties to finance such undertaking.

MANAGEMENT AND OPERATIONS OF ACQUIRED BUSINESS FOLLOWING THE MERGER

    Following the Merger, Cantel will be subject to certain risks and uncertainties which are characteristic of acquisitions, including the assimilation and management of the acquired entity, the management of an expanded operation, and the reaction of MediVators' employees to the Merger. Cantel believes that these risks are mitigated by Cantel's existing relationship with MediVators as a distributor of MediVators disinfection equipment in Canada, and Cantel's intention to operate MediVators as a separate and distinct operation of Cantel, utilizing MediVators' current facilities and retaining certain employees, including its current President. Cantel is placing significant reliance on Donald L. Sturtevant, the President of MediVators, who has agreed to enter into a new employment agreement upon consummation of the Merger. However, there can be no assurance that Mr. Sturtevant or any other current employee of MediVators will remain available following the Merger. See "-- Reliance on Key Personnel."

MEDIVATORS' COMMITMENTS AND CONTINGENCIES

    MediVators is a party to an exclusive worldwide license agreement with the Mayo Foundation for Medical Education and Research (the "Mayo Foundation") which grants MediVators a license to manufacture and sell certain related patented equipment known as the OTT Disinfector for flexible endoscopes ("OTT Disinfector") and to use certain related proprietary know-how of the Mayo Foundation (the "License Agreement"). Under the License Agreement, the Mayo Foundation owns all patent rights and know-how with respect to the OTT Disinfector. The License Agreement expires December 31, 2005. Under the License Agreement, MediVators must pay a royalty equal to five percent (5%) of the net revenues received by MediVators from sales of the OTT Disinfector and enhancements or improvements to the OTT Disinfector. Although MediVators no longer sells the OTT Disinfector, it pays the Mayo Foundation a royalty on revenues from sales of a successor line of disinfector products developed by MediVators known as the DSD-91 and DSD-91E. These products do not utilize the patented technology of the OTT Disinfector but did evolve from certain licensed know-how related thereto. The Mayo Foundation has the right to terminate the License Agreement if MediVators fails to pay minimum royalties of $75,000 per year.

    Under the License Agreement, MediVators is obligated to adhere to a general marketing plan pursuant to which MediVators is to emphasize sales to key teaching or teaching affiliated hospitals in major markets, attend meetings of endoscopy professionals, monitor sales activities and performance of sales representatives, engage an international sales firm with representatives or distributors in foreign markets and perform other marketing activities. The License Agreement provides that the Mayo Foundation may terminate such agreement if MediVators defaults in the payment of any royalty or the making of any required report, breaches any covenant or makes a false report, and fails to remedy such default, breach or report within ten days after written notice thereof from the Mayo Foundation.

    In January 1992, MediVators, through its wholly owned subsidiary Disposal Sciences, Inc. ("DSI"), acquired the assets of National Syringe Disposal, Inc. ("NSD"), including the DSI-100 compact sharps disposal system. MediVators paid $524,584 in cash to or for the account of NSD and issued 125,844 shares of MediVators Series A Stock to NSD. MediVators is obligated to pay NSD 20% of DSI's pre-tax profits, if any, related to the acquisition of NSD, in the years ending December 31, 1992 through 1996, up to an aggregate maximum payment of $2,000,000, payable in cash or Series A Stock at the option of NSD. As DSI has not achieved pre-tax profits in any year since the acquisition, no payments were due to NSD based on operating results through December 31, 1995.

POTENTIAL ADVERSE EFFECT OF FUTURE ISSUANCES OF PREFERRED STOCK

    Cantel's Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock with such designations, rights, preferences and privileges as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with such rates of dividends, redemption provisions, liquidation preferences, voting rights, conversion privileges and such other characteristics as the Board of Directors may deem necessary. While the Board of Directors believes that the flexibility created by such authorization could be advantageous to Cantel in promptly consummating desirable acquisitions or financial transactions should favorable opportunities arise, if issued, the preferred stock could discourage, delay or prevent a takeover of Cantel (including takeovers in which Cantel stockholders would receive a premium for their shares), make the removal of management of Cantel more difficult, or otherwise dilute the rights of holders of Cantel Stock and depress the market price of Cantel's securities.

WARRANTY SERVICE OF CONSUMER PRODUCTS

    Pursuant to the distribution agreement between Cantel and Olympus, Cantel is required to provide warranty service for all Olympus cameras presented to Cantel for service, whether or not such cameras were sold by Cantel. To date, this obligation has not had a material adverse effect on Cantel. Cantel generally provides a two-year warranty for cameras and a one-year warranty for other consumer products. Olympus Optical Co. Ltd., an affiliate of Olympus, reimburses Cantel for warranty repairs on cameras not sold by Cantel.

MEDIVATORS' PATENTS AND PROPRIETARY RIGHTS

    MediVators holds patents on certain of its medical waste disposal systems which it believes are of material importance to MediVators. However, MediVators does not currently hold any patents with respect to its disinfector products. It holds a license to manufacture and sell the OTT Disinfector under a patent of the Mayo Foundation, however MediVators no longer sells such product. Its current disinfector products, the DSD 91 and DSD 91E, utilize certain know-how developed by the Mayo Foundation pursuant to a license agreement, but have no patent protection. There can be no assurance as to the breadth or degree of protection which existing or future patents, if any, may afford MediVators, that any patent applications will result in issued patents or that patents will not be circumvented or invalidated. In addition, there can be no assurance that existing patents or any future patents of MediVators will provide any meaningful competitive advantage. Furthermore, there can be no assurance that any patent will be upheld if legally challenged or that MediVators or Cantel will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action.

REDUCED SALES OF CONSUMER PRODUCTS

    Although net sales of Cantel's consumer products represented approximately 20%, 25%, and 27% of Cantel's net revenues from continuing operations during the fiscal years ended July 31, 1995, 1994 and 1993, respectively, Cantel has incurred operating losses in this segment for each of the past three fiscal years. The lack of growth and profitability in the consumer products division has resulted principally from lower demand for product. During fiscal 1995, the reduced demand and increased operating losses were primarily attributable to the loss of national account business, either through the total loss of customers or the reduction of orders. Cantel is undertaking steps to address the current market conditions by restructuring this division's sales functions and marketing strategies. Cantel has also discussed these issues with Olympus and suggested strategies for making Olympus cameras more price competitive in Canada. However, Cantel anticipates the continued reduction of national account business during fiscal 1996 and there can be no assurance that Cantel's actions will reverse the trend described above.

                            SELECTED FINANCIAL DATA

    The following tables present selected historical financial data for Cantel and MediVators.

CANTEL SELECTED FINANCIAL DATA

    The financial data in the following table is qualified in its entirety by, and should be read in conjunction with, the financial statements and notes thereto and other information of Cantel incorporated by reference in this Joint Proxy Statement/Prospectus. The statements of operations data and the balance sheets data as of and for each of the fiscal years in the five year period ended July 31, 1995 have been derived from the financial statements of Cantel which have been audited by Ernst & Young LLP, independent auditors, whose report with respect to the balance sheets as of July 31, 1995 and 1994 and for the statements of operations for the three years ended July 31, 1995, 1994 and 1993, appears in Cantel's Annual Report on Form 10-K for the year ended July 31, 1995, which is incorporated in this Joint Proxy Statement/Prospectus by reference and attached hereto as ANNEX II. The statements of operations data for the three month periods ended October 31, 1995 and 1994, and the balance sheet data as of October 31, 1995, have been derived from the unaudited financial statements of Cantel, which appear in Cantel's Quarterly Report on Form 10-Q for the quarter ended October 31, 1995, which is incorporated into this Joint Proxy Statement/Prospectus by reference and attached hereto as ANNEX II. The information presented below with respect to interim periods reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position and results of operations. The results of operations for such interim periods are not necessarily indicative of the results to be expected for the full fiscal year.

CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

                                                                                                THREE MONTHS ENDED
                                                     FISCAL YEAR ENDED JULY 31,                    OCTOBER 31,
                                        -----------------------------------------------------  --------------------
                                          1995       1994       1993       1992       1991       1995       1994
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                       (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.............................  $  31,079  $  29,349  $  28,633  $  28,245  $  24,672  $   5,429  $   6,313
Cost of sales.........................     21,056     19,790     19,557     18,558     15,967      3,755      4,361
Gross profit..........................     10,023      9,559      9,076      9,687      8,705      1,674      1,952
Income (loss) from continuing
 operations (1).......................      2,481      2,601      1,432      2,242      2,041       (100)       260
Interest expense (2)..................        479        301        184        112      1,197         13         95
Income (loss) from continuing
 operations before income taxes.......      2,002      2,300      1,248      2,130        844       (113)       165
Income taxes (2)......................      1,001      1,054      1,160      1,051        880       (200)       104
Income (loss) from continuing
 operations...........................      1,001      1,246         88      1,079        (36)        87         61
Income (loss) from discontinued
 operations (3).......................     --            562        (24)       763        639     --         --
Extraordinary gain on extinguishment
 of debt (4)..........................     --          1,211     --         --         --         --         --
Net income............................      1,001      3,019         64      1,842        603         87         61
Dividends on preferred stocks.........     --            314      1,185        890        419     --         --
Net income (loss) attributable to
 common stock.........................      1,001      2,705     (1,121)       952        184         87         61
Earnings (loss) per common and common
 equivalent share:
  Primary:
    Continuing operations.............  $     .32  $     .31  $    (.54) $     .09  $    (.20) $     .03  $     .02
    Discontinued operations...........     --            .19       (.01)       .33        .31     --         --
    Extraordinary gain................     --            .40     --         --         --         --         --
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Net income (loss)...............  $     .32  $     .90  $    (.55) $     .42  $     .11  $     .03  $     .02
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Fully diluted(5):
    Continuing operations.............  $     .32  $     .31  $    (.34) $     .22  $    (.20) $     .03  $     .02
    Discontinued operations...........     --            .18       (.01)       .15        .30     --         --
    Extraordinary gain................     --            .40     --         --         --         --         --
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Net income (loss)...............  $     .32  $     .89  $    (.35) $     .37  $     .10  $     .03  $     .02
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted average number of common and
 common equivalent shares:
  Primary.............................      3,142      3,011      2,033      2,293      2,078      3,264      3,147
  Fully diluted.......................      3,146      3,055      2,465      4,960      2,078      3,290      3,147

CONSOLIDATED BALANCE SHEETS DATA:

                                                                  JULY 31,
                                            -----------------------------------------------------  OCTOBER 31,
                                              1995       1994       1993       1992       1991        1995
                                            ---------  ---------  ---------  ---------  ---------  -----------
                                                      (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Total assets..............................    $17,399    $14,115    $17,480    $19,508    $19,977     $15,437
Current assets............................     16,016     12,777     16,119     18,039     18,243      13,984
Working capital...........................     11,163      8,347      9,440     11,816     11,052      10,476
Current liabilities (6)...................      4,853      4,430      6,679      6,223      7,191       3,508
Long-term debt, less current
 portion (6)..............................      6,087      4,327      7,989      9,761     10,901       5,279
Stockholders' equity......................      6,368      5,188      2,521      3,150      1,458       6,554
Book value per outstanding common share...  $    2.30  $    1.90  $    1.02  $    1.69  $     .78  $     2.37
Common shares outstanding.................      2,768      2,735      2,466      1,864      1,864       2,768

------------------------
(1) Includes for fiscal 1993 a write-off of $135,000 in costs related to the termination of a proposed private placement of securities. Includes for fiscal 1992 a write-off of $175,000 in expenses related to the termination of a proposed public offering of securities. Includes for fiscal 1991 a restructuring gain of $50,000.

(2) Includes for the three months ended October 31, 1995 a recovery of prior years' federal and provincial income taxes and withholding taxes of approximately $175,000 and interest of approximately $98,000 arising from a negotiated settlement with Revenue Canada of a prior year tax reassessment.

(3) Income (loss) from discontinued operations principally reflects the October 1993 sale of all of the assets, and the transfer of certain liabilities, of the Seating Division previously owned by Cantel, to the German manufacturer of the seating products.

(4) In fiscal 1994, the extraordinary gain on the extinguishment of debt reflects the recognition of the remaining deferred interest benefit arising from Cantel's 1991 debt restructuring with its lending banks and subordinated debenture holders.

(5) In fiscal 1993, includes the adding back of Cantel Series B Preferred Stock dividends of $100,000 and Cantel Series B Preferred Stock imputed dividends of $152,000 to reflect the conversion of the Series B Preferred Stock into 600,000 shares of Cantel Stock as of the beginning of the fiscal year.

(6) Current liabilities and long-term debt as of July 31, 1993, 1992 and 1991 include an aggregate of $1,388,000, $1,972,000 and $2,587,000, respectively, of deferred interest benefit arising out of Cantel's debt restructuring which was consummated in fiscal 1991.

MEDIVATORS SELECTED FINANCIAL DATA

    The financial data in the following table is qualified in its entirety by, and should be read in conjunction with, the financial statements and notes thereto and other information of MediVators incorporated by reference in this Joint Proxy Statement/Prospectus. The statements of operations data and balance sheets data as of and for each of the fiscal years in the three year period ended December 31, 1994 have been derived from the financial statements of MediVators which have been audited by Price Waterhouse LLP, independent accountants, whose report (which contains an explanatory paragraph related to MediVators' ability to continue as a going concern) with respect to the balance sheets as of December 31, 1994 and 1993 and for the statements of operations for the two years ended December 31, 1994 and 1993, appears in MediVators Annual Report on Form 10-KSB for the year ended December 31, 1994, which is incorporated in this Joint Proxy Statement/Prospectus by reference and attached hereto as ANNEX III. The statements of operations data and balance sheets data as of and for each of the fiscal years in the two year period ended December 31, 1991 have been derived from the financial statements of MediVators which have been audited by other independent accountants. The statement of operations data for the nine month periods ended September 30, 1995 and 1994, and the balance sheet data as of September 30, 1995, have been derived from the unaudited financial statements of MediVators, which appear in MediVators' Quarterly Report on Form 10-QSB for the quarter ended September 30, 1995, which is incorporated in this Joint Proxy Statement/ Prospectus by reference and attached hereto as ANNEX III. The information presented below with respect to interim periods reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of financial position and the results of operations. The results of operations for such interim periods are not necessarily indicative of the results to be expected for the full year.

CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

                                                                                                   NINE MONTHS
                                                                                                      ENDED
                                                   FISCAL YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                        -----------------------------------------------------  --------------------
                                          1994       1993       1992       1991       1990       1995       1994
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                       (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.............................  $   3,310  $   2,888  $   2,014  $   1,608  $   1,519  $   2,334  $   2,199
Cost of sales.........................      2,203      1,934      1,226        686        637      1,404      1,525
Gross profit..........................      1,107        954        788        922        882        930        674
Income (loss) from continuing
 operations (1).......................       (744)    (1,630)    (1,129)        (9)        57     (1,645)      (772)
Other (income) expense................        (14)       (35)        36     --         --            (70)        20
Interest expense (income).............          6        (25)      (106)       (38)        73         (8)       (25)
Net income (loss).....................       (736)    (1,570)    (1,059)        29        (16)    (1,567)      (767)
Earnings (loss) per common and common
 equivalent share.....................  $    (.22) $    (.55) $    (.37) $     .02  $    (.01) $    (.41) $    (.24)
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted average number of common and
 common equivalent shares.............      3,309      2,846      2,846      1,506      1,347      3,846      3,193

CONSOLIDATED BALANCE SHEETS DATA:

                                                                      DECEMBER 31,
                                                  -----------------------------------------------------  SEPTEMBER 30,
                                                    1994       1993       1992       1991       1990         1995
                                                  ---------  ---------  ---------  ---------  ---------  -------------
                                                             (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Total assets....................................  $   4,313  $   3,430  $   4,393  $   4,905  $     575    $   2,644
Current assets..................................      3,527      2,572      3,300      4,791        507        2,127
Working capital (deficit).......................      2,772      2,078      2,888      4,559       (240)       1,577
Current liabilities.............................        755        494        412        232        747          550
Stockholders' equity (deficit)..................      3,558      2,936      3,976      4,673       (172)       2,094
Book value per outstanding common share (2).....  $     .93  $     .93  $    1.40  $    1.72      *        $     .54
Common shares outstanding (2)...................      3,823      3,147      2,846      2,721        951        3,878

------------------------
 *  Not meaningful

(1) Includes for the nine months ended September 30, 1995 a $903,000 write-down of certain inventory and related assets of MediVators' Disposal Sciences, Inc. subsidiary.

(2) Includes MediVators Series A Stock and MediVators Series B Stock (converted at the rate of 3 shares of Series A Stock for each outstanding share of Series B Stock).

         SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

    The following tables set forth certain selected unaudited pro forma combined condensed financial data for Cantel after giving effect to the Merger, as if it had been consummated, with respect to statements of operations data, at the beginning of each of the periods presented, or, with respect to balance sheet data, as of the date presented. The following tables present such information as if the Merger had been accounted for as a pooling of interests. The information presented is derived from, should be read in conjunction with, and is qualified in its entirety by reference to, the unaudited pro forma combined condensed financial data and the notes thereto appearing elsewhere in this Joint Proxy Statement/Prospectus and the separate historical financial statements and the notes thereto incorporated by reference in this Joint Proxy Statement/Prospectus and attached hereto as ANNEX II and ANNEX III. The selected unaudited pro forma combined condensed financial data have been included for comparative purposes only and do not purport to be indicative of the results of operations or financial position which actually would have been obtained if the Merger had been effected at the beginning of each of the periods or as of the date indicated or of the financial position or results of operations which may be obtained in the future. See "Selected Financial Data" and "Unaudited Pro Forma Combined Condensed Financial Data."

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS DATA:

                                                                                              THREE MONTHS ENDED
                                                                  YEAR ENDED JULY 31,            OCTOBER 31,
                                                            -------------------------------  --------------------
                                                              1995       1994       1993       1995       1994
                                                            ---------  ---------  ---------  ---------  ---------
                                                                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.................................................  $  34,073  $  32,203  $  31,188  $   6,252  $   6,969
Net loss from continuing operations attributable to common
 stock....................................................       (788)      (243)    (2,369)       (38)      (317)
Earnings (loss) from continuing operations per common and
 common equivalent share: (1)(2)
  Primary.................................................  $    (.21) $    (.07) $    (.86) $    (.01) $    (.08)
  Fully Diluted (3).......................................  $    (.21) $    (.07) $    (.66) $    (.01) $    (.08)
Weighted average number of common and common equivalent
 shares: (1)(2)
  Primary.................................................      3,739      3,426      2,765      3,765      3,733
  Fully Diluted (3).......................................      3,739      3,426      3,197      3,765      3,733

UNAUDITED PRO FORMA COMBINED BALANCE SHEET DATA:

                                                                                                OCTOBER 31,
                                                                                                   1995
                                                                                              ---------------
Total assets................................................................................    $    18,145
Current assets..............................................................................         16,195
Working capital.............................................................................         11,844
Current liabilities.........................................................................          4,351
Long-term debt..............................................................................          5,279
Stockholders' equity........................................................................          8,419
Book value per outstanding common share.....................................................    $      2.24
Common shares outstanding...................................................................          3,765

------------------------
(1) This calculation assumes the issuance to the MediVators' stockholders of .2571 shares of Cantel Stock for each outstanding share of MediVators Series A Stock, and .7713 shares of Cantel Stock for each outstanding share of MediVators Series B Stock. Additionally, the calculation assumes that none of the presently outstanding MediVators Convertible Securities have been exercised. The outstanding MediVators Convertible Securities which are considered common stock equivalents are not included in the computation of primary or fully diluted earnings per share since they would be antidilutive upon conversion into Cantel options and warrants.

(2) Reflects the elimination of Cantel convertible securities from the calculation of weighted average shares outstanding for fiscal 1995 and 1994 and for the three months ended October 31, 1995 and 1994, since they are antidilutive due to the combined net loss from continuing operations attributable to common stock.

(3) In fiscal 1993, includes the adding back of Cantel Series B Preferred Stock dividends of $100,000 and Cantel Series B Preferred Stock imputed dividends of $152,000 to reflect the conversion of the Series B Preferred Stock into 600,000 shares of Cantel Stock as of the beginning of the fiscal year.

                              STOCKHOLDER MEETINGS

CANTEL MEETING

    The enclosed Cantel proxy is solicited by the Board of Directors of Cantel for use at the Cantel Meeting, to be held on March 12, 1996 at 10:00 a.m., Eastern Standard Time, at The Harmonie Club, 4 East 60th Street, New York, New York, and at any and all adjournments thereof. This Joint Proxy Statement/Prospectus and form of proxy are being mailed to stockholders on or about February 9, 1996.

    As of February 2, 1996, the record date fixed for the determination of stockholders of Cantel entitled to notice of and to vote at the Meeting, there were 2,769,443 outstanding shares of Cantel Stock, which is the only outstanding class of voting securities of Cantel. Each outstanding share of Cantel Stock is entitled to one vote on each matter to be voted upon.

    Properly executed proxies will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the adoption of the Merger Agreement, the election of each of the three management nominees for election as directors to hold office until the Annual Meeting of Stockholders to be held after the fiscal year ending July 31, 1998, and the appointment of Ernst & Young LLP as the independent auditors of Cantel for the fiscal year ending July 31, 1996, as such matters are described herein, and in accordance with the best judgment of the proxy holders with respect to any other matters which may be properly submitted to the Cantel Meeting.

    The Board of Directors of Cantel does not intend to present at the Cantel Meeting any matters other than those set forth in this Joint Proxy
Statement/Prospectus, nor does the Board know of any other matters which may come before the Cantel Meeting. However, if any other matters are properly presented, it is the intention of the persons named in the enclosed Cantel proxy to vote it in accordance with their judgment.

    Only stockholders of record at the close of business on February 2, 1996 will be entitled to vote at the Cantel Meeting or any adjournment or adjournments thereof.

    Any proxy given pursuant to this solicitation may be revoked at any time by the stockholder giving it before it is exercised by delivery to the Secretary of Cantel of a written notice of revocation bearing a date later than the proxy, by submission of a later dated and properly executed proxy or by voting in person at the Cantel Meeting. Attendance at the Cantel Meeting will not, in itself, constitute a revocation of a proxy. Any written notice revoking a proxy with respect to shares of Cantel Stock shall be sent to: Cantel Industries, Inc., 1135 Broad Street, Suite 203, Clifton, New Jersey 07013, attention: Secretary.

    Under the by-laws of Cantel, stockholders holding a majority of the shares of Cantel Stock entitled to vote shall constitute a quorum at the Cantel Meeting. Shares represented in person or by proxy as to any matter will be counted toward the fulfillment of a quorum. Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the Cantel Stock outstanding on the record date. The vote of a plurality of the votes cast in person or by proxy is necessary for the election of directors. The affirmative vote of a majority of the shares of Cantel Stock present in person or by proxy is necessary for the approval of the appointment of independent auditors. The directors and executive officers of Cantel, who collectively own an aggregate of approximately 48.5% of the voting power of the Cantel Stock, have indicated an intent to vote FOR the approval of the Merger, the election of management nominees as directors, and the appointment of Ernst & Young LLP as the independent auditors of Cantel.

    Votes at the Meeting will be tabulated by an inspector of election (who may be an employee of Cantel) appointed by Cantel or Cantel's transfer agent. As the affirmative vote of a majority of the votes represented by Cantel Stock outstanding as of the Record Date is required for the adoption of the Merger Agreement, abstentions and "broker non-votes" will have the same effect as a negative vote.

    Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from beneficial owners. If specific instructions are not received, brokers may vote those shares in their discretion, depending on the type of proposal involved. Cantel believes that, in accordance with New York Stock Exchange rules applicable to such voting by brokers, brokers will not have discretionary authority to vote with respect to shares of Cantel Stock as to which no instructions are received with respect to the adoption of the Merger Agreement. Any such shares as to which brokers do not receive instructions from beneficial owners are considered "broker non-votes."

MEDIVATORS MEETING

    The enclosed MediVators proxy is solicited by the Board of Directors of MediVators for use at the MediVators Meeting, to be held on March 12, 1996 at 9:00 a.m., Central Standard Time, at the Embassy Suites Hotel, Minneapolis Airport South, 7901 34th Avenue South, Bloomington, Minnesota, and at any and all adjournments thereof. This Joint Proxy Statement/Prospectus and form of proxy are being mailed to stockholders on or about February 9, 1996.

    As of February 2, 1996, the record date fixed for the determination of stockholders of MediVators entitled to notice of and to vote at the Meeting, there were 3,872,486 outstanding shares of MediVators Series A Stock and 2,000 outstanding shares of MediVators Series B Stock, which are the only outstanding classes of voting securities of MediVators. Each share of MediVators Series A Stock and Series B Stock is entitled to one vote, voting together with respect to the adoption of the Merger Agreement.

    Properly executed proxies will be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE ADOPTION OF THE MERGER AGREEMENT.

    The Board of Directors of MediVators does not intend to present at the MediVators Meeting any matters other than those set forth in this Joint Proxy Statement/Prospectus, nor does the Board know of any other matters which may come before the MediVators Meeting. However, if any other matters are properly presented, it is the intention of the persons named in the enclosed MediVators proxy to vote it in accordance with their judgment.

    Only stockholders of record at the close of business on February 2, 1996 will be entitled to vote at the MediVators Meeting or any adjournment or adjournments thereof.

    Any proxy given pursuant to this solicitation may be revoked at any time by the stockholder giving it before it is exercised by delivery to the Secretary of MediVators of a written notice of revocation bearing a date later than the proxy, by submission of a later dated and properly executed proxy or by voting in person at the MediVators Meeting. Attendance at the MediVators Meeting will not, in itself, constitute a revocation of a proxy. Any written notice revoking a proxy with respect to shares of either series of MediVators Stock shall be sent to: MediVators, Inc., Cannon Plaza South, 6352 320 Street Way, Cannon Falls, Minnesota 55009, attention: Secretary.

    Under the by-laws of MediVators, stockholders holding a majority of the shares of MediVators Stock entitled to vote shall constitute a quorum at the MediVators Meeting. Shares represented in person or by proxy as to any matter will be counted toward the fulfillment of a quorum. The affirmative vote of a majority of the MediVators Stock outstanding on the record date present in person or by proxy, voting together as a single class, is necessary for the adoption of the Merger Agreement. The directors, executive officers and affiliates of MediVators, who collectively own an aggregate of 12.4% of the voting power of the MediVators Stock, have indicated an intent to vote FOR the adoption of the Merger Agreement.

    Votes at the Meeting will be tabulated by an inspector of election (who may be an employee of MediVators) appointed by MediVators or MediVators' transfer agent. As the affirmative vote of a majority of the votes represented by both series of MediVators Stock outstanding as of the Record Date is required for the adoption of the Merger Agreement, abstentions and "broker non-votes" will have the same effect as a negative vote.

    Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from beneficial owners. If specific instructions are not received, brokers may generally vote those shares in their discretion, depending on the type of proposal involved. However, MediVators believes that, in accordance with New York Stock Exchange rules applicable to such voting by brokers, brokers will not have discretionary authority to vote with respect to shares of MediVators Stock as to which no instructions are received with respect to the adoption of the Merger Agreement. Any such shares as to which brokers do not receive instructions from beneficial owners are considered "broker non-votes."

SOLICITATION OF PROXIES

    Cantel and MediVators will each bear its own expenses in connection with the solicitation of proxies hereunder. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners, and Cantel or MediVators, as the case may be, will, upon request, reimburse them for any attendant expenses.

    In order to ensure the presence of a quorum at the Cantel Meeting and the MediVators Meeting, all stockholders are requested to sign and return promptly the enclosed proxy in the postage paid envelope provided for that purpose. The signing of the proxy will not prevent your attending the meeting and voting in person if you wish to do so.

                            PROPOSAL 1 -- THE MERGER
                              TERMS OF THE MERGER

    The following discussion is a summary of certain provisions of the Merger Agreement, a copy of which is annexed hereto as ANNEX I and is incorporated herein by reference, and of other agreements which were or are to be executed and delivered in connection with the Merger. The information below is qualified in its entirety by reference to the Merger Agreement.

GENERAL

    As soon as practicable following the adoption of the Merger Agreement at the Cantel Meeting and the MediVators Meeting, subject to the satisfaction or waiver of certain other conditions, Newco will be merged with and into MediVators, which will be the surviving corporation. The Effective Time will be the time that a Certificate of Merger is filed with the Secretary of State of Minnesota. As a result of the Merger, MediVators will become a wholly-owned subsidiary of Cantel and the separate existence of Newco will cease. In connection with the Merger, the outstanding shares of MediVators Stock will be converted into the right to receive shares of Cantel Stock.

REASONS FOR THE MERGER

    During the past few years, management of Cantel has been seeking to expand Cantel's business operations, particularly its medical instruments business which is the largest division of Cantel in terms of revenues and profitability. As a result, Cantel has embarked on an acquisition strategy to acquire businesses which complement Cantel's existing operations.

    As part of its expansion strategy, Cantel is seeking to acquire companies with operations in the United States, where Cantel currently has a substantial net operating loss carryforward but no business operations (other than its executive offices). Subject to certain conditions, Cantel's net operating loss carryforward could be used to offset taxable income generated by an acquired company in the United States. See "Certain Federal Income Tax Consequences."

    In considering the merits of the Merger, Cantel's Board of Directors gave substantial weight to the foregoing factors, particularly the synergy between the business of Cantel and MediVators. Management believes that the disinfector products of MediVators, which are utilized to disinfect endoscopes, complement the endoscopes and related products currently distributed by Cantel in Canada. Management also believes the infection control industry represents a growth opportunity. In addition, the acquisition of MediVators gives Cantel its desired business presence in the United States where it can utilize its net operating loss carryforward. Furthermore, the business of MediVators represents an opportunity for Cantel to expand into a non-distribution business whereby it will design, manufacture and distribute proprietary products, some of which are patented. Management of Cantel believes that this will reduce Cantel's current dependence on third party suppliers. See "Risk Factors -- Dependence on Principal Suppliers."

    Cantel's Board of Directors believes that the Merger is an economical and efficient means to expand its medical instruments business as compared with the significant capital and time requirements that would be required for Cantel to develop proprietary products such as those of MediVators. Such belief takes into consideration the existing revenues, customer base, and ongoing business operations of MediVators that would not be immediately present if Cantel were to develop proprietary products on its own. Cantel's use of its common stock rather than cash to consummate the acquisition, as well as its ability to utilize the pooling of interests accounting treatment for the Merger, were other significant factors considered by Cantel's Board of Directors in approving the Merger. Although the Board of Directors of Cantel considered the Merger in light of all of the factors discussed above, the Board did not quantify relative weights to the specific factors considered.

    In assessing the merits of the Merger, the Board of Directors of Cantel also considered the following risks and disadvantages of the Merger: the significant net losses, accumulated deficit, and negative cash flow of MediVators, and other risk factors attributable to MediVators' business discussed in "Risk Factors" above, particularly MediVators' need for additional capital and current lack of an effective sales and distribution network in the United States. See "Risk Factors." Another disadvantage of the Merger taken into account by the Board is the dilution of the existing stockholders' ownership of Cantel. Cantel's Board of Directors determined that the benefits outweighed the disadvantages and unanimously approved the terms of the Merger and recommends that the Cantel stockholders adopt the Merger Agreement. See "-- Background of the Merger."

    In reaching its determination that the Merger is in the best interests of the MediVators stockholders and unanimously recommending that the MediVators stockholders adopt the Merger, MediVators' Board of Directors considered the following factors: the terms of the Merger Agreement (which were negotiated on an arms-length basis between Cantel and MediVators), the tax consequences of the Merger, that Cantel is a larger, more diversified company which is engaged in the sale of medical instruments as well as other businesses, Cantel's results of operations, balance sheet and financial condition, MediVators' need for additional capital to continue its operations, and the greater financial and marketing resources of the combined entities. In particular, the Board considered the difficulties experienced by MediVators in successfully marketing and selling its products and believes that Cantel could provide added marketing, sales and distribution capabilities. The Board also considered the Merger in light of prior offers received from third parties to acquire specific assets or business segments of MediVators (but not the company as a whole), all of which offers were rejected as not being in the best interests of MediVators as a whole or its stockholders. Also considered was the fact that the Merger would allow the stockholders of MediVators to continue to have an equity interest in MediVators' business following the Merger by reason of their ownership of shares of Cantel Stock.

    The Board of Directors of MediVators also considered certain potential risks and disadvantages of the Merger, primarily the loss of control to the majority stockholders of Cantel, Cantel's reliance on its principal supplier, and Cantel's lack of significant cash reserves available for future investment in MediVators' businesses following consummation of the Merger. See "Risk Factors." Notwithstanding the foregoing matters, in consideration of the potential benefits of the Merger, MediVators' Special Committee of the Board of Directors unanimously approved the Merger on November 8, 1995, which action was then unanimously ratified by the full Board.

    Alternatives to the Merger considered by the Board of Directors of MediVators included the third party offers to purchase certain assets or segments of MediVators referred to above and seeking to raise capital through a private equity offering. However, the Board believes that the Merger represents a better long-term opportunity for MediVators and its stockholders.

    The terms of the Merger were negotiated on an arms-length basis, with no benefits being conferred upon insiders of either company (other than in their capacities as stockholders on the same basis provided to all other stockholders). The most significant factors considered in negotiating the terms were the market prices and marketability of Cantel Stock and MediVators Stock, and the respective earnings, financial condition and prospects of Cantel and MediVators.

    The Boards of Directors of Cantel and MediVators believe the Merger is in the best interests of their respective companies and stockholders, and unanimously recommend that their stockholders vote FOR the approval of the Merger Agreement.

BACKGROUND OF THE MERGER

    Cantel, through its Canadian subsidiary, has been a distributor of certain MediVators endoscope disinfection equipment in Canada since February 1, 1994. In March 1995, Cantel and MediVators began general discussions regarding a possible business combination between Cantel and MediVators. The first merger related discussion between the parties was initiated by Cantel, which through its relationship as a distributor of certain MediVators products, considered MediVators as a possible acquisition candidate. However, at the time Cantel initiated such discussion, MediVators was looking for possible acquirors and was considering Cantel as such a party. Over the course of several meetings, officers of Cantel and MediVators discussed the merits of a stock-for-stock merger. Negotiations were conducted principally by James P. Reilly, President of Cantel, and Donald L. Sturtevant, President of MediVators. The transaction was negotiated and considered on an arms-length basis. At no time did such representatives discuss or negotiate benefits to be received by officers, directors, or other affiliates of MediVators other than those available to stockholders of MediVators generally in their capacity as such and in connection with the employment arrangements of Mr. Sturtevant and Curtis D. Luebke, Chairman of MediVators. The terms of the employment agreement and consulting agreement to be entered into by Messrs. Sturtevant and Luebke, respectively, in connection with the Merger are discussed in "-- Interests of Certain Persons in the Merger." The consideration to be paid to them under those agreements and the other terms and conditions thereof are not more favorable than those provided under their current employment agreements with MediVators.

    On June 19, 1995, the President of Cantel advised the Board of Directors of Cantel about the commencement of discussions with MediVators regarding a possible business combination. The Board discussed its general acquisition strategy and affirmed that the acquisition of MediVators represented an opportunity consistent with such strategy. See "-- Reasons for the Merger." As a result, the Board authorized the Chairman and President of Cantel to continue discussions with MediVators, to conduct due diligence and to negotiate the terms of a transaction, subject to further Board review and approval. The Board had previously charged the Chairman and the President with the responsibility of identifying potential acquisition candidates and engaging in preliminary discussions with such candidates in furtherance of a possible business combination. During the next four months, the Chairman and President of Cantel met regularly to discuss the progress of negotiations as well as due diligence matters. They updated members of the Board during that period principally by telephone conversations.

    During June and July 1995, officers of MediVators updated the MediVators Board concerning discussions with Cantel. On August 8, 1995, MediVators convened a special meeting of its Board of Directors to discuss the potential merger. The MediVators' Board of Directors reviewed MediVators'
financial position and its need for additional capital and to increase its distribution so as to become profitable. After discussion by the MediVators
Board it was determined that a Special Committee be appointed to review the proposed Merger and determine if it should be approved. The Special Committee, consisting of Gerald D. Van Eeckhout, Thomas D. Mensing and Robert Cerza, the three non-management directors of MediVators, was formed due to the Board's desire to have the Merger reviewed by its independent members. This decision took account of potential conflicts of interest that could arise out of the interests of the two management directors of MediVators in the Merger, whose employment would continue following the Merger. As discussed above, no consideration is being provided to such members of management not available to all stockholders of MediVators in their capacities as such. The Special Committee reviewed information concerning Cantel and discussed the merits of a merger. After such discussion, basic terms for a letter of intent were agreed to. The Special Committee directed the officers of MediVators to negotiate the letter of intent and collect further due diligence information concerning Cantel.


    In July 1995, MediVators advised Cantel that its interest in a merger was conditioned on a valuation of MediVators of not less than $2.00 per share of its Series A Stock. Such valuation represented a premium over the $1.54 average price and price range of $1.38 to $2.00 per share of Series A Stock on the Nasdaq Small Cap Market during June 1995. The Board of MediVators asserted that a premium over the June average price was warranted based on its belief that the market price of its stock did not adequately reflect the high quality and sales potential of its products and its research and development capabilities. The MediVators Board further believed that a six month analysis of Series A Stock price ranges, which reflected higher prices than in June, was warranted since such prices more accurately took account of such sales potential and research and development capabilities. It asserted that the more recent price decline reflected lower than anticipated sales levels resulting not from product deficiencies but rather from inadequate marketing and sales efforts. MediVators, based on its limited financial resources, believed that it could not realize its potential value without a significant cash infusion or business combination with a company in possession of significant marketing, sales and distribution resources.



    In considering the $2.00 minimum price requested by MediVators, Cantel analyzed the six month trading history of MediVators Series A Stock, reviewed historical financial statements of MediVators, and considered its reasons for the Merger. See "-- Reasons for the Merger" and "Information with Respect to MediVators - Price Range of Medivators Stock." Cantel believes that trading prices in the public markets are generally fair and accurate indicators of market value. Based on its market analysis, review of financial statements (particularly sales history and gross profits) and its belief that MediVators represented a good acquisition candidate for Cantel with significant business prospects (for the reasons set forth above in the section captioned "Reasons for the Merger"), the Board of Cantel determined that $2.00 per share represented a fair valuation of MediVators Series A Stock. The Cantel Board agreed that the premium requested by MediVators was warranted in light of its perceived business prospects, particularly when considering the marketing, sales, and distribution resources of Cantel, directly and through Olympus, which Cantel believed would have a strong interest in acting as a distributor in the United States and elsewhere. Although Cantel could not be assured that Olympus would be interested in acting as a distributor of MediVators products (and therefore provided that the Merger was conditioned on Olympus entering into a satisfactory distribution agreement, which condition could be waived by Cantel), Cantel believed that if a distribution agreement was reached, it could quickly exceed the historic sales levels of MediVators and attain profitability. For the foregoing reasons, Cantel believed that the then current trading range of MediVators Series A Stock was a fair indicator of MediVators' value and, with the addition of the premium discussed above, represented a fair basis for determining the exchange ratio set forth in the letter of intent, subject to further due diligence. Other than considering the trading prices of MediVators Series A Stock, as well as the perceived benefits of the Merger to Cantel, the Board of Cantel did not conduct any formal financial or market analyses in determining the value of MediVators or engage any investment bankers or other financial experts to consider valuation issues.

    Upon agreement by Cantel and MediVators of the $2.00 per share valuation of MediVators and that stockholders of MediVators would receive Cantel Stock (and no cash or other assets) in exchange for their MediVators Stock, the parties then discussed the valuation of such Cantel Stock. Due to Cantel's belief that valuations based on public trading prices are good indicators of fair market value, Cantel advised MediVators that in computing the exchange ratio Cantel Stock would be valued at $6.50 per share, the closing price on July 7, 1995, the date Cantel formulated its offer. Such value was supported by the $6.53 average price of Cantel Stock on the NASDAQ National Market System during June 1995. MediVators, in considering such valuation, analyzed the historic trading prices of Cantel Stock, reviewed historic financial statements of Cantel, and considered its reasons for the Merger (described above in the section captioned "Reasons for the Merger"). Based on such analysis, MediVators believed that $6.50 represented a fair and accurate valuation of Cantel Stock and thus agreed with Cantel's valuation. MediVators did not conduct any formal financial analyses or additional market analyses in determining valuations or engage any investment bankers or other financial experts to consider valuation issues.



    As a result, the exchange ratio set forth in the letter of intent was based upon a valuation of $6.50 per share for Cantel Stock and $2.00 per share for MediVators Series A Stock.


    On August 17, 1995, Cantel and MediVators entered into a letter of intent which specified the general terms of the proposed merger.

    On August 22, 1995 the President of MediVators updated the Special Committee as to the current status of negotiations and that due diligence by both parties was continuing. The Special Committee assessed further information concerning Cantel, but because there were still issues being discussed between Cantel and MediVators no action to approve the merger was taken.

    On October 10, 1995 the Special Committee of MediVators met to discuss the status of discussions with Cantel and the due diligence process, and to review the basic terms of the proposed Merger Agreement.

    On October 13, 1995, the President of Cantel delivered information about MediVators, including public reports containing audited annual and unaudited quarterly financial statements filed with the Securities and Exchange Commission, and product information, as well as a draft of the Merger Agreement, to each member of the Cantel Board of Directors. The Board also received unaudited pro forma combined condensed financial information for the fiscal years ended July 31, 1995, 1994 and 1993 which were prepared by management of Cantel and gave effect to the Merger on a pooling of interests accounting basis, as well as pro forma projections for the fiscal year ending July 31, 1996. On October 16, 1995, the Board of Cantel met at a regular meeting to discuss and assess the proposed Merger. At the meeting, the Board reviewed the structure and proposed terms of the Merger. They also reviewed MediVators' results of operations for the last several years and its business prospects for the future. In assessing the business prospects of MediVators, the Board of Cantel considered (i) MediVators' current range of products, (ii) growth opportunities in the infection control industry, (iii) current management of MediVators, (iv) MediVators' research and development capabilities, and (v) the opportunity to achieve higher sales and improved operating results by entering into a proposed distribution arrangement with Olympus. Information related to MediVators' research and development was the only non-public information material to the Board's assessment. Such information related to endoscope disinfection equipment under development, but did not include any projections related to sales of such equipment.

    Cantel's Board then discussed in detail the benefits and risks of the Merger. See "-- Reasons for the Merger." The President advised the Board on the status of Cantel's due diligence and indicated that further due diligence was being conducted, particularly with respect to the carrying value of certain assets related to MediVators' medical waste disposal operations, allowances being provided for certain doubtful accounts receivable, and the working capital needs of MediVators. In addition, management of Cantel was awaiting the operating results of MediVators for its third quarter ended September 30, 1995. The President of Cantel indicated that based on the results of its due diligence and the third quarter results of MediVators, as well as an increase in the market price of Cantel Stock, a change in the exchange ratio set forth in the letter of intent might be warranted. After extensive discussions regarding the Merger, the Board unanimously voted to approve the Merger and the terms and provisions of the Merger Agreement in the form presented at the meeting. The Board authorized the President to finalize negotiations with MediVators and to make such further changes to the Merger Agreement as may be in the best interests of Cantel and its stockholders.

    Following the Cantel Board's approval of the Merger on October 16, 1995, the only material provisions of the Merger Agreement to be modified were a change in the exchange ratio and an agreement by Cantel to loan MediVators funds prior to the Merger, both of which changes are discussed below. These were the only material changes in the terms of the Merger following the signing of the letter of intent.

    On October 27, 1995 the Special Committee of MediVators met to obtain further information as to the status of discussions with Cantel, the review of drafts of the Merger Agreement, and the due diligence process. At such meeting the President of MediVators conveyed to the Special Committee that Cantel was concerned over the carrying value of certain assets related to MediVators' medical waste disposal operations, allowances being taken for doubtful accounts receivable, and the working capital needs of MediVators, and thereby the exchange ratio for the Merger set forth in the letter of intent. After extensive discussions regarding the Merger, the Merger Agreement, MediVators' financial position and the value that may be provided to the stockholders as a result of the Merger, the Special Committee determined that a subsequent meeting should be held after Cantel had a chance to complete its due diligence with respect to the financial matters of concern and to review the current operating results and working capital needs of MediVators, and present a final proposal.

    To address its concerns, Cantel conducted substantial additional due diligence. This included a review of additional sales and customer information, internal budgets and projections, prior years' audit work papers, a variety of accounting analyses prepared by MediVators, and meetings at MediVators' offices between Craig A. Sheldon, Cantel's Chief Accounting Officer, and various representatives of MediVators. Based on the results of its due diligence, Cantel proposed a reduction in the exchange ratio, subject to finalization of its due diligence and a review of MediVators' third quarter operating results.

    On October 31, 1995 the Special Committee of MediVators met once again and were advised that the Merger Agreement was nearing completion, that its due diligence review was substantially completed and that Cantel had presented a revised proposal with respect to the exchange ratio. The Special Committee after final review of the terms of the Merger Agreement and the reasons for going forward with the Merger determined that the Merger would be beneficial to MediVators; however, they were concerned they could not complete the Merger pursuant to the terms of the Merger Agreement unless MediVators could raise working capital that would be sufficient to complete the Merger. The Special Committee instructed the officers of MediVators to review the alternatives for such working capital financing and present proposals for consideration.

    During the first week of November 1995, management of Cantel was provided with the operating results of MediVators for its third quarter of 1995. In addition, Cantel completed its due diligence related to its financial concerns described above. Representatives of Cantel and MediVators had numerous discussions and meeting regarding the foregoing matters as well as the working capital needs of MediVators prior to the Merger. Management of Cantel proposed a further reduction of the exchange ratio due to the significant shortfall in anticipated sales levels and the greater than anticipated net loss of MediVators during its third quarter of 1995, as well as revised sales projections prepared by MediVators covering the next six months. The total of the two proposed changes in the exchange ratio as a result of the due diligence processes discussed above result in approximately 188,000 fewer shares of Cantel Stock being issued in the Merger than originally contemplated under the letter of intent. In addition, in order to satisfy the working capital needs of MediVators, Cantel agreed to provide loans to MediVators up to an aggregate principal amount of $190,000. Such loans are not contingent upon consummation of the Merger. The terms and conditions of the loans were negotiated on an arm's length basis and will provide for an annual interest rate of prime plus 2%, payable beginning April 1, 1996 in nine (9) equal monthly installments of principal and interest, and such other terms as are normal and customary for loans of this type. The loans will be secured by all of MediVators' intangible assets (e.g., patents, trademarks and contract rights) and certain equipment.

    On November 8, 1995, the Special Committee reconvened and once again reviewed the terms of the Merger and alternatives to finance MediVators through the closing date of the Merger. The Special Committee was advised of Cantel's commitment to provide loans to MediVators prior to the Merger as well as Cantel's final proposal with respect to the exchange ratio. The Special Committee discussed the final terms of the Merger, including Cantel's financing proposal, as well as financing alternatives. The alternatives discussed included asset-based bank financing with bridge financing provided by private investors. The Special Committee then unanimously voted to approve the Merger and Merger Agreement and to recommend to the full MediVators' Board that the Merger be approved. A meeting of the full MediVators' Board was convened on such date and by unanimous vote the actions of the Special Committee were ratified and it was agreed to recommend to stockholders of MediVators that the Merger Agreement be adopted at a special meeting of the stockholders. No material non-public information regarding Cantel was considered by MediVators' Board.

    The Boards of Directors of both Cantel and MediVators considered the Merger on an arms-length basis considering all of the factors discussed above and in the preceding section (captioned "Reasons for the Merger"). The Boards used their best business judgment in determining the fairness of the transaction to stockholders from a financial point of view. Since the Merger does not involve the participation by affiliated parties, neither Board engaged investment bankers or other financial experts to determine such fairness.

    After final changes to the Merger Agreement were negotiated and related due diligence issues were satisfied, the Merger Agreement was signed on November 14, 1995 and a joint press release announcing the Merger was released on November 15, 1995.

    On December 13, 1995, Cantel made an initial loan advance in the amount of $75,000 to MediVators. See "Terms of the Merger -- Cantel Loans to Medivators."

    The Board of Directors of Cantel ratified the final Merger Agreement and authorized the loans to MediVators by unanimous written consent in January 1996.

CONVERSION OF MEDIVATORS STOCK IN MERGER; ASSUMPTION OF OUTSTANDING CONVERTIBLE SECURITIES

    Upon the consummation of the Merger, without any action on the part of the holders thereof, each share of MediVators Series A Stock and Series B Stock outstanding immediately prior to the Effective Time will be converted into .2571 shares and .7713 shares, respectively, of Cantel Stock (other than shares of MediVators Stock as to which dissenters' rights under the Minnesota Act have been properly perfected).


    The Merger will affect the outstanding MediVators Convertible Securities which are comprised of options granted under the MediVators Option Plans as well as non-plan options and warrants. As of February 2, 1996, there were outstanding under the MediVators Option Plans options to purchase an aggregate of 329,750 shares of Series A Stock at prices ranging from $1.625 to $2.125 per share. MediVators also has outstanding non-plan options to purchase 262,500 shares of Series A Stock at a price of $2.00 per share and outstanding warrants ("Series A Warrants") to purchase 247,900 shares of Series A Stock at a price of $5.00 per share. In addition, MediVators has outstanding warrants to purchase 12,950 shares of Series B Stock at a price of $7.56 per share (the "Series B Warrants"). All MediVators Convertible Securities outstanding at the Effective Date will be assumed by Cantel. Each MediVators Convertible Security outstanding at the Effective Time shall thereafter entitle the holder thereof to acquire such number of shares of Cantel Stock as such holder would have received had the MediVators Convertible Security been exercised in full prior to the Effective Time. Each of the MediVators Convertible Securities will be exercisable at a price per share equal to a fraction, the numerator of which is the exercise price per share of such MediVators Convertible Security in effect immediately prior to the Effective Time and the denominator of which is .2571 (.7713 in the case of Series B Warrants). Based on the foregoing, at the Effective Time, the options constituting MediVators Convertible Securities will be exercisable for 152,267 shares of Cantel Stock at prices ranging from $6.32 to $8.265, the Series A Warrants will be exercisable for 63,735 shares of Cantel Stock at a price of $19.45 per share, and the Series B Warrants will be exercisable for 9,988 shares of Cantel Stock at a price of $9.80 per share.

    The outstanding shares of Cantel Stock and the outstanding Cantel Convertible Securities will be unaffected by the Merger. However, the equity interest of Cantel stockholders will be diluted as a result of the Merger. Stockholders are directed to the Unaudited Pro Forma Combined Condensed Financial Data below which quantifies the effect of the Merger on stockholders' equity as if the Merger had occurred at October 31, 1995. See "Unaudited Pro Forma Combined Condensed Financial Data."

PROCEDURE FOR CONVERSION OF MEDIVATORS STOCK

    A letter of transmittal ("Transmittal Letter") and instructions will be mailed to the holders of MediVators Stock for use in surrendering to American Stock Transfer & Trust Company (the "Exchange Agent") stock certificates which, immediately prior to the Effective Time, represented MediVators Stock. STOCK CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE TRANSMITTAL LETTER AND INSTRUCTIONS HAVE BEEN RECEIVED.

    Each   MediVators  stockholder   of  record  holding   a  stock  certificate
("Certificate") which, immediately prior to the Effective Time, represented MediVators Stock will be entitled to receive, upon proper surrender to the Exchange Agent of such Certificate(s), together with a properly completed and duly executed Transmittal Letter and any other required documents, the Cantel Stock into which such MediVators Stock shall have been converted. Until so surrendered, each Certificate shall be deemed for all corporate purposes to evidence only the right to receive, upon proper surrender of such Certificate, the Cantel Stock (and, if appropriate, cash for fractional shares) into which the MediVators Stock represented thereby shall have been converted.

THE SURVIVING CORPORATION

    Upon the consummation of the Merger, Newco will cease to exist as a separate corporation and all of the business, assets, liabilities and obligations of Newco will be merged with and into MediVators with MediVators remaining as the Surviving Corporation. Pursuant to the Merger Agreement, at the Effective Time
(i) the Articles of Incorporation of MediVators shall be the Articles of Incorporation of the Surviving Corporation and (ii) the By-laws of MediVators shall be the By-laws of the Surviving Corporation. Immediately following the Merger, MediVators will be operated as a wholly-owned subsidiary of Cantel.

CONDUCT OF BUSINESS PENDING THE MERGER

    Pursuant to the Merger Agreement, each of Cantel and MediVators has agreed that, prior to the Effective Time, it will carry on its respective businesses in the ordinary course, use its reasonable best efforts to preserve intact its present business organization and keep available the services of its present officers and employees, keep in effect insurance policies in coverage amounts not less than those in effect as of the date of the Merger Agreement, preserve and protect its proprietary rights, and preserve its relationships with customers, suppliers, licensors and other persons with which it has significant business dealings.

REPRESENTATIONS AND WARRANTIES

    In connection with the Merger Agreement, Cantel and Newco on the one hand, and MediVators on the other hand, have made certain representations and warranties to the other, customary in transactions such as the Merger with respect to, among other things, their respective due organization and good standing, the condition, financial and otherwise, of their respective businesses, the accuracy of the information contained in the Registration Statement and this Joint Proxy Statement/Prospectus or provided to the other in connection with the Merger, and their proper authorization and authority to enter into and perform their respective obligations under the Merger Agreement. Such representations and warranties do not survive the closing of the Merger.

CONDITIONS OF THE MERGER


    Consummation of the Merger is conditioned upon, among other things, (i) adoption of the Merger Agreement by the stockholders of Cantel and MediVators in accordance with the provisions of the Delaware Law and the Minnesota Act, respectively, (ii) the effectiveness with the Securities and Exchange Commission of the registration statement of Cantel on Form S-4 covering Cantel Stock to be issued in connection with the Merger, (iii) receipt by Cantel from Ernst & Young LLP, its independent auditors, of a letter regarding the appropriateness of pooling of interests accounting treatment for the Merger under Accounting Principles Board Opinion No. 16, provided that the Merger is closed in accordance with the terms and conditions of the Merger Agreement, (iv) receipt by Cantel from Price Waterhouse LLP, MediVator's independent accountants, of an accountant's comfort letter and a "pooling letter" to the effect that subject to customary qualifications no event has occurred with respect to MediVators which would preclude the Merger from being treated as a pooling of interests for accounting purposes, (v) resignation of certain directors of MediVators in accordance with the Merger Agreement, (vi) Cantel having entered into a definitive distribution agreement with Olympus covering the distribution of MediVators endoscope disinfection equipment and supplies in the United States,
(vii) receipt of an opinion of counsel as to the treatment of the Merger as a tax-free reorganization for federal income tax purposes; (viii) each of the representations and warranties of Cantel, Newco and MediVators contained in the Merger Agreement being true and correct as of the Effective Date as though made on such date, (ix) performance and compliance, in all material respects, of the covenants of Cantel and MediVators contained in the Merger Agreement, and (x) holders of MediVators Stock who own, in the aggregate, more than three percent (3%) of the outstanding MediVators Stock, shall not have been given written notice of their election to dissent in accordance with the Minnesota Act. See "Rights of Dissenting Stockholders." The letters regarding pooling of interests accounting treatment referred to in items (iii) and (iv) above have been received by Cantel. In the event the Merger is not effected on or before March 1, 1996 because of the failure of a party to satisfy a condition precedent, the Merger Agreement may be terminated by the other party thereto.


AMENDMENT, WAIVER, TERMINATION

    Cantel, Newco, and MediVators may amend the Merger Agreement at any time before or after stockholder adoption of the Merger Agreement.


    Cantel, Newco, and MediVators may extend the time for performance of any of the obligations or other acts required of the other, including an extension of the date for termination of the Merger Agreement and may waive, at any time before or after adoption of the Merger Agreement by the stockholders of Cantel or MediVators, any obligations of the other party or any of the conditions to the Merger.



    Notwithstanding the foregoing, neither the nature of the consideration to be received by MediVators stockholders as a result of the Merger nor the Exchange Ratio may be amended following stockholder adoption of the Merger Agreement without further stockholder approval. Furthermore, the condition that the Merger be accounted for on a pooling of interests basis may not be amended at any time without stockholder approval.


    The Merger Agreement may be terminated at any time prior to the Effective Date, (i) by mutual agreement of Cantel and MediVators; (ii) by either Cantel or MediVators in the event any representation or warranty in the Merger Agreement of the other is, or becomes, untrue or breached in any material respect, or the other fails to comply with a material covenant contained in the Merger Agreement, and any such misrepresentation or non-compliance is not cured, waived or eliminated within ten days of receipt of notice thereof; (iii) in the event conditions precedent to the terminating party's obligation under the Merger Agreement have not been waived or satisfied on or before March 1, 1996, (iv) by Cantel (at its option), if it fails by January 31, 1996 to enter into a definitive distribution agreement with Olympus covering the distribution of MediVators endoscope disinfection equipment and supplies in the United States; and (v) by MediVators, if prior to the MediVators Special Meeting the Board of Directors of MediVators determines, solely due to its fiduciary obligations, that it will not recommend adoption of the Merger Agreement by the stockholders of MediVators and shall have recommended a bona fide proposal for a transaction between MediVators and a third party materially more favorable to the stockholders of MediVators from a financial point of view than the Merger.

EFFECT OF TERMINATION

    In the event  the Merger  Agreement is  terminated pursuant  to items  (ii),
(iii) or (iv) above due to the intentional breach of a representation, warranty, covenant or condition by the breaching party, then the nonbreaching party shall be entitled to pursue, exercise and enforce any and all remedies, rights, powers and privileges available at law or in equity; provided that the nonbreaching party shall take all reasonable efforts to mitigate its damages on its discovery of such breach. In the event the Merger Agreement is terminated pursuant to items (ii), (iii) or (iv) above, but such termination is due to a breach of a representation, warranty, covenant or condition that is not the result of an action or inaction by the breaching party that could be reasonably anticipated to cause the breach and the breaching party cannot reasonably correct the breach, then no party shall have any right to pursue, exercise or enforce any remedy and all parties who are not involved in an intentional breach of a representation, warranty, covenant or condition shall be fully released and discharged from any and all obligations under the Merger Agreement. In the event the Merger Agreement is terminated pursuant to item (v) above, MediVators shall remit to Cantel, within 15 days following such termination, the sum of $1,000,000. Said sum shall be the sole obligation and liability of MediVators to Cantel payable in connection with such termination.

CANTEL LOANS TO MEDIVATORS

    Under the Merger Agreement, Cantel has agreed to loan to MediVators up to $190,000 prior to consummation of the Merger. The terms of the loan were negotiated on an arm's-length basis. Cantel made an initial loan advance of $75,000 on December 13, 1995. Loans bear interest at the rate of 2% above the United States prime rate of the National Bank of Canada publicly announced from time to time and are secured by all of MediVators' intangible assets, including without limitation patents, trademarks, service marks, manufacturing specifications, designs, trade secrets, formulations, and rights of MediVators under distribution and license agreements, as well as certain equipment of the MedFab Division of MediVators. The loans are payable in nine equal monthly installments of principal and interest commencing April 1, 1996. The proceeds of the loans will be used to satisfy working capital needs of MediVators.

EXPENSES

    Pursuant to the Merger Agreement, whether or not the Merger is consummated, Cantel and MediVators will each bear its own expenses in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.

RESALE OF CANTEL STOCK BY MEDIVATORS AFFILIATES

    The issuance of the Cantel Stock in the Merger to the stockholders of MediVators is being registered under the Securities Act. Such Cantel Stock will be freely transferable, except for shares thereof received by persons, including directors and executive officers of MediVators who may be deemed to be "affiliates" of MediVators, as such term is defined in Rule 145 under the Securities Act. Rule 145 limits the amount of Cantel Stock that such persons may sell during any three-month period and prescribes certain other restrictions on resale. It is a condition to the consummation of the Merger that MediVators shall have obtained from such persons a written undertaking to the effect that no sale, transfer or other disposition will be made of any shares of the Cantel Stock received in the Merger except in compliance with the provisions of Rule 145 under the Securities Act or in a manner otherwise in compliance with the Securities Act.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    DONALD L. STURTEVANT. Under the Merger Agreement, Cantel has agreed that at the closing of the Merger, Donald Sturtevant, who is currently President and Chief Executive Officer of MediVators, will enter into a new employment agreement with MediVators, to take effect on July 1, 1996 upon expiration of his current employment agreement. Under the new employment agreement, Mr. Sturtevant will remain employed by MediVators as President and Chief Executive Officer for a three-year term. The base salary payable to Mr. Sturtevant will be $96,000, $103,000 and $110,000 in years one, two and three, respectively, of the employment term. He will also be entitled to an annual bonus, based upon performance, to be determined by the Cantel Board of Directors. Mr. Sturtevant will participate in employee benefit and stock option plans and will be granted a five-year option to purchase 25,000 shares of Cantel Stock at the market price on the effective date of the new employment agreement. In addition, MediVators will remain obligated to purchase an insurance policy on Mr. Sturtevant's life having a death benefit of $250,000 and naming his designee as the beneficiary.

    CURTIS D. LUEBKE. Under the Merger Agreement, Cantel has agreed that at the closing of the Merger, Curtis Luebke, who is currently Chairman of the Board of MediVators, will enter into a consulting agreement with MediVators, to take effect on July 1, 1996 upon expiration of his current employment agreement. Under the consulting agreement, Mr. Luebke will provide part-time consulting services to MediVators for a two and one-half year term. Mr. Luebke will be paid a fee at the rate of $40,000 per annum for his services.

                 COMPARISON OF CANTEL STOCK TO MEDIVATORS STOCK

DESCRIPTION OF CANTEL STOCK

    Cantel is authorized to issue 7,500,000 shares of Common Stock, par value $.10 per share (referred to herein as "Cantel Stock") and 1,000,000 shares of Preferred Stock, par value $1.00 per share. As of February 2, 1996, 2,769,443 shares of Cantel Stock and no shares of Preferred Stock were outstanding.

    COMMON STOCK

    The holders of Cantel Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of Cantel Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of Cantel, the holders of Cantel Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Cantel Stock. Holders of shares of Cantel Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Cantel Stock. All of the outstanding shares of Cantel Stock are fully paid and nonassessable.

    PREFERRED STOCK

    Cantel is authorized to issue 1,000,000 shares of Preferred Stock, $1.00 par value per share with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue shares of Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Cantel Stock. In the event of issuance, the shares of Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of Cantel. Cantel has no present intention to issue any shares of its Preferred Stock.

DESCRIPTION OF MEDIVATORS STOCK

    SERIES A STOCK

    MediVators is authorized to issue 10,000,000 shares of Common Stock, par value $.01 per share. Holders of the Common Stock are entitled to dividends when, as if and if declared by MediVators' Board of Directors out of funds legally available therefor. The Board of Directors has the authority, in most instances without further stockholder action, to designate and issue from time to time one or more series of Common Stock, and the Board of Directors is authorized to determine the designation and number of shares in each series and to fix the dividend, redemption, liquidation, conversion and sinking or purchase fund rights, if any, of each series. As of February 2, 1996, 3,872,486 shares of Series A Common Stock ("Series A Stock") and 2,000 shares of Series B 10% Cumulative Redeemable Convertible Common Stock ("Series B Stock") were outstanding. The Series A Stock and Series B Stock are collectively referred to as the "MediVators Stock."

    The holders of the MediVators Stock are entitled to one vote per share, voting together as a single class, on all matters to be voted upon by MediVators stockholders. The holders of MediVators Stock do not have cumulative voting rights. Therefore, holders with more than 50% of the shares of MediVators Stock voting for the election of directors can elect all of the directors if they choose to do so. Also, the stockholders of MediVators do not have preemptive rights to subscribe for shares. The absence of preemptive rights could result in a dilution of the interest of existing stockholders should additional shares of MediVators Stock be issued.

    Upon any liquidation or dissolution of MediVators, the holders of the MediVators Stock will share ratably, in proportion to the number of shares held, in the assets available for distribution after payment of all prior claims.

    SERIES B STOCK

    Each share of MediVators Series B Stock is convertible at any time into three shares of MediVators Series A Stock plus two warrants (the "Warrants"), each to purchase one share of Series A Stock at a price of $5.00 per share until December 31, 1998. The following description of Series B Stock is applicable only until such shares are converted into shares of Series A Stock and Warrants. The Series A Stock that is issuable upon conversion of the Series B Stock and upon exercise of the Warrants, is identical in all respects to the currently outstanding Series A Stock.

    A 10% annual dividend shall accumulate on the Series B Stock until the issuance of the Series A Stock and Warrants upon conversion of the Series B Stock or the earlier redemption of the Series B Stock, or the liquidation or dissolution of MediVators. MediVators is not required to pay such dividends in cash. Declared but unpaid dividends accumulate and are payable only in shares of Series A Stock upon the conversion of the Series B Stock. Accumulated dividends convert automatically into shares of Series A Stock upon the conversion of the Series B Stock at a conversion price that is based upon the average daily high and low sale price for Series A Stock in the public market over the 15 trading days immediately preceding the date.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material federal income tax consequences of the Merger to Cantel stockholders, Cantel, Newco, MediVators stockholders and MediVators. The discussion is based on an opinion of Dornbush Mensch Mandelstam & Schaeffer, LLP, counsel to Cantel. This discussion does not address all aspects of federal income taxation that may be relevant to particular stockholders and this discussion may not be applicable to stockholders who are not citizens or residents of the United States, or to those stockholders who acquired MediVators Stock as compensation or pursuant to the exercise of options or rights received as compensation. This discussion does not address foreign, state or local tax consequences of the Merger, nor does it purport to address the federal income tax consequences of the Merger to special classes of taxpayers (such as small business corporations that have elected to be taxed under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"), banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, broker-dealers, or tax-exempt organizations). This discussion assumes that MediVators' stockholders hold their MediVators Stock as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, regulations of the United States Treasury promulgated and proposed thereunder, judicial decisions and published administrative rulings and pronouncements of the Internal Revenue Service (the "Service") as in effect on the date hereof. Legislative, judicial or administrative changes or interpretations hereafter enacted or promulgated could alter or modify the analysis and conclusions set forth below. Any such changes or interpretations may be retroactive and could affect significantly the federal income tax consequences discussed below.

    NO RULINGS HAVE BEEN OR WILL BE REQUESTED FROM THE SERVICE WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE MERGER AND THE TAX OPINIONS TO BE PROVIDED BY COUNSEL ARE NOT BINDING ON THE SERVICE. EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGER INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

    Dornbush Mensch Mandelstam & Schaeffer, LLP, counsel to Cantel has advised that the Merger will, under current law, constitute a reorganization within the meaning of Section 368(a)(1)(A) as a result of Section 368(a)(2)(E) of the Code, and that Cantel, Newco, and MediVators will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

    As a reorganization, the Merger will have the following federal income tax consequences for Cantel, Cantel stockholders, Newco, MediVators stockholders and
MediVators:

        1. No gain or loss will be recognized by stockholders of Cantel as a result of the Merger.

        2. No gain or loss will be recognized by Cantel as a result of the Merger.

        3. No gain or loss will be recognized by Newco as a result of the Merger.

        4. No gain or loss will be recognized by holders of MediVators Stock as a result of the exchange of each such share for shares of Cantel Stock pursuant to the Merger. The tax basis of the Cantel Stock received by each stockholder of MediVators will equal the tax basis of such stockholder's shares of MediVators Stock exchanged in the Merger. The holding period for the shares of Cantel Stock received by each MediVators stockholder will include that stockholder's holding period for the shares of MediVators Stock exchanged in the Merger.

        5. No gain or loss will be recognized by MediVators as a result of the Merger.

    Holders of incentive stock options or nonstatutory stock options to purchase MediVators Stock issued in connection with, and as compensation for, such holder's performance of personal services on behalf of or for the benefit of MediVators or one of its subsidiaries will recognize no gain or loss as a result of such options becoming options (with substantially identical terms) to acquire Cantel Stock pursuant to the Merger.

    Holders of MediVators Stock who receive cash in lieu of fractional shares or who exercise their dissenters' rights will recognize gain or loss measured by the difference between the amount received and their tax basis in the shares surrendered.

    Counsel's advice is based upon certain assumptions as of the Effective Time of the Merger, including that:

        (a) There is not at the Effective Time any plan or intention on the part of the stockholders of MediVators to sell, exchange or otherwise dispose of a number of shares of the Cantel Stock received in the Merger that would reduce the ownership by such stockholders in Cantel to a number of shares having a value, as of the Effective Time, which is less than 50% of the value of all the former outstanding stock of MediVators held by such stockholders as of the same date;

        (b) Cantel has no plan or intention to sell or otherwise dispose of any of MediVators' assets acquired in the Merger, except for dispositions made in the ordinary course of business or for transfers described in Section 368(a)(2)(C) of the Code;

        (c) Following the transaction, Cantel or one of the subsidiaries that it controls within the meaning of Section 368(c) of the Code will continue the historic business or businesses of MediVators or use a significant portion of MediVators' historic business assets in a business or businesses; and

        (d) All representations, warranties and statements made by Cantel and MediVators, their management and stockholders in connection with the Merger, including each representation made by Cantel, MediVators and MediVators' stockholders that own 5% or more of the MediVators Stock, to Dornbush Mensch Mandelstam & Schaeffer, LLP in connection with its opinions on tax matters, are true and accurate at all relevant times and the conditions for closing set forth in the Merger Agreement are satisfied.

    As of July 31, 1995, Cantel had NOLs of approximately $10,789,000 which expire through the year 2010. Under Section 382 of the Code, if Cantel undergoes an "ownership change," its ability to use its pre-ownership change NOLs (NOLs accrued through the date of the ownership change) would be limited annually to an amount equal to the product of (i) the long-term tax-exempt rate for ownership changes prescribed monthly by the Treasury Department and (ii) the value of Cantel's outstanding stock immediately before the ownership change excluding certain capital contributions (the "Section 382 Limitation"). Any allowable portion of the pre-ownership change NOLs that is not used in a particular taxable year following the ownership change could be carried forward to subsequent taxable years until the NOLs expire, usually 15 years after they are generated.

    An ownership change generally will occur if the percentage of the value of Cantel's stock owned by one or more statutorily-defined "5-percent stockholders" has increased by more than 50 percentage points over the lowest percentage of that value owned by those 5-percent stockholders at any time during a "testing period" (which is generally the shorter of the three-year period preceding the ownership change or the period following the most recent prior ownership change).

    Cantel believes that it is likely that an ownership change will not occur as a result of the Merger and thus that the Section 382 Limitation should not apply as a result of the Merger. However, there can be no assurance that there will not be an ownership change as a result of transactions that occur with respect to the Cantel Stock subsequent to the Merger, which would result in the application of the Section 382 Limitation.

    Cantel is not currently able to file a consolidated income tax return with its Canadian subsidiary. Therefore, none of the losses sustained by Cantel in the United States can be used to reduce Canadian federal or provincial income taxes payable by Cantel's Canadian subsidiary on its taxable income.

    As of December 31, 1994, MediVators had NOLs for federal income tax purposes of approximately $3,900,000 which expire through 2008. MediVators will undergo an ownership change as a result of the Merger. As a result, MediVators' ability to use its NOL will be limited annually in accordance with the Section 382 Limitation described above. The Section 382 Limitation may be increased by certain recognized built-in gains if MediVators possesses a net unrealized built-in gain at the date of the ownership change.

    Assuming that Cantel and MediVators file a consolidated federal income tax return for taxable periods subsequent to the Merger, the consolidated group will be entitled to use the allowable MediVators NOLs and Cantel NOLs to offset any taxable income generated by MediVators after the Merger. However, if MediVators were to sell any assets within five years after the Merger, the resulting gain (to the extent it is attributable to pre-Merger appreciation in value) cannot be offset by any pre-Merger NOLs generated by Cantel.

    The obligation of Cantel to consummate the Merger is subject to its receipt of an opinion of its counsel, Dornbush Mensch Mandelstam & Schaeffer, LLP, given on the basis of facts and representations set forth in such opinion, to the effect that for federal income tax purposes no gain or loss will be recognized by Cantel or MediVators as a result of the Merger, and that no gain or loss will be recognized by stockholders of Cantel or by stockholders of MediVators on the receipt of shares of Cantel Stock pursuant to the Merger. Said firm has delivered said opinion, which will be reaffirmed at the closing of the Merger, subject to the facts and representations set forth in the opinion remaining true and correct at, and as if made on, the Effective Time of the Merger.

                              ACCOUNTING TREATMENT


    The Merger will be accounted for by Cantel as a "pooling of interests" in accordance with generally accepted accounting principles. Under this accounting treatment, the assets, liabilities and retained earnings of Cantel and MediVators are carried forward at their historical carrying amounts. Operating results of Cantel and MediVators are combined for all periods prior to the Effective Date, and previously issued financial statements are restated as though Cantel and MediVators had always been combined. In the event that holders of MediVators Stock who own, in the aggregate, more than ten percent (10%) of the outstanding MediVators Stock, elect to dissent to the Merger in accordance with the Minnesota Act, the Merger could not be accounted for as a pooling of interests. However, if such event occurs, Cantel would, in all likelihood, terminate the Merger Agreement.


                  RIGHTS OF DISSENTING MEDIVATORS STOCKHOLDERS

    The following discussion is not a complete statement of the law pertaining to dissenters' rights under the Minnesota Act and is qualified in its entirety by reference to the full text of Section 302A.471 and 302A.473 of the Minnesota Act attached to this Joint Proxy Statement/Prospectus as ANNEX IV. Any stockholder of MediVators who wishes to exercise such dissenters' rights or who wishes to preserve his or her right to do so should review the following discussion and ANNEX IV carefully because failure to timely and properly comply with the procedures specified will result in the loss of dissenters' rights under the Minnesota Act.

PROCEDURE TO PRESERVE DISSENTERS' RIGHTS

    Under Minnesota law, any holder of MediVators Stock who follows the procedures set forth in section 302A.473 of the Minnesota Act will be entitled to receive payment in cash for the "fair value" of such stockholder's shares.

    Under Section 302A.473 of the Minnesota Act, if a corporation calls a stockholder meeting at which a plan of merger to which such corporation is a party is to be voted upon, the notice of the meeting must inform each stockholder of the right to dissent and must include a copy of sections 302A.471 and 302A.473 of the Minnesota Act and a brief description of the procedures to be followed under such sections. This Joint Proxy Statement/Prospectus constitutes such notice to the stockholders of MediVators and the applicable statutory provisions of the Minnesota Act are attached to this Joint Proxy Statement/Prospectus as ANNEX IV.

    The Merger Agreement must be adopted by the holders of a majority of the outstanding shares of MediVators Common Stock. A stockholder who wishes to exercise dissenters' rights must file with MediVators before the vote on the Merger Agreement a written notice of intent to demand the fair value of the shares owned by such stockholder and must not vote his or her shares in favor of the Merger Agreement.

    The "fair value of the shares" means the value of the shares of MediVators immediately before the Effective Date of the Merger.

    After the proposed Merger has been approved by the MediVators Board and the MediVators stockholders, MediVators must send a written notice to all stockholders who have not voted their shares in favor of the Merger Agreement and who have filed with MediVators before the vote on the Merger Agreement a written notice of intent to demand the fair value of the shares owned by such stockholder. The notice from MediVators must contain:

        (1) The address to which a demand for payment and certificates of certified shares must be sent in order to obtain payment and the date by which they must be received;

        (2) Any restrictions on transfer of uncertified shares that will apply after the demand for payment is received;

        (3) a form to be used to certify the date on which the stockholder, or the beneficial owner on whose behalf the stockholder dissents, acquired the shares or an interest in them and to demand payment; and

        (4) a copy of sections 302A.471 and 302A.473 of the Minnesota Act and a brief description of the procedures to be followed under such sections.

    In order to receive the fair market value of the shares, a dissenting stockholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice was given, but the dissenter retains all other rights of a stockholder until the Merger takes effect.

    A stockholder may not assert dissenters' rights as to less than all of the shares registered in the name of the stockholder, unless the stockholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the stockholder and discloses the name and address of each beneficial owner on whose behalf the stockholder dissents. In that event, the rights of the dissenter will be determined as if the shares as to which the stockholder has dissented and the other shares were registered in the names of different stockholders.

    A beneficial owner of shares who is not the stockholder may assert dissenters' rights with respect to shares held on behalf of such beneficial owner, and will be treated as a dissenting stockholder under the terms of sections 302A.471 and 302A.473 of the Minnesota Act, if the beneficial owner submits written consent of the stockholders holding such beneficial owner's shares to MediVators at the time of or before the assertion of the rights.

PROCEDURES FOLLOWING AN ASSERTION OF DISSENTERS' RIGHTS

    After the Merger takes effect, or after MediVators receives a valid demand for payment, whichever is later, MediVators must remit to each dissenting stockholder who has not voted his or her shares in favor of the proposed Merger and has filed with MediVators before the vote on the proposed Merger a written notice of intent to demand the fair value of the shares owned by such stockholder, the amount MediVators estimates to be the fair value of the shares, plus interest ("interest" commences five days after the effective date of the Merger up to and including the date of payment, calculated at a rate provided under Minnesota law for interest on verdicts and judgments), accompanied by:

        (1) MediVators balance sheet and statement of operations for a fiscal year ending not more than 16 months before the effective date of the Merger, together with the latest available interim financial statements;

        (2) An estimate by MediVators of the fair value of the shares and a brief description of the method used to reach the estimate; and

        (3) A copy of sections 302A.471 and 302A.473 of the Minnesota Act, and a brief description of the procedures to be followed in demanding supplemental payment.

    MediVators may withhold the above-described remittance from a person who was not a stockholder on the date the Merger Agreement was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has not voted his or her shares in favor of the proposed Merger Agreement and has filed with MediVators before the vote on the proposed Merger Agreement a written notice of intent to demand the fair value of the shares owned by such stockholder, MediVators must forward to such dissenter the materials described in the preceding paragraph, a statement of reason for withholding the remittance, and an offer to pay to such dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. Such dissenter may decline the offer and demand payment of such dissenter's own estimate of the fair value of the shares, plus interest, by written notice to MediVators. Failure to do so entitles such dissenter only to the amount offered. If such dissenter makes demand, the procedures, costs, fees and expenses described below for petitioning the court shall apply.

    If MediVators fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertified shares, it must return all deposited certificates and cancel all transfer restrictions. However, MediVators may require deposit or restrict transfer at a later time and again give notice that contains:

        (1) The address to which a demand for payment and certificates of certified shares must be sent in order to obtain payment and the date by which they must be received;

        (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

        (3) A form to be used to certify the date on which the stockholder, or the beneficial owner on whose behalf the stockholder dissents, acquired the shares or an interest in them and to demand payment; and

        (4) A copy of sections 302A.471 and 302A.473 of the Minnesota Act and a brief description of the procedures to be followed under such sections.

    If a dissenter believes that the amount remitted by MediVators is less than the fair value of the shares plus interest, the dissenter may give written notice to MediVators of the dissenter's own estimate of the fair value of shares, plus interest, within 30 days after MediVators mails the remittance, and demand payment of the difference (a "Demand"). Otherwise, a dissenter is entitled only to the amount remitted by MediVators.

    If MediVators receives a Demand, it must, within 60 days after receiving the Demand, either pay to the dissenter the amount demanded, or an amount agreed to by the dissenter after discussion with MediVators, or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition must be filed in Hennepin County, Minnesota. The petition must name as parties all dissenters who made a Demand and who have not reached agreement with MediVators. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court must determine whether the stockholder or stockholders in question have fully complied with the requirements of section 302A.473 of the Minnesota Act, and must determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by MediVators or by a dissenter. The fair value of the shares as determined by the court is binding on all stockholders, wherever located. A dissenter is entitled to judgment for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted by MediVators, but shall not be liable to MediVators for the amount, if any, by which the amount, if any, remitted to the dissenter exceeds the fair value of the shares as determined by the court, plus interest.

    The court must determine the costs and expenses of any appraisers of a proceeding under the preceding paragraph, including the reasonable expenses and compensation of any appraisers appointed by the court, and must assess those costs and expenses against MediVators, except that the court may assess part or all of those costs and expenses against a dissenter whose Demand is found to be arbitrary, vexatious, or not in good faith.

    If  the court finds that MediVators  has failed to comply substantially with section 302A.473 of the Minnesota Act, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

    The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

             UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

    The following unaudited pro forma combined condensed statements of operations for each of the years ended July 31, 1995, 1994 and 1993 and for the three month periods ended October 31, 1995 and 1994 give effect to the Merger of Cantel and MediVators as if under the pooling of interests method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements. The following unaudited pro forma combined condensed balance sheet gives effect to the proposed Merger as if the Merger had occurred at October 31, 1995, and as if under the pooling of interests method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements.

    The unaudited pro forma combined condensed financial statements have been prepared by the management of Cantel based upon the historical financial statements of Cantel and have been derived from the historical financial statements of MediVators. These unaudited pro forma combined condensed financial statements may not be indicative of the results that actually would have occurred if the transaction had occurred as of the beginning of each of the periods presented in the accompanying unaudited pro forma combined condensed statements of operations. The unaudited pro forma combined condensed financial statements should be read in conjunction with the financial statements of Cantel and MediVators and related notes thereto, incorporated by reference in this Joint Proxy Statement/Prospectus and attached hereto as ANNEX II and ANNEX III.

                            CANTEL INDUSTRIES, INC.
              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                OCTOBER 31, 1995

                                     ASSETS

                                                                                      PRO FORMA
                                                                 HISTORICAL          ADJUSTMENTS
                                                           ----------------------  GIVING EFFECT TO    PRO FORMA
                                                            CANTEL    MEDIVATORS      THE MERGER     COMBINED (H)
                                                           ---------  -----------  ----------------  -------------
                                                                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Current assets:
  Cash and cash equivalents..............................  $     376   $     139                      $       515
  Accounts receivable, net...............................      4,632         596   $      (2)(C)            5,226
  Inventories............................................      7,952       1,423                            9,375
  Prepaid expenses and other current assets..............      1,024          55                            1,079
                                                           ---------  -----------     ------         -------------
Total current assets.....................................     13,984       2,213          (2)              16,195
Property and equipment, net..............................        453         451                              904
Other assets.............................................      1,000          46                            1,046
                                                           ---------  -----------     ------         -------------
                                                           $  15,437   $   2,710   $      (2)         $    18,145
                                                           ---------  -----------     ------         -------------
                                                           ---------  -----------     ------         -------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable.......................................  $   2,330   $     467   $     198 (B)(C    $     2,995
  Compensation payable...................................        688         108                              796
  Other accrued expenses.................................        490          70                              560
                                                           ---------  -----------     ------         -------------
Total current liabilities................................      3,508         645         198                4,351
Long-term debt...........................................      5,279                                        5,279
Other long-term liabilities..............................         96                                           96
Stockholders' equity:
  Preferred Stock, $1.00 par value.......................     --                                          --
  Common Stock, $.10 par value...........................        277                     100(A)               377
  Series A Common Stock, $.01 par value..................                     39         (39)(A)          --
  Series B Common Stock, $.01 par value..................                 --                              --
  Additional capital.....................................      8,539       7,957         (61)(A)           16,435
  Deferred compensation..................................                     (6)                              (6)
  Accumulated deficit....................................     (1,100)     (5,925)       (200)(B)           (7,225)
  Cumulative foreign currency translation adjustment.....     (1,162)                                      (1,162)
                                                           ---------  -----------     ------         -------------
Total stockholders' equity...............................      6,554       2,065        (200)               8,419
                                                           ---------  -----------     ------         -------------
                                                           $  15,437   $   2,710   $      (2)         $    18,145
                                                           ---------  -----------     ------         -------------
                                                           ---------  -----------     ------         -------------

                            CANTEL INDUSTRIES, INC.
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JULY 31, 1995

                                                                                     PRO FORMA
                                                               HISTORICAL           ADJUSTMENTS
                                                         ----------------------  GIVING EFFECT TO     PRO FORMA
                                                          CANTEL    MEDIVATORS    THE MERGER (D)    COMBINED (H)
                                                         ---------  -----------  -----------------  -------------
                                                              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales..............................................  $  31,079   $   3,473    $    (479)(F)     $   34,073
Cost of sales..........................................     21,056       2,154         (479)(F)         22,731
                                                         ---------  -----------     -------         -------------
Gross profit...........................................     10,023       1,319          --              11,342
Expenses:
  Shipping and warehouse...............................        786                                         786
  Selling..............................................      4,265         716                           4,981
  General and administrative...........................      2,491       2,134                           4,625
  Research and development.............................                    340                             340
                                                         ---------  -----------     -------         -------------
Total operating expenses...............................      7,542       3,190          --              10,732
                                                         ---------  -----------     -------         -------------
Income (loss) from continuing operations before other
 (income) expense and income taxes.....................      2,481      (1,871)         --                 610
Other (income) expense:
  Interest expense.....................................        479           8                             487
  Other................................................                    (90)                            (90)
                                                         ---------  -----------     -------         -------------
                                                               479         (82)         --                 397
                                                         ---------  -----------     -------         -------------
Income (loss) from continuing operations before income
 taxes.................................................      2,002      (1,789)         --                 213
Income taxes...........................................      1,001                                       1,001
                                                         ---------  -----------     -------         -------------
Net income (loss) from continuing operations...........  $   1,001   $  (1,789)   $     --          $     (788)
                                                         ---------  -----------     -------         -------------
                                                         ---------  -----------     -------         -------------
Earnings (loss) per common share from continuing
 operations:
  Primary..............................................  $     .32                                  $     (.21)
                                                         ---------                                  -------------
                                                         ---------                                  -------------
  Fully diluted........................................  $     .32                                  $     (.21)
                                                         ---------                                  -------------
                                                         ---------                                  -------------
Weighted average number of common and common equivalent
 shares outstanding:
  Primary..............................................      3,142                      597 (I)(J        3,739(E)
  Fully diluted........................................      3,146                      593 (I)(J        3,739(E)

                            CANTEL INDUSTRIES, INC.
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JULY 31, 1994


                                                                              PRO FORMA
                                                                             ADJUSTMENTS
                                                                               GIVING
                                                        HISTORICAL             EFFECT
                                                   ---------------------       TO THE        PRO FORMA
                                                   CANTEL(K)(L) MEDIVATORS   MERGER (D)      COMBINED (H)
                                                   -------     ---------     -----------     ---------
                                                      (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales........................................  $29,349     $  2,949      $   (95)(F)     $ 32,203
Cost of sales....................................  19,790         2,005          (95)(F)       21,700
                                                   -------     ---------     -----------     ---------
Gross profit.....................................   9,559           944        --              10,503
Expenses:
  Shipping and warehouse.........................     719                                         719
  Selling........................................   4,016           464                         4,480
  General and administrative.....................   2,223         1,076                         3,299
  Research and development.......................                   589                           589
                                                   -------     ---------     -----------     ---------
Total operating expenses.........................   6,958         2,129        --               9,087
                                                   -------     ---------     -----------     ---------
Income (loss) from continuing operations before
 other (income) expense and income taxes.........   2,601        (1,185)       --               1,416
Other (income) expense:
  Interest (income) expense......................     301           (20)                          281
  Other..........................................    --              10                            10
                                                   -------     ---------     -----------     ---------
                                                      301           (10)       --                 291
                                                   -------     ---------     -----------     ---------
Income (loss) from continuing operations before
 income taxes....................................   2,300        (1,175)       --               1,125
Income taxes.....................................   1,054                                       1,054
                                                   -------     ---------     -----------     ---------
Income (loss) from continuing operations.........   1,246        (1,175)       --                  71
Dividends on preferred stock.....................     314                                         314
                                                   -------     ---------     -----------     ---------
Net income (loss) from continuing operations
 attributable to common stock....................  $  932      $ (1,175)     $ --            $   (243)
                                                   -------     ---------     -----------     ---------
                                                   -------     ---------     -----------     ---------
Earnings (loss) per common share from continuing
 operations:
  Primary........................................  $  .31                                    $   (.07)
                                                   -------                                   ---------
                                                   -------                                   ---------
  Fully diluted..................................  $  .31                                    $   (.07)
                                                   -------                                   ---------
                                                   -------                                   ---------
Weighted average number of common and common
 equivalent shares outstanding:
  Primary........................................   3,011                        415(I)(J)      3,426(E)
  Fully diluted..................................   3,055                        371(I)(J)      3,426(E)

                            CANTEL INDUSTRIES, INC.
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JULY 31, 1993

                                                                                PRO FORMA
                                                          HISTORICAL           ADJUSTMENTS
                                                    ----------------------    GIVING EFFECT         PRO FORMA
                                                    CANTEL(K)  MEDIVATORS   TO THE MERGER (D)     COMBINED (H)
                                                    ---------  -----------  ------------------  -----------------
                                                            (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.........................................  $  28,633   $   2,555                       $   31,188
Cost of sales.....................................     19,557       1,675                           21,232
                                                    ---------  -----------       -------          --------
Gross profit......................................      9,076         880      $    --               9,956
Expenses:
  Shipping and warehouse..........................        755                                          755
  Selling.........................................      4,014         418                            4,432
  General and administrative......................      2,875       1,093                            3,968
  Research and development........................     --             730                              730
                                                    ---------  -----------       -------          --------
Total operating expenses..........................      7,644       2,241           --               9,885
                                                    ---------  -----------       -------          --------
Income (loss) from continuing operations before
 other (income) expense and income taxes..........      1,432      (1,361)          --                  71
Other (income) expense:
  Interest (income) expense.......................        184         (85)                              99
  Other...........................................                     (4)                              (4)
                                                    ---------  -----------       -------          --------
                                                          184         (89)          --                  95
                                                    ---------  -----------       -------          --------
Income (loss) from continuing operations before
 income taxes.....................................      1,248      (1,272)          --                 (24)
Income taxes......................................      1,160      --               --               1,160
                                                    ---------  -----------       -------          --------
Income (loss) from continuing operations..........         88      (1,272)          --              (1,184)
Dividends on preferred stock......................      1,185                       --               1,185
                                                    ---------  -----------       -------          --------
Net loss from continuing operations attributable
 to common stock..................................  $  (1,097)  $  (1,272)     $    --          $   (2,369)
                                                    ---------  -----------       -------          --------
                                                    ---------  -----------       -------          --------
Earnings (loss) per common share from continuing
 operations:
  Primary.........................................  $    (.54)                                  $     (.86)
                                                    ---------                                     --------
                                                    ---------                                     --------
  Fully diluted...................................  $    (.34)                                  $     (.66)
                                                    ---------                                     --------
                                                    ---------                                     --------
Weighted average number of common and common
 equivalent shares outstanding:
  Primary.........................................      2,033                        732(I)          2,765(E)
  Fully Diluted...................................      2,465                        732(I)          3,197(E)(G)

                            CANTEL INDUSTRIES, INC.
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                  FOR THE THREE MONTHS ENDED OCTOBER 31, 1995

                                                                                      PRO FORMA
                                                                HISTORICAL           ADJUSTMENTS
                                                          ----------------------  GIVING EFFECT TO     PRO FORMA
                                                           CANTEL    MEDIVATORS    THE MERGER (D)     COMBINED (M)
                                                          ---------  -----------  -----------------  --------------
                                                                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales...............................................  $   5,429   $     864    $     (41)(F)      $   6,252
Cost of sales...........................................      3,755         553          (41)(F)          4,267
                                                          ---------  -----------     -------            -------
Gross profit............................................      1,674         311          --               1,985
Expenses:
  Shipping and warehouse................................        193                                         193
  Selling...............................................        933         168                           1,101
  General and administrative............................        648         210                             858
  Research and development..............................                     59                              59
                                                          ---------  -----------     -------            -------
Total operating expenses................................      1,774         437          --               2,211
                                                          ---------  -----------     -------            -------
Loss from continuing operations before other (income)
 expense and income taxes...............................       (100)       (126)         --                (226)
Other (income) expense:
  Interest expense......................................         13      --                                  13
  Other.................................................                     (1)                             (1)
                                                          ---------  -----------     -------            -------
                                                                 13          (1)         --                  12
                                                          ---------  -----------     -------            -------
Loss from continuing operations before income...........       (113)       (125)         --                (238)
Income taxes............................................       (200)                                       (200)
                                                          ---------  -----------     -------            -------
Net income (loss) from continuing operations............  $      87   $    (125)   $     --           $     (38)
                                                          ---------  -----------     -------            -------
                                                          ---------  -----------     -------            -------
Earnings (loss) per common share from continuing
 operations:
  Primary...............................................  $     .03                                   $    (.01)
                                                          ---------                                     -------
                                                          ---------                                     -------
  Fully diluted.........................................  $     .03                                   $    (.01)
                                                          ---------                                     -------
                                                          ---------                                     -------
Weighted average number of common and common equivalent
 shares outstanding:
  Primary...............................................      3,264                      501 (I)(J        3,765(E)
  Fully diluted.........................................      3,290                      475 (I)(J        3,765(E)

                            CANTEL INDUSTRIES, INC.
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                  FOR THE THREE MONTHS ENDED OCTOBER 31, 1994


                                                                             PRO FORMA
                                                                            ADJUSTMENTS
                                                                              GIVING
                                                       HISTORICAL             EFFECT
                                                  ---------------------       TO THE        PRO FORMA
                                                  CANTEL      MEDIVATORS    MERGER (D)      COMBINED (M)
                                                  -------     ---------     -----------     ---------
                                                     (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.......................................  $6,313      $    752      $   (96)(F)     $  6,969
Cost of sales...................................   4,361           510          (96)(F)        4,775
                                                  -------     ---------     -----------     ---------
Gross profit....................................   1,952           242        --               2,194
Expenses:
  Shipping and warehouse........................     190                                         190
  Selling.......................................     915           151                         1,066
  General and administrative....................     587           364                           951
  Research and development......................                   108                           108
                                                  -------     ---------     -----------     ---------
Total operating expenses........................   1,692           623        --               2,315
                                                  -------     ---------     -----------     ---------
Income (loss) from continuing operations before
 other (income) expense and income taxes........     260          (381)       --                (121)
Other (income) expense:
  Interest (income) expense.....................      95            (4)                           91
  Other.........................................    --               1                             1
                                                  -------     ---------     -----------     ---------
                                                      95            (3)       --                  92
                                                  -------     ---------     -----------     ---------
Income (loss) from continuing operations before
 income taxes...................................     165          (378)       --                (213)
Income taxes....................................     104                                         104
                                                  -------     ---------     -----------     ---------
Net income (loss) from continuing operations....  $   61      $   (378)     $ --            $   (317)
                                                  -------     ---------     -----------     ---------
                                                  -------     ---------     -----------     ---------
Earnings (loss) per common share from continuing
 operations:
  Primary.......................................  $  .02                                    $   (.08)
                                                  -------                                   ---------
                                                  -------                                   ---------
  Fully diluted.................................  $  .02                                    $   (.08)
                                                  -------                                   ---------
                                                  -------                                   ---------
Weighted average number of common and common
 equivalent shares outstanding:
  Primary.......................................   3,147                        586(I)(J)      3,733(E)
  Fully diluted.................................   3,147                        586(I)(J)      3,733(E)

                            CANTEL INDUSTRIES, INC.
      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

------------------------
(A) To record 997,158 shares of Cantel Stock issued to MediVators stockholders.

(B) To record the anticipated direct costs associated with the Merger.

(C) To eliminate intercompany accounts receivable and accounts payable between Cantel and MediVators.

(D) The Unaudited Pro Forma Combined Condensed Statements of Operations do not include the anticipated direct costs associated with the Merger since they are non-recurring items.

(E) Weighted average number of shares for the combined company consists of the outstanding shares of Cantel, and outstanding shares of MediVators converted into Cantel shares at the rate of .2571 shares of Cantel Stock for each outstanding share of MediVators Series A Stock and .7713 shares of Cantel Stock for each outstanding share of MediVators Series B Stock. The outstanding MediVators Convertible Securities which are considered common stock equivalents are not included in the computation of primary or fully diluted earnings per share since they would be antidilutive upon conversion into Cantel Convertible Securities.

(F) To eliminate intercompany sales between Cantel and MediVators.

(G) Includes the adding back of Cantel Series B Preferred Stock dividends of $100,000 and Cantel Series B Preferred Stock imputed dividends of $152,000 to reflect the conversion of the Series B Preferred Stock into 600,000 shares of Cantel Stock as of the beginning of the fiscal year.

(H) In order to effect the Unaudited Pro Forma Combined Condensed Statements of Operations for the years ended July 31, 1995, 1994 and 1993 (Cantel year-end), the operating results for Cantel and MediVators were combined for the twelve month periods ended July 31.

(I) To reflect weighted average new Cantel shares issued in exchange for the MediVators shares.

(J) To eliminate Cantel Convertible Securities from the calculation of weighted average shares outstanding since they are antidilutive due to the combined net loss from continuing operations attributable to common stock.

(K) Excluded from the Unaudited Pro Forma Combined Condensed Statement of Operations was income from discontinued operations of $562,000 in fiscal 1994 and a loss from discontinued operations of $24,000 in fiscal 1993 which reflects the October 1993 sale of all of the assets, and the transfer of certain liabilities, of the seating division previously owned by Cantel, to the German manufacturer of the seating products.

(L) Excluded from the Unaudited Pro Forma Combined Condensed Statement of Operations was an extraordinary gain on the extinguishment of debt of $1,211,000 in fiscal 1994 which reflects the recognition of the remaining deferred interest benefit arising from Cantel's 1991 debt restructuring with its lending banks and subordinated debenture holders.

(M) In order to effect the Unaudited Pro Forma Combined Condensed Balance Sheet as of October 31, 1995 (Cantel quarter-end), the balance sheets of Cantel and MediVators were combined as of October 31, 1995. In order to effect the Unaudited Pro Forma Combined Condensed Statements of Operations for the three month periods ended October 31, 1995 and 1994 (Cantel quarter-end), the operating results for Cantel and MediVators were combined for the three month periods ended October 31.

                       INFORMATION WITH RESPECT TO CANTEL

GENERAL

    This Joint Proxy Statement/Prospectus is accompanied by a copy of Cantel's Annual Report on Form 10-K for the fiscal year ended July 31, 1995 and a copy of Cantel's Quarterly Report on Form 10-Q for the quarter ended October 31, 1995, both of which are attached hereto as ANNEX II. Such documents contain detailed financial and other information about Cantel and are hereby incorporated by reference in this Joint Proxy Statement/Prospectus as if set forth in full herein.

PRICE RANGE OF CANTEL STOCK

    Since March 18, 1994, Cantel Stock has been traded on the NASDAQ National Market System under the symbol "CNTL." From August 17, 1992 through March 17, 1994, Cantel Stock traded on the NASDAQ Small Cap Market. The following table sets forth, for the period indicated, the high and low closing prices for Cantel's Stock from August 1, 1993 through January 31, 1996, as reported by
NASDAQ:

                                                                                                               CLOSE
                                                                                                           -------------
                                                                                                         HIGH         LOW
                                                                                                        -----         ---
FISCAL YEAR ENDED JULY 31, 1994
First Quarter.......................................................................................          41/2          3
Second Quarter......................................................................................          51/2          33/4
Third Quarter.......................................................................................          51/2          4
Fourth Quarter......................................................................................          61/4          43/4
FISCAL YEAR ENDED JULY 31, 1995
First Quarter.......................................................................................          7            45/16
Second Quarter......................................................................................          63/4          31/4
Third Quarter.......................................................................................          61/2          41/2
Fourth Quarter......................................................................................          73/4          51/2
FISCAL YEAR ENDING JULY 31, 1996
First Quarter.......................................................................................         101/4          57/8
Second Quarter......................................................................................         113/8          83/4

    As of January 31, 1996, the closing price of Cantel Stock was $10 1/4 and Cantel had approximately 240 record holders of Cantel Stock. Cantel believes it has approximately 585 beneficial holders of its Cantel Stock. A number of such holders of record are brokers and other institutions holding shares of Cantel Stock in "street name" for more than one beneficial owner. On November 14, 1995, the date preceding public announcement of the proposed Merger, the closing price for Cantel Stock was $10.00 per share.

    Cantel has not paid any dividends on Cantel Stock. Following the Merger, Cantel does not intend to declare any dividends on Cantel Stock, but instead intends to retain all earnings for use in and the development of its business.

LEGAL PROCEEDINGS


    In late November 1995, Cantel was one of 102 named defendants in the lawsuit titled CALDWELL TRUCKING PRP GROUP V. ADT AUTOMOTIVE, INC. INCLUDING CANTEL INDUSTRIES INC. (Civ No. 95-1690 (WGB)) brought by nine companies which settled a Comprehensive Environmental Response Compensation and Liability Act claim by the United States Government and the State of New Jersey for contribution to the remediation costs of an alleged hazardous waste site in New Jersey. Cantel's time to formally respond to the complaint, which was filed in the United States District Court, District of New Jersey, is April 1, 1996. The complaint, which relates to alleged septic and/or industrial waste disposed of prior to 1984, seeks total past and future remediation costs from the 102 named defendants and prior settling companies, estimated at approximately $30 million, but does not allege any specific offense against Cantel at this time. Management of Cantel believes that Cantel was not engaged in the production, transportation or dumping of industrial waste at any time. Although Cantel can make no estimate of what its share, if any, of this total potential exposure could be, based on its current knowledge and available information, management believes that the claim will not have a material adverse affect on Cantel or its liquidity, financial condition or operating results. Furthermore, Cantel believes that it has defenses to the suit and that it may have insurance covering such claims in whole or in part, and intends to vigorously defend itself in this litigation.


                     INFORMATION WITH RESPECT TO MEDIVATORS
GENERAL

    This Joint Proxy Statement/Prospectus is accompanied by a copy of MediVators' Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994, and a copy of MediVators' Quarterly Report on Form 10-QSB for the quarter ended September 30, 1995, both of which are attached hereto as ANNEX III. Such documents contain detailed financial and other information about MediVators and are hereby incorporated by reference in this Joint Proxy Statement/Prospectus as if set forth in full herein.

    The following documents filed by MediVators with the Commission are hereby incorporated by reference in this Joint Proxy Statement/Prospectus:

    1.   Annual  Report on Form  10-KSB for  the fiscal year  ended December 31,
       1994.

    2. Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1995, June 30, 1995, and September 30, 1995.

PRICE RANGE OF MEDIVATORS STOCK

    MediVators Series A Stock is traded in the over-the-counter market on The Nasdaq Small Cap Market under the symbol "MVAT." The Series B Stock is not listed on any public trading market. The following table sets forth, for the periods indicated, the high and low closing bid as reported by Nasdaq. The quotations in the over-the-counter market reflect inter-dealer prices, without retail markup, markdown or commissions and may not necessarily represent actual transactions.

YEAR ENDED DECEMBER 31, 1994                                                  HIGH BID        LOW BID
-------------------------------------------------------------------------  --------------  -------------
First Quarter............................................................       3 1/8           1 1/2
Second Quarter...........................................................       3 3/8           2 5/8
Third Quarter............................................................       3 5/8           2 1/8
Fourth Quarter...........................................................       3 1/4           1 5/8


YEAR ENDED DECEMBER 31, 1995
-------------------------------------------------------------------------
First Quarter............................................................      3 5/16               2
Second Quarter...........................................................       2 5/8           1 3/8
Third Quarter............................................................       2 1/4           1 3/8
Fourth Quarter...........................................................       2 1/4           1 1/2

YEAR ENDING DECEMBER 31, 1996
-------------------------------------------------------------------------
First Quarter*...........................................................       2 1/8         1 13/16

------------------------
*   Through January 31, 1996


    As of January 31, 1996, the closing price of MediVators Series A Stock was $2.00 and MediVators had approximately 190 record holders of Series A Stock. MediVators has more than 1500 beneficial holders of its Series A Stock. A number of such holders of record are brokers and other institutions holding shares of Series A Stock in "street name" for more than one beneficial owner. On February 2, 1996 there was one record holder of MediVators Series B Stock.



    On November 14, 1995, the date preceding public announcement of the proposed Merger, the high asked and low bid prices for Series A Stock were $2 1/4 and $2 1/8, respectively. On an equivalent per share basis the price for the Series A Stock on such date was $2.57 per share, calculated by multiplying the value of a share of Cantel Stock at such date ($10.00 per share) by the Exchange Ratio of
 .2571.

    MediVators has never paid cash dividends on MediVators Stock. MediVators currently intends to retain any earnings for use in its operations and does not anticipate paying cash dividends in the foreseeable future.

    The Board of Directors of MediVators is required to declare, but is not required to pay, an annual 10% dividend on the Series B Stock until the conversion or earlier redemption of the Series B Stock or the liquidation or dissolution of MediVators. Declared but unpaid dividends will accumulate and will be payable only in shares of MediVators Series A Stock. On the Effective Date of the Merger, the accumulated dividends will convert into shares of Series A Stock at a conversion price that is based upon the average daily high and low sale price for Series A Stock in the public market over the 15 trading days immediately preceding the Effective Date. Such shares of Series A Stock will simultaneously be converted under the Merger into shares of Cantel Stock on the same basis as all other shares of Series A Stock outstanding on the Effective Date.

EMPLOYEES

    As of December 31, 1995, MediVators had 42 employees, comprised of four executive officers or senior management employees, four in sales, 23 in shipping, warehousing or manufacturing, seven in administration, two in research and development, and two in customer service.

LEGAL PROCEEDINGS

    MediVators is not currently a party to any material litigation and at December 31, 1994 was not a party to any material litigation.

                        PROPOSAL 2 ELECTION OF DIRECTORS
                         (FOR CANTEL STOCKHOLDERS ONLY)

    Three directors of Cantel are to be elected at the Annual Meeting to serve until the Annual Meeting of Stockholders to be held after the fiscal year ending July 31, 1998 and until their respective successors have been duly elected and qualified. Management has nominated Charles M. Diker, Alan J. Hirschfield and Bruce Slovin for election as directors. Unless authority to vote for the election of management's nominees is withheld, the enclosed proxy will be voted for the election of Messrs. Diker, Hirschfield and Slovin. Each of the nominees has consented to be named a nominee in the Joint Proxy Statement/Prospectus and to serve as a director if elected. While management has no reason to believe that any of the nominees will not be available as a candidate, should such situation arise, proxies given to management will be voted for the election of another person as a director.

NOMINEES FOR THREE-YEAR TERM EXPIRING AT THE
ANNUAL MEETING OF STOCKHOLDERS TO BE
HELD AFTER THE FISCAL YEAR ENDING                                                                       DIRECTOR
JULY 31, 1998 AND THEIR PRINCIPAL OCCUPATIONS                                                 AGE         SINCE
----------------------------------------------------------------------------------------      ---      -----------
Charles M. Diker
 Chairman of the Board of Cantel and Limited Partner of Weiss,
 Peck & Greer...........................................................................          60         1985
Alan J. Hirschfield
 Vice Chairman of the Board of Cantel, and Chairman and Co-Chief Executive Officer of
 Data Broadcasting Corp.................................................................          60         1986
Bruce Slovin
 President of McAndrews & Forbes Holding Company and President of Revlon Group Inc......          59         1986

DIRECTORS WITH TERM EXPIRING AT THE
ANNUAL MEETING OF STOCKHOLDERS TO BE
HELD AFTER THE FISCAL YEAR ENDING
JULY 31, 1996 AND THEIR PRINCIPAL OCCUPATIONS
----------------------------------------------------------------------------------------
James P. Reilly
 President and Chief Executive Officer of Cantel........................................          55         1989
Robert L. Barbanell
 President of Robert L. Barbanell Associates, Inc.......................................          65         1994

DIRECTORS WITH TERM EXPIRING AT THE
ANNUAL MEETING OF STOCKHOLDERS TO BE
HELD AFTER THE FISCAL YEAR ENDING
JULY 31, 1997 AND THEIR PRINCIPAL OCCUPATIONS
----------------------------------------------------------------------------------------
Richard L. Bloch
 President of Pinon Farm, Inc...........................................................          66         1988
Darwin C. Dornbush
 Partner in the law firm of Dornbush Mensch Mandelstam & Schaeffer, LLP.................          65         1963
Morris W. Offit
 Chief Executive Officer of OFFITBANK...................................................          58         1986

    Cantel's Annual Report on Form 10-K for the fiscal year ended July 31, 1995, a copy of which is annexed hereto as ANNEX II, contains information regarding the directors and executive officers of Cantel, including the nominees named above, executive compensation, security ownership of certain beneficial owners and management, and certain relationships and related transactions.

            COMMITTEES; MEETINGS OF THE BOARD OF DIRECTORS OF CANTEL

    Cantel has an Audit Committee of the Board of Directors consisting of Messrs. Barbanell, Dornbush and Slovin. The primary functions of the Audit Committee are to review Cantel's financial statements, recommend the appointment of Cantel's independent auditors and to review the overall scope of the audit. The Audit Committee also meets with Cantel's financial management and its independent auditors to satisfy itself of the adequacy of Cantel's internal controls and to review the independent auditors' report. The Audit Committee held three meetings during fiscal 1995. Cantel has a Compensation Committee of the Board of Directors consisting of Messrs. Dornbush, Hirschfield and Slovin. The primary functions of the Compensation Committee are the establishment of compensation policies and to consider, and make recommendations to the Board concerning, compensation and bonuses to Cantel's senior management. The Compensation Committee did not hold any formal meetings during fiscal 1995. The Board of Directors of Cantel held four meetings during the fiscal year ended July 31, 1995, exclusive of actions taken by unanimous written consent. Except for Mr. Offit, who did not attend three of the four Board Meetings, and Mr. Slovin, who did not attend two of the three Audit Committee meetings, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board (held during the period for which he has been a director) and (ii) the total number of meetings held by all committees of the Board on which he served (during the periods that he served). Cantel does not have a nominating committee.

DIRECTORS' COMPENSATION

    Directors who are not officers of Cantel were paid director's fees of $500 per meeting attended, plus expenses.

                        REPORT ON EXECUTIVE COMPENSATION
                         BY THE COMPENSATION COMMITTEE
            AND THE STOCK OPTION COMMITTEE OF THE BOARD OF DIRECTORS

    The Compensation Committee of Cantel's Board of Directors (the "Compensation Committee") is responsible for setting and administering the policies which govern annual executive salaries, raises and bonuses. The Compensation Committee is currently comprised of three members, all of whom are non-employee directors.

    Executive compensation for the fiscal year ended July 31, 1995 consisted of base salary for the Chief Executive Officer and the other executive officers of Cantel named in the Compensation Table. None of these individuals received a bonus in fiscal 1995. The policy of the Compensation Committee, in consultation with the Chief Executive Officer, is to provide compensation to the Chief
Executive Officer and Cantel's other executive officers reflecting the contribution of such executives to Cantel's growth in sales and earnings, the implementation of strategic plans consistent with Cantel's long term objectives, and the enhancement of shareholder value.

    Mr. Reilly, the President and Chief Executive Officer of Cantel, served Cantel pursuant to a written employment agreement from June 1989 through July 1992 and was compensated pursuant to the express terms of such agreement. Although the agreement expired in accordance with its terms, the Compensation Committee has agreed to compensate Mr. Reilly at the same base salary and bonus formula as was in effect during the last year of the agreement.

    Long term incentive compensation policy consists exclusively of the award of stock options under the Employee Plan and, in the case of officers who serve as directors of Cantel, non-discretionary annual option grants of 1,000 shares under the Directors' Plan.

    The Stock Option Committee is responsible for the award of stock options. Two non-employee directors, Alan J. Hirschfield and Bruce Slovin, currently serve on the Stock Option Committee, which administers the granting of options under the Employee Plan.

                                          COMPENSATION COMMITTEE

                                          Darwin C. Dornbush
                                          Alan J. Hirschfield
                                          Bruce Slovin

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No officer of Cantel served on Cantel's compensation committee during its last fiscal year. However, James P. Reilly, President and Chief Executive Officer of Cantel, participated in deliberations concerning executive compensation, except with respect to his own compensation.

                               PERFORMANCE GRAPH

    The graph below compares the cumulative total stockholder return on the Cantel Stock for the last five fiscal years with the cumulative total return on the Nasdaq Stock Market/U.S. Index and the Nasdaq Non-Financial Index over the same period (assuming the investment of $100 in the Cantel Stock, the Nasdaq Stock Market/U.S. and the Nasdaq Non-Financial Index on July 31, 1990, and the reinvestment of all dividends).

                                [LOGO]

                   PROPOSAL 3 (FOR CANTEL STOCKHOLDERS ONLY)
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The firm of Ernst & Young LLP has audited the financial statements of Cantel for each of the three fiscal years ended July 31, 1995. The Board of Directors desires to continue the services of Ernst & Young LLP for the current fiscal year ending July 31, l996. Accordingly, the Board of Directors will recommend to the Meeting that the stockholders ratify the appointment by the Board of Directors of the firm of Ernst & Young LLP to audit the financial statements of Cantel for the current fiscal year. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

          THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE
                       APPOINTMENT OF ERNST & YOUNG LLP.

                                 OTHER MATTERS

SUBMISSION OF CANTEL STOCKHOLDERS' PROPOSALS

    Stockholders are advised that any proposals they may wish to submit for presentation at next year's Annual Meeting and inclusion in Cantel's proxy statement and form of proxy for such meeting must be received by Cantel on or
before           .

FORM 10-K

    CANTEL'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JULY 31, 1995, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS INCLUDED AS ANNEX II TO THIS JOINT PROXY STATEMENT/PROSPECTUS.

FORM 10-KSB

    MEDIVATORS' ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994, INCLUDING THE FINANCIAL STATEMENTS, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS INCLUDED AS ANNEX III TO THIS JOINT PROXY STATEMENT/PROSPECTUS.

                                 LEGAL MATTERS

    The legality of the Cantel Stock offered hereby is being passed upon for Cantel by Dornbush Mensch Mandelstam & Schaeffer, LLP, 747 Third Avenue, New York, New York 10017.

                                    EXPERTS

    The consolidated financial statements and financial statement schedule of Cantel at July 31, 1995 and 1994 and for each of the three years in the period ended July 31, 1995, included in this Joint Proxy Statement/Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

    The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB of Medivators, Inc. for the year ended December 31, 1994 have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of November 14, 1995 by and among MEDIVATORS, INC., a Minnesota corporation ("MediVators"), CANTEL INDUSTRIES, INC., a Delaware corporation ("Cantel") and CANTEL ACQUISITION CORP., a Minnesota corporation, a wholly-owned subsidiary of Cantel ("Newco").

                                R E C I T A L S:

    A. The Boards of Directors of MediVators and Cantel and the Board of Directors and stockholder of Newco, respectively, deem it advisable and in the best interests of MediVators, Cantel, and Newco, and their respective stockholders that Cantel acquire the business and assets of MediVators through the merger (the "Merger") of Newco with and into MediVators upon the terms and subject to the conditions of this Agreement.

    B. Cantel will prepare and file with the Securities and Exchange Commission ("SEC") a registration statement on Form S-4 under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") registering shares of Cantel common stock issuable or reserved for issuance as a result of the Merger.

    C. The Boards of Directors of MediVators, Cantel and Newco, respectively, and the stockholders of Newco have approved and adopted this Agreement.

    D. The Merger is intended to be treated as a tax-free reorganization and, for accounting purposes, as a pooling of interests.

    Accordingly, the Parties hereto hereby agree as follows:

    1.  DEFINITIONS:

        1.1 DEFINED TERMS. As used in this Agreement, the following terms have the following meanings:

        "AGREEMENT":    this  Merger  Agreement,  as  amended,  supplemented  or
    otherwise modified from time to time.

        "ARTICLES OF MERGER":  has the meaning set forth in Section 2.2.

        "CANTEL ANNUAL MEETING":  has the meaning set forth in Section 8.7.

        "CANTEL  AUDITED FINANCIAL  STATEMENTS":  has  the meaning  set forth in
    Section 6.15.

        "CANTEL BALANCE SHEET":   The  unaudited consolidated  balance sheet  of
    Cantel as at July 31, 1995, a copy of which has been delivered to MediVators.

        "CANTEL BALANCE SHEET DATE":  July 31, 1995.

        "CANTEL CONVERTIBLE SECURITIES": the Convertible Securities identified on Schedule 6.5 which entitle the holder thereof to acquire Cantel Shares upon the exercise thereof, subject to the terms and conditions set forth therein.

        "CANTEL REPORTS":  has the meaning set forth in Section 6.15.

        "CANTEL SHARES": shares of Common Stock, par value $.10 per share, of Cantel.

        "CANTEL UNAUDITED FINANCIAL STATEMENTS":   has the meaning set forth  in
    Section 6.15.

        "CAPITAL STOCK": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a partnership or other Person (other than a corporation).

        "CARSEN":  Carsen Group Inc.

        "CLOSING":  has the meaning set forth in Section 4.1.

        "CODE":   the  Internal Revenue  Code of 1986,  as amended  from time to time, and the regulations and rulings issued thereunder.

        "CONTRACTUAL OBLIGATION":    as to  any  Person, any  provision  of  any
    agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

        "CONVERTED MEDIVATORS SHARES":   has  the meaning set  forth in  Section
    3.1.5.

        "CONVERTIBLE  SECURITIES":   options,  warrants, subscriptions  or other
    commitments or rights of any nature to purchase, or securities convertible into or exchangeable for, Capital Stock.

        "DELAWARE LAW":  the General Corporation Law of the State of Delaware.

        "EFFECTIVE DATE":  the date upon which the Effective Time occurs.

        "EFFECTIVE TIME":  has the meaning set forth in Section 2.2.

        "ENVIRONMENTAL LAWS": any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters, including without limitation, Hazardous Materials, as now or may at any time hereafter be in effect.

        "ERISA":   the  Employee Retirement  Income  Security Act  of  1974,  as
    amended   from  time  to  time,  and  the  regulations  and  rulings  issued thereunder.

        "EXCHANGE ACT": the Securities Exchange Act of 1934, as amended from time to time and the regulations and rulings issued thereunder.

        "GAAP":   generally accepted accounting  principles in the United States of America in effect from time to time.

        "GOVERNMENTAL AUTHORITY": any nation or government, any state or other political subdivision thereof and any federal, state, county, local or foreign entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation the United States Food and Drug Administration ("FDA") and Environmental Protection Agency ("EPA").

        "HAZARDOUS MATERIALS": any (i) "hazardous substance," "pollutants," or "contaminant" (as defined in Sections 101(14),(33) of the Comprehensive
Environmental Response Compensation Liability Act ("CERCLA") or the regulations designated pursuant to Section 102 of CERCLA and found at 40 C.F.R. Section
302), including any element, compound, mixture, solutions, or substance that is or may be designated pursuant to Section 102 of CERCLA; (ii) substance that is or may be designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act, as amended (33 U.S.C. SectionSection 1251, 1321(b)(2)(A) ("FWPCA"); (iii) hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act, as amended (42 U.S.C. SectionSection 6901, 6921) ("RCRA"); (iv) substance containing petroleum, as that term is defined in Section 9001(8) of RCRA; (v) toxic pollutant that is or may be listed under Section 307(a) of FWPCA; (vi) hazardous air pollutant that is or may be listed under Section 112 of the Clean Air Act, as amended (42 U.S.C. SectionSection 7401, 7412); (vii) asbestos, asbestos-containing material, or urea formaldehyde or material that contains it; and (viii) waste oil and other petroleum products.

        "IRS":  the Internal Revenue Service.

        "LIEN": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security interest or agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

        "MATERIAL ADVERSE EFFECT": a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the specified party and its Subsidiaries taken as a whole, (b) the ability of the party to perform its obligations under this Agreement, or (c) the validity or enforceability of this Agreement or the rights or remedies of the other party hereunder or thereunder; provided, however, that the direct costs and expenses of this transaction, including without limitation fees of attorneys, accountants and other such professionals, shall not be considered in determining the existence of a Material Adverse Effect.

        "MEDIVATORS BALANCE SHEET": the unaudited consolidated balance sheet of MediVators as at June 30, 1995.

        "MEDIVATORS BALANCE SHEET DATE":  June 30, 1995.

        "MEDIVATORS CONVERTIBLE SECURITIES": the Convertible Securities identified on Schedule 5.5 which entitle the holder thereof to acquire
MediVators Shares upon the exercise thereof, subject to the terms and conditions set forth therein.

        "MEDIVATORS AUDITED FINANCIAL STATEMENTS":  has the meaning set forth in
    Section 5.15.

        "MEDIVATORS REPORTS":  has the meaning set forth in Section 5.15.

        "MEDIVATORS  SERIES A  SHARES":   shares of  Series A  Common Stock, par
    value $.01 per share, of MediVators.

        "MEDIVATORS SERIES  B  SHARES":    shares of  Series  B  10%  Cumulative
    Redeemable   Convertible  Common  Stock,  par   value  $.01  per  share,  of
MediVators.

        "MEDIVATORS SHARES":    collectively,  MediVators Series  A  Shares  and
    MediVators Series B Shares.

        "MEDIVATORS SPECIAL MEETING":  has the meaning set forth in Section 8.7.

        "MEDIVATORS UNAUDITED FINANCIAL STATEMENTS": has the meaning set forth in Section 5.15.

        "MERGER":  shall have the meaning set forth in Recital A.

        "MINNESOTA  LAW":    the  Business  Corporation  Act  of  the  State  of
    Minnesota.

        "NASDAQ":   National  Association of Securities  Dealers, Inc. Automated
    Quotation System.

        "PERMITTED TRANSFEREE": as to any Person, such Person's successors by law, and as to any individual, such individual's spouse and lineal descendants (including by way of adoption).

        "PERSON":   an  individual, partnership,  corporation,  business  trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

        "PROXY STATEMENT":  has the meaning set forth in Section 8.7.

        "REQUIREMENT OF LAW": as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other
Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

        "S-4": the registration statement on Form S-4, including any amendments or supplements thereto, to be filed with the SEC pursuant to Section 8.7.

        "SEC":  has the meaning set forth in Recital B.

        "SECURITIES ACT":  has the meaning set forth in Recital B.

        "SIGNIFICANT EMPLOYEE":   As to any  Person, "significant employees"  of
    such Person as that term is defined in Regulation S-K of the Securities Act.

        "STOCKHOLDER MEETINGS":  has the meaning set forth in Section 8.7.

        "SUBSIDIARY": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. A Subsidiary, as to any Person, shall include a partnership which has such Person or a Subsidiary of such Person as a general partner of such partnership.

        "SURVIVING CORPORATION":  has the meaning set forth in Section 2.1.

        "TANGIBLE PROPERTY": as to any Person, the plant, machinery, equipment, leasehold improvements, vehicles, and structures of such Person and related capitalized items and other tangible property material to the business of such Person.

        1.2  OTHER DEFINITIONAL PROVISIONS; INTERPRETATION.

           (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other agreement, instrument or document made or delivered pursuant hereto.

           (b) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

           (c) The headings in  this Agreement are  included for convenience  of
       reference   only  and  shall  not  in  any  way  affect  the  meaning  or interpretation of this Agreement.

           (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

    2.  THE MERGER.

        2.1 THE MERGER AND ITS EFFECT. Subject to the terms and conditions of this Agreement, at the Effective Time, Newco shall be merged with and into
MediVators, which shall be the surviving corporation (MediVators, as the party to the Merger surviving the Merger, is sometimes hereinafter referred to as the "Surviving Corporation"), in accordance with this Agreement and which shall continue to be governed by the Laws of the State of Minnesota. Upon the effectiveness of the Merger: (a) the separate corporate existence of Newco shall cease; (b) the Surviving Corporation shall possess all of the rights, privileges, powers, immunities, purposes and franchises, both public and private, of each of MediVators and Newco; (c) all real and personal property, tangible and intangible, of every kind and description belonging to MediVators and Newco shall be vested in the Surviving Corporation without further act or deed, and the title to any real estate or any interest therein vested in either MediVators or Newco shall not revert or in any way be impaired by reason of the Merger; (d) the Surviving Corporation shall be liable for all the obligations and liabilities of each of MediVators and Newco and any claim existing or action or proceeding pending by or against either MediVators or Newco may be enforced as if the Merger had not taken place; and (e) neither the rights of creditors nor any Liens upon the property of either MediVators or Newco shall be impaired by the Merger.

        2.2 EFFECTIVE TIME OF THE MERGER. Upon the satisfaction or waiver of the conditions set forth in Sections 9 and 10 and the Closing of the Merger in accordance with Section 4, the parties hereto shall cause an Articles of Merger meeting the requirements of Section 302A.615 of the Minnesota Law (the "Articles of Merger") to be properly executed and filed in accordance with the terms of this Agreement and the applicable provisions of the Minnesota Law. The Merger shall become effective at the time of the filing of the Articles of Merger as provided above, or at such later time as the parties hereto have theretofore agreed upon and designated in such filings as the effective time of the Merger (the "Effective Time").

        2.3 ARTICLES OF INCORPORATION AND BY-LAWS OF SURVIVING CORPORATION. From and after the Effective Time, the Articles of
Incorporation and By-laws of MediVators as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and By-laws of the Surviving Corporation until further amended.

        2.4 DIRECTORS OF THE SURVIVING CORPORATION. At the Effective Time, the directors of the Surviving Corporation shall be as follows:

                                William J. Vella
                                Curtis D. Luebke
                                James P. Reilly
                              Donald L. Sturtevant
                                Craig A. Sheldon

        2.5 OFFICERS OF THE SURVIVING CORPORATION. At the Effective Time, the officers of the Surviving Corporation shall be as follows:

                       OFFICE                               NAME OF OFFICER
-----------------------------------------------------  -------------------------
President                                              Donald L. Sturtevant
Vice President, Treasurer and Secretary                Craig A. Sheldon
Vice President -- Sales and Marketing                  Jeffrey D. Eitreim
Vice President -- Research and Development             James F. Drake

        Persons who are currently serving as officers and directors of MediVators shall deliver resignations as officers and directors of MediVators prior to the MediVators Special Meeting, such resignations to be effective at the Effective Time.

        2.6    FISCAL  YEAR.   Cantel  and  MediVators covenant  and  agree that
    commencing at the Effective Time, the fiscal year of the Surviving Corporation shall end on the 31st day of July.

    3.  CONVERSION OF SHARES ON THE MERGER EFFECTIVE DATE.

        3.1 MANNER AND BASIS OF CONVERSION. Pursuant to the Merger, the manner and basis of converting the Capital Stock of each of MediVators and Newco into or for Capital Stock or other property of the Surviving Corporation or Cantel shall be as follows:

             3.1.1 Each share of Common Stock of Newco issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one (1) share of common stock of the Surviving Corporation.

             3.1.2 Each of the MediVators Series A Shares issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into .2571 Cantel Shares.

             3.1.3 Each of the MediVators Series B Shares issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into .7713 Cantel Shares.

             3.1.4 As of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, the MediVators Convertible Securities which are set forth on Schedule 5.5 and remain outstanding at the Effective Time shall, by virtue of the Merger, thereafter entitle the holder thereof to acquire such number of Cantel Shares as such holder would have received had such MediVators Convertible Security been exercised in full for MediVators Shares immediately prior to the Effective Time. At the Effective
Time, the per share exercise price of each of such MediVators Convertible Securities shall be adjusted by multiplying the then current per share exercise price thereof by a fraction the numerator of which is 1 and the denominator of which is .2571. As of the Effective Time, all stock option plans of MediVators shall automatically terminate. In lieu of the foregoing, the parties may agree prior to the Effective Date to convert all or some of the MediVators

Convertible Securities into an option under an existing stock option plan of Cantel (on terms consistent with those described in this paragraph) in which case MediVators shall use its best efforts to cause the holders of MediVators Convertible Securities to sign such option agreements with Cantel as may be required to effect the foregoing.

             3.1.5 The MediVators Shares to be converted into Cantel Shares pursuant to Sections 3.1.2 and 3.1.3 are sometimes hereinafter referred to as the "Converted MediVators Shares."

        3.2 PROCEDURE FOR CONVERSION OF SHARE CERTIFICATES. As promptly as possible on or after the Effective Date, a letter of transmittal
("Transmittal Letter") and instructions will be mailed or otherwise made available for use in surrendering to American Stock Transfer and Trust Company or other agent appointed by Cantel (the "Exchange Agent") stock certificates which immediately prior to the Effective Time represented Converted MediVators Shares. The Transmittal Letter will authorize the Exchange Agent to do all things necessary to accomplish the exchange of such stock certificates for stock certificates representing Cantel Shares. Each holder of record of a stock certificate subject to conversion which prior to the Effective Time represented Converted MediVators Shares will be entitled to receive, promptly upon proper surrender thereof to the Exchange Agent together with a properly completed and duly executed Transmittal Letter, and compliance with the terms of the Transmittal Letter, certificates representing Cantel Shares as provided in Sections 3.1.2 or 3.1.3, as the case may be. Until so surrendered, each certificate representing Converted MediVators Shares shall be deemed for all corporate purposes to evidence only the right to receive, upon proper surrender together with a properly completed and duly executed Transmittal Letter, certificates representing the Cantel Shares into which the shares represented thereby shall have been converted, as set forth herein.

        3.3 NO FRACTIONAL SHARES. No certificates or scrip for fractional Cantel Shares will be issued in the Merger; no Cantel stock split or dividend shall relate to any fractional share and no fractional share interest shall entitle the owner thereof to vote or have any rights of a stockholder of Cantel. In lieu of such fractional shares, any holder of Converted MediVators Shares who would otherwise be entitled to receive a fractional Cantel Share will, upon surrender of his or her certificate or certificates representing Converted MediVators Shares outstanding immediately prior to the Effective Time, be paid the cash value of such fractional Cantel Share which shall be equal to the amount determined by multiplying such fraction by the closing price of Cantel Shares on the NASDAQ National Market System on the first day preceding the Effective Date on which Cantel Shares were traded on said market.

        3.4 NO FURTHER TRANSACTIONS. The stock transfer books of MediVators shall be closed as of the Effective Date and no further registrations of transfers of MediVators Shares shall be made thereafter on the records of MediVators.

        3.5 RIGHTS OF HOLDERS OF MEDIVATORS SHARES. Each Cantel Share into which Converted MediVators Shares shall be converted in the Merger shall be deemed to have been issued on the Effective Date. No dividends which shall accrue on any such newly-issued Cantel Shares shall be paid until the certificate representing the applicable Converted MediVators Shares shall have been surrendered as required by Section 3.2 above, but upon such surrender, there shall be paid to the Person in whose name the certificates representing such Cantel Shares shall be issued any dividends (without interest thereon) which shall have become payable or as to which a record date has occurred with respect to such Cantel Shares between the Effective Date and the time of such surrender.

    4.  CLOSING.

       4.1 The Merger shall be consummated at a closing (the "Closing") at the offices of Cantel's counsel, Dornbush Mensch Mandelstam & Schaeffer, LLP
("DMM&S"), 747 Third Avenue, New York, New York 10017 or at such other place as may be agreed by the parties. The Closing shall take place on the date following the date that the Merger is approved by the stockholders of MediVators and Cantel, as contemplated by Section 8.8, which shall be as soon as practicable following the date that the S-4 (as hereinafter defined) is declared effective by the SEC (but not earlier than permitted by applicable regulations of the SEC), or on such other date as may be agreed by the parties. The Articles of Merger provided for by Section 2.2 shall be filed in the office of the Secretary of State of the State of Minnesota, as specified in said Section.

    5. REPRESENTATIONS AND WARRANTIES OF MEDIVATORS. MediVators, which for purposes of this Section 5 shall be deemed to include all Subsidiaries of MediVators unless the context indicates otherwise, hereby represents and warrants to Cantel that, except as disclosed on any Schedule:

        5.1 ORGANIZATION OF MEDIVATORS. MediVators is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its businesses in all material respects as now being conducted.

        5.2 QUALIFICATION. MediVators is duly qualified as a foreign corporation to transact business in the jurisdictions set forth in Schedule
5.2, which are the only jurisdictions where the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect on MediVators.

        5.3 AUTHORITY. MediVators has all requisite corporate power and authority to execute, deliver and perform this Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Agreement and to consummate the transactions contemplated by this Agreement, subject to adoption of this Agreement by MediVators' stockholders. This Agreement has been duly executed and delivered by MediVators and, subject to adoption of this Agreement by MediVators' stockholders, constitutes legal, valid and binding obligations of MediVators enforceable against MediVators in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies.

        5.4  CAPITALIZATION.  MediVators' authorized Capital Stock consists  of:
    (i) 10,000,000 Series A Shares, of which 3,866,086 shares were issued and outstanding as of the date hereof (giving effect to the issuance of 20,000 shares to James Drake), and (ii) 500,000 Series B Shares, of which 2,000 Shares were issued and outstanding as of the date hereof (subject to accrued and unpaid stock dividends). No other class of Capital Stock of MediVators is authorized or outstanding. All of the issued and outstanding MediVators Shares are duly authorized and are legally and validly issued, fully paid and nonassessable.

        5.5 MEDIVATORS CONVERTIBLE SECURITIES. Except as set forth in Schedule 5.5, (a) there are no outstanding Convertible Securities to acquire any securities of MediVators or its Subsidiaries from MediVators or, to MediVators' knowledge, from any of the stockholders of MediVators or its Subsidiaries, except as contemplated by this Agreement in connection with the Merger; (b) no shares of Capital Stock of MediVators are reserved or set aside as treasury shares for any purpose and no stockholder of MediVators has preemptive rights; and (c) there are no voting trusts or other agreements or understandings of which MediVators has knowledge with respect to the voting of shares of any class of Capital Stock of MediVators, except as contemplated by this Agreement.

        5.6 SUBSIDIARIES. Except as set forth in Schedule 5.6, MediVators has no Subsidiaries and neither MediVators nor any of its Subsidiaries is a party to any partnership or joint venture agreement or arrangement or owns any equity interest in any other corporation, partnership or other entity. Each Subsidiary of MediVators is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation set forth on
Schedule 5.6 and is duly qualified to do business as a foreign corporation, and in good standing in the states (listed in Schedule 5.6) in which it owns property of the nature, or transacts business of the type, that would make such qualification necessary. Each Subsidiary of MediVators has the power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business in all material respects as now conducted. MediVators owns of record, free and clear of all Liens, one hundred percent (100%) of the issued and outstanding Capital Stock of its Subsidiaries.

        5.7 ARTICLES OF INCORPORATION AND BY-LAWS. MediVators has made available to Cantel true, correct and complete copies of the articles of incorporation and by-laws of MediVators and each of its Subsidiaries, and all amendments thereto as of the date hereof. Each Articles of Incorporation delivered hereunder has been certified by the Secretary of State of the state of incorporation.

        5.8 NO CONFLICTS. Except as set forth in Schedule 5.8, neither the execution and delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, conflict with or will conflict with or has resulted or will result in the breach of or violation of any of the terms or conditions of, or constitute (or, with notice or lapse of time or both, would constitute) a default or result in the acceleration of any material obligation of MediVators under: (i) the certificate of incorporation or by-laws of MediVators; or (ii) any Requirement of Law or Contractual Obligation of MediVators and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

        5.9 NO MATERIAL ADVERSE CHANGE. Except as set forth in Schedule 5.9, since the MediVators Balance Sheet Date, MediVators has conducted its business in all material respects only in the ordinary and usual course and there has been no material adverse change in the assets, liabilities, properties, business or condition, financial or otherwise, of MediVators, and no event or condition exists or has occurred which would, so far as reasonably can be foreseen at this time, have a Material Adverse Effect, nor has there been any damage, destruction or loss materially affecting the assets, properties, business or condition of MediVators, whether or not covered by insurance.

        5.10 TAX MATTERS. The total amounts set up as valuation allowances for current and deferred taxes in the MediVators Unaudited Financial Statements are, and the total amounts accrued on the books and records of MediVators for the period commencing on the day following the MediVators Balance Sheet Date and ending on the date of the Closing will be, adequate provisions, in accordance with GAAP, for the payment of all federal, state, county, local, foreign and other taxes, and all employment and payroll related taxes, and all import duties, including any penalties or interest thereon, whether or not measured in whole or in part by income, whether disputed or not, which are hereafter found to be, or to have been, due with respect to the conduct of the business of MediVators during all periods covered by the MediVators Unaudited Financial Statements up to and through the MediVators Balance Sheet Date and during the period subsequent thereto and up to and through the date of the Closing, respectively. Except as would not have a Material Adverse Effect, MediVators has timely filed, on or before the relevant due dates therefor (including any extensions of time to file), all income tax, excise tax, sales tax, use tax, gross receipts tax, franchise tax, employment and payroll related tax, property tax and all other tax returns and reports which MediVators is required by law to file, all of which were, to the knowledge of MediVators, properly prepared on a reasonable basis. MediVators has paid or provided for all taxes shown to be due on such returns and any amendments thereto. There are no unpaid deficiencies or other assessments of tax, interest or penalties owed by MediVators. MediVators will file when due all tax returns which are required to be filed by it on or before the date of the Closing. Such returns shall be properly prepared on a reasonable basis and in a manner consistent with prior returns. No federal or state returns of MediVators relating to taxes measured in whole or in part by net income have been audited, and, except as would not have a Material Adverse Effect, no audit of any tax return of MediVators is in progress or, to the knowledge of MediVators, threatened, and no waiver or agreement by MediVators is in force for the extension of time for the assessment or payment of any tax. Any extension of time for the filing of a tax return which is currently in effect was properly obtained.

        5.11 COMPLIANCE WITH LAWS. (a) MediVators is in compliance with, and has not received notice from any Governmental Authority alleging a violation by it of, any federal, state, county, local or foreign, statute, law, ordinance, regulation or order (i) applicable to it or its business, including without limitation regulations promulgated by the FDA, EPA or OSHA or (ii) which otherwise is applicable to it involving the manufacture, production, storage, possession, sale, delivery or distribution of any of its products or services;
(b) MediVators has not received any directives or orders from any Governmental Authority related to or affecting any of its products or facilities; (c) MediVators has all licenses, permits, orders, authorizations, notifications and approvals of any Governmental Authority (including without limitation, notifications of the FDA under Section 510(k) under the Food, Drug and Cosmetics Act, as amended (the "FDC Act")) material to the conduct of its business as presently conducted (collectively, the "MediVators Permits"); and (d) all material MediVators Permits, the loss of which could have a Material Adverse Effect, are listed in Schedule 5.11 and are in full force and effect, no violations are or have been recorded in respect of any MediVators Permit which currently have or could have a Material Adverse Effect, and no proceeding is pending, or, to the best knowledge of MediVators, threatened, to revoke or limit any MediVators Permit, the loss of which could have a Material Adverse Effect. MediVators has not marketed and is not currently marketing any device in violation of the FDC Act and is in compliance, in all material respects, with all manufacturing and quality assurance standards and other requirements under the FDC Act and FDA regulations applicable to MediVators.

        5.12 NO CONSENTS. Except for applicable requirements of the Securities Act, the Exchange Act, NASDAQ, and state securities or blue sky laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement by MediVators, the consummation by MediVators of any of the transactions contemplated hereby or the receipt of the Cantel Shares by holders of the MediVators Shares pursuant to this Agreement.

        5.13 NO DEFAULTS UNDER LOAN AGREEMENTS. MediVators is not in default under any Contractual Obligation relating to borrowed money to which it is a party or by which it or its material assets or properties is bound, nor does any condition exist which with notice or lapse of time or both would constitute such default, and each such contract or other agreement relating to borrowed money is in full force and effect. Exclusive of intercompany indebtedness, there is no agreement, contract or instrument to which MediVators is a party and which evidences, individually or, in the case of related transactions, collectively, indebtedness of MediVators for money borrowed.

        5.14 LITIGATION. Except as set forth in Schedule 5.14, MediVators is not a party to, nor, to its knowledge, threatened with, any material litigation or judicial, administrative or arbitration proceeding or investigation. Except as set forth in Schedule 5.14, there is no dispute with any Person under contract with MediVators which has a Material Adverse Effect on MediVators, or is reasonably likely to have a Material Adverse Effect on MediVators, and there is no present or to MediVators' knowledge, threatened walkout, strike or any other similar occurrence.

        5.15  PUBLIC REPORTS; COMPLIANCE.

           (a) MediVators has heretofore delivered to Cantel a copy of its Annual Reports on Form 10-K pursuant to Sections 13 or 15(d) of the Exchange Act for the fiscal years ended December 31, 1994 and December 31, 1993, and all other registration statements and reports required to be or otherwise filed by it since December 31, 1994 with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the "MediVators Reports"). None of the MediVators Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading (in each case as of the date hereof). Included or incorporated by reference in the MediVators Reports are, without limitation, the consolidated balance sheets of MediVators as at December 31, 1994 and December 31, 1993 and the related consolidated statements of operations, cash flows, and changes in stockholders' equity for each of the respective fiscal years then ended, certified by Price Waterhouse LLP, whose opinions thereon are included therewith (the "MediVators Audited Financial Statements") and the unaudited consolidated balance sheets of MediVators as at June 30, 1995 and March 31, 1995, together with the related unaudited consolidated statements of operations and cash flows for the periods reflected therein (the "MediVators
       Unaudited Financial Statements"). The MediVators Audited Financial Statements and the MediVators Unaudited Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated and fairly present the consolidated financial position, results of operations, cash flows, and changes in stockholders' equity of MediVators and its consolidated Subsidiaries as at the respective dates and for the respective periods stated therein in each case in accordance with generally accepted accounting principles consistently applied.

           (b) The MediVators Common Stock is registered under Section 12(g) the Exchange Act, is quoted in the National Association of Securities Dealers Automated Quotation System, and is currently subject to the periodic reporting requirements of Section 13 or Section 15(d) of the Exchange Act. MediVators has filed and will file all reports required to be filed by it pursuant to the Exchange Act and the regulations promulgated thereunder through the date hereof and the Closing. No such reports filed by MediVators after the date hereof and prior to the Effective Date will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading (in each case as of the date filed).

        5.16 AGREEMENTS. Schedule 5.16 lists or refers to all of the following types of contracts and other agreements (whether oral or written) which are not otherwise disclosed herein or in the MediVators Reports and which provide for payments by or to MediVators in excess of $10,000 to which MediVators is a party or by or to which it or its assets or properties are bound or subject: (i) contracts and other agreements with any current or former officer, director, employee, consultant or stockholder, including, without limitation, all non-competition agreements with employees; (ii) agreements with any labor union or association representing any employee; (iii) contracts and other agreements for the sale of products or services; (iv) contracts and other agreements for the purchase or acquisition of products, materials, supplies, equipment, merchandise, or services; (v) contracts and other agreements for the sale of any of its assets or properties or for the grant to any person of any preferential rights to purchase any of its assets or properties other than in the ordinary course of business; (vi) joint venture agreements relating to its assets, properties or business or by or to which it or its assets or properties are bound or subject; (vii) contracts or other agreements under which it agrees to indemnify any person, to share tax liability of any person, or to refrain from competing with any person; (viii) warehousing, distributorship, representative, management, marketing, sales agency or advertising agreements; and (ix) any other material contract or other agreement not made in the ordinary course of business (other than those reflected in any other Schedule) including, without limitation, all agreements with any finder, broker or financial consultant. All of the contracts and other agreements set forth in Schedule 5.16 are (except as set forth in said Schedule), to the knowledge of MediVators, in full force and effect in accordance with their respective terms, and MediVators is not in default, nor does any condition exist which with notice or lapse of time or both would constitute a default by MediVators, in any material respect, under any of them, nor, to the knowledge of MediVators, is any other party to any such contract or other agreement in default in any material respect thereunder on the date hereof. On the date hereof, MediVators is not a party to or bound by any contracts or other agreements (other than those identified on a Schedule to this Agreement) which it believes either individually or in the aggregate have a Material Adverse Effect on MediVators.

        5.17  REAL ESTATE.  MediVators does not own any real property.  Schedule
    5.17 sets forth a list of: (i) all leases, subleases or other agreements under which MediVators is lessor or lessee of any real property; (ii) all options held by MediVators or Contractual Obligations on the part of MediVators to purchase or acquire any interest in real property; and (iii) all options granted by MediVators to sell or dispose of any interest in real property. MediVators is the owner of record, the lessee or lessor under the leases or holder of the options, as the case may be, as set forth in Schedule 5.17. Such leases, subleases and other agreements are in full force and effect and, with respect to MediVators' performance thereunder, no default, or event which, with notice or lapse of time or both, would constitute a default, in any material respect by MediVators, has occurred thereunder. MediVators' principal physical plants and facilities are in good condition and repair, and are sufficient for the conduct of MediVators' business as presently conducted. No condemnation proceeding is pending or, to MediVators' knowledge, threatened which would preclude or materially impair the use by the Surviving Corporation of any material property leased to or from MediVators or owned by MediVators. MediVators has received no notice that it is in violation of any material zoning regulation or requirement relating to any material property leased to or from MediVators.

    The real estate owned or leased by MediVators is in all material respects free of unlawful contamination from any substance or material presently identified as toxic or hazardous by any Environmental Laws and MediVators has not caused or suffered to occur a material spillage or other discharge of any Hazardous Materials or substance within the meaning of any Environmental Law or otherwise conducted operations which could reasonably lead to the imposition of any Lien upon any real property owned or leased by MediVators or any material fine upon MediVators pursuant to any Environmental Law.

        5.18 OFFICERS, DIRECTORS AND EMPLOYEES. Schedule 5.18 sets forth the name and total compensation of each officer, director, employee and consultant of MediVators. Except for employment agreements described in Schedule 5.16, MediVators is not a party to any Contractual Obligation which could obligate MediVators to pay severance or other similar compensation to an officer, director, employee or other Person solely as a result of the Merger or other transactions contemplated hereunder.

        5.19 ACCOUNTS RECEIVABLE. Except as set forth in Schedule 5.19, and subject to reserves for bad debts as therein provided, all accounts receivable reflected on the MediVators Balance Sheet and all accounts receivable arising subsequent to the MediVators Balance Sheet Date have arisen in the ordinary course of business, have been collected or, to the best knowledge of MediVators, are collectible in the aggregate recorded amounts thereof in accordance with their terms subject to reserves for bad debts which, to MediVators' knowledge, are adequate, and are owned by MediVators free and clear of any Lien. Schedule 5.19 lists as of September 30, 1995 all accounts receivable of MediVators on an aging basis, which Schedule is true, correct and complete.

        5.20 TANGIBLE PROPERTY. MediVators has made available to Cantel a depreciation schedule for the plant, machinery, equipment, leasehold improvements, vehicles, structures, any related capitalized items and other tangible property material to the business of MediVators and which is treated by MediVators as depreciable or amortizable property ("MediVators Tangible Property").

        5.21 INTANGIBLE PROPERTY. MediVators owns or is licensed to use, in each case free and clear of any Lien created by MediVators, all patents, trademarks, trade names, service marks, copyrights, applications for any of the foregoing, together with all other technology, know-how, tangible or intangible proprietary information or material and formulae that are necessary and material to the business of MediVators as currently conducted (the "MediVators Intellectual Property"). Schedule 5.21 lists all patents, trademarks, trade names, service marks, copyrights and applications included in the MediVators Intellectual Property. Except as set forth in Schedule 5.21, MediVators has received no notice of any claims by any person, (i) to the effect that the manufacture, sale or use of any product or process as now used or offered by MediVators infringes on any patents, (ii) against the use by MediVators of any trademarks, trade names, technology, know-how or processes necessary and material for the operation of the business of MediVators as currently conducted or presently contemplated, or (iii) challenging or questioning the validity or effectiveness of any of the MediVators Intellectual Property. MediVators has provided Cantel with a true and complete copy of each patent that constitutes MediVators Intellectual Property and each license or sublicense pursuant to which MediVators is permitted to sell, distribute or otherwise use MediVators Intellectual Property owned by third parties.

        5.22 PRODUCTS. MediVators has furnished Cantel with representative information describing MediVators' products and services. MediVators has no
Contractual Obligations pursuant to which it is obligated to purchase inventory or components and which is not terminable by MediVators without any material payment or charge.

        5.23 LIENS. MediVators owns outright and has good and marketable title to all of its Tangible Property, including, without limitation, all of the
MediVators Tangible Property reflected on the MediVators Balance Sheet, in each case free and clear of any Lien, except for: (i) immaterial MediVators Tangible Property, (ii) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the MediVators Balance Sheet Date, (iii) Liens securing taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords and like persons, which are not yet due and payable, (iv) minor Liens of a character which do not substantially impair the assets or properties of MediVators or materially detract from its business, and (v) as reflected in the MediVators Audited Financial Statements.

        5.24 ACCOUNTS PAYABLE. Schedule 5.24 lists as of September 30, 1995 all accounts payable of MediVators on an aging basis, which Schedule is true, correct and complete. Prior to the Closing, MediVators will deliver to Cantel a true, correct and complete schedule of MediVators' accounts payable as at a date not more than 30 days prior to the Effective Date which sets forth all accounts payable of MediVators.

        5.25 LIABILITIES. As at the date of this Agreement, MediVators did not have any material direct or indirect indebtedness or uninsured liability accrued, absolute, or contingent (and likely of occurring) or otherwise, including, without limitation, liabilities on account of taxes, other governmental charges or lawsuits brought, whether or not of a kind required by GAAP to be set forth, accrued, reserved for or reflected in a financial statement ("MediVators Liabilities"), which were not adequately accrued, reserved for or reflected in the MediVators Unaudited Financial Statements, except MediVators Liabilities: (i) incurred since the MediVators Balance Sheet Date in the ordinary course of business, (ii) incurred in connection with this Agreement or (iii) of the type expressly referred to elsewhere in this Agreement or in the MediVators Reports.

        5.26 SUPPLIERS AND CUSTOMERS. To MediVators' knowledge, the relationships of MediVators with its suppliers, licensors or sublicensors of intellectual property rights and customers are reasonably good commercial or other working relationships and no (i) supplier of products sold or utilized by MediVators, the loss of which could have a Material Adverse Effect, or (ii) customer who accounted for more than $100,000 of MediVators' sales of products or services during the year ended December 31, 1994 or is reasonably expected to account for more than $100,000 of such sales during the year ending December 31, 1995 or licensor or sublicensor of intellectual property to MediVators, has cancelled or otherwise terminated, or threatened in writing or otherwise to cancel or otherwise terminate, its relationship with MediVators.

        5.27 EMPLOYEE BENEFIT PLANS. Schedule 5.27 sets forth a true and complete list of all written and oral pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive compensation, bonus, vacation, severance, sickness or disability, hospitalization, individual and group health and accident insurance, individual and group life insurance and other material employee benefit plans, programs, commitments or funding arrangements maintained by MediVators or a Subsidiary of MediVators, to which MediVators or such Subsidiary is a party, or under which MediVators or the Subsidiary has any obligations, present or future (other than obligations to pay current wages, salaries or sales commissions terminable on notice of 30 days or less) in respect of, or which otherwise cover or benefit, any of the current or former officers, employees or sales representatives (whether or not employees) of MediVators, or their beneficiaries (hereinafter individually referred to as "MediVators Employee Benefit Plan" and collectively referred to as "MediVators Employee Benefit Plans"). MediVators has delivered or made available to Cantel true and complete copies of all documents, as they may have been amended to the date hereof, embodying the terms of the MediVators Employee Benefit Plans.

    Except for the MediVators Employee Benefit Plans identified in Schedule 5.27, there is no "employee pension benefit plan", "employee welfare benefit plan" or "employee benefit plan" within the meaning of Sections 3(1), 3(2) and 3(3) of ERISA. No MediVators Employee Benefit Plan to which MediVators or any ERISA Affiliate (as hereinafter defined) has maintained or contributed to is subject to Title IV of ERISA or Section 412 of the Code. For purposes of this
Section 5.27, the term "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) which is under common control with MediVators, within the meaning of Sections 414(b) and 414(c) of the Code or the regulations promulgated thereunder.

    MediVators does not maintain and has not maintained a plan which meets the safe harbor requirements of Section 414(n)(5) of the Code and MediVators has not made any representations (including oral representations) with respect to the existence of such a plan to any customers, clients, employees or any other person. MediVators does not maintain and has not maintained any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code.

    Except as set forth in Schedule 5.27, each MediVators Employee Benefit Plan described in Schedule 5.27 is in full force and effect in accordance with its terms and there are no material actions, suits or claims pending (other than routine claims for benefits) or, to MediVators' knowledge, threatened, against any MediVators Employee Benefit Plan or any fiduciary thereof and MediVators has performed all material obligations required to be performed by it under, and is not in default under or in violation of, any MediVators Employee Benefit Plan, in any material respect, and MediVators is in compliance in all material respects with the requirements prescribed by all statutes, laws, ordinances, orders or governmental rules or regulations applicable to the MediVators Employee Benefit Plans, including, without limitation, ERISA and the Code. With respect to each MediVators Employee Benefit Plan, MediVators has delivered or made available to Cantel true and complete copies of the following documents where applicable: (i) the most recent annual report (Form 5500 series) and accompanying schedules filed with the IRS, any financial statement and opinion required by Section 103(a)(3) of ERISA; (ii) the most recent determination letter issued by the IRS and any outstanding request for a determination letter;
(iii) the most recent summary plan description and all modifications; and (iv) the text of each MediVators Employee Benefit Plan and of any trust, insurance or annuity contract maintained in connection therewith. To the knowledge of MediVators, neither MediVators nor any other "party-in-interest," as defined in
Section 3(14) of ERISA, has engaged in any "prohibited transaction," as defined in Section 406 of ERISA, which could subject any MediVators Employee Benefit Plan, MediVators or Cantel or any officer, director, partner or employee of MediVators or Cantel or any fiduciary of any MediVators Employee Benefit Plan to a material penalty or excise tax imposed under Section 502(i) of ERISA and
Section 4975 of the Code.

    Except as set forth in Schedule 5.27, MediVators is not a party to any agreement to provide nor does it have an obligation to provide (except pursuant to Section 162(k) of the Code with respect to tax years beginning before January 1, 1989 and Section 4980B of the Code thereafter) any individual, or such individual's spouse or dependent, with any benefit following his or her retirement or termination of employment, nor his or her spouse, any dependent or any beneficiary subsequent to his or her death, with retirement, medical or life insurance or any benefit under any employee pension benefit plan and any employee welfare benefit plan. MediVators has complied with all its obligations under Section 162(k) and Section 4980B of the Code.

        5.28 INSURANCE. Schedule 5.28 lists all material policies or binders of fire, liability (including product liability), workmen's compensation, vehicular, casualty, directors and officers liability, title or other insurance held by or on behalf of MediVators (specifying the insurer, the policy number or covering note number with respect to binders, the amount of coverage thereunder and describing each pending claim thereunder other than routine claims for coverage under MediVators' group medical plan insurance policy). Such policies and binders are in full force and effect. To MediVators' knowledge, MediVators has not failed to give any material notice or present any material claim under any such policy or binder in a due and timely fashion. Except for claims set forth in Schedule 5.28 and routine medical claims there are no outstanding unpaid claims under any such policy or binder.

MediVators has not received a notice of cancellation or non-renewal of any such policy or binder and, to MediVators' knowledge, there is no material inaccuracy in any application for any such policy or binder, failure to pay premiums when due or other similar state of facts which would form the basis for termination of any such insurance. Schedule 5.28 contains a brief description of MediVators' general liability loss history under the policies of insurance therein listed.

        5.29 OPERATIONS OF MEDIVATORS. Except as set forth in Schedule 5.29 or disclosed in a MediVators Report, from December 31, 1994 through the date hereof, MediVators has not (except as contemplated by, or disclosed in, this Agreement):

           (i) amended any certificate of incorporation or by-laws or merged with or into or consolidated with any other Person, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding Capital Stock or, in any material manner, the character of its business;

           (ii) issued or sold or purchased any MediVators Convertible Securities (except for MediVators Convertible Securities described on
       Schedule 5.5), or entered into any contracts or commitments to issue or sell or purchase, any shares of its Capital Stock;

          (iii) entered into or amended any material employment agreement, entered into any agreement with any labor union or association representing any material employee or entered into or amended any material MediVators Employee Benefit Plan;

          (iv) incurred any indebtedness for borrowed money;

           (v) declared or paid any dividends or declared or made any distributions of any kind in respect of shares of its Capital Stock other than "upstream" dividends from Subsidiaries;

          (vi) waived any right of material value of its business other than in the ordinary course of its business;

          (vii) made any significant change in its accounting methods or practices or made any significant change in depreciation or amortization policies or rates adopted by it from those reflected in the MediVators Audited Financial Statements;

         (viii) made any wage or salary increase or bonus, or increase in any other direct or indirect compensation, for or to any of MediVators' officers, directors, or Significant Employees in excess of 5% in the aggregate or any accrual for or commitment or agreement to make or pay the same;

          (ix) made any loan or advance to any of MediVators' officers, directors, or Significant Employees in excess of $2,500 individually or $10,000 in the aggregate, other than travel and petty cash advances made in the ordinary course of business;

           (x) made any payment or commitment to pay any severance or termination pay to any of its officers, directors, or Significant Employees;

          (xi) entered into any lease (as lessor or lessee) or sold, abandoned or made any other disposition of any of its material assets or properties, or granted or suffered any Lien on any of its material assets or properties;

          (xii) entered into or amended any written contract or other agreement pursuant to which it agrees to indemnify any party or to refrain from competing with any party;

         (xiii) except for inventory, supplies or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other entity which is material to MediVators;

         (xiv) entered into any transaction other than in the ordinary course of business; or

          (xv) sold, transferred, assigned or otherwise disposed of any assets, property or portion of its business which is material to MediVators.

        5.30 POTENTIAL CONFLICTS OF INTEREST. Except as set forth in Schedule 5.30, to MediVators' knowledge, no officer or director of MediVators: (i)
owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any entity which is a competitor, lessor, lessee, customer or supplier of MediVators or Cantel; (ii) has any interest, direct or indirect, in any material property or assets of MediVators (except in his capacity as a stockholder of MediVators);
(iii) owns directly or indirectly, in whole or in part, any material copyright, trademark, trade name, service mark, franchise, patent, invention, permit, license or secret or confidential information of the nature requiring a license for use by MediVators which MediVators is using or the use of which is necessary for the business of MediVators; or (iv) has any material cause of action or other claim whatsoever against, or owes any material amount to, MediVators, except for claims in the ordinary course of business (such as for accrued vacation pay, accrued benefits under MediVators Employee Benefit Plans, expense advances and similar matters).

        5.31 ABSENCE OF CERTAIN COMMERCIAL PRACTICES. Neither MediVators nor any director, partner, officer, agent, employee, stockholder or other Person acting on behalf of MediVators has (a) given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official of any other Person who is or may be in a position to help or hinder MediVators or assist MediVators in connection with any proposed transaction, which gift or similar benefit, if not given in the past, might have materially and adversely affected the business or prospects of MediVators or (b) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others. Neither MediVators nor any director, partner, officer, agent, employee or other Person acting on behalf of MediVators has accepted or received or made any unlawful contributions, payments, gifts or expenditures.

        5.32 FULL DISCLOSURE. None of the information supplied or to be supplied by MediVators for inclusion in the documents to be prepared in connection with the transactions contemplated by this Agreement including, without limitation, (i) documents to be filed with the SEC, including the Proxy Statement and the S-4, (ii) filings pursuant to any State securities and blue sky laws, and (iii) filings made in connection with obtaining the approvals of Governmental Authorities, will, in the case of the S-4 at the time the S-4 is declared effective pursuant to the Securities Act, in the case of the Proxy Statement at the time of the mailing thereof and of the MediVators Special Meeting, and in the case of other documents at the time such documents are filed with any federal or state regulatory authority and/or at the time they are distributed to stockholders of either Cantel or MediVators, contain or will contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading (or, in the case of the Proxy Statement, in order to make the statements therein, in light of the circumstances under which they were made, not misleading).

        5.33 INCORPORATION OF SCHEDULES. The Parties recognize that there may be some overlapping in the disclosure required pursuant to a number of the representations and Schedules set forth above. Failure of disclosure in response to one item shall not be deemed a default so long as disclosure is fairly contained in the Schedules and the MediVators Reports taken as a whole.

    6.  REPRESENTATIONS AND WARRANTIES OF CANTEL.

    Cantel, which for purposes of this Section 6 shall be deemed to include all Subsidiaries of Cantel unless the context indicates otherwise, hereby represents and warrants to MediVators that, except as disclosed on any Schedule:

        6.1 ORGANIZATION OF CANTEL. Cantel is a corporation duly organized, validly existing and in good standing under the laws of the State of
Delaware and has the corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business in all material respects as now conducted.

        6.2 QUALIFICATION. Cantel is duly qualified as a foreign corporation to transact business in the jurisdictions set forth in Schedule 6.2, which are the only jurisdictions where the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect on Cantel.

        6.3 AUTHORITY. Cantel has all requisite corporate power and authority to execute, deliver and perform this Agreement, and has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Agreement, and to consummate the transactions contemplated by this Agreement subject to adoption of this Agreement by Cantel's stockholders. This Agreement has been executed and delivered by Cantel and subject to adoption of this Agreement by Cantel's stockholders constitutes legal, valid and binding obligations of Cantel, enforceable against Cantel in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies.

        6.4 CAPITALIZATION. On the date hereof, Cantel's authorized Capital Stock consists of 7,500,000 shares of Common Stock, par value $.10 per share, of which 2,768,193 shares are issued and outstanding as of the date hereof and 1,000,000 shares of Preferred Stock, par value $1.00 per share, none of which is outstanding. Cantel has no treasury shares outstanding. No other class of Capital Stock of Cantel is authorized or outstanding. All of the issued and outstanding Cantel Shares are duly authorized and are legally and validly issued, fully paid and nonassessable.

        6.5 CANTEL CONVERTIBLE SECURITIES. Except as set forth in Schedule 6.5, (a) there are no outstanding Convertible Securities to acquire any securities of Cantel or its Subsidiaries from Cantel or, to Cantel's knowledge, from any of the stockholders of Cantel or its Subsidiaries except as contemplated by this Agreement in connection with the Merger; (b) no shares of Capital Stock of Cantel are reserved or set aside as treasury shares for any purpose and no stockholder of Cantel has preemptive rights; and (c) there are no voting trusts or other agreements or understandings of which Cantel has knowledge with respect to the voting of shares of any class of Capital Stock of Cantel, except as contemplated by this Agreement.

        6.6 SUBSIDIARIES. Except as set forth in Schedule 6.6, Cantel has no Subsidiaries and neither Cantel nor any of its Subsidiaries is a party to any partnership or joint venture agreement or arrangement or owns any equity interest in any other corporation, partnership or other entity. Each Subsidiary of Cantel is a corporation duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of incorporation set forth on
Schedule 6.6 and is duly qualified to do business as a foreign corporation, and in good standing in the jurisdictions (listed in Schedule 6.6) in which it owns property of the nature, or transacts business of the type that would make such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect. Each Subsidiary of Cantel has the power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business in all material respects as now conducted. Cantel owns of record, free and clear of all Liens, one hundred percent (100%) of the issued and outstanding Capital Stock of its Subsidiaries.

        6.7 CERTIFICATE OF INCORPORATION AND BY-LAWS. Cantel has made available to MediVators true, correct and complete copies of the certificate of incorporation and by-laws, as amended, of Cantel and each of its Subsidiaries and all amendments thereto as of the date hereof (comparable documents in the case of Carsen). Each Certificate of Incorporation delivered hereunder has been certified by the Secretary of State of the state of incorporation (or comparable government official in the case of Carsen).

        6.8 NO CONFLICTS. Neither the execution and delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, nor the issuance or delivery of the Cantel Shares pursuant to this Agreement by Cantel conflict with or will conflict with or has resulted or will result in the breach of or violation of any of the terms or conditions of, or constitute (or, with notice or lapse of time or both, would constitute) a default or result in the acceleration of any material obligation of Cantel under: (i) the certificate or articles of incorporation or by-laws of Cantel or any of its Subsidiaries; or (ii) any Requirement of Law or Contractual Obligation of Cantel and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

        6.9 NO MATERIAL ADVERSE CHANGE. Since the Cantel Balance Sheet Date, Cantel has conducted its business in all material respects only in the ordinary and usual course and there has been no material adverse change in the assets, liabilities, properties, business or condition, financial or otherwise, of Cantel, and no event or condition exists or has occurred which would, so far as reasonably can be foreseen at this time, have a Material Adverse Effect, nor has there been any damage, destruction or loss materially and adversely affecting the assets, properties, business or condition of Cantel, whether or not covered by insurance.

        6.10 TAX MATTERS. Except as set forth in Schedule 6.10, the total amounts set up as valuation allowances for current and deferred taxes in the
Cantel Unaudited Financial Statements (as hereinafter defined) are, and the total amounts accrued on the books and records of Cantel for the period commencing on the day following the Cantel Balance Sheet Date and ending on the date of the Closing will be, adequate provisions, in accordance with GAAP, for the payment of all federal, state, county, local, foreign and other taxes, and all employment and payroll related taxes, and all import duties, including any penalties or interest thereon, whether or not measured in whole or in part by income, whether disputed or not, which are hereafter found to be, or to have been, due with respect to the conduct of the business of Cantel during all periods covered by the Cantel Unaudited Financial Statements up to and through the Cantel Balance Sheet Date and during the period subsequent thereto and up to and through the date of the Closing, respectively. Except as disclosed in
Schedule 6.10 or as would not have a Material Adverse Effect, Cantel has timely filed, on or before the relevant due dates therefor (including any extensions of time to file), all income tax, excise tax, sales tax, use tax, gross receipts tax, franchise tax, employment and payroll related tax, property tax and all other tax returns and reports which Cantel is required by law to file, all of which were, to the knowledge of Cantel, properly prepared on a reasonable basis. Except as disclosed in Schedule 6.10, Cantel has paid or provided for all taxes shown to be due on such returns and any amendments thereto. Except as disclosed in Schedule 6.10, there are no unpaid deficiencies or other assessments of tax, interest or penalties owed by Cantel. Cantel will file when due all tax returns which are required to be filed by it on or before the date of the Closing. Such returns shall be properly prepared on a reasonable basis and in a manner consistent with prior returns. Schedule 6.10 sets forth the latest years for which federal or state returns of Cantel relating to taxes measured in whole or in part by net income have been audited, and, except as set forth in Schedule
6.10 or as would not have a Material Adverse Effect, no audit of any tax return of Cantel is in progress or, to the knowledge of Cantel, threatened, and no waiver or agreement by Cantel is in force for the extension of time for the assessment or payment of any tax. Any extension of time for the filing of a tax return which is currently in effect was properly obtained.

        6.11 COMPLIANCE WITH LAWS. (a) Cantel is in compliance with, and has not received notice from any Governmental Authority alleging a violation by it of, any federal, state, county, local or foreign, statute, law, ordinance, regulation or order (i) applicable to it or its business, or (ii) which otherwise is applicable to it involving the manufacture, production, storage, possession, sale, delivery or distribution of any of its products or services;
(b) Cantel has not received any directives or orders from any Governmental Authority related to or affecting any of its products or facilities; and (c) Cantel has all licenses, permits, orders, authorizations and approvals of any Governmental Authority material to the conduct of its businesses as presently conducted (collectively, the "Cantel Permits"). There are no Cantel Permits, the loss of which could have a Material Adverse Effect. All Cantel Permits are in full force and effect, no violations are or have been recorded in respect of any Cantel Permit which currently have or may have a Material Adverse Effect and no proceeding is pending, or, to the best knowledge of Cantel, threatened, to revoke or limit any Cantel Permit the loss of which could have a Material Adverse Effect.

        6.12 NO CONSENTS. Except for applicable requirements of the Delaware Law, the Securities Act, the Exchange Act, NASDAQ, and state securities or blue sky laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement by Cantel, the consummation by Cantel of any of the transactions contemplated hereby or thereby or the issuance or delivery of Cantel Shares to holders of MediVators Shares and MediVators Convertible Securities pursuant to this Agreement.

        6.13 NO DEFAULTS UNDER LOAN AGREEMENTS. Exclusive of intercompany indebtedness and the loan agreement referred to in Schedule 6.13, there is no agreement, contract or instrument to which Cantel is a party and which evidences, individually or, in the case of related transactions, collectively, indebtedness of Cantel for money borrowed. Cantel is not in default under any Contractual Obligation relating to borrowed money to which it is a party or by which it or its material assets or properties is bound, nor does any condition exist which with notice or lapse of time or both would constitute such default, and each such contract or other agreement relating to borrowed money is in full force and effect.

        6.14 LITIGATION. Except as set forth in Schedule 6.14, neither Cantel nor any of its Subsidiaries is a party to, or, to its knowledge, threatened with, any material litigation or judicial, administrative or arbitration proceeding or investigation. Except as set forth in Schedule 6.14, there is no dispute with any Person under contract with Cantel which has a Material Adverse Effect on Cantel, or is reasonably likely to have a Material Adverse Effect on Cantel, and there is no present or, to Cantel's knowledge, threatened walkout, strike or any other similar occurrence.

        6.15  PUBLIC REPORTS; COMPLIANCE.

           (a) Cantel has heretofore delivered to MediVators a copy of its Annual Reports on Form 10-K pursuant to Sections 13 or 15(d) of the Exchange Act for the fiscal years ended July 31, 1994 and July 31, 1993, and all other registration statements and reports required to be or otherwise filed by it since July 31, 1994 with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the "Cantel Reports"). None of the Cantel Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading (in each case as of the date hereof). Included or incorporated by reference in the Cantel Reports are, without limitation, the consolidated balance sheets of Cantel as at July 31, 1994 and July 31, 1993 and the related consolidated statements of operations, cash flows, and changes in stockholders' equity for each of the respective fiscal years then ended, certified by Ernst & Young LLP, whose opinions thereon are included therewith (the "Cantel Audited Financial Statements") and the unaudited consolidated balance sheets of Cantel as at April 30, 1995, January 31, 1995 and October 31, 1994, together with the related unaudited consolidated statements of operations and cash flows for the periods reflected therein (the "Cantel Unaudited Financial Statements"). The Cantel Audited Financial Statements and the Cantel Unaudited Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated and fairly present the consolidated financial position, results of operations, cash flows, and changes in stockholders' equity of Cantel and its consolidated Subsidiaries as at the respective dates and for the respective periods stated therein in each case in accordance with generally accepted accounting principles consistently applied.

           (b) The Cantel Common Stock is registered under Section 12(g) the Exchange Act, is quoted in the National Association of Securities Dealers Automated Quotation System, and is currently subject to the periodic reporting requirements of Section 13 or Section 15(d) of the Exchange Act. Cantel has filed and will file all reports required to be filed by it pursuant to the Exchange Act and the regulations promulgated thereunder through the date hereof and the Closing. No such reports filed by Cantel after the date hereof and prior to the Effective

       Date will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading (in each case as of the date filed).

        6.16 AGREEMENTS. Schedule 6.16 lists or refers to all of the following types of contracts and other agreements (whether oral or written) which are not otherwise disclosed herein or in the Cantel Reports and which provide for payments by or to Cantel in excess of $50,000 to which Cantel is a party or by or to which it or its assets or properties are bound or subject: (i) contracts and other agreements with any current or former officer, director, employee, consultant or stockholder, including, without limitation, all non-competition agreements with employees; (ii) agreements with any labor union or association representing any employee; (iii) contracts and other agreements for the sale of products or services; (iv) contracts and other agreements for the purchase or acquisition of products, materials, supplies, equipment, merchandise, or services; (v) contracts and other agreements for the sale of any of its assets or properties or for the grant to any person of any preferential rights to purchase any of its assets or properties other than in the ordinary course of business; (vi) joint venture agreements relating to its assets, properties or business or by or to which it or its assets or properties are bound or subject;
(vii) contracts or other agreements under which it agrees to indemnify any person, to share tax liability of any person, or to refrain from competing with any person; (viii) warehousing, distributorship, representative, management, marketing, sales agency or advertising agreements; and (ix) any other material contract or other agreement not made in the ordinary course of business (other than those reflected in any other Schedule) including, without limitation, all agreements with any finder, broker or financial consultant. All of the contracts and other agreements set forth in Schedule 6.16 are (except as set forth in said Schedule), to the knowledge of Cantel in full force and effect in accordance with their respective terms, and Cantel is not in default, nor does any condition exist which with notice or lapse of time or both would constitute a default by Cantel, in any material respect, under any of them, nor, to the knowledge of Cantel, is any other party to any such contract or other agreement in default in any material respect thereunder on the date hereof. On the date hereof, Cantel is not a party to or bound by any contracts or other agreements (other than those identified on a Schedule to this Agreement) which it believes either individually or in the aggregate have a Material Adverse Effect on Cantel.

        6.17 REAL ESTATE. Cantel does not own any real property. Schedule 6.17 sets forth a list of: (i) all leases, subleases or other agreements under which Cantel is lessor or lessee of any real property; (ii) all options held by Cantel or Contractual Obligations on the part of Cantel to purchase or acquire any interest in real property; and (iii) all options granted by Cantel to sell or dispose of any interest in real property. Cantel is the owner of record, the lessee or lessor under the leases or holder of the options, as the case may be, as set forth in Schedule 6.17. Such leases, subleases and other agreements are in full force and effect and, with respect to Cantel's performance thereunder, no default, or event which, with notice or lapse of time or both, would constitute a default, in any material respect by Cantel, has occurred thereunder. Cantel's principal physical plants and facilities are in good condition and repair, and are sufficient for the conduct of Cantel's business as presently conducted. No condemnation proceeding is pending or, to Cantel's knowledge, threatened which would preclude or materially impair the use by the Surviving Corporation of any material property leased to or from Cantel or owned by Cantel. Cantel has received no notice that it is in violation of any material zoning regulation or requirement relating to any material property leased to or from Cantel.

    The real estate owned or leased by Cantel is in all material respects free of unlawful contamination from any substance or material presently identified as toxic or hazardous by any Environmental Laws and Cantel has not caused or suffered to occur a material spillage or other discharge of any Hazardous Materials or substance within the meaning of any Environmental Law or otherwise conducted operations which could reasonably lead to the imposition of any Lien upon any real property owned or leased by Cantel or any material fine upon Cantel pursuant to any Environmental Law.

        6.18 OFFICERS, DIRECTORS AND EMPLOYEES. Schedule 6.18 sets forth the name and total compensation of each officer and director of Cantel, and each employee and consultant of Cantel who is paid in excess of $50,000 per year. Except for employment agreements described in Schedule 6.16, Cantel is not a party to any Contractual Obligation which could obligate Cantel to pay severance or other similar compensation to an officer, director, employee or other Person solely as a result of the Merger or other transactions contemplated hereunder.

        6.19 ACCOUNTS RECEIVABLE. Except as set forth in Schedule 6.19, and subject to reserves for bad debts as therein provided, all accounts receivable reflected on the Cantel Balance Sheet and all accounts receivable arising subsequent to the Cantel Balance Sheet Date have arisen in the ordinary course of business, have been collected or, to the best knowledge of Cantel, are collectible in the aggregate recorded amounts thereof in accordance with their terms subject to reserves for bad debts which, to Cantel's knowledge, are adequate, and are owned by Cantel free and clear of any Lien. Schedule 6.19 lists as of September 30, 1995 all accounts receivable of Cantel on an aging basis, which Schedule is true, correct and complete.

        6.20 PRODUCTS. Cantel has furnished MediVators with representative information describing Cantel products and services. Except as described on
Schedule 6.20, Cantel has no Contractual Obligations pursuant to which it is obligated to purchase inventory or components and which is not terminable by Cantel without any material payment or charge.

        6.21 LIENS. Cantel owns outright and has good and marketable title to all of its Tangible Property, including, without limitation, all of the
Cantel Tangible Property reflected on the Cantel Balance Sheet, in each case free and clear of any Lien, except as set forth on Schedule 6.21 and except for:
(i) immaterial Cantel Tangible Property, (ii) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the Cantel Balance Sheet Date, (iii) Liens securing taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords and like persons, which are not yet due and payable, (iv) minor Liens of a character which do not substantially impair the assets or properties of Cantel or materially detract from its business, and (v) as reflected in the Cantel Audited Financial Statements.

        6.22 ACCOUNTS PAYABLE. Schedule 6.22 lists as of September 30, 1995 all accounts payable of Cantel on an aging basis, which Schedule is true, correct and complete. Prior to the Closing, Cantel will deliver to Medivators a true, correct and complete schedule of Cantel's accounts payable as at a date not more than 30 days prior to the Effective Date which sets forth all accounts payable of Cantel.

        6.23 LIABILITIES. As at the date of this Agreement, Cantel did not have any material direct or indirect indebtedness or uninsured liability accrued, absolute, or contingent (and likely of occurring) or otherwise, including, without limitation, liabilities on account of taxes, other governmental charges or lawsuits brought, whether or not of a kind required by GAAP to be set forth, accrued, reserved for or reflected in a financial statement ("Cantel Liabilities"), which were not adequately accrued, reserved for or reflected in the Cantel Unaudited Financial Statements, except Cantel
Liabilities: (i) incurred since the Cantel Balance Sheet Date in the ordinary course of business, (ii) incurred in connection with this Agreement or (iii) of the type expressly referred to elsewhere in this Agreement or in the Cantel Reports.

        6.24 SUPPLIERS AND CUSTOMERS. Except as set forth on Schedule 6.24, to Cantel's knowledge, the relationships of Cantel with its suppliers, licensors or sublicensors of intellectual property rights and customers are reasonably good commercial or other working relationships and no (i) supplier of products sold or utilized by Cantel, the loss of which could have a Material Adverse Effect, or (ii) customer who accounted for more than $100,000 of Cantel's sales of products or services during the years ended July 31, 1994 or 1995 or licensor or sublicensor of intellectual property to Cantel has cancelled or otherwise terminated, or threatened in writing or otherwise to cancel or otherwise terminate, its relationship with Cantel.

        6.25 EMPLOYEE BENEFIT PLANS. Schedule 6.25 sets forth a true and complete list of all written and oral pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive compensation, bonus, vacation, severance, sickness or disability, hospitalization, individual and group health and accident insurance, individual and group life insurance and other material employee benefit plans, programs, commitments or funding arrangements maintained by Cantel or a Subsidiary of Cantel, to which Cantel or such Subsidiary is a party, or under which Cantel or the Subsidiary has any obligations, present or future (other than obligations to pay current wages, salaries or sales commissions terminable on notice of 30 days or less) in respect of, or which otherwise cover or benefit, any of the current or former officers, employees or sales representatives (whether or not employees) of Cantel, or their beneficiaries (hereinafter individually referred to as "Cantel Employee Benefit Plan" and collectively referred to as "Cantel Employee Benefit Plans"). Cantel has delivered or made available to MediVators true and complete copies of all documents, as they may have been amended to the date hereof, embodying the terms of the Cantel Employee Benefit Plans.

    Except for the Cantel Employee Benefit Plans identified in Schedule 6.25, there is no "employee pension benefit plan", "employee welfare benefit plan" or "employee benefit plan "within the meaning of Sections 3(1), 3(2) and 3(3) of ERISA. No Cantel Employee Benefit Plan to which Cantel or any ERISA Affiliate (as hereinafter defined) has maintained or contributed to is subject to Title IV of ERISA or Section 412 of the Code. For purposes of this Section 6.25, the term "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) which is under common control with Cantel, within the meaning of Sections 414(b) and 414(c) of the Code or the regulations promulgated thereunder.

    Cantel does not maintain and has not maintained a plan which meets the safe harbor requirements of Section 414(n)(5) of the Code and Cantel has not made any representations (including oral representations) with respect to the existence of such a plan to any customers, clients, employees or any other person. Cantel does not maintain and has not maintained any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code.

    Except as set forth in Schedule 6.25, each Cantel Employee Benefit Plan described in Schedule 6.25 is in full force and effect in accordance with its terms and there are no material actions, suits or claims pending (other than routine claims for benefits) or, to Cantel's knowledge, threatened, against any Cantel Employee Benefit Plan or any fiduciary thereof and Cantel has performed all material obligations required to be performed by it under, and is not in default under or in violation of, any Cantel Employee Benefit Plan, in any material respect, and Cantel is in compliance in all material respects with the requirements prescribed by all statutes, laws, ordinances, orders or governmental rules or regulations applicable to the Cantel Employee Benefit Plans, including, without limitation, ERISA and the Code. With respect to each Cantel Employee Benefit Plan, Cantel has delivered or made available to MediVators true and complete copies of the following documents where applicable:
(i) the most recent annual report (Form 5500 series) and accompanying schedules filed with the IRS, any financial statement and opinion required by Section 103(a)(3) of ERISA; (ii) the most recent determination letter issued by the IRS and any outstanding request for a determination letter; (iii) the most recent summary plan description and all modifications; and (iv) the text of each Cantel Employee Benefit Plan and of any trust, insurance or annuity contract maintained in connection therewith. To the knowledge of Cantel, neither Cantel nor any other "party-in-interest," as defined in Section 3(14) of ERISA, has engaged in any "prohibited transaction," as defined in Section 406 of ERISA, which could subject any Cantel Employee Benefit Plan, Cantel or MediVators or any officer, director, partner or employee of Cantel or MediVators or any fiduciary of any Cantel Employee Benefit Plan to a material penalty or excise tax imposed under
Section 502(i) of ERISA and Section 4975 of the Code.

    Except as set forth in Schedule 6.25, Cantel is not a party to any agreement to provide nor does it have an obligation to provide (except pursuant to Section 162(k) of the Code with respect to tax years beginning before January 1, 1989 and Section 4980B of the Code thereafter) any individual, or such individual's spouse or dependent, with any benefit following his or her retirement or termination of employment, nor his or her spouse, any dependent or any beneficiary subsequent to his or her death, with retirement, medical or life insurance or any benefit under any employee pension benefit plan and any employee welfare benefit plan. Cantel has complied with all its obligations under Section 162(k) and Section 4980B of the Code.

        6.26 INSURANCE. Schedule 6.26 lists all material policies or binders of fire, liability (including product liability), workmen's compensation, vehicular, casualty, directors and officers liability, title or other insurance held by or on behalf of Cantel (specifying the insurer, the policy number or covering note number with respect to binders, the amount of coverage thereunder and describing each pending claim thereunder other than routine claims for coverage under Cantel's group medical plan insurance policy). Such policies and binders are in full force and effect. To Cantel's knowledge, Cantel has not failed to give any material notice or present any material claim under any such policy or binder in a due and timely fashion. Except for claims set forth in
Schedule 6.26 and routine medical claims there are no outstanding unpaid claims under any such policy or binder. Cantel has not received a notice of cancellation or non-renewal of any such policy or binder and, to Cantel's knowledge, there is no material inaccuracy in any application for any such policy or binder, failure to pay premiums when due or other similar state of facts which would form the basis for termination of any such insurance. Schedule
6.26 contains a brief description of Cantel's general liability loss history under the policies of insurance therein listed.

        6.27 OPERATIONS OF CANTEL. Except as set forth in Schedule 6.27 or disclosed in a Cantel Report or in the draft Form 10-K of Cantel for the fiscal year ended July 31, 1995 heretofore delivered to MediVators, from July 31, 1994 through the date hereof, Cantel has not (except as contemplated by, or disclosed in, this Agreement):

           (i) amended any certificate or articles of incorporation, by-laws, partnership certificate or partnership agreement or merged with or into or consolidated with any other Person, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding Capital Stock or, in any material manner, the character of its business;

           (ii) issued or sold or purchased any Cantel Convertible Securities, or entered into any contracts or commitments to issue or sell or purchase, any shares of its Capital Stock;

          (iii) entered into or amended any material employment agreement, entered into any agreement with any labor union or association representing any material employee or entered into or amended any material Cantel Employee Benefit Plan;

          (iv)  incurred  any   indebtedness  for   borrowed  money   (excluding
       indebtedness incurred in the ordinary course of business);

           (v) declared or paid any dividends or declared or made any distributions of any kind in respect of shares of its Capital Stock other than "upstream" dividends from Subsidiaries;

          (vi) waived any right of material value of its business other than in the ordinary course of its business;

          (vii) made any significant change in its accounting methods or practices or made any significant change in depreciation or amortization policies or rates adopted by it from those reflected in the Cantel Audited Financial Statements;

         (viii) made any wage or salary increase or bonus, or increase in any other direct or indirect compensation, for or to any of Cantel's officers, directors, or Significant Employees in excess of 5% in the aggregate, or any accrual for or commitment or agreement to make or pay the same;

          (ix) made any loan or advance to any of Cantel's officers, directors, or Significant Employees in excess of $2,500 individually, or $10,000 in the aggregate, other than travel and petty cash advances made in the ordinary course of business;

           (x) made any payment or commitment to pay any severance or termination pay to any of its officers, directors, or Significant Employees;

          (xi) entered into any lease (as lessor or lessee), or sold, abandoned or made any other disposition of any of its material assets or properties, or granted or suffered any Lien on any of its material assets or properties;

          (xii) entered into or amended any written contract or other agreement pursuant to which it agrees to indemnify any party or to refrain from competing with any party;

         (xiii) except for inventory, supplies or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other entity;

         (xiv) entered into any transaction other than in the ordinary course of business; or

          (xv) sold, transferred, assigned or otherwise disposed of any assets, property or portion of its business which is material to Cantel.

        6.28 POTENTIAL CONFLICTS OF INTEREST. To Cantel's knowledge, no officer or director of Cantel: (i) owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any entity which is a competitor, lessor, lessee, customer or supplier of Cantel or MediVators; (ii) has any interest, direct or indirect, in any material property or assets of Cantel (except in his capacity as a stockholder of Cantel); (iii) owns directly or indirectly, in whole or in part, any material copyright, trademark, trade name, service mark, franchise, patent, invention, permit, license or secret or confidential information of the nature requiring a license for use by Cantel which Cantel is using or the use of which is necessary for the business of Cantel; or (iv) has any material cause of action or other claim whatsoever against, or owes any material amount to, Cantel, except for claims in the ordinary course of business (such as for accrued vacation pay, accrued benefits under Cantel Employee Benefit Plans, expense advances and similar matters).

        6.29 ABSENCE OF CERTAIN COMMERCIAL PRACTICES. Neither Cantel nor any director, partner, officer, agent, employee, stockholder or other Person acting on behalf of Cantel has (a) given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official of any other Person who is or may be in a position to help or hinder Cantel or assist Cantel in connection with any proposed transaction, which gift or similar benefit, if not given in the past, might have materially and adversely affected the business or prospects of Cantel or (b) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others. Neither Cantel nor any director, partner, officer, agent, employee or other Person acting on behalf of Cantel has accepted or received or made any unlawful contributions, payments, gifts or expenditures.

        6.30 FULL DISCLOSURE. None of the information supplied or to be supplied by Cantel for inclusion in the documents to be prepared in connection with the transactions contemplated by this Agreement including, without limitation, (i) documents to be filed with the SEC, including the Proxy Statement and the S-4, (ii) filings pursuant to any State securities and blue sky laws, and (iii) filings made in connection with obtaining the approvals of Governmental Authorities, will, in the case of the S-4 at the time the S-4 is declared effective pursuant to the Securities Act, in the case of the Proxy Statement at the time of the mailing thereof and of the Cantel Annual Meeting, and in the case of other documents at the time such documents are filed with any federal or state regulatory authority and/or at the time they are distributed to stockholders of either Cantel or MediVators, contain or will contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading (or, in the case of the Proxy Statement, in order to make the statements therein, in light of the circumstances under which they were made, not misleading).

        6.31 INCORPORATION OF SCHEDULES. The Parties recognize that there may be some overlapping in the disclosure required pursuant to a number of the representations and Schedules set forth above. Failure of disclosure in response to one item shall not be deemed a default so long as disclosure is fairly contained in the Schedules and the Cantel Reports taken as a whole.

    7.  REPRESENTATIONS AND WARRANTIES OF NEWCO

    Newco and Cantel hereby jointly and severally represent and warrant to MediVators that:

        7.1 AUTHORITY. Newco has all requisite corporate power and authority to execute, deliver and perform this Agreement, and has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Agreement, and to consummate the transactions contemplated by this Agreement. This Agreement has been executed and delivered by Newco and constitutes legal, valid and binding obligations of Newco, enforceable against Newco in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies.

        7.2 CAPITALIZATION. The authorized capital stock of Newco consists of 1,000 shares of Common Stock, no par value, of which 100 shares are issued and outstanding. All of the issued and outstanding shares of Newco are owned by Cantel. No options, warrants, notes or other securities of Newco are issued or outstanding.

        7.3 ABSENCE OF LIABILITIES. Newco is a newly-formed corporation organized pursuant to this Agreement. Newco has no liabilities of any nature whatsoever except to the extent arising out of this Agreement or the transactions contemplated thereby.

    8.  COVENANTS AND AGREEMENTS.

    The parties covenant and agree as follows (references to "MediVators" and "Cantel" shall be deemed to include their respective Subsidiaries unless the context otherwise requires):

        8.1 CONDUCT OF BUSINESS. From the date hereof through the date of the Closing, Cantel and MediVators shall conduct their respective businesses in the ordinary course and in material compliance with all Requirements of Law to which they are subject, and except in the ordinary course of business (i) without the prior written consent of Cantel, MediVators will not undertake any of the actions specified in Section 5.29 and (ii) without the prior written consent of MediVators, Cantel will not undertake any of the actions specified in
Section 6.27. Neither Cantel nor MediVators shall unreasonably withhold or delay its consent under this Section 8.1.

        8.2 INSURANCE. From the date hereof through the date of the Closing, each of MediVators and Cantel will use its best efforts to maintain in force
(including necessary renewals thereof) the insurance policies material to its respective business or assets, except to the extent that they may be replaced with equivalent policies appropriate to insure their respective assets, properties and businesses to the same extent as currently insured at commercially reasonable rates.

        8.3 PRESERVATION OF BUSINESS. From the date hereof through the Effective Date, each of MediVators and Cantel shall use its best efforts to preserve its respective business organization intact, keep available the services of its executive officers, maintain its relationships with its present suppliers, licensors, sublicensors and customers and preserve its goodwill.

        8.4 LITIGATION. Cantel and MediVators shall promptly notify each other of any lawsuit, claims, proceedings or investigations which after the date hereof are threatened or commenced against it or against any officer, director, employee, affiliate or consultant of it, with respect to the transactions contemplated hereby or which reasonably could be expected to have a Material Adverse Effect.

        8.5 CORPORATE EXAMINATION AND INVESTIGATIONS. Each party has afforded and shall continue to afford to the other party, through its employees and representatives, the opportunity to make such reasonable investigation of the property and plant of such party as are reasonable and appropriate for transactions of the nature contemplated hereby. In order that the parties may have full opportunity to make such business, accounting, regulatory and legal review, examination or investigation, each party shall furnish the representatives of the other during such period with all such information as such representatives may reasonably request and cause its officers, employees, consultants, accountants and attorneys to cooperate fully with such representatives in connection with such review and examination and to make full disclosure of all material facts affecting such party's financial condition, regulatory affairs and business operations.

        8.6 COOPERATION IN PREPARING APPLICATIONS. The parties agree that they and each of them will assist and cooperate fully with each other in the prompt preparation and filing of any applications, approvals, consents or similar documents necessary or advisable in connection with the transactions contemplated hereunder or under any qualifications under state securities laws, which counsel for MediVators and counsel for Cantel shall agree are required for the proper and effective consummation of the transactions provided for in this Agreement.

        8.7 REGISTRATION STATEMENT ON FORM S-4. As soon as practicable hereafter, Cantel shall file with the SEC (i) a registration statement on
Form S-4 (the "S-4") covering the issuance of the Cantel Shares to holders of Converted MediVators Shares in the Merger. Cantel shall use its best efforts to cause the S-4, and each blue sky filing to become effective as soon as practicable. The S-4 shall include a joint proxy statement (the "Proxy Statement") with respect to a Special Meeting of Stockholders of MediVators (the "MediVators Special Meeting") and an Annual Meeting of Stockholders of Cantel (the "Cantel Annual Meeting") contemplated by Section 8.8 hereof. The MediVators Special Meeting and the Cantel Annual Meeting are collectively referred to herein as the "Stockholder Meetings." MediVators and Cantel agree to cooperate in connection with the preparation and filing of the S-4. Without limiting the generality of the foregoing, each of MediVators and Cantel agrees to furnish, and to cause its independent public accountants and attorneys to furnish, Cantel's and MediVators counsel and accountants, as the case may be, promptly with such information as they may reasonably request in order to complete the preparation and filing of the S-4, and any amendments thereto.

        8.8 DISTRIBUTION OF PROXY STATEMENT; STOCKHOLDER MEETINGS. At the earliest practicable date following the date that the S-4 and each blue sky filing has been declared effective in every jurisdiction where such effectiveness is required in the opinion of counsel to MediVators or Cantel, each of MediVators and Cantel shall distribute the Proxy Statement to its stockholders which gives notice of the Stockholder Meetings for the purposes of adopting this Agreement and approving the Merger and considering such other matters as may properly come before such meetings. The Stockholder Meetings shall be held as soon as practicable (but in no event less than 30 or more than 60 days) following the date that the S-4 has been declared effective by the SEC.

        8.9 CONFIDENTIALITY. MediVators and Cantel each will, and will each cause their respective officers, directors, employees, auditors, attorneys, financial advisors and other consultants to, hold in confidence all information furnished to it by the other in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except to its officers, directors, employees, auditors, attorneys, financial advisors and other consultants who require such information in connection with the transactions contemplated hereby and who have been informed by it of the confidential nature of such information and directed by it to treat such information confidentially, unless, in any such case, (i) disclosure is compelled by judicial or administrative process or (ii) in the opinion of its counsel, taking into account the requirements of law, disclosure should be made. It is understood that each of MediVators and Cantel shall be deemed to have satisfied their respective obligations to hold such information confidential if it exercises the same care as it takes to preserve confidentiality for its own similar information. If this Agreement is terminated in accordance with Section 12 hereof, such confidence shall be maintained, and each of MediVators and Cantel will promptly return to the other or destroy all documents (including all copies thereof) received by it containing such information. The foregoing provisions of this Section 8.9 shall not apply to any information held or obtained by either MediVators or Cantel that is (i) obtained from public or published information, (ii) received from a third party not known to it to be under an obligation to the other to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Agreement), or (iv) which was independently developed by it.

        8.10 AGREEMENT TO DEFEND. In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other
Person is commenced which questions the validity or legality of the proposed Merger, or any of the other transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use their best efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order of the type referred to in Sections 9.4 and
10.6 hereof is issued in any such action, suit or other proceeding, to use their best efforts to have such injunction or other order lifted.

        8.11 NO DISCLOSURE. Unless and until this Agreement shall have been terminated by either MediVators or Cantel pursuant to Section 12 hereof, neither Cantel nor MediVators, nor their respective officers or directors will, except for such disclosure that Cantel or MediVators shall make in good faith pursuant to the Exchange Act, disclose any proprietary, financial or other information concerning either party or their respective operations or business, or other transactions contemplated hereunder, not generally available to the public to any Person.

        8.12 ISSUANCE OF CAPITAL STOCK. Neither MediVators nor Cantel shall issue, commit to issue, redeem or purchase, or amend the terms of, any of its Capital Stock or Convertible Securities after the date hereof and prior to the Effective Time except for the issuance of shares (i) upon exercise of existing MediVators Convertible Securities or Cantel Convertible Securities,
(ii) as is required under the express terms of an existing stock option plan of Cantel or MediVators, or (iii) as otherwise contemplated by this Merger.

        8.13 NOTIFICATION OF CERTAIN EVENTS. Each of MediVators and Cantel shall promptly be given notice by the other of any event, condition or circumstance occurring from the date hereof through the Effective Time which would constitute or which would, with the passage of time or giving of notice or both, constitute a violation or breach of any representation or warranty contained herein occurring with respect to the party required to give notice pursuant to this Section.

        8.14 LISTING OF SHARES. Prior to the Effective Time, Cantel shall use its best efforts to list the Converted MediVators Shares for trading on the
NASDAQ National Market System commencing at the Effective Time in accordance with NASDAQ rules and regulations.

        8.15 AGREEMENTS OF AFFILIATES. MediVators shall use its best efforts to cause each director, officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) to deliver to Cantel on the Effective Date a written agreement (the "Rule 145 Agreement"), in a form approved by counsel for Cantel, providing that such Person will not sell, pledge, transfer or otherwise dispose of the Cantel Shares to be received by such Person in the Merger except in compliance with the applicable provisions of the Securities Act. The Rule 145 Agreement shall include the same undertaking made by MediVators under Section 8.18 below.

        8.16 FURTHER ASSURANCES. Each of the parties shall execute such documents and other papers and take such further action as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated hereby. Each party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing. In addition, each of the parties agrees to execute and deliver at or prior to the Closing a certificate containing such representations and warranties as legal counsel to MediVators or Cantel may reasonably deem necessary or advisable to support or substantiate the tax-free nature of the Merger.

        8.17 NO SOLICITATION. Neither MediVators nor its officers, directors, representatives or agents shall, directly or indirectly, solicit, initiate or participate in discussions or negotiations with, or provide any information to, any Person (other than Cantel) concerning, or enter into any agreement providing for any merger, sale of material assets, sale of shares of capital stock or similar transactions involving MediVators, provided that the Board of Directors of MediVators may furnish information and may participate in such discussion or negotiations if required to satisfy the Fiduciary Obligations (as hereinafter defined) of the Board of Directors of MediVators. "Fiduciary Obligations" shall arise if (i) legal counsel to MediVators advises the Board of Directors that the failure to provide such information or participate in such discussions or negotiations could result in the directors being in breach of their fiduciary duties or (ii) the Board of Directors believes, in good faith, after consultation with its financial and legal advisors, that such Person may make a bona fide proposal for a transaction materially more favorable to the stockholders of MediVators from a financial point of view than the transactions contemplated hereby (a "Higher Offer"). The Board of Directors of MediVators will communicate to Cantel within one business day of receipt the terms of any proposal received, or the fact that MediVators has received inquiry with respect to, any such transactions.

        8.18 TAX TREATMENT. MediVators and Cantel undertake and agree to take no action which would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code by virtue of the application of Section 368(a)(2)(E) of the Code. Cantel agrees that it will file no tax returns or otherwise take a position inconsistent with such tax treatment.

        8.19 REPORT OF EARNINGS. As soon as practicable after the Effective Date, Cantel will file with the SEC either a Quarterly Report on Form 10-Q or a Current Report on Form 8-K which contains financial results covering at least one month of combined operations of Cantel and MediVators.

        8.20 SUSPENSION OF REPORTING. As soon as practicable following the Effective Time, Cantel shall file with the SEC a Form 15 or such other form as  may be applicable in order to suspend MediVators' duty to file reports under
Section 15(d) of the Exchange Act.

        8.21 REGISTRATION STATEMENT ON FORM S-8. As soon as practicable following the Effective Date, Cantel shall file a registration statement on
Form S-8 covering the issuance of Cantel Shares upon the exercise of MediVators Convertible Securities identified on Schedule 5.5.

        8.22 LOAN TO MEDIVATORS. Cantel agrees to loan to MediVators up to $190,000 during the period between the date hereof and the Closing Date, with advances being made on such dates as the parties may agree from time to time during said period. The loans shall be evidenced by promissory notes in a form acceptable to Cantel and shall bear interest at two percent above the prime rate of the National Bank of Canada in effect from time to time. The loans shall be secured by all of MediVators' right, title and interest in and to its intellectual and other intangible property rights, including without limitation, service marks, trademarks, patents, patent applications, manufacturing specifications, designs, trade secrets, formulations, and rights of MediVators under distribution agreements and license agreements. The loans shall also be secured by such inventory and/or accounts receivable as the parties may agree at the time of loan advances. Principal and interest on the loans shall be payable in nine equal monthly installments commencing on March 1, 1996. Simultaneously with the first loan advance, MediVators shall execute and deliver a security agreement in a form acceptable to Cantel, which shall be consistent with the terms of this Section 8.22.

    9.  CONDITIONS PRECEDENT TO THE OBLIGATION OF MEDIVATORS TO CLOSE.

    The obligation of MediVators to consummate the Merger is subject to the satisfaction, on or prior to the Closing, of the following conditions, any one or more of which may be waived by MediVators in writing:

        9.1 REPRESENTATIONS AND COVENANTS. The representations and warranties of Cantel, which for purposes of this Section 9 shall be deemed to include all Subsidiaries of Cantel unless the context indicates otherwise, contained in this Agreement shall be true and complete in all material respects, except for changes in the ordinary course of business and as contemplated by this Agreement, on and as of the Effective Date with the same force and effect as though made on and as of such date. Cantel shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Cantel on or prior to such date. Cantel shall have delivered to MediVators a certificate, executed by its principal executive officer and principal financial officer, dated such date to the foregoing effect.

        9.2 OPINIONS OF COUNSEL TO CANTEL. MediVators shall have received, on behalf of itself and the MediVators shareholders, the favorable opinion of
DMM&S, dated as of the Effective Date, addressed to MediVators in form and substance reasonably satisfactory to MediVators and its counsel.

        9.3 APPROVAL OF COUNSEL TO MEDIVATORS. All actions and proceedings hereunder and all documents and other papers required to be delivered by
Cantel hereunder or in connection with the consummation of the transactions contemplated hereby and all other related matters shall have been reasonably approved in all material respects by F&B, as to their form.

        9.4 LITIGATION. No action, suit or proceeding shall have been instituted or threatened by any Governmental Authority and no order or award shall have been entered (and not removed or stayed) by any court or Governmental Authority, in either case to restrain or prevent the carrying out of the Merger, or the use of the Proxy Statement or the S-4 in respect thereof or to seek damages in connection with any of the transactions provided for herein or which has or may have, in the reasonable opinion of MediVators, a Material Adverse Effect on Cantel.

        9.5 S-4 REGISTRATION STATEMENTS. The S-4 shall be effective under the Securities Act, all necessary blue sky qualifications shall have been obtained and are in full force and effect, and no stop order suspending the effectiveness of the S-4 is in effect and no proceeding for such purpose is pending before or threatened by the SEC.

        9.6    ACCOUNTANTS'  COMFORT  LETTER.   MediVators  shall  have received
    letters addressed to MediVators from:

           (a) Ernst & Young LLP, as independent accountants for Cantel for the fiscal years ended July 31, 1993, 1994, and 1995, dated (i) the effective date of the S-4, and (ii) the date of the Closing, in each case substantially to the effect that:

               (1) it is a firm of independent accountants with respect to Cantel within the meaning of the Securities Act and the applicable published rules and regulations thereunder;

               (2) in its opinion the audited consolidated financial statements of Cantel audited by it and included in the S-4 comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the applicable published rules and regulations thereunder with respect to registration statements on Form S-4;

               (3)   to  the  extent  applicable,  on  the  basis  of  specified procedures, including a reading of the unaudited consolidated financial statements of Cantel included in the S-4 and procedures related to such unaudited financial statements as specified by the American Institute of Certified Public Accountants for a review of interim financial statements as described in SAS 71 and a reading of the latest available unaudited consolidated financial statements of Cantel (which interim financial statements shall be as of a date not more than 45 days prior to the dates of such letters), inquiries of officers of Cantel responsible for financial and accounting matters, and a reading of the minutes of meetings of stockholders and the Board of Directors of Cantel and other specified procedures and inquiries, nothing has come to its attention which causes it to believe that any unaudited consolidated financial statements included in the S-4: (i) do not comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder or (ii) require material modifications for them to be in conformity with GAAP. Such letter from Ernst & Young shall also cover such other matters (including tables, statistics and other financial information and data included in the S-4, as MediVators may reasonably request consistent with Section 634 of Statement on Auditing Standards issued by the American Institute of Certified Public Accountants.

        9.7 EMPLOYMENT AGREEMENTS. Cantel shall have offered an employment or consulting agreement ("Employment Agreement") to each of Donald Sturtevant and Curtis Luebke containing the terms specified in Schedule 9.7. Cantel agrees that neither Mr. Sturtevant nor Mr. Luebke will be deemed executive officers of Cantel following the Merger.

    10.  CONDITIONS PRECEDENT TO THE OBLIGATION OF CANTEL TO CLOSE.

    The obligation of Cantel to consummate the Merger is subject to the satisfaction, on or prior to the Closing, of the following conditions, any one or more of which may be waived in writing by Cantel:

        10.1 REPRESENTATIONS AND COVENANTS. The representations and warranties of MediVators, which for purposes of this Section 10 shall be deemed to include all Subsidiaries of MediVators unless the context indicates otherwise, contained in this Agreement shall be true and complete in all material respects, except for changes in the ordinary course of business and as contemplated by this Agreement, on and as of the Effective Date with the same force and effect as though made on and as of such date. MediVators shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to such date. MediVators shall have delivered to Cantel a certificate, executed by its principal executive officer and principal financial officer, dated such date to the foregoing effect.

        10.2 STOCKHOLDER APPROVAL. The holders of Cantel Shares and the holders of MediVators Shares shall have approved the Merger and this
Agreement in accordance with applicable provisions of the Delaware Law and the Minnesota Law, respectively, and the number of MediVators Shares as to which the holders thereof shall have given written notice of their election to dissent in accordance with Minnesota Law shall not exceed three percent (3%) of the number of MediVators Shares outstanding.

        10.3 GOVERNMENTAL PERMITS AND APPROVALS. Any and all permits, licenses and approvals from any Governmental Authority required for the lawful consummation of the Merger shall have been obtained.

        10.4 THIRD PARTY CONSENTS. All consents and approvals from parties to any material contract or agreement with MediVators which may be required in connection with the performance by MediVators of its obligations under this Agreement shall have been obtained.

        10.5 OPINIONS OF COUNSEL. Cantel shall have received, on behalf of itself and the Cantel shareholders, (i) the favorable opinion of Fredrikson
& Byron, P.A. ("F&B"), dated as of the Effective Date, addressed to Cantel in form and substance reasonably satisfactory to Cantel and counsel for Cantel and
(ii) the opinion of DMM&S substantially to the effect that on the basis of facts and representations set forth or referred to in such opinion, for federal income tax purposes, no gain or loss will be recognized by Cantel or MediVators as a result of the Merger and that no gain or loss will be recognized.

        10.6 LITIGATION. No action, suit or proceeding shall have been instituted or threatened by any Governmental Authority and no order or award shall have been entered (and not removed or stayed), by any court or Governmental Authority, in either case to restrain or prevent the carrying out of the Merger or the use of the Proxy Statement or the S-4 in respect thereof or to seek damages in connection with the transactions provided for herein or which has or may have, in the reasonable opinion of Cantel, a Material Adverse Effect on MediVators.

        10.7 APPROVAL OF COUNSEL TO CANTEL. All actions and proceedings hereunder and all documents or other papers required to be delivered by
MediVators hereunder or in connection with the consummation of the transactions contemplated hereby and all other related matters shall have been reasonably approved in all material respects by DMM&S as to their form.

        10.8   ACCOUNTANTS' COMFORT LETTER.   Cantel shall have received letters
    addressed to Cantel from:

           (a) Price Waterhouse LLP, as independent accountants for MediVators for the fiscal years ended December 31, 1994 and 1993, dated (i) the effective date of the S-4, and (ii) the date of the Closing, in each case substantially to the effect that:

               (1) it  is a  firm  of independent  accountants with  respect  to
           MediVators   within  the  meaning  of  the  Securities  Act  and  the
           applicable published rules and regulations thereunder;

               (2) in its opinion the audited consolidated financial statements of MediVators audited by it and included in the S-4 comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the applicable published rules and regulations thereunder with respect to registration statements on Form S-4;

               (3) on the basis of specified procedures, including a reading of the unaudited consolidated financial statements of MediVators included in the S-4 and procedures related to such unaudited financial statements as specified by the American Institute of Certified Public Accountants for a review of interim financial statements as described in SAS 71 and a reading of the latest available unaudited consolidated financial statements of MediVators (which interim financial statements shall be as of a date not more than 45 days prior to the dates of such letters), inquiries of officers of MediVators responsible for financial and accounting matters, and a reading of the minutes of meetings of stockholders and the Board of Directors of MediVators and other specified procedures and inquiries, nothing has come to its attention which causes it to believe that any unaudited consolidated financial statements included in the S-4: (i) do not comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder or (ii) require material modifications for them to be in conformity with GAAP. Such letter from Price Waterhouse LLP shall also cover such other matters (including tables, statistics and other financial information and data included in the S-4, as Cantel may reasonably request consistent with Section 634 of Statement on Auditing Standards issued by the American Institute of Certified Public Accountants.

        10.9 RESIGNATION OF DIRECTORS AND OFFICERS. All directors and officers of MediVators shall have submitted their resignations, effective as of the
Effective Time.

        10.10 RULE 145 AGREEMENTS. Each of the Rule 145 Agreements required to be delivered to Cantel under Section 8.15 have been so delivered.

        10.11 S-4 REGISTRATION STATEMENTS. The S-4 shall be effective under the Securities Act, all necessary blue sky qualifications shall have been obtained and are in full force and effect, and no stop order suspending the effectiveness of the S-4 is in effect and no proceeding for such purpose is pending before or threatened by the SEC.

        10.12 POOLING OF INTERESTS LETTER FROM ACCOUNTANTS. On or before November 22, 1995, Cantel shall have received from each of Ernst & Young LLP and Price Waterhouse LLP a letter dated the date hereof to the effect that the transactions contemplated by this Agreement may be treated by Cantel as a "pooling of interests" for accounting purposes and that the "risk period" referred to in SEC Accounting Series Releases 130 and 135 commences on the Effective Date. This condition shall be deemed waived or satisfied unless Cantel shall have notified MediVators in writing by 4:00 p.m. New York City time on November 27, 1995 that the condition has not been satisfied, in which case this Agreement shall terminate and be of no further force or effect.

        10.13 EMPLOYMENT AGREEMENTS. Donald Sturtevant and Curtis Luebke shall each have entered into their respective Employment Agreement.

        10.14 DISTRIBUTION AGREEMENT. Cantel shall have entered into a definitive, written distribution agreement with Olympus Corporation (or an affiliated entity) covering the distribution of MediVators infection control equipment in the United States (the "Olympus Distribution Agreement"). Cantel undertakes to negotiate in good faith the terms of the Olympus Distribution Agreement, including without limitation, the pricing of products, minimum sale requirements, and length of the term. MediVators acknowledges that the execution and delivery of the Olympus Distribution Agreement is of paramount importance to Cantel in consummating the Merger. Therefore, the parties agree that if the Olympus Distribution Agreement is not entered into by January 31, 1996 (or such later date as Cantel may designate) for any reason whatsoever, Cantel shall have the right in its sole discretion to terminate this Agreement pursuant to Section 12.1(e).

    11.  SURVIVAL OF COVENANTS AND AGREEMENTS OF THE PARTIES;

        11.1 SURVIVAL. Except to the extent, if any, waived in writing by any party at the Closing, the covenants and agreements contained in Sections
8.18 and 12 in this Agreement shall survive the Closing of the Merger. The representations and warranties set forth in this Agreement shall not survive the Closing of the Merger.

    12.  TERMINATION OF AGREEMENT.

        12.1  PRIOR TO CLOSING.  This Agreement may be terminated as follows:

           (a) at any time prior to the Closing by mutual agreement of MediVators and Cantel.

           (b) at any time prior to the Closing by MediVators if any representation or warranty of Cantel contained in this Agreement is or becomes untrue or breached in any material respect or if Cantel fails to comply in any material respect with any covenant contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within 10 days following written notice thereof.

           (c) at any time prior to the Closing by Cantel, if any representation or warranty of MediVators contained in this Agreement is or becomes untrue or breached in any material respect or if MediVators fails to comply in any material respect with any covenant contained herein, and any such misrepresentations, noncompliance or breach is not cured, waived or eliminated within 10 days following written notice thereof.

           (d) by MediVators if the conditions stated in Section 9 have not been satisfied prior to March 1, 1996.

           (e) by Cantel if the conditions stated in Section 10 have not been satisfied prior to March 1, 1996 or, solely in the case of the condition specified in Section 10.14, prior to February 1, 1996.

           (f) by Medivators if, prior to the Medivators Special Meeting, the Board of Directors of MediVators determines, solely due to its Fiduciary Obligations, that it will not recommend acceptance of the Offer and approval of the Merger by the stockholders of MediVators (or if such recommendation is withdrawn) and shall have recommended a Higher Offer to the stockholders of MediVators.

        12.2 EFFECT OF TERMINATION. In the event this Agreement is terminated pursuant to subparagraph (b), (c), (d), or (e) of Section 12.1 due to the
intentional breach of a representation, warranty, covenant or condition by the breaching party, then the nonbreaching party shall be entitled to pursue, exercise and enforce any and all remedies, rights, powers and privileges available at law or in equity; provided that the nonbreaching party shall take all reasonable efforts to mitigate its damages upon its discovery of such breach. In the event this Agreement is terminated pursuant to subparagraph (b),
(c), (d), or (e) of Section 12.1, but such termination is due to a breach of a representation, warranty, covenant or condition that is not the result of an action or inaction by the breaching party that could be reasonably anticipated to cause the breach and the breaching party cannot reasonably correct the breach, then no party shall have any right to pursue, exercise or enforce any remedy and all parties who are not involved in an intentional breach of a representation, warranty, covenant or condition shall be fully released and discharged from any and all obligations under this Agreement. In the event this Agreement is terminated pursuant to subparagraph (f) of Section 12.1, MediVators shall pay to Cantel within fifteen (15) days following the date of such termination, the sum of $1,000,000 by certified or bank check. Said amount is designed to compensate Cantel for the considerable resources expended in its due diligence on MediVators, for its costs and expenses incurred in connection with the proposed Merger, and as a material inducement for Cantel to enter into this Agreement.

    13.  MISCELLANEOUS.

        13.1 BROKER. Each of the parties represents and warrants to the other that no broker, finder or other financial consultant has acted on their or its behalf in connection with the negotiation and execution of this Agreement. Each such party agrees to indemnify and save the others harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent not so disclosed claiming to have been employed by or on behalf of such Party, and to bear the cost of legal expenses incurred in defending against any such claim.

        13.2  SCHEDULES.   The Schedules to  this Agreement are  a part of  this
    Agreement as if set forth in full herein.

        13.3 PUBLICITY. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued without advance approval of the form and substance thereof by MediVators and Cantel subject to each party's right to make any such publicity release or announcement reasonably required to comply with its obligations as a public company including, without limitation, under the Exchange Act, the Securities Act or the rules and regulations of the National Association of Securities Dealers.

        13.4 NOTICES. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed or telecopied or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed or telecopied or if mailed, two days after the date of mailing, as follows (or to such other address as any party may from time to time specify in writing pursuant to the notice provisions hereof):

        (i) if to MediVators to:
           MediVators, Inc.
           Cannon Plaza South
           6352 320 Street Way
           Cannon Falls, Minnesota 55009
           Attention: Donald L. Sturtevant, President
           Telecopier No.: (507) 263-0333

         with a copy to:

            Fredrikson & Byron, P.A.
           900 Second Avenue South
           1100 International Center
           Minneapolis, Minnesota 55401
           Attention: Gregory Freitag, Esq.
           Telecopier No.: (612) 347-7077

        (ii) if to Cantel or Newco, to:

             Cantel Industries, Inc.
           1135 Broad Street
           Suite 203
           Clifton, N.J. 07013
           Attention: James P. Reilly, President
           Telecopier No.: (201) 471-0054

         with a copy to:

            Dornbush Mensch Mandelstam & Schaeffer, LLP
           747 Third Avenue
           New York, New York 10017
           Attention: Eric W. Nodiff, Esq.
           Telecopier No.: (212) 753-7673

        13.5 ENTIRE AGREEMENT. This Agreement (including all Schedules hereto and all agreements or covenants contained therein) contains the entire agreement among the Parties with respect to the Merger, and all transactions related thereto, and supersedes all prior agreements or understandings, written or oral, with respect thereto.

        13.6 WAIVERS AND AMENDMENTS. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, signed by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive or any rights or remedies that any Party may otherwise have at law or in equity.

        13.7 EXPENSES. All expenses (including, without limitation, legal fees and expenses, fees of brokers, advisors and investment bankers and fees and expenses of accountants) incurred in connection with the transactions contemplated hereby will be borne by the party incurring such expenses.

        13.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to the choice of law principles thereof (except insofar as Minnesota law shall govern the Merger and the corporate actions of MediVators and Cantel contemplated hereby).

        13.9   NO  ASSIGNMENT.   This  Agreement  is not  assignable  except  by
    operation of law.

        13.10 VARIATIONS IN PRONOUNS. All pronouns and any variations thereof refer to the masculine, feminine or neither singular or plural, as the identity of the person or persons may require.

        13.11   COUNTERPARTS.   This  Agreement may be  executed in  two or more
    counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the corporate parties hereto on the date first above written.

                                          MEDIVATORS, INC.

                                          By: _____/s/_DONALD L. STURTEVANT_____
                                              Title: President

                                          CANTEL INDUSTRIES, INC.

                                          By: ________/s/_JAMES P. REILLY_______
                                              Title: President

                                          CANTEL ACQUISITION CORP.

                                          By: ________/s/_JAMES P. REILLY_______
                                              Title: President

                                  SCHEDULE 5.9
                           NO MATERIAL ADVERSE CHANGE

    MediVators has continued to incur losses from operations, and expects such losses to continue; provided, however, that the operating losses for the months ended November 30, 1995, December 31, 1995, January 31, 1996, February 28, 1996 and March 31, 1996 shall not exceed $21,000, $60,000, $53,000, $55,000 and
$46,000, respectively. In addition, MediVators will not be able to fund its operations through closing of the merger without an additional cash infusion; provided, however, that prior to the Closing Date a cash infusion in excess of $190,000 shall not be required.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 10-K

 /X/  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE
                           ACT OF 1934 [FEE REQUIRED]

                    FOR THE FISCAL YEAR ENDED JULY 31, 1995

                                       OR
    / /  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                       EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

           FOR THE TRANSITION PERIOD FROM               TO

                           COMMISSION FILE NO. 0-6132

                            ------------------------

                            CANTEL INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                      22-1760285
  (State or other jurisdiction of       (I.R.S. employer
   incorporation or organization      identification no.)

        1135 BROAD STREET,
        CLIFTON, NEW JERSEY                  07013
       (Address of principal               (Zip code)
        executive offices)

      Registrant's telephone number, including area code:  (201) 470-8700

                            ------------------------

       Securities registered pursuant to Section 12(b) of the Act:  None

          Securities registered pursuant to Section 12(g) of the Act:
                     Common Stock, Par Value $.10 Per Share

                            ------------------------

                                (Title of Class)

    Indicate by check mark whether registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to the filing
requirements for the past 90 days.  Yes _X_   No ___

    Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. / /

    Aggregate market value of registrant's capital stock held by non-affiliates (based on shares held and the closing price quoted by NASDAQ on October 6,
1995):  $10,004,347

    Number of shares of common stock outstanding as of the close of the period covered by this report: 2,768,193

    Documents incorporated by reference:  None

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I

ITEM 1.  BUSINESS.
GENERAL

    The Company, through Carsen Group Inc., its wholly-owned Canadian subsidiary ("Carsen" or "Canadian subsidiary"), is engaged in the marketing and distribution of scientific products and consumer products in Canada, and commencing in fiscal 1996 will be engaged in the marketing and distribution of industrial technology equipment and medical equipment in the United States. The Company also provides servicing of the products it distributes. Unless the context otherwise requires, references herein to the "Company" include Cantel Industries, Inc. ("Cantel") and Carsen.

    The scientific products distributed by the Company consist of medical instruments, including flexible and rigid endoscopes, endoscope washers/disinfectors, and air cleaning equipment; surgical equipment and related accessories; precision instruments, including microscopes and related accessories; and industrial technology equipment, including borescopes, fiberscopes, video image scopes, laser distance measurement and thermal imaging products and on-line optical inspection and quality assurance systems. The consumer products distributed by the Company consist of photographic and optical equipment, including cameras, dark room equipment, and office equipment including hand-held dictation equipment, paper shredders, and related accessories.

    The Company distributes the majority of its scientific products and consumer products pursuant to an agreement with Olympus America Inc. (the "Olympus Agreement"), a United States subsidiary of Olympus Optical Co. Ltd., a Japanese corporation ("Olympus Optical"), under which the Company has been granted exclusive distribution rights for certain Olympus products in Canada. Most of such products are manufactured by Olympus Optical and its affiliates in Japan and other foreign countries. Unless the context otherwise requires, references herein to "Olympus" include Olympus America Inc. and Olympus Optical, and their affiliates. The Company, or its predecessor, has been distributing various Olympus products in Canada since 1949.

    During fiscal year 1994, the Company entered into a long-term agreement with Jenoptik Technologie GmbH of Jena, Germany ("Jenoptik"), for exclusive distribution of Jenoptik's laser distance measurement and thermal imaging products and on-line optical inspection and quality assurance systems in the United States, Canada and Mexico.

    The Company  also distributes  other  products under  separate  distribution
agreements,   including  endoscope  washers/disinfectors,  scientific  equipment accessories, shredders and accessory camera products.

    The following table gives information as to the percentage of consolidated net sales from continuing operations accounted for by each operating segment during the indicated periods.

                                                                                        FISCAL YEAR ENDED JULY 31,
                                                                                   -------------------------------------
                                                                                      1995         1994         1993
                                                                                   -----------  -----------  -----------
Scientific Products:
  Medical Instruments............................................................       51.2%        46.9%        45.9%
  Precision Instruments..........................................................        9.9          8.6          8.2
  Industrial Technology Equipment................................................        6.2          6.0          5.6
  Product Service................................................................       13.0         13.8         13.4
Consumer Products................................................................       19.7         24.7         26.9
                                                                                       -----        -----        -----
                                                                                       100.0%       100.0%       100.0%
                                                                                       -----        -----        -----
                                                                                       -----        -----        -----

SCIENTIFIC PRODUCTS

    The Scientific Products segment is the Company's major source of revenue and profitability. This segment is comprised of the medical instruments, precision instruments, industrial technology equipment and product service divisions.

    MEDICAL INSTRUMENTS. The Company's principal source of revenue is from the distribution of specialized endoscopes, surgical equipment and related accessories and instruments to hospitals, the majority of which are manufactured by Olympus. Olympus is one of the world's leading manufacturers of endoscopes and related products.

    An endoscope is a device comprised of an optical system incorporated in a flexible or rigid tube that can be inserted inside a patient's body through a natural opening or through a small incision. Endoscopy, the use of endoscopes in medical procedures, is a valuable aid in the diagnosis of various disorders. Endoscopy enables physicians to study and photograph certain organs and body tissue and, if necessary, to perform a biopsy (removal of a small piece of tissue for microscopic analysis). Many surgical procedures that formerly required a major operation are now performed much more simply by endoscopy, which can often be performed without general anesthesia.

    A flexible endoscope generally consists of fiberoptic image and light carrying bundles contained in a flexible tube, which can be inserted into irregularly shaped organs of a patient's body, such as the large intestine. The viewing end of a flexible fiberoptic endoscope contains an eyepiece and a steering mechanism and is connected to an external light source, which permits a surgeon to view inside a patient's body. The tip of a flexible endoscope inserted into a patient's body contains a lens and, in most cases, depending on the application, an outlet for air and water. Most flexible endoscopes also have internal working channels which enable accessories such as biopsy forceps to be passed to the tip. In an advanced version of the flexible endoscope, known as a flexible video endoscope, the fiberoptic image and light carrying bundles have been replaced by a charged coupling device (CCD) (which functions like a video camera) that enables a picture to be transmitted electronically to a monitor, which picture can be viewed by a physician as a medical procedure is being performed.

    A rigid endoscope is a straight, narrow viewing insertion tube consisting of a series of relay lenses and light transmitting fibers that connect to an external light source, which permits a surgeon to view inside a patient's body.

    A technology known as minimally invasive surgery requires the use of a rigid endoscope. With the addition of a tiny telescopic lens, a light source and a palm-size video camera, a rigid endoscope utilized for minimally invasive surgery can transmit images of the patient's organs, as well as the instrument being used by the surgeon, to a viewing monitor. Minimally invasive surgery enables a surgeon using an endoscope to operate on a patient through small keyhole type incisions, avoiding, in many cases, the need for open surgery. For example, one type of rigid endoscope known as a laproscope, enables a surgeon to remove a gall bladder by making four or five small incisions in the abdomen, rather than one larger incision. In this procedure, the surgeon inserts the laproscope through one of the incisions to view the gall bladder while operating with surgical instruments inserted in other incisions. This procedure can significantly reduce surgical trauma and post-operative pain, with reduced recovery time. Minimally invasive surgery has applications for a growing number of surgical procedures in addition to gall bladder removal, including hernia repair, small bowel resection, lung biopsy and advanced gynecological procedures.

    Flexible endoscopes are commonly used for visualization of, and diagnosing disorders in, the esophagus, stomach, duodenum, and large intestine (gastroenterology); upper airways and lungs (pneumology); nose and throat (ENT); bladder, kidney and urinary tract (urology); and uterus (gynecology). Rigid endoscopes are commonly used for urology, gynecology, orthopedics, and general surgery, including minimally invasive surgery.

    The Company also distributes various specialized medical instruments and accessories utilized in both rigid and flexible endoscopy including scissors, needle holders, forceps and other surgical accessories, ambulatory PH and motility monitoring equipment (which is used for diagnosis of various gastrointestinal and respiratory disorders), endoscope washers/disinfectors, carts, trolleys and cleaners, insufflators (which deliver and monitor gas to expand abdominal and other cavities), video monitors and recorders, mavigraphs (which print "hard" copies of video images) and "cold" light supplies (which provide light for endoscopy procedures).

    The Company believes it has achieved a considerable market share in Canada for flexible endoscopes in certain segments, particularly gastrointestinal endoscopy. The Company believes that growth in sales of medical instruments will be achieved principally from rigid endoscopes and other products used in surgical procedures, as well as from endoscope washers/disinfectors, air cleaners, and related equipment used in the care and maintenance of endoscopes. No assurance can be given that such growth will be attained.

    All of the endoscopes and certain of the other medical instruments and accessories distributed by the Company are manufactured by Olympus. Other medical products distributed by the Company are manufactured by Synectics Medical AB (ambulatory PH and motility monitoring equipment), F.M. Wiest GmbH & Co. (insufflators), Sony of Canada Ltd. (monitors, mavigraphs and video recorders), and MediVators Inc. (automated endoscope washers/disinfectors).

    PRECISION INSTRUMENTS. The Company distributes Olympus microscopes and complementary scientific equipment and accessories. Other precision instruments distributed by the Company include Narishige U.S.A., Inc. micromanipulators (which enable a viewer to manipulate objects being viewed under a microscope), Empix Imaging Inc. high resolution imagers (which transmit images of objects being viewed to a monitor), and optical accessories such as high contrast optics, objectives (magnifying lenses) and reticules and video calipers (both of which measure objects being viewed under a microscope). The products are used in numerous disciplines for the microscopic study of objects and are sold directly to the end user.

    The precision instruments distributed by the Company are sold to hospitals for cytology, pathology and histology purposes; government laboratories for research and forensics; universities and other educational institutions for research and teaching purposes; and private and industrial laboratories, for bio-technology, geology, pharmacology, metallography, quality control and manufacturing applications.

    INDUSTRIAL TECHNOLOGY EQUIPMENT. The Company distributes three types of industrial technology equipment that are similar to endoscopes, but are designed for an emerging market known as remote visual inspection ("RVI"). RVI is the application of medical endoscopic technology for industrial uses. These products distributed by the Company, most of which are manufactured by Olympus, consist of rigid borescopes (devices that are similar to rigid endoscopes), which use a series of relay lenses to transmit an image through a stainless steel insertion tube; fiberscopes (devices that are similar to flexible endoscopes), which use fiberoptic image carrying bundles to transmit images through a flexible insertion tube; and video image scopes, which utilize a small, high resolution solid state image sensor, similar to the charged coupling device used in advanced flexible endoscopes, that enable a picture to be transmitted electronically to a monitor.

    Other industrial technology equipment distributed by the Company, most of which is manufactured by Jenoptik, consists of laser meters (devices that use the travel time of laser pulses as a means of measurement) designed for determining distances, vertical angles, target and station heights, as well as speed; thermographic systems (devices that use infrared cameras to measure thermal radiation) which are used as a basis for the analysis and diagnosis of heat and temperature distribution; and on-line optical inspection and quality assurance systems (optical image-processing systems operating on the principle of coherent structural-zonal analysis) designed for inspection, identification and classification, such as establishing object classes, detecting defects and monitoring quality.

    The Company has recently introduced a number of products under its own trademark, Optiscan. These products have been sourced from outside suppliers or designed by the Company. Most Optiscan products currently available complement or enhance our Olympus RVI business. Optiscan products include IVS video documentation products which integrate video camera, monitor and VCR in one portable unit; and very long (10'-30') ultra-thin quartz glass fiberscopes for specialized applications, particularly in the nuclear power industry. Unrelated to our Olympus business is a software application, Optiscan PVM, developed by the Company, and designed to run in conjunction with Jenoptik laser rangefinders for the measurement of stock pile volumes, such as wood chips and coal.

    The industrial technology equipment distributed by the Company is generally purchased by large industrial companies engaged in the oil and gas, aerospace, chemicals, power generation, mining, forestry, semiconductor and automotive industries, that require inspections of their machinery or processes for research and development, measurement, maintenance or quality control. The Company also develops new applications for its products, which are then customized by the Company for such applications, based upon the nature of a company's business. For example, the Company has sold borescopes to an automobile manufacturer to examine the inside of automobile engines, fiberscopes and laser measurement equipment to the Canadian customs agency for inspecting vehicles for drugs and other illegal paraphernalia, and video image scopes to a mining company to inspect rock formations for cracks and shifting.

    PRODUCT SERVICE -- SCIENTIFIC. The Company operates a service organization at its Markham, Ontario facility that provides warranty and out-of-warranty service and repairs for scientific products distributed by the Company. Scientific products distributed by the Company bear a product warranty that entitles the purchaser to warranty repairs and service at a nominal or no charge during the warranty period. The Company, and not the manufacturer of the product, is responsible for the cost of warranty repairs. The warranty period for scientific products is generally one year for medical instruments and industrial technology equipment and five years for precision instruments.

    The Company also provides out-of-warranty service of scientific products for which the customer pays the Company on a time and materials basis. Revenues from the Product Service Division consist principally of out-of-warranty servicing of endoscopes and other medical products, and comprise a significant percentage of the Company's total net sales.

CONSUMER PRODUCTS

    The Company distributes consumer products in Canada, comprised principally of photographic and optical equipment. This equipment, most of which is manufactured by Olympus, includes 35 mm. lens shutter cameras (also known as "point and shoot" cameras) and 35 mm. single lens reflex cameras, binoculars, slide projectors and screens, light meters, darkroom equipment and supplies, camera luggage and other photographic products and accessories. The Company distributes 25 models of the 35 mm. lens shutter cameras, 5 models of the 35 mm. single lens reflex cameras and 6 models of binoculars. Cameras and accessories manufactured by Olympus account for substantially all sales in the Consumer Products Division. The Company also distributes Olympus
Pearlcorder-Registered Trademark- hand-held dictation equipment and two lines of paper shredders.

    The Company distributes its consumer products mostly to major department stores, large retail store chains, independent retailers and cooperative buying groups. The Company also distributes such products to government agencies, school boards, the military, promotional sales organizations and catalog houses and other end-users.

    PRODUCT SERVICE -- CONSUMER. The Company operates a service organization at its Markham, Ontario facility, as well as contracts with independent service centers throughout Canada to provide warranty service for the consumer products distributed by the Company. Pursuant to the Olympus Agreement, the Company is required to provide warranty service for all Olympus cameras presented to the Company for service, whether or not such cameras were sold by the Company. This obligation has not had a material adverse effect on the Company. The Company generally provides a two year warranty for cameras and a one year warranty for other consumer products. Beginning in fiscal year 1995, the Company now provides out-of-warranty services for its consumer products.

DISTRIBUTION AGREEMENTS

    OLYMPUS AGREEMENT. The majority of the Company's sales of scientific products and consumer products have been made pursuant to the Olympus Agreement, under which Olympus has granted the Company the exclusive right to distribute the covered Olympus products in Canada. All products sold by the Company pursuant to the agreement bear the "Olympus" trademark. The Olympus Agreement expires on March 31, 1998.

    During the term of the Olympus Agreement, the Company has agreed that it will not manufacture, distribute, sell or represent for sale in Canada any products which are competitive with the Olympus products covered by the Olympus Agreement.

    The Olympus Agreement imposes minimum purchase obligations on the Company with respect to each of medical instruments, precision instruments, industrial technology equipment and consumer products. The aggregate annual minimum purchase obligations for all such products are approximately $16.7 million, $17.2 million and $18.5 million during the contract years ending March 31, 1996, 1997, and 1998, respectively.

    Subject  to  an  allowance of  a  10%  shortfall from  the  minimum purchase requirements in certain situations, Olympus has the right to terminate the Olympus Agreement with respect to each product group for which the Company has failed to meet the minimum purchase requirements. If the Company fails to meet such requirements for both precision instruments and industrial technology equipment, or for medical instruments, then Olympus has the right to terminate the entire Olympus Agreement. Olympus may also terminate the Olympus Agreement if the Company breaches its other obligations under the Olympus Agreement, or if the Company fails to meet any Olympus credit requirement for sale on open account and does not provide Olympus with a letter of credit to secure the Company's payment obligations after demand by Olympus. The Company has delivered to Olympus a letter of credit to secure payment of the Company's first $500,000 of monthly purchases.

    JENOPTIK AGREEMENT. On May 1, 1994, the Company entered into a long-term agreement with Jenoptik, under which the Company was granted the exclusive right to distribute the covered Jenoptik products in the United States, Canada and Mexico. The agreement expires December 31, 2003.

    During the term of the Jenoptik agreement, the Company has agreed that it will not manufacture, distribute, sell or represent for sale in the territory any products which are competitive with the products covered unless expressly agreed in writing by Jenoptik.

    The Jenoptik agreement imposes minimum purchase obligations commencing with the calendar year 1996 in the amount of DM 1,500,000. The minimum purchase requirement for calendar 1997 will be the average of the purchases during calendar years 1994, 1995 and 1996, and for each year thereafter, 110% of the preceding year's minimum purchase requirement. Failure to achieve the minimum purchase requirement in any year would give Jenoptik the right to terminate the agreement.

    The agreement will be automatically extended for a subsequent five year term commencing January 1, 2004 and every five years thereafter, as long as the Company continues to achieve the minimum purchase requirements.

DISCONTINUED OPERATIONS

    On October 29, 1993, the Company consummated the sale of all of the assets and transferred certain liabilities of its Seating Division to the German manufacturer of the seating products for

$2,809,000. The Company received $2,659,000 in cash and a $150,000 promissory note of the purchaser of the Seating Division which was paid in October 1994. An additional contingent payment of up to $150,000 could become due on the 90th day following the end of calendar year 1995, dependent upon the operating results of the Seating Division.

    The sale of the Seating Division has been reflected as a discontinued operation and is presented separately in the consolidated statements of operations.

MARKETING

    The Company markets its products through a sales organization comprised of employees and independent sales representatives. Each industry segment has a separate, dedicated sales force. Sales persons, who are paid on a salary and/or commission basis, are, among other things, responsible for identifying customers and demonstrating products in their respective geographic markets.

EFFECT OF CURRENCY FLUCTUATIONS AND TRADE BARRIERS

    Substantially all of the Company's products have been imported from the Far East and Western Europe, and the Company's business could be materially and adversely affected by the imposition of trade barriers, fluctuations in the rates of exchange of various currencies, tariff increases and import and export restrictions, affecting both the United States and Canada.

COMPETITION

    The Company distributes substantially all of its products in highly competitive markets, which contain many products available from nationally and internationally recognized competitors of the Company. Many of such competitors have greater financial and technical resources than the Company and are well-established, with reputations for success in the sale and service of their products. In addition, certain companies have developed or may be expected to develop technologies or products that could directly or indirectly compete with the products distributed by the Company. In some areas, the Company competes with  manufacturers  who  distribute and  service  their own  products  and have greater financial and technical resources than the Company and, as manufacturers, may have certain other competitive advantages over the Company. The Company believes that the world-wide reputation for the quality and innovation of its products among consumers, the Company's reputation for providing quality product service, particularly with respect to medical products, and the numerous customer contacts developed during its lengthy service as a distributor of Olympus products, gives the Company a competitive advantage with respect to certain of its product segments.

BACKLOG

    On October 6, 1995, the Company's consolidated backlog was approximately $1.2 million compared with approximately $1.0 million on October 21, 1994.

EMPLOYEES

    As of October 6, 1995, the Company employed 111 persons. Of the Company's employees, 107 are located in Canada and 4 are located in the United States; 10 are executives and/or division managers, 43 are engaged in sales, 7 are engaged in customer service, 17 are engaged in product service, 9 are engaged in shipping and warehouse functions, and 25 perform various administrative functions.

    None of the Company's employees is represented by labor unions. The Company considers its relations with its employees to be satisfactory.

ITEM 2.  PROPERTIES.

    The Company leases a building, containing approximately 41,000 square feet, located in Markham, Ontario. This facility is used for warehouse, service, showroom and office space for the Company's Canadian operations. The lease, as amended, expires in July 2000, subject to the Company's option to renew for five years. The lease provides for monthly base rent of approximately $9,400 for the next two years and approximately $10,000 for the last three years.

    The Company leases approximately 2,000 square feet of office space in Clifton, New Jersey, for its executive offices. The lease, which expires in January 1997, provides for monthly base rent of approximately $3,000.

    The Company believes that its facilities are adequate for its current needs.

ITEM 3.  LEGAL PROCEEDINGS.

    The Company is not a party to any material litigation.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

    No matters were submitted to a vote of security holders during the fourth quarter of fiscal 1995.

                                    PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

    Since March 18, 1994, the Company's Common Stock has been traded on the NASDAQ National Market under the symbol "CNTL." From August 17, 1992 through March 17, 1994, the Common Stock traded on the NASDAQ Small Cap Market. The following table sets forth, for the periods indicated, the high and low bid prices for the Common Stock as reported by NASDAQ.

    The Company has not paid any cash dividends on the Common Stock, and a change in this policy is not presently under consideration by the Board of Directors.

                                                                                 HIGH           LOW
                                                                                ------         -----
FISCAL YEAR ENDED JULY 31, 1994
First Quarter..............................................................           41/2           3
Second Quarter.............................................................           51/2           33/4
Third Quarter..............................................................           51/2           4
Fourth Quarter.............................................................           61/4           43/4
FISCAL YEAR ENDED JULY 31, 1995
First Quarter..............................................................           7              45/16
Second Quarter.............................................................           63/4           31/4
Third Quarter..............................................................           61/2           41/2
Fourth Quarter.............................................................           73/4           51/2

    On October 6, 1995, the closing price of the Company's Common Stock was $8.75 and the Company had 249 record holders of Common Stock. A number of such holders of record are brokers and other institutions holding shares of Common Stock in "street name" for more than one beneficial owner.

ITEM 6.  SELECTED CONSOLIDATED FINANCIAL DATA.

                                                              FISCAL YEAR ENDED JULY 31,
CONSOLIDATED STATEMENTS                          -----------------------------------------------------
  OF OPERATIONS DATA:                              1995       1994       1993       1992       1991
                                                 ---------  ---------  ---------  ---------  ---------
                                                     (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales......................................  $  31,079  $  29,349  $  28,633  $  28,245  $  24,672
Cost of sales..................................     21,056     19,790     19,557     18,558     15,967
Gross profit...................................     10,023      9,559      9,076      9,687      8,705
Income from continuing operations (1)..........      2,481      2,601      1,432      2,242      2,041
Interest expense...............................        479        301        184        112      1,197
Income from continuing operations before income
 taxes.........................................      2,002      2,300      1,248      2,130        844
Income taxes...................................      1,001      1,054      1,160      1,051        880
Income (loss) from continuing operations.......      1,001      1,246         88      1,079        (36)
Income (loss) from discontinued operations.....     --            562        (24)       763        639
Extraordinary gain on extinguishment of debt...     --          1,211     --         --         --
Net income.....................................      1,001      3,019         64      1,842        603
Dividends on preferred stocks..................     --            314      1,185        890        419
Net income (loss) attributable to common
 stock.........................................      1,001      2,705     (1,121)       952        184
Earnings (loss) per common and common
 equivalent shares:
 Primary:
  Continuing operations........................  $     .32  $     .31  $    (.54) $     .09  $    (.20)
Discontinued operations........................     --            .19       (.01)       .33        .31
Extraordinary gain.............................     --            .40     --         --         --
                                                 ---------  ---------  ---------  ---------  ---------
Net income (loss)..............................  $     .32  $     .90  $    (.55) $     .42  $     .11
                                                 ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------
Fully diluted:
  Continuing operations........................  $     .32  $     .31  $    (.34) $     .22  $    (.20)
  Discontinued operations......................     --            .18       (.01)       .15        .30
  Extraordinary gain...........................     --            .40     --         --         --
                                                 ---------  ---------  ---------  ---------  ---------
      Net income (loss)........................  $     .32  $     .89  $    (.35) $     .37  $     .10
                                                 ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------
Weighted average number of common and common
 equivalent shares:
  Primary......................................      3,142      3,011      2,033      2,293      2,078
  Fully diluted................................      3,146      3,055      2,465      4,960      2,078

                                                                       JULY 31,
                                                 -----------------------------------------------------
CONSOLIDATED BALANCE SHEET DATA:                   1995       1994       1993       1992       1991
                                                 ---------  ---------  ---------  ---------  ---------
Total assets...................................  $  17,399  $  14,115  $  17,480  $  19,508  $  19,977
Current assets.................................     16,016     12,777     16,119     18,039     18,243
Working capital................................     11,163      8,347      9,440     11,816     11,052
Current liabilities (2)........................      4,853      4,430      6,679      6,223      7,191
Long-term debt, less current portion (2).......      6,087      4,327      7,989      9,761     10,901
Stockholders' equity...........................      6,368      5,188      2,521      3,150      1,458
Book value per outstanding common share........  $    2.30  $    1.90  $    1.02  $    1.69  $     .78
Common shares outstanding......................      2,768      2,735      2,466      1,864      1,864

------------------------
(l) Includes for fiscal 1993 a write-off of $135,000 in costs related to the termination of a proposed private placement of securities. Includes for fiscal 1992 a write-off of $175,000 in expenses related to the termination of a proposed public offering of securities. Includes for fiscal 1991 a restructuring gain of $50,000.

(2) Current liabilities and long-term debt as of July 31, 1993, 1992 and 1991 include an aggregate of $1,388,000, $1,972,000 and $2,587,000, respectively, of deferred interest benefit arising out of the Company's debt restructuring which was consummated in January 1991 (the "1991 Debt Restructuring"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 5 of Notes to Consolidated Financial Statements.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

RESULTS OF CONTINUING OPERATIONS

    Reference is made to the sale of the Company's Seating Division (see Item 1. Business -- Discontinued Operations). The results of continuing operations described hereafter reflect, for the most part, those results of the Company's Canadian subsidiary. Reference is also made hereafter to the effects of a weaker Canadian dollar against the United States dollar during fiscal 1995 and 1994, as compared with fiscal 1994 and 1993 (decreases in value of approximately 2% and 5%, respectively). In order to more accurately analyze the results of operations, some comparisons will be presented in Canadian dollars as well as United States dollars.

    FISCAL 1995 COMPARED WITH FISCAL 1994

    Net sales in Canadian dollars increased by $3,211,000, or 8.1%, to $42,721,000 in fiscal 1995, from $39,510,000 in fiscal 1994; however, when translated into United States dollars, the net sales increased by $1,730,000, or 5.9%, to $31,079,000 in fiscal 1995 from $29,349,000 in fiscal 1994. This increase was principally attributable to the increased sales of the Medical Instruments, Precision Instruments and Industrial Technology Divisions, resulting from increased demand for existing products; the introduction of new products such as the MediVators endoscope disinfector and the Olympus B-Max microscope; and increases in selling prices for certain products, which increases were partially offset by decreased sales in the Consumer Products Division, resulting from lower demand for consumer products.

    Gross profit in Canadian dollars increased by $955,000, or 7.4%, to $13,791,000 in fiscal 1995 from $12,836,000 in fiscal 1994; however, when translated into United States dollars, the gross profit increased by $464,000, or 4.9%, to $10,023,000 in fiscal 1995 from $9,559,000 in fiscal 1994. The gross profit decreased as a percentage of net sales to 32.3% in fiscal 1995, from 32.6% in fiscal 1994. The lower gross profit margins for fiscal 1995 reflect the reduction in the selling prices of certain camera models in the Consumer Products Division to meet competition; supplier price increases, of which only a portion was passed along to customers; and changes in product mix.

    Shipping and warehouse expenses as a percentage of net sales were 2.5% for fiscal 1995, as compared with 2.4% for fiscal 1994. This percentage increase was principally attributable to higher occupancy costs, including insurance, utilities and property tax, and increased costs of packing and shipping supplies.

    Selling expenses as a percentage of net sales were 13.7% for fiscal 1995 and 1994. Although selling expenses as a percentage of net sales were increased as a result of additional personnel costs in the sales and product management functions and related travel expenses, this increase was offset due to higher levels of sales as compared to the fixed portion of selling expenses, which decreased selling expenses as a percentage of net sales.

    General and administrative expenses increased by $268,000 to $2,491,000 for fiscal 1995 from $2,223,000 for fiscal 1994. This increase was principally attributable to higher personnel costs, including termination pay for several employees, and an increase in professional fees, which increases were partially offset by a decrease in foreign exchange losses which resulted from translating the Company's Canadian subsidiary's United States dollar denominated loans into Canadian dollars at the period-end exchange rates during the first quarter of fiscal 1994. In October 1993, the Company began borrowing in Canadian dollars which eliminated such foreign exchange losses.

    Interest expense increased to $479,000 in fiscal 1995 as compared with $301,000 in fiscal 1994. This increase principally reflects interest at market rates on borrowings outstanding under the Company's revolving credit facility, which was consummated on October 29, 1993 and an increase in average Canadian interest rates. Prior to October 29, 1993, the Company reported substantially reduced interest expense on its outstanding borrowings as a result of the 1991 Debt Restructuring.

    Income from continuing operations before income taxes and extraordinary gain decreased by $298,000 to $2,002,000 for fiscal 1995 from $2,300,000 for fiscal 1994.

    The provision for income taxes in fiscal 1995 and 1994 represent taxes imposed on the Company's Canadian operations and, in 1995, Canadian withholding taxes on dividends remitted by Carsen to Cantel in the United States.

    No tax benefits have been recognized on the Company's United States operations as a result of the losses generated in fiscal 1995 and prior years.

    Income from discontinued operations of $562,000 in fiscal 1994 principally reflects the gain on the sale of all of the assets and the transfer of certain liabilities of the Seating Division to the German manufacturer of the seating products.

    During fiscal 1994, the Company paid in full its outstanding United States bank debt and refinanced its Canadian bank debt with a Canadian bank and recognized $1,211,000, which represents the remaining deferred interest benefit from the Company's 1991 Debt Restructuring with its lending banks and subordinated debenture holders, as an extraordinary gain on the extinguishment of debt.

    Dividends on preferred stocks of $314,000 for fiscal 1994, represent non-cash imputed dividends of approximately $205,000 and cash dividends payable of $109,000 on the Series A Preferred Stock.

    FISCAL 1994 COMPARED WITH FISCAL 1993

    Net sales in Canadian dollars increased by $3,487,000, or 9.7%, to $39,510,000 in fiscal 1994, from $36,023,000 in fiscal 1993; however, when translated into United States dollars, the net sales increased by $716,000, or 2.5%, to $29,349,000 in fiscal 1994 from $28,633,000 in fiscal 1993. This increase was principally attributable to the increased sales of the Medical Instruments, Precision Instruments and Industrial Technology Divisions, resulting from the introduction of new products and/or increased demand for existing products, which increases were partially offset by decreased sales in the Consumer Products Division, resulting from lower demand for consumer products.

    Gross profit in Canadian dollars increased by $1,423,000, or 12.5%, to $12,836,000 in fiscal 1994 from $11,413,000 in fiscal 1993; however, when translated into United States dollars, the gross profit increased by $483,000, or 5.3%, to $9,559,000 in fiscal 1994 from $9,076,000 in fiscal 1993. The gross profit increased as a percentage of net sales to 32.6% in fiscal 1994, from 31.7% in fiscal 1993. The higher gross profit margins for fiscal 1994 reflect the benefits of increased selling prices which were implemented during the second quarter of fiscal 1993 and the foreign exchange hedging program initiated in November 1993, partially offset by increased discounting in the Medical Instruments and Precision Instruments Divisions to meet competitive pricing.

    Shipping and warehouse expenses as a percentage of net sales were 2.4% for fiscal 1994, as compared with 2.6% for fiscal 1993. This percentage decrease was principally attributable to the reorganization of the warehouse operations which resulted in lower labor and freight costs.

    Selling expenses as a percentage of net sales were 13.7% for fiscal 1994, as compared with 14.0% for fiscal 1993. This percentage decrease was principally attributable to the increased sales as well as the cost savings resulting from the restructuring of certain sales representatives' remuneration packages.

    General and administrative expenses decreased by $652,000 to $2,223,000 for fiscal 1994 from $2,875,000 for fiscal 1993. The decrease reflects certain reductions in the Company's corporate overhead, resulting from the sale of the Seating Division on October 29, 1993, and a reduction in foreign exchange losses resulting principally from translating the Company's Canadian subsidiary's United States dollar denominated loans into Canadian dollars at the period-end exchange rates during the first quarter of fiscal 1994. On October 29, 1993, the Company began borrowing in Canadian dollars under the revolving credit facility, which eliminated future foreign exchange gains or losses related to bank borrowings.

    Interest expense increased to $301,000 in fiscal 1994 as compared with $184,000 in fiscal 1993. This increase principally reflects interest at market rates on borrowings outstanding under the Company's revolving credit facility, which was consummated on October 29, 1993. Prior to such date, the Company reported substantially reduced interest expense on its outstanding borrowings as a result of the 1991 Debt Restructuring.

    Income from continuing operations before income taxes and extraordinary gain increased by $1,052,000 to $2,300,000 for fiscal 1994 from $1,248,000 for fiscal 1993.

    The provision for income taxes in fiscal 1994 and 1993 represent taxes imposed on the Company's Canadian operations and, in 1993, Canadian withholding taxes on dividends remitted or deemed to have been remitted by Carsen to Cantel in the United States.

    During fiscal 1994, Carsen received notice of reassessment for federal and provincial income taxes and withholding taxes from Revenue Canada for the taxable years 1990 through 1992. This notice was based upon the disallowance as a deduction for income tax purposes and treatment as a taxable dividend, of all of the payments made to Cantel by Carsen during this period with respect to a purchasing fee charged by Cantel for negotiating certain distribution agreements on behalf of Carsen. The Company disagrees with the position of Revenue Canada and is pursuing its available remedies. However, the Company recorded a charge of $413,000 in its income tax provision for the year ended July 31, 1993, which represents management's estimated cost to settle this matter as well as related provincial income taxes for the period. In addition, the Company provided interest charges of approximately $34,000 and $120,000 in fiscal 1994 and 1993, respectively, which represent interest on the federal and provincial income taxes and withholding taxes. Such provisions approximated the full amount of the reassessment for the federal and provincial income taxes and withholding taxes and the related interest thereon. The federal and provincial income taxes and the withholding taxes and related interest thereon have been paid under protest.

    No tax benefits have been recognized on the Company's United States operations as a result of the losses generated in fiscal 1994 and prior years.

    Income from discontinued operations of $562,000 principally reflects the gain on the sale of all of the assets and the transfer of certain liabilities of the Seating Division to the German manufacturer of the seating products.

    The Company paid in full its outstanding United States bank debt and refinanced its Canadian bank debt with a Canadian bank and recognized $1,211,000, which represents the remaining deferred interest benefit from the Company's 1991 Debt Restructuring with its lending banks and subordinated debenture holders, as an extraordinary gain on the extinguishment of debt.

    Dividends on preferred stocks of $314,000 for fiscal 1994, represent non-cash imputed dividends of approximately $205,000 and cash dividends payable of $109,000 on the Series A Preferred Stock, as compared with $867,000 of non-cash imputed dividends on the Series A and B Preferred Stocks and cash dividends of $218,000 on the Series A Preferred Stock for fiscal 1993. Fiscal 1993 also reflects a stock dividend on the Series B Preferred Stock of $100,000.

    The non-cash dividends were imputed at rates which would increase the value of such preferred stocks from the value recorded at the date of issuance to the stated liquidation preference at the time each series of preferred stock became convertible into the Company's Common Stock. During April 1993, all outstanding shares of the Series B Preferred Stock were converted into shares of Common Stock of the Company; therefore, there were no dividends on the Series B Preferred Stock for fiscal 1994.

LIQUIDITY AND CAPITAL RESOURCES

    At July 31, 1995, the Company's working capital was $11,163,000 as compared with $8,347,000 at July 31, 1994. This increase primarily reflects an increase in accounts receivable and a decrease in income taxes payable, partially offset by an increase in accounts payable, principally resulting from increased sales in the fourth quarter of fiscal 1995. The significant increase in accounts receivable at July 31, 1995 was partially due to customer "buy ins" of products prior to price increases from the Company's principal supplier, which were being passed along to customers in August 1995. The increase in working capital was partially achieved through an increase in long-term debt, which increased from $4,327,000 at July 31, 1994 to $6,087,000 at July 31, 1995.

    Net cash used in operating activities was $1,628,000 for fiscal 1995, as compared with net cash provided by operating activities of $1,404,000 for fiscal 1994. This change was primarily due to an increase in accounts receivable and decreases in income from continuing operations and income taxes payable, partially offset by an increase in accounts payable. Net cash used in investing activities was $59,000 for fiscal 1995, as compared with net cash provided by investing activities of $2,130,000 in fiscal 1994. This change principally reflects proceeds from the sale of the Seating Division in fiscal 1994. Net cash provided by financing activities was $1,686,000 in fiscal 1995, as compared with net cash used in financing activities of $4,368,000 in fiscal 1994. This change was principally due to refinancing and reduction of long-term debt in fiscal 1994, and an increase in borrowings under the revolving credit facility in fiscal 1995.

    The revolving credit facility, as amended, entered into during fiscal 1994 is comprised of a $7,500,000 revolving credit facility to the Company's Canadian subsidiary. The maximum borrowing availability under this facility will decrease annually over a three year period commencing January 1, 1996 and must be paid in full no later than December 31, 1998. The Company is permitted to borrow an amount up to (i) 75%-85% of certain eligible accounts receivable, depending on the customer, and (ii) 50% of qualifying inventory, depending on the type of goods in inventory; however, any trade letters of credit issued under the Canadian revolver will reduce the maximum available borrowings by 50% of the amount of such trade letters of credit, while any standby letters of credit, including the $500,000 letter of credit issued to Olympus America Inc. during November 1993, reduces the maximum available borrowings by the full amount of such standby letters of credit. The Company has the right to borrow funds under this facility in either United States dollars or Canadian dollars, a portion of which may be drawn in the form of bankers acceptances. United States dollar borrowings will bear interest at .5% above the lender's United States base rate, and Canadian dollar borrowings will bear interest at .75% above the lender's Canadian prime rate. A commitment fee on the unused portion of this facility is payable in arrears at a rate of .25% per annum, with interest on borrowings payable monthly. Borrowings under this facility are guaranteed by Cantel and secured by substantially all assets of the Company's Canadian subsidiary and require the Canadian subsidiary to meet certain financial covenants, including a minimum working capital ratio, a minimum interest coverage ratio, a maximum debt to tangible net worth ratio, and an annual limitation on capital expenditures.

    A further decrease in the value of the Canadian dollar against the United States dollar could adversely affect the Company because the Company's Canadian subsidiary purchases substantially all of its products in United States dollars and sells its products in Canadian dollars. Such adverse currency fluctuations could also result in a corresponding adverse change in the United States dollar value of the Company's assets that are denominated in Canadian dollars. Under the credit facility, as amended, the Company's Canadian subsidiary has a foreign exchange hedging arrangement of up to $15,000,000 (U.S. dollars) which could be used to minimize future adverse currency fluctuations as they relate to purchases of inventories.

    The Company's Canadian subsidiary had forward exchange contracts at October 6, 1995 aggregating $9,000,000 (United States dollars) to hedge against possible declines in the value of the Canadian dollar which would otherwise result in higher inventory costs. Such contracts represent the Canadian subsidiary's projected purchases of inventories through February 29, 1996.

    The average exchange rate of the contracts open at October 6, 1995 is $1.3686 Canadian dollar per United States dollar, or $.7307 United States dollar per Canadian dollar. The exchange rate published by the Wall Street Journal on October 24, 1995, was $1.3704 Canadian dollar per United States dollar, or $.7297 United States dollar per Canadian dollar.

    The Company believes that its anticipated cash flow from operations and the funds available under the revolving credit facility will be sufficient to satisfy the Company's cash operating requirements for the foreseeable future based upon the current level of operations.

    As of July 31, 1995, the Company had net operating loss carryforwards for United States income tax purposes ("NOLs") of approximately $10,789,000 which will expire through July 31, 2010.

    In addition, the Company and its Canadian subsidiary cannot file consolidated tax returns, for Canadian or United States income tax purposes. Therefore, neither net losses sustained by the Company in the United States nor the NOLs can be used to reduce Canadian federal or provincial income taxes payable by the Canadian subsidiary on its taxable income nor can losses sustained by the Canadian subsidiary, if any, be used to offset taxable income earned by the Company in the United States. This has resulted in the payment of income taxes by the Company in Canada, notwithstanding net losses sustained by the Company in the United States.

    Inflation has not significantly impacted the Company's operations.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

    See Index to Consolidated Financial Statements, which is Item 14(a), and the Consolidated Financial Statements and schedule attached to this Report.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

    The Company has not had any disagreements with its accountants on accounting or financial disclosure.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

    The current directors and executive officers of the Company are as follows:

          NAME                AGE                                    POSITION
------------------------      ---      ---------------------------------------------------------------------
Charles M. Diker                  60   Chairman of the Board and Director
                                       Vice Chairman of the Board, Director and a member of the Compensation
Alan J. Hirschfield               60    Committee
James P. Reilly                   55   President, Chief Executive Officer and Director
Edward E. Meltz                   62   Vice President
                                       Secretary, Director and a member of both the Audit Committee and the
Darwin C. Dornbush                65    Compensation Committee
Richard L. Bloch                  66   Director
Robert L. Barbanell               65   Director and a member of the Audit Committee
Morris W. Offit                   58   Director
                                       Director and a member of both the Audit Committee and the
Bruce Slovin                      59    Compensation Committee
Craig A. Sheldon                  33   Vice President

    Mr. Diker, who became Chairman of the Board of the Company in April 1986, is a private investor and a non-managing principal of Weiss, Peck & Greer, an investment management company. Mr. Diker is also a director of BeautiControl Cosmetics, Inc. (OTC), a manufacturer of cosmetics marketed by direct sales, International Specialty Products (NYSE), a specialty chemical company, Data Broadcasting Corp. (OTC), a communication services and technology company, and Chyron Corporation (NYSE), a supplier of graphics for the television industry.

    Mr. Hirschfield has served as Vice Chairman of the Board of the Company since January 1988. Since July 1992, he has served as Co-Chairman and Co-Chief Executive Officer of Data Broadcasting Corp. (OTC), a communication services and technology company. From October 1990 to July 1992, he served as Co-Chief Executive Officer of FNN, Inc., the predecessor of Data Broadcasting Corp. From April 1990 to December 1992, he served as a managing director of Wertheim Schroder, Inc., an investment banking firm. Mr. Hirschfield is also a director of Chyron Corporation (NYSE), a supplier of graphics for the television industry.

    Mr. Reilly has served as President and Chief Executive Officer of the Company since June 1989. Mr. Reilly is a certified public accountant.

    Mr. Dornbush, Secretary of the Company since July 1990, has been a partner in the law firm of Dornbush Mensch Mandelstam & Schaeffer LLP, general counsel to the Company, for more than the past five years.

    Mr. Barbanell has served as President of Robert L. Barbanell Associates, Inc., a financial consulting company, since July 1994. From September 1981 to June 1994, Mr. Barbanell was employed in various capacities by Bankers Trust New York Corporation, most recently as Managing Director of European Merchant Bank of Bankers Trust International PLC. Mr. Barbanell is also a director of Marine Drilling Companies, Inc. (NASDAQ), a drilling contractor, and Kaye Group Inc. (NASDAQ), an insurance brokerage and insurance underwriting company.

    Mr. Bloch has served as President of Pinon Farm, Inc., a horse training and breeding farm, since its inception in 1982. From 1968 to October 1987, Mr. Bloch served as President of the Phoenix Suns Basketball Club, a member of the National Basketball Association. Mr. Bloch was Chairman of the

Board of Governors of the National Basketball Association from 1985 to June 1987. He is a director of City National Bank of Beverly Hills, California
(NYSE), a bank holding company, and serves as Chairman of the Board of Columbus Realty Trust (NYSE), a real estate investment trust.

    Mr. Offit has served as Chief Executive Officer of OFFITBANK, a limited purpose trust company chartered by the New York State Banking Department, since July 1990. Prior thereto, Mr. Offit served as President of Offit Associates, Inc., an investment counselling firm. Mr. Offit is Chairman of the Board of Trustees of Johns Hopkins University and a former partner of Salomon Brothers, Inc. He serves as a director of Mercantile Bankshares Corp. (OTC), a bank holding company, and Hasbro Inc. (AMEX), a toy manufacturer.

    Mr. Slovin has served as President and a director of MacAndrews & Forbes Holdings Inc. and Revlon Group, Inc., privately held industrial holding companies, since 1985. Mr. Slovin is also a director of Continental Health Affiliates, Inc. (OTC), a health care services company; Oak Hill Sportswear Corp. (OTC), a sportswear manufacturer; The Coleman Company, Inc. (NYSE), a manufacturer of outdoor recreation products; Meridian Sports Incorporated (OTC), a watersports company; Infu-Tech, Inc. (NASDAQ), a home health care company; Mafco Consolidated Group, Inc. (NYSE), a manufacturer of cigars and licorice extract and flavorings; and Power Control Technologies, Inc. (NYSE), a manufacturer of machinery and hydraulics for the aerospace industry.

    Mr. Meltz has been employed by the Company in various capacities since 1981, most recently as a Vice President. From 1982 to January 1988, he served as Vice President -- Finance, Treasurer and Chief Financial Officer of the Company. Mr. Meltz currently serves as President of Carsen, where he has served as an executive officer since 1982. Mr. Meltz is a chartered accountant.

    Mr. Sheldon has been employed by the Company as Vice President and Controller since November 1994. From November 1993 until October 1994, Mr. Sheldon was Vice President and Controller of Imaging Technologies, Inc., a private software development company. From January 1992 until October 1993, Mr. Sheldon was Corporate Accounting Manager of Toys "R" Us, Inc. From September 1984 until December 1991, Mr. Sheldon was employed as an audit manager by the accounting firm of Ernst & Young LLP. Mr. Sheldon is a certified public accountant.

    Mr. William J. Vella (age 39) has been employed by Carsen in various capacities since October 1981. He has served as Executive Vice President of Carsen since December 1994.

ITEM 11.  EXECUTIVE COMPENSATION.

    The following table sets forth, for the fiscal years ended July 31, 1995, 1994 and 1993, compensation, including salary, bonuses, stock options and certain other compensation, paid by the Company to the Chief Executive Officer and to the other executive officers of the Company who received more than $100,000 in salary and bonus during fiscal year 1995:

                           SUMMARY COMPENSATION TABLE

                                                                                                           LONG TERM
                                                                         ANNUAL COMPENSATION (1)         COMPENSATION
                                                                   -----------------------------------    AWARDS (2)
                            NAME AND                                             SALARY        BONUS    ---------------
                       PRINCIPAL POSITION                            YEAR          ($)          ($)       OPTIONS (#)
-----------------------------------------------------------------  ---------  -------------  ---------  ---------------
                                                                        1995     250,000             0         1,000
                                                                        1994     250,000        84,900         1,000
                                                                        1993     250,000             0         1,000
James P. Reilly
 President and Chief Executive
 Officer of the Company
Edward E. Meltz                                                         1995     157,242(3)          0         2,000
 Vice President of the Company                                          1994     146,518(3)     23,100         2,500
 and President of Carsen                                                1993     167,284(3)          0         4,000
                                                                        1995     110,670(4)          0         2,000
                                                                        1994     101,951(4)     24,316         5,000
                                                                        1993     106,927(4)     10,906         5,000
William J. Vella
 Executive Vice President of Carsen

------------------------
(1) The Company did not pay or provide other forms of annual compensation (such as perquisites) to the above-named executive officers having a value exceeding the lesser of $50,000 or 10% of the total annual salary and bonus reported for such officers.

(2) The Company has no long term incentive compensation plan other than its Employee Stock Option Plan and Directors' Stock Option Plan described herein and various individually granted options. The Company does not award stock appreciation rights, restricted stock awards or long term incentive plan pay-outs.

(3) Mr. Meltz received a salary of $210,000 Canadian dollars in each of the last three fiscal years and a bonus of $33,102 Canadian dollars in fiscal 1994.

(4) Mr. Vella received a salary of $152,620 Canadian dollars in fiscal 1995, a salary of $137,215 and a bonus of $32,726 Canadian dollars in fiscal 1994, and a salary of $134,420 and a bonus of $13,710 Canadian dollars in fiscal 1993.

OPTIONS GRANTED IN FISCAL 1995

    The following information is furnished for the fiscal year ended July 31, 1995 with respect to the Company's Chief Executive Officer and the other executive officers of the Company named in the Compensation Table above, for stock options granted during such fiscal year. Stock options were granted without tandem stock appreciation rights.

                                                                                        POTENTIAL
                                                                                    REALIZABLE VALUE
                                                                                    AT ASSUMED ANNUAL
                                                                                     RATES OF STOCK
                                              % OF TOTAL                                  PRICE
                                                OPTIONS                             APPRECIATION FOR
                                              GRANTED TO    EXERCISE                   OPTION TERM
                                               EMPLOYEES     PRICE                       ($)(1)
                                  OPTIONS     DURING THE      PER      EXPIRATION   -----------------
NAME                            GRANTED(#)    FISCAL YEAR   SHARE($)      DATE        5%        10%
------------------------------  -----------   -----------   --------   ----------   -------   -------
James P. Reilly...............   1,000(2)         3.7         5.50      7/30/05      8,890    14,200
Edward E. Meltz...............   2,000(3)         7.4         4.25      12/4/99     10,800    13,640
William J. Vella..............   2,000(3)         7.4         4.25      12/4/99     10,800    13,640

------------------------
(1) Represents the potential value of the options granted at assumed 5% and 10% rates of compounded annual stock price appreciation from the date of grant of such options.

(2) The options were granted under the Company's 1991 Directors' Stock Option Plan. The exercise price per share of the options was the market value per share on the date of grant. The options are subject to vesting as follows:
    50% of the total shares covered by the options vest on the first anniversary of the date of grant and the remaining 50% vest from and after the second anniversary of such date of grant.

(3) The options were granted under the Company's 1991 Employee Stock Option Plan. The exercise price per share of the options was the market value per share on the date of grant. The options are subject to vesting as follows:
    25% of the total shares covered by the options vest on each of the first four anniversaries of the date of the grant.

  AGGREGATED OPTION EXERCISES IN FISCAL 1995 AND FISCAL YEAR END OPTION VALUES

    The following information is furnished for the fiscal year ended July 31, 1995 with respect to the Company's Chief Executive Officer and the other executive officers of the Company named in the Compensation Table above, for stock option exercises during such fiscal year.

                                                                                               VALUE OF
                                                              NUMBER OF UNEXERCISED    UNEXERCISED IN THE MONEY
                                                              OPTIONS AT 7/31/95 (#)    OPTIONS AT 7/31/95 ($)
                                     SHARES                  ------------------------  ------------------------
                                   ACQUIRED ON     VALUE                     NON-                      NON-
NAME                               EXERCISE(#)  REALIZED($)  EXERCISABLE  EXERCISABLE  EXERCISABLE  EXERCISABLE
---------------------------------  -----------  -----------  -----------  -----------  -----------  -----------
James P. Reilly..................           0            0      192,315        1,500      711,216          250
Edward E. Meltz..................       9,000       52,062            0        7,750            0       11,411
William J. Vella.................      10,000       52,500        5,500        9,500        8,525       13,575

STOCK OPTIONS

    An aggregate of 250,000 shares of Common Stock are reserved for issuance or available for grant under the Company's 1991 Employee Stock Option Plan (the "Employee Plan"). Options granted under the Employee Plan are intended to qualify as incentive stock options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"). The Employee Plan is administered in all respects by a committee composed of at least two non-employee members of the Company's Board of Directors who are designated by the Board (the "Stock Option Committee"). The Stock Option Committee may
determine the employees to whom options are to be granted and the number of shares subject to each option. Under the terms of the Employee Plan, all employees of the Company or subsidiaries of the Company are eligible for option grants. The option exercise price of options granted under the Employee Plan is fixed by the Stock Option Committee but must be no less than 100% of the fair market value of the shares of Common Stock subject to the option at the time of grant, except that in the case of an employee who possesses more than 10% of the total combined voting power of all classes of stock of the Company (a "10% Holder"), the exercise price must be no less than 110% of said fair market value. Options may be exercised by the payment in full in cash or by the tendering or cashless exchange of shares of Common Stock or of options to acquire shares of Common Stock having a fair market value, as determined by the Stock Option Committee, equal to the option exercise price. Options granted under the Employee Plan may not be exercised more than ten years after the date of grant, five years in the case of an incentive stock option granted to a 10% Holder. All currently outstanding options have a term of five years. At July 31, 1995, options to purchase 64,250 shares of Common Stock at prices between $2.50 and $4.38 per share were outstanding under the Employee Plan, and 164,125 shares were available for grant under the Employee Plan.

    An aggregate of 200,000 shares of Common Stock are reserved for issuance or available for grant under the Company's 1991 Directors' Stock Option Plan (the "Directors' Plan"). Options granted under the Directors' Plan do not qualify as incentive stock options within the meaning of Section 422A of the Code. The Directors' Plan provides for the automatic grant to each of the Company's directors of options to purchase 1,000 shares of Common Stock on the last business day of the Company's fiscal year. In addition, an option to purchase 500 shares of Common Stock is granted automatically on the last business day of each fiscal quarter to each director (exclusive of Messrs. Diker, Reilly and

Dornbush and any other director who serves as an officer or employee of the Company) provided that the director attended any regularly scheduled meeting of the Board, if any, held during such quarter. Each such option grant is at an exercise price equal to the fair market value of the Common Stock on the date of grant and has a ten year term (but in no event more than three months following the optionee's ceasing to serve as a director of the Company). The fiscal year options are exercisable in two equal annual installments commencing on the first anniversary of the grant thereof and the quarterly options are exercisable in full immediately. At July 31, 1995, options to purchase 144,000 shares of Common Stock at prices between $2.00 and $6.00 per share were outstanding under the Directors' Plan, and 56,000 shares were available for grant under the Directors' Plan.

    In June 1991, the Company adopted the Employee Plan and terminated its 1981 Incentive Stock Option Plan (the "1981 Plan"), in order to have stock option plans which comply with Rule 16b-3, as amended, under the Securities Exchange Act of 1934. The termination of the prior plan did not affect the options then outstanding under such plan.

    At July 31, 1995, options to purchase up to an aggregate of 2,375 shares of Common Stock at $1.25 per share were outstanding under the 1981 Plan.

    In June 1990, Mr. Reilly was granted a ten-year non-plan option to purchase 139,815 shares of Common Stock at an exercise price of $1.75 per share. This option is exercisable in full. In addition, in July 1990, Mr. Reilly was granted a ten-year non-plan option to purchase 50,000 shares at an exercise price of $1.875 per share. This option is exercisable in full.

    In February 1994, Mr. Dornbush was granted a non-plan option to purchase 25,000 shares of Common Stock at an exercise price of $5.00 per share. This option is currently exercisable in full and expires in February 1997.

    In December 1994, Mr. Barbanell was granted a five-year non-plan option to purchase 25,000 shares of Common Stock at an exercise price of $3.75 per share. This option is exercisable in four equal quarterly installments commencing March 1995 through December 1995 when the option will be fully exercisable. The option expires December 1999.

COMPENSATION POLICY

    The Compensation Committee of the Company's Board of Directors (the "Compensation Committee") is responsible for setting and administering the policies which govern annual executive salaries, raises and bonuses. The Compensation Committee is currently comprised of three members, all of whom are non-employee directors.

    Executive compensation for the fiscal year ended July 31, 1995 consisted of base salary for the Chief Executive Officer and the other executive officers of the Company named in the Compensation Table. None of these individuals received a bonus in fiscal 1995. The policy of the Compensation Committee, in consultation with the Chief Executive Officer, is to provide compensation to the Chief Executive Officer and the Company's other executive officers reflecting the contribution of such executives to the Company's growth in sales and earnings, the implementation of strategic plans consistent with the Company's long term objectives, and the enhancement of shareholder value.

    Mr. Reilly, the President and Chief Executive Officer of the Company, served the Company pursuant to a written employment agreement from June 1989 through July 1992 and was compensated pursuant to the express terms of such agreement. Although the agreement expired in accordance with its terms, the Compensation Committee has agreed to compensate Mr. Reilly at the same base salary and bonus formula as was in effect during the last year of the agreement.

    Long term incentive compensation policy consists exclusively of the award of stock options under the Company's Employee Option Plan and, in the case of officers who serve as directors of the Company, non-discretionary annual option grants of 1,000 shares under the Company's 1991 Directors' Stock Option Plan.

    The Stock Option Committee is responsible for the award of stock options. Two non-employee directors, Alan J. Hirschfield and Bruce Slavin, currently serve on the Stock Option Committee, which administers the granting of options under the Employee Option Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No officer of the Company served on the Company's Compensation Committee during its last fiscal year. James P. Reilly, however, participated in deliberations concerning executive compensation, except with respect to his own compensation.

ITEM 12.  SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT.

    The following table sets forth stock ownership information as of October 6, 1995 concerning (i) each director and persons nominated to become directors of Cantel, (ii) each person (including any "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known by Cantel to beneficially own more than five (5%) percent of the outstanding shares of Cantel's Common Stock, (iii) the Chief Executive Officer and the other executive officers named in the Compensation Table, and (iv) Cantel's executive officers and directors as a group:

                                                                                 AMOUNT AND NATURE OF
   NAMES AND ADDRESSES OF                                                             BENEFICIAL        PERCENTAGE OF
     BENEFICIAL OWNERS                     POSITION WITH COMPANY                     OWNERSHIP(1)           CLASS
----------------------------  ------------------------------------------------  ----------------------  -------------
Charles M. Diker              Chairman of the Board and Director                        720,833(2)             25.5
 One New York Plaza
 New York, New York
Alan J. Hirschfield           Vice Chairman of the Board and Director                   213,833(3)              7.7
 P.O. Box 7443
 Jackson, Wyoming
Richard L. Bloch              Director                                                  358,500(4)             12.5
 123 E. Marcy Street
 Santa Fe, New Mexico
James P. Reilly               President (CEO) and Director                              215,648(5)              7.3
 1135 Broad Street
 Clifton, New Jersey
Bruce Slovin                  Director                                                  156,000(6)              5.6
 35 East 62nd Street
 New York, New York
Morris W. Offit               Director                                                   48,000(7)              1.7
Darwin C. Dornbush            Secretary and Director                                     31,680(8)              1.1
Robert L. Barbanell           Director                                                   46,750(9)              1.7
Edward E. Meltz               Vice President                                             38,743(10)             1.4
William J. Vella              Executive Vice President of Carsen                         13,885(11)              .5
All officers and                                                                      1,847,622(12)            56.6
 directors as a
 group of 11 persons

------------------------
(1) Unless otherwise noted, Cantel believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

    A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from October 6, 1995 upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from October 6, 1995 have been exercised.

(2) Includes 55,500 shares which Mr. Diker may acquire pursuant to stock options and warrants. Does not include an aggregate of 279,750 shares and warrants to purchase 34,998 shares owned by (i) Mr. Diker's wife, (ii) certain trusts for the benefit of Mr. Diker's children, (iii) certain accounts with Weiss, Peck and Greer, an investment firm of which Mr. Diker is a non-managing principal, over which accounts Mr. Diker exercises investment discretion,
    (iv) the DicoGroup, Inc., a corporation of which Mr. Diker serves as Chairman of the Board, and (v) a non-profit corporation of which Mr. Diker and his wife are the principal officers and directors. Mr. Diker disclaims beneficial ownership as to all of the foregoing shares.

(3) Includes 25,833 shares which Mr. Hirschfield may acquire pursuant to stock options and warrants.

(4) Includes 102,500 shares which Mr. Bloch may acquire pursuant to stock options and warrants.

(5) Includes 192,315 shares which Mr. Reilly may acquire pursuant to stock options. Does not include 2,000 shares owned by Mr. Reilly's son as to which Mr. Reilly disclaims beneficial ownership.

(6) Includes 42,000 shares which Mr. Slovin may acquire pursuant to stock options and warrants. Does not include an aggregate of 5,000 shares owned by certain trusts for the benefit of Mr. Slovin's children as to which Mr. Slovin disclaims beneficial ownership.

(7) Includes 16,000 shares which Mr. Offit may acquire pursuant to stock options.

(8) Includes 30,500 shares which Mr. Dornbush may acquire pursuant to stock options.

(9) Includes 21,750 shares which Mr. Barbanell may acquire pursuant to stock options. Does not include 2,500 shares owned by Mr. Barbanell's wife as to which Mr. Barbanell disclaims beneficial ownership.

(10) Includes 500 shares which Mr. Meltz may acquire pursuant to stock options.

(11) Includes 6,000 shares which Mr. Vella may acquire pursuant to stock options.

(12) Includes 496,648 shares which may be acquired pursuant to stock options and warrants.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

    None.

                                    PART IV

ITEM 14. FINANCIAL STATEMENTS, FINANCIAL STATEMENT SCHEDULES, EXHIBITS, AND REPORTS ON FORM 8-K.

    (a) The following documents are filed as part of this Annual Report on Form 10-K for the fiscal year ended July 31, 1995.

        1.  CONSOLIDATED FINANCIAL STATEMENTS:

           (i) Report of Independent Auditors. (At page 40 of sequentially numbered copy.)

           (ii) Consolidated Balance Sheets as of July 31, 1995 and 1994. (At page 41 of sequentially numbered copy.)

          (iii) Consolidated Statements of Operations for the years ended July 31, 1995, 1994, and 1993. (At page 42 of sequentially numbered copy.)

          (iv) Consolidated Statements of Changes in Stockholders' Equity for the years ended July 31, 1995, 1994, and 1993. (At pages 43 and 44 of sequentially numbered copy.)

           (v) Consolidated Statements of Cash Flows for the years ended July 31, 1995, 1994, and 1993. (At page 45 of sequentially numbered copy.)

          (vi) Notes to Consolidated Financial Statements. (At pages 46 to 58 of sequentially numbered copy.)

        2.  CONSOLIDATED FINANCIAL STATEMENT SCHEDULES:

           (i) Schedule II -- Valuation and Qualifying Accounts for the years ended July 31, 1995, 1994, and 1993. (At page 59 of sequentially numbered copy.)

    All  other  financial statement  schedules are  omitted  since they  are not
required,  not  applicable,  or  the  information  has  been  included  in   the
Consolidated Financial Statements or Notes thereto.

        3.  EXHIBITS:

        3(a) -- Registrant's Restated Certificate of Incorporation dated July 20, 1978. (Incorporated herein by reference to Exhibit 3(a) to Registrant's 1981 Annual Report on Form 10-K.)

        3(b) -- Certificate of Amendment of Certificate of Incorporation of Registrant, filed on February 16, 1982. (Incorporated herein by reference to Exhibit 3(b) to Registrant's 1982 Annual Report on Form 10-K.)

        3(c) -- Certificate of Amendment of Certificate of Incorporation of Registrant, filed on May 4, 1984. (Incorporated herein by reference to Exhibit 3(c) to Registrant's Quarterly Report on Form 10-Q for the quarter ended April 30, 1984.)

        3(d) -- Certificate of Amendment of Certificate of Incorporation of Registrant, filed on August 19, 1986. (Incorporated herein by reference to Exhibit 3(d) of Registrant's 1986 Annual Report on Form 10-K.)

        3(e) -- Certificate of Amendment of Certificate of Incorporation of Registrant, filed on December 12, 1986. (Incorporated herein by reference to Exhibit 3(e) of Registrant's 1987 Annual Report on Form 10-K [the "1987 10-K"].)

        3(f) -- Certificate of Amendment of Certificate of Incorporation of Registrant, filed on April 3, 1987. (Incorporated herein by reference to Exhibit 3(f) of Registrant's 1987 10-K).

        3(g)  -- Certificate  of Change of  Registrant, filed on  July 12, 1988.
    (Incorporated herein by reference to Exhibit 3(g) of Registrant's 1988 Annual Report on Form 10-K.)

        3(h) -- Certificate of Amendment of Certificate of Incorporation of Registrant filed on April 17, 1989. (Incorporated herein by reference to Exhibit 3(h) to Registrant's 1989 Annual Report on Form 10-K [the "1989 10-K"].)

        3(i) -- Registrant's By-Laws adopted June 1, 1976, as amended through the date of this Report. (Incorporated herein by reference to Exhibit 3(d) to Registrant's 1985 Annual Report on Form 10-K.)

        10(a) -- Registrant's 1991 Employee Stock Option Plan, as amended. (Incorporated herein by reference to Exhibit 10(a) to Registrant's 1991 Annual Report on Form 10-K (the "1991 10-K".)

        10(b) -- Form of Stock Option Agreement under Registrant's 1991 Employee Stock Option Plan. (Incorporated herein by reference to Exhibit 10(b) to Registrant's 1991 10-K.)

        10(c) -- Registrant's 1991 Directors' Stock Option Plan. (Incorporated herein by reference to Exhibit 10(c) to Registrant's 1991 10-K.)

        10(d) -- Form of Stock Option Agreement under the Registrant's 1991 Directors Stock Option Plan. (Incorporated herein by reference to Exhibit 10(d) to Registrant's 1991 10-K.)

        10(e) -- Stock Option Agreement, dated as of June 20, 1990, between the Registrant and James P. Reilly. (Incorporated by reference to Exhibit 10(g) to Registrant's 1990 Annual Report on Form 10-K (the "1990 10-K".)

        10(f) -- Stock Option Agreement, dated as of July 25, 1990 between the Registrant and James P. Reilly. (Incorporated by reference to Exhibit 10(q) to Registrant's 1990 10-K.)

        10(g) -- Agreement between Carsen Group Inc. and Olympus America, Inc., dated April 1, 1994. (Incorporated by reference to Exhibit 10(g) to Registrant's 1994 Annual Report on Form 10-K (the "1994 10-K".)

        10(h) -- Form of Registrant's Common Stock Purchase Warrants dated December 27, 1988. (Incorporated herein by reference to Exhibit 10(t) to Registrant's 1989 10-K.)

        10(i) -- Form of Registrant's Common Stock Purchase Warrants dated July 14, 1989. (Incorporated herein by reference to Exhibit 10(w) to Registrant's 1989 10-K.)

        10(j) -- Loan Agreement dated as of October 29, 1993 among Registrant, Carsen Group Inc. and National Bank of Canada. (Incorporated herein by reference to Exhibit 10(v) of Registrant's 1993 10-K.)

        10(k)   --  Agreement  between  Cantel  Industries,  Inc.  and  Jenoptik
    Technologie GmbH, dated May  1, 1994. (Incorporated  herein by reference  to
    Exhibit 10(q) of Registrant's 1994 10-K.)

        10(l) -- Stock Option Agreement, dated as of February 3, 1994, between the Registrant and Darwin C. Dornbush. (At page 60 of sequentially numbered copy.)

        10(m) -- Stock Option Agreement, dated as of December 15, 1994, between the Registrant and Robert L. Barbanell. (At page 66 of sequentially numbered copy.)

        10(n) -- Amendment to Loan Agreement, dated as of August 28, 1995, among Registrant, Carsen Group Inc. and National Bank of Canada. (At page 72 of sequentially numbered copy.)

        11   --  Computation  of  Earnings  per  Share  Data.  (At  page  88  of sequentially numbered copy.)

        22 -- Subsidiaries of Registrant. (At page 90 of sequentially numbered copy.)

        24 -- Consent of Ernst & Young LLP. (At page 91 of sequentially numbered copy.)

        27 -- Financial Data Schedule. (At page 92 of sequentially numbered copy.)

    (b) REPORTS ON FORM 8-K:    None

                                   SIGNATURES

    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
                                             CANTEL INDUSTRIES, INC.

Date: October 17, 1995                    By: ________/s/_JAMES P. REILLY_______
                                                      James P. Reilly,
                                                PRESIDENT AND CHIEF EXECUTIVE
                                                           OFFICER
                                              (PRINCIPAL EXECUTIVE OFFICER AND
                                                PRINCIPAL FINANCIAL OFFICER)

                                          By: _______/s/_CRAIG A. SHELDON_______
                                                      Craig A. Sheldon,
                                                VICE PRESIDENT AND CONTROLLER
                                                 (CHIEF ACCOUNTING OFFICER)

    Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

            /s/ CHARLES M. DIKER
-------------------------------------------
             Charles M. Diker,                Date: October 17, 1995
    A DIRECTOR AND CHAIRMAN OF THE BOARD

            /s/ JAMES P. REILLY
-------------------------------------------
              James P. Reilly,                Date: October 17, 1995
          A DIRECTOR AND PRESIDENT

          /s/ ROBERT L. BARBANELL
-------------------------------------------
            Robert L. Barbanell,              Date: October 17, 1995
                 A DIRECTOR

            /s/ RICHARD L. BLOCH
-------------------------------------------
             Richard L. Bloch,                Date: October 17, 1995
                 A DIRECTOR

           /s/ DARWIN C. DORNBUSH
-------------------------------------------
            Darwin C. Dornbush,               Date: October 17, 1995
                 A DIRECTOR

          /s/ ALAN J. HIRSCHFIELD
-------------------------------------------
            Alan J. Hirschfield,              Date: October 17, 1995
                 A DIRECTOR

            /s/ MORRIS W. OFFIT
-------------------------------------------
              Morris W. Offit,                Date: October 17, 1995
                 A DIRECTOR

              /s/ BRUCE SLOVIN
-------------------------------------------
               Bruce Slovin,                  Date: October 17, 1995
                 A DIRECTOR

                            CANTEL INDUSTRIES, INC.
                       CONSOLIDATED FINANCIAL STATEMENTS
                                 JULY 31, 1995

                            CANTEL INDUSTRIES, INC.
                       CONSOLIDATED FINANCIAL STATEMENTS
                          JULY 31, 1995, 1994 AND 1993

                                    CONTENTS

Report of Independent Auditors..........................................................          1
Financial Statements
  Consolidated Balance Sheets...........................................................          2
  Consolidated Statements of Operations.................................................          3
  Consolidated Statements of Changes in Stockholders' Equity............................          4
  Consolidated Statements of Cash Flows.................................................          6
  Notes to Consolidated Financial Statements............................................          7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Cantel Industries, Inc.

    We have audited the accompanying consolidated balance sheets of Cantel Industries, Inc. as of July 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended July 31, 1995. Our audits also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cantel Industries, Inc. at July 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended July 31, 1995 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

Princeton, New Jersey
September 20, 1995

                            CANTEL INDUSTRIES, INC.
                          CONSOLIDATED BALANCE SHEETS
                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
                                     ASSETS

                                                                                                   JULY 31,
                                                                                             --------------------
                                                                                               1995       1994
                                                                                             ---------  ---------
Current assets:
  Cash.....................................................................................  $     520  $     521
  Accounts receivable, net of allowance for doubtful accounts of $34 in 1995 and $52 in
   1994....................................................................................      7,961      4,710
  Inventories (Notes 2 and 3)..............................................................      7,232      7,122
  Prepaid expenses and other current assets................................................        303        424
                                                                                             ---------  ---------
    Total current assets...................................................................     16,016     12,777
Property and equipment, at cost (Note 2):
  Furniture and equipment..................................................................      1,135      1,069
  Leasehold improvements...................................................................        634        593
                                                                                             ---------  ---------
                                                                                                 1,769      1,662
  Less accumulated depreciation and amortization...........................................      1,289      1,152
                                                                                             ---------  ---------
                                                                                                   480        510
Other assets, including goodwill of $167 in 1995 and $166 in 1994 (Note 2).................        903        828
                                                                                             ---------  ---------
                                                                                             $  17,399  $  14,115
                                                                                             ---------  ---------
                                                                                             ---------  ---------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable.........................................................................  $   3,147  $   2,458
  Compensation payable.....................................................................        849        690
  Other accrued expenses...................................................................        493        458
  Income taxes payable (Note 6)............................................................        364        824
                                                                                             ---------  ---------
    Total current liabilities..............................................................      4,853      4,430
Long-term debt (Note 5)....................................................................      6,087      4,327
Deferred income taxes (Note 6).............................................................         91         63
Deferred compensation (Note 7).............................................................     --            107
Commitments and contingencies (Note 7).....................................................
Stockholders' equity (Note 8):
  Preferred Stock, par value $1.00 per share; authorized 1,000,000 shares; none issued.....     --         --
  Common Stock, $.10 par value per share; authorized 7,500,000 shares; issued and
   outstanding, 1995 -- 2,768,193 shares; 1994 -- 2,735,128 shares.........................        277        274
  Additional capital.......................................................................      8,539      8,477
  Accumulated deficit......................................................................     (1,187)    (2,188)
  Cumulative foreign currency translation adjustment (Note 2)..............................     (1,261)    (1,375)
                                                                                             ---------  ---------
    Total stockholders' equity.............................................................      6,368      5,188
                                                                                             ---------  ---------
                                                                                             $  17,399  $  14,115
                                                                                             ---------  ---------
                                                                                             ---------  ---------

                            See accompanying notes.

                            CANTEL INDUSTRIES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       YEAR ENDED JULY 31,
                                                                                 -------------------------------
                                                                                   1995       1994       1993
                                                                                 ---------  ---------  ---------
Net sales......................................................................  $  31,079  $  29,349  $  28,633
Cost of sales..................................................................     21,056     19,790     19,557
                                                                                 ---------  ---------  ---------
Gross profit...................................................................     10,023      9,559      9,076
Expenses:
  Shipping and warehouse.......................................................        786        719        755
  Selling......................................................................      4,265      4,016      4,014
  General and administrative...................................................      2,491      2,223      2,875
                                                                                 ---------  ---------  ---------
      Total operating expenses.................................................      7,542      6,958      7,644
                                                                                 ---------  ---------  ---------
Income from continuing operations before interest expense, income taxes and
 extraordinary gain............................................................      2,481      2,601      1,432
Interest expense (Notes 5 and 6)...............................................        479        301        184
                                                                                 ---------  ---------  ---------
Income from continuing operations before income taxes and extraordinary gain...      2,002      2,300      1,248
Income taxes (Note 6):
  Current......................................................................        975      1,044      1,135
  Deferred.....................................................................         26         10         25
                                                                                 ---------  ---------  ---------
      Total income taxes.......................................................      1,001      1,054      1,160
                                                                                 ---------  ---------  ---------
Income from continuing operations before extraordinary gain....................      1,001      1,246         88
Loss from discontinued operations (Note 4).....................................     --            (94)       (24)
Income on disposal of discontinued operations (Note 4).........................     --            656     --
                                                                                 ---------  ---------  ---------
Net income before extraordinary gain...........................................      1,001      1,808         64
Extraordinary gain on extinguishment of debt (Note 5)..........................     --          1,211     --
                                                                                 ---------  ---------  ---------
Net income.....................................................................      1,001      3,019         64
Dividends on preferred stocks (Notes 2 and 8)..................................     --            314      1,185
                                                                                 ---------  ---------  ---------
      Net income (loss) attributable to common stock...........................  $   1,001  $   2,705  $  (1,121)
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------
Earnings per common share (Note 2):
  Primary:
    Continuing operations......................................................  $    0.32  $    0.31  $   (0.54)
    Discontinued operations....................................................     --           0.19      (0.01)
    Extraordinary gain on extinguishment of debt...............................     --           0.40     --
                                                                                 ---------  ---------  ---------
      Net income (loss)........................................................  $    0.32  $    0.90  $   (0.55)
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------
Fully diluted:
  Continuing operations........................................................  $    0.32  $    0.31  $   (0.34)
  Discontinued operations......................................................     --           0.18      (0.01)
  Extraordinary gain on extinguishment of debt.................................     --           0.40     --
                                                                                 ---------  ---------  ---------
      Net income (loss)........................................................  $    0.32  $    0.89  $   (0.35)
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

                            See accompanying notes.

                            CANTEL INDUSTRIES, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
                    YEARS ENDED JULY 31, 1995, 1994 AND 1993

                                                                  PREFERRED STOCK
                                                 -------------------------------------------------
                                                         SERIES A                 SERIES B                COMMON STOCK
                                                 ------------------------  -----------------------  ------------------------
                                                   NUMBER                    NUMBER                  NUMBER OF
                                                  OF SHARES     AMOUNT     OF SHARES     AMOUNT       SHARES       AMOUNT
                                                 -----------  -----------  ----------  -----------  -----------  -----------
Balance, July 31, 1992.........................       1,000    $       1      200,000   $     200     1,864,199   $     186
  Issuance of stock dividend of Series B
   Preferred Stock (Note 8)....................                                10,000          10
  Conversion of Series B Preferred Stock into
   Common Stock (Note 8).......................                              (210,000)       (210)      600,000          60
  Exercise of options into Common Stock........                                                           1,702           1
  Translation loss.............................
  Net income...................................
  Cash dividends payable (Note 8)..............
  Imputed dividends on Series A and Series B
   Preferred Stocks (Note 8)...................
                                                                      --
                                                 -----------               ----------  -----------  -----------       -----
Balance, July 31, 1993.........................       1,000            1       --          --         2,465,901         247
  Repurchase and redemption of Series A
   Preferred Stock (Note 8)....................      (1,000)          (1)                               133,950          13
  Exercise of options and warrants into Common
   Stock.......................................                                                         135,277          14
  Translation loss.............................
  Net income...................................
  Cash dividends payable (Note 8)..............
  Imputed dividends on Series A Preferred Stock
   (Note 8)....................................
                                                                      --
                                                 -----------               ----------  -----------  -----------       -----
Balance, July 31, 1994.........................      --           --           --          --         2,735,128         274
  Exercise of options into Common Stock........                                                          33,065           3
  Expense related to grant of non-employee
   options.....................................
  Translation gain.............................
  Net income...................................
                                                                      --
                                                 -----------               ----------  -----------  -----------       -----
Balance, July 31, 1995.........................      --           --           --          --         2,768,193   $     277
                                                                      --
                                                                      --
                                                 -----------               ----------  -----------  -----------       -----
                                                 -----------               ----------  -----------  -----------       -----

                            See accompanying notes.

                            CANTEL INDUSTRIES, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
                    YEARS ENDED JULY 31, 1995, 1994 AND 1993

                                                                                         CUMULATIVE
                                                                                           FOREIGN
                                                                                          CURRENCY        TOTAL
                                                              ADDITIONAL   ACCUMULATED   TRANSLATION  STOCKHOLDERS'
                                                                CAPITAL      DEFICIT     ADJUSTMENT      EQUITY
                                                              -----------  ------------  -----------  -------------
Balance, July 31, 1992......................................   $  10,212    $   (6,989)   $    (460)    $   3,150
  Issuance of stock dividend of Series B Preferred Stock
   (Note 8).................................................          90          (100)                    --
  Conversion of Series B Preferred Stock into Common Stock
   (Note 8).................................................         150                                   --
  Exercise of options into Common Stock.....................                                                    1
  Translation loss..........................................                                   (476)         (476)
  Net income................................................                        64                         64
  Cash dividends payable (Note 8)...........................                      (218)                      (218)
  Imputed dividends on Series A and Series B Preferred
   Stocks (Note 8)..........................................         867          (867)                    --
                                                              -----------  ------------  -----------  -------------
Balance, July 31, 1993......................................      11,319        (8,110)        (936)        2,521
  Repurchase and redemption of Series A Preferred Stock
   (Note 8).................................................      (3,256)        3,217          (27)
  Exercise of options and warrants into Common Stock........         209                                      223
  Translation loss..........................................                                   (439)         (439)
  Net income................................................                     3,019                      3,019
  Cash dividends payable (Note 8)...........................                      (109)                      (109)
  Imputed dividends on Series A Preferred Stock (Note 8)....         205          (205)                    --
                                                              -----------  ------------  -----------  -------------
Balance, July 31, 1994......................................       8,477        (2,188)      (1,375)        5,188
  Exercise of options into Common Stock.....................          56                                       59
  Expense related to grant of non-employee options..........           6                                        6
  Translation gain..........................................                                    114           114
  Net income................................................                     1,001                      1,001
                                                              -----------  ------------  -----------  -------------
Balance, July 31, 1995......................................   $   8,539    $   (1,187)   $  (1,261)    $   6,368
                                                              -----------  ------------  -----------  -------------
                                                              -----------  ------------  -----------  -------------

                            See accompanying notes.

                            CANTEL INDUSTRIES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       YEAR ENDED JULY 31,
                                                                                   1995        1994       1993
                                                                                ----------  ----------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Income from continuing operations.............................................  $    1,001  $    1,246  $      88
Adjustments to reconcile income from continuing operations to net cash (used
 in) provided by operating activities:
  Discontinued operations.....................................................      --             (94)       (24)
  Depreciation and amortization of continuing operations......................         136         124        133
  Depreciation and amortization of discontinued operations....................      --              13         39
  Deferred income taxes.......................................................          26          10         23
  Imputed interest............................................................          21          37         47
  Changes in assets and liabilities:
    Accounts receivable.......................................................      (3,251)        615        811
    Inventories...............................................................        (110)        (53)       (13)
    Prepaid expenses and other current assets.................................         121         (99)        48
    Accounts payable and accrued expenses.....................................         888        (545)      (590)
    Income taxes payable......................................................        (460)        150        377
                                                                                ----------  ----------  ---------
      Net cash (used in) provided by operating activities.....................      (1,628)      1,404        939
                                                                                ----------  ----------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Additions of property and equipment of continuing operations..................         (79)        (58)       (72)
Additions of property and equipment of discontinued operations................      --              (4)       (10)
Cash provided by discontinued operations......................................      --              88      1,475
Proceeds from sale of discontinued operations.................................      --           2,613     --
Other, net....................................................................          20        (509)      (457)
                                                                                ----------  ----------  ---------
      Net cash (used in) provided by investing activities.....................         (59)      2,130        936
                                                                                ----------  ----------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt..................................................      15,079      14,103     --
Repayment of long-term debt...................................................     (13,319)    (18,320)    (1,339)
Repurchase of Series A Preferred Stock........................................      --            (207)    --
Expenses associated with extinguishment of debt...............................      --             (33)    --
Deferred compensation payments................................................        (133)       (134)      (135)
Proceeds from exercise of stock options and warrants..........................          59         223     --
                                                                                ----------  ----------  ---------
      Net cash provided by (used in) financing activities.....................       1,686      (4,368)    (1,474)
                                                                                ----------  ----------  ---------
(Decrease) increase in cash...................................................          (1)       (834)       401
Cash at beginning of year.....................................................         521       1,355        954
                                                                                ----------  ----------  ---------
      Cash at end of year.....................................................  $      520  $      521  $   1,355
                                                                                ----------  ----------  ---------
                                                                                ----------  ----------  ---------

                            See accompanying notes.

                            CANTEL INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JULY 31, 1995, 1994 AND 1993

1.  BUSINESS DESCRIPTION
    Cantel Industries, Inc. ("Cantel") and its wholly-owned Canadian subsidiary, Carsen Group Inc. ("Carsen" or "Canadian subsidiary") (collectively known as the "Company") are engaged in the marketing, distribution and service of scientific products and consumer products in Canada. On October 29, 1993, the Company consummated the sale of all of the assets and transferred certain liabilities of its Charvoz Seating Division ("Seating Division"), and the results of the Seating Division have been presented as a discontinued operation, as described in Note 4.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Cantel Industries, Inc. and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

TRANSLATION OF FOREIGN CURRENCY FINANCIAL STATEMENTS

    Assets and liabilities of Carsen are translated into United States dollars at year-end exchange rates; income and expenses are translated using average exchange rates during the year. The cumulative effect of the translation of the subsidiary's financial statements is presented as a separate component of stockholders' equity. Foreign exchange gains and losses related to the purchase of inventories are included in cost of sales. Non-cash foreign exchange losses resulting from translating Carsen's United States dollar denominated loans into Canadian dollars at the period-end exchange rate through October 29, 1993 are included in general and administrative expenses ($103,000 and $499,000 for the years ended July 31, 1994 and 1993, respectively).

INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out) or market.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Additions and improvements are capitalized, while maintenance and repair costs are expensed. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts and any resulting gain or loss is included in income. Depreciation and amortization are provided on either the declining-balance or straight-line methods over the estimated useful lives of the assets.

OTHER ASSETS

    Inventories of sales samples and medical loaners available for customers, which have not turned over within one year, are included in other assets and are carried at the lower of cost or net realizable value.

INCOME TAXES

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109) "ACCOUNTING FOR INCOME TAXES". SFAS No. 109 requires an asset and liability approach to accounting for income taxes and establishes less restrictive criteria for recognizing deferred tax assets. Deferred income tax assets and liabilities arise from differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements. Deferred tax balances are determined by using the tax rates expected to be in effect when the taxes will actually be paid or refunds received. Deferred income taxes are provided with respect to items of income and expense which enter into the determination of taxable income in years other than those in which they are recognized for financial reporting purposes.

                            CANTEL INDUSTRIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    YEARS ENDED JULY 31, 1995, 1994 AND 1993

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    No income taxes have been provided on the undistributed earnings ($8,433,000 at July 31, 1995) of Carsen since the Company does not intend to repatriate such earnings unless no additional United States taxes would result upon such repatriation.

GOODWILL

    Goodwill with respect to Carsen is not being amortized since, in the opinion of management, there has been no diminution of value since acquisition prior to l970. The carrying value of the goodwill is reviewed if the facts and circumstances suggest that it may be permanently impaired. Such review is based upon the undiscounted expected future operating profit derived from such business. In the event such result is less than the carrying value of the goodwill, the carrying value of the goodwill is reduced to an amount that reflects the expected future benefit.

EARNINGS PER COMMON SHARE

    Primary earnings per common share are computed based upon the weighted average number of common shares outstanding during the year plus common stock equivalents where dilutive. Primary earnings per common share for fiscal 1994 and 1993 have been calculated reflecting imputed dividends on the Series A and B Preferred Stocks aggregating $205,000 and $867,000, respectively. Fiscal 1994 and 1993 also reflect cash dividends of $109,000 and $218,000, respectively, on the Series A Preferred Stock and fiscal 1993 includes a Series B Preferred Stock Dividend of $100,000.

    Fully diluted earnings per common share are computed on the assumption that the weighted average number of common shares outstanding during the year was further increased by the exercise of those stock options and warrants for which the year-end market price of Common Stock exceeded the average market price. Fully diluted earnings per share for fiscal 1993 was computed reflecting imputed dividends of $715,000 and cash dividends of $218,000 on the Series A Preferred Stock and the assumed conversion, as of August 1, 1992, of the Series B
Preferred Stock into an aggregate of 600,000 shares of Common Stock. Fully diluted earnings per share for 1994 was computed reflecting imputed dividends of $205,000 and cash dividends of $109,000 on the Series A Preferred Stock.

    The following average shares were used for the computation of primary and fully diluted earnings per share:

                                                                          YEAR ENDED JULY 31,
                                                                 -------------------------------------
                                                                    1995         1994         1993
                                                                 -----------  -----------  -----------
Primary........................................................    3,142,339    3,011,226    2,033,080
                                                                 -----------  -----------  -----------
                                                                 -----------  -----------  -----------
Fully Diluted..................................................    3,145,536    3,054,858    2,465,400
                                                                 -----------  -----------  -----------
                                                                 -----------  -----------  -----------

RECLASSIFICATIONS

    Certain reclassifications have been made in the accompanying financial statements for the years ended July 31, 1994 and 1993 to conform to the presentation for the year ended July 31, 1995.

                            CANTEL INDUSTRIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    YEARS ENDED JULY 31, 1995, 1994 AND 1993

3.  INVENTORIES
    A summary of inventories is as follows:

                                                                                      JULY 31,
                                                                            ----------------------------
                                                                                1995           1994
                                                                            -------------  -------------
Parts.....................................................................  $   1,148,000  $   1,298,000
Samples...................................................................      1,685,000      1,713,000
Finished Goods............................................................      4,399,000      4,111,000
                                                                            -------------  -------------
    Total.................................................................  $   7,232,000  $   7,122,000
                                                                            -------------  -------------
                                                                            -------------  -------------

4.  DISCONTINUED OPERATIONS
    On October 29, 1993, the Company consummated the sale of all of the assets and transferred certain liabilities of its Seating Division to the German manufacturer of the seating products for $2,809,000. The Company received $2,659,000 in cash and a $150,000 promissory note of the purchaser of the Seating Division (included in accounts receivable). The promissory note was paid in October 1994. An additional contingent payment of up to $150,000 could become due on the 90th day following the end of the calendar year 1995, dependent upon the operating results of the Seating Division.

5.  FINANCING ARRANGEMENTS
    Simultaneous with the sale of its Seating Division, the Company paid in full its then outstanding United States bank debt of $1,300,000 plus accrued interest and refinanced the Company's Canadian credit facility with a Canadian bank. The remaining deferred interest benefit of $1,211,000 arising from the Company's 1991 Debt Restructuring with its lending banks and subordinated debenture holders was recognized as an extraordinary gain on extinguishment of debt. Since October 29, 1993, the Company's interest expense reflects a market rate of interest on its borrowings.

    A summary of the Company's long-term debt is as follows:

                                                                                      JULY 31,
                                                                            ----------------------------
                                                                                1995           1994
                                                                            -------------  -------------
Revolving credit facility.................................................  $   6,087,000  $   4,327,000
                                                                            -------------  -------------
                                                                            -------------  -------------

    The revolving credit facility entered into during fiscal 1994, as amended, is comprised of a $7,500,000 revolving credit facility to the Company's Canadian subsidiary. The maximum borrowing availability under this facility decreases annually over a three year period commencing January 1, 1996 and must be paid in full no later than December 31, 1998. The Company is permitted to borrow an amount up to (i) 75% - 85% of certain eligible accounts receivable, depending on the customer, and (ii) 50% of qualifying inventory, depending on the type of goods in inventory; however, any trade letters of credit issued under this facility will reduce the maximum available borrowings by 50% of the amount of such trade letters of credit, while any standby letters of credit, including the $500,000 letter of credit issued to Olympus America Inc. during November 1993, reduces the maximum available borrowings by the full amount of such standby letters of credit. The Company has the right to borrow funds under this facility in either United States dollars or Canadian dollars, a portion of which may be in the form of bankers acceptances. The borrowings outstanding at July 31, 1995 and 1994 are in Canadian dollars. United States dollar borrowings bear interest at .5% above the lender's United States base rate, and Canadian dollar borrowings bear interest at .75% above the lender's Canadian prime rate. The lender's Canadian prime rate was 8.25% at July 31, 1995. A commitment fee on the

                            CANTEL INDUSTRIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    YEARS ENDED JULY 31, 1995, 1994 AND 1993

5.  FINANCING ARRANGEMENTS (CONTINUED)
unused portion of this facility is payable in arrears at a rate of .25% per annum, with interest on borrowings payable monthly. Borrowings under this facility are guaranteed by Cantel and are secured by substantially all assets of the Company's Canadian subsidiary and require the subsidiary to meet certain financial covenants, including a minimum working capital ratio, a minimum interest coverage ratio, a maximum debt to tangible net worth ratio, and an annual limitation on capital expenditures.

6.  INCOME TAXES
    During fiscal 1994, Carsen received notice of reassessment for federal and provincial income taxes and withholding taxes from Revenue Canada for the taxable years 1990 through 1992. This notice was based upon the disallowance as a deduction for income tax purposes and treatment as a taxable dividend, of all of the payments made to Cantel by Carsen during this period with respect to a purchasing fee charged by Cantel for negotiating certain distribution agreements on behalf of Carsen.

    The Company disagrees with the position of Revenue Canada and is pursuing its available remedies. However, the Company recorded a charge of $413,000 in its income tax provision for the year ended July 31, 1993, which represents management's estimated cost to settle this matter as well as related provincial income taxes for the period. In addition, the Company provided interest charges of approximately $34,000 and $120,000 in fiscal 1994 and 1993, respectively, which represents interest on the federal and provincial income taxes and withholding taxes. Such provisions approximated the full amount of the reassessment for the federal and provincial income and withholding taxes and the related interest thereon. The federal and provincial income taxes and the withholding taxes and related interest thereon have been paid under protest.

    Deferred income taxes recorded in the consolidated balance sheet at July 31, 1995 and 1994 include deferred tax assets related to net operating loss carryforwards of $3,668,000 and $3,545,000, respectively, which have been fully offset by valuation allowances, and deferred tax liabilities related to the use of accelerated methods of depreciation for income tax purposes of $91,000 and $63,000, respectively. The valuation allowances have been established equal to the full amount of the deferred tax assets, as the Company was not assured at July 31, 1995 and 1994, that it is more likely than not that a benefit will be realized.

    For financial statement and domestic tax reporting purposes, the Company has net operating loss carryforwards of approximately $10,789,000 at July 31, 1995, which expire through July 31, 2010. The net operating loss carryforwards presented are based upon the tax returns as filed and are subject to examination by the Internal Revenue Service.

    The provision for income taxes consists of the following:

                                                      YEAR ENDED JULY 31,
                           --------------------------------------------------------------------------
                                    1995                     1994                      1993
                           ----------------------  ------------------------  ------------------------
                             CURRENT    DEFERRED      CURRENT     DEFERRED      CURRENT     DEFERRED
                           -----------  ---------  -------------  ---------  -------------  ---------
United States............  $    14,000  $  --      $       2,000  $  --      $      63,000  $  --
Canada...................      961,000     26,000      1,042,000     10,000      1,072,000     25,000
                           -----------  ---------  -------------  ---------  -------------  ---------
    Total................  $   975,000  $  26,000  $   1,044,000  $  10,000  $   1,135,000  $  25,000
                           -----------  ---------  -------------  ---------  -------------  ---------
                           -----------  ---------  -------------  ---------  -------------  ---------

                            CANTEL INDUSTRIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    YEARS ENDED JULY 31, 1995, 1994 AND 1993

6.  INCOME TAXES (CONTINUED)
    The components of income (loss) from continuing operations before income taxes are as follows:

                                                                         YEAR ENDED JULY 31,
                                                             -------------------------------------------
                                                                 1995           1994           1993
                                                             -------------  -------------  -------------
United States..............................................  $    (278,000) $     (52,000) $    (149,000)
Canada.....................................................      2,280,000      2,352,000      1,397,000
                                                             -------------  -------------  -------------
    Total..................................................  $   2,002,000  $   2,300,000  $   1,248,000
                                                             -------------  -------------  -------------
                                                             -------------  -------------  -------------

    The effective rate on continuing operations differs from the U.S. statutory rate (34%) due to the following:

                                                                         YEAR ENDED JULY 31,
                                                             -------------------------------------------
                                                                 1995           1994           1993
                                                             -------------  -------------  -------------
Expected statutory tax expense.............................  $     680,000  $     782,000  $     424,000
Canadian dividend withholding taxes........................         12,000       --               57,000
Canadian tax reassessment..................................       --             --              413,000
Differential attributable to Canadian operations...........        212,000        252,000        199,000
Benefit not recognized on domestic operating losses........         95,000         18,000         61,000
U.S. state and local taxes.................................          2,000          2,000          6,000
                                                             -------------  -------------  -------------
    Total..................................................  $   1,001,000  $   1,054,000  $   1,160,000
                                                             -------------  -------------  -------------
                                                             -------------  -------------  -------------

7.  COMMITMENTS AND CONTINGENCIES

LEASE OBLIGATIONS

    Aggregate future minimum rental commitments at July 31, l995 under operating leases for warehouse and office space are approximately $645,000 through the year ended July 31, 2000.

    Rent expense aggregated $210,000, $187,000 and $160,000 for the years ended July 31, 1995, 1994 and 1993, respectively.

FOREIGN EXCHANGE CONTRACTS

    The Company's Canadian subsidiary enters into foreign exchange forward contracts to purchase United States dollars to hedge against currency fluctuations affecting purchases of inventory. Total commitments for such forward contracts amounted to $9,000,000 at July 31, 1995, and cover projected purchases of inventory through December 1995. The fair value of such contracts at July 31, 1995, based upon current market quotes for contracts with similar terms, approximated the carrying value of such contracts.

DISTRIBUTION AGREEMENT

    The majority of the Company's sales of scientific products and consumer products are made under a distribution agreement with Olympus America Inc. ("Olympus"). The distribution agreement, which expires in March 1998, imposes minimum purchase and service obligations upon the Company and restricts the Company from selling products competitive with those covered by the agreement and gives the Company the exclusive right to distribute the covered Olympus products in Canada.

    Subject to an allowance of a 10% shortfall from the minimum purchase requirements in certain situations, Olympus has the right to terminate the agreement with respect to each product group (defined in the agreement as medical instruments, precision instruments, industrial technology

                            CANTEL INDUSTRIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    YEARS ENDED JULY 31, 1995, 1994 AND 1993

7. COMMITMENTS AND CONTINGENCIES (CONTINUED) equipment and consumer products) for which the Company has failed to meet the minimum purchase requirements. If the Company fails to meet such requirements for both precision instruments and industrial technology equipment, or for medical instruments, then Olympus has the right to terminate the entire agreement. Olympus may also terminate the agreement if the Company breaches certain other obligations and requirements under the agreement, or if the Company fails to meet any Olympus credit requirements for sale on open account and does not provide Olympus with a letter of credit to secure the Company's payment obligations after demand by Olympus. The Company has delivered to Olympus a letter of credit to secure payment of the Company's first $500,000 of monthly purchases.

DEFERRED COMPENSATION

    Under an agreement with a former officer and director, the Company is obligated to make payments on a monthly basis through April 1996, subject to cost of living increases. The individual will receive approximately $105,000 in fiscal 1996. The Company has recorded a liability for the present value of these obligations.

8.  STOCKHOLDERS' EQUITY
    In connection with the Company's 1991 Debt Restructuring with its lending banks and Subordinated Debenture holders, the Company issued shares of Series A and Series B Preferred Stocks.

    The Series A Preferred Stock, which was redeemed on October 29, 1993, had a $6,000 per share liquidation preference and was senior to the Company's Common Stock with respect to dividend and liquidation preference. Quarterly dividends of $90 per share were due for the period from February 1, 1993 through the date the stock was redeemed. Dividends were imputed at a rate of approximately 23% on the Series A Preferred Stock from the date of issuance to the date of redemption.

    On October 29, 1993, the Company redeemed all 1,000 issued and outstanding shares of the Series A Preferred Stock which were owned by the Company's lending banks, including any rights the banks may have had to receive warrants and/or dividends thereunder, for a cash payment of $200,000, the assignment of the $150,000 note of the purchaser of the Seating Division, which was paid in October 1994, and the assignment of 50% of the contingent payment of up to $150,000 which could become due on the 90th day following the end of the calendar year 1995, dependent upon the operating results of the Seating Division. The banks also received 133,950 shares of the Company's Common Stock.

    Series B Preferred Stock had a $10 per share liquidation preference and was senior to the Company's Common Stock with respect to dividend and liquidation preference. The holders of the Series B Preferred Stock had the option to convert such stock into the Company's Common Stock at a rate of exchange determined by dividing the liquidation value of the Series B Preferred Stock by the market price of the Common Stock. Dividends were imputed at a rate of approximately 19% on the Series B Preferred Stock from the date of issuance through the date of conversion.

    During January 1993, the Company issued 10,000 shares of Series B Preferred Stock valued at $100,000, which shares represented 5% of the liquidation preference of the outstanding Series B Preferred Stock, as a dividend to the holders of such stock. During April 1993, all 210,000 outstanding shares of the Series B Preferred Stock were converted into an aggregate of 600,000 shares of Common Stock at a conversion rate of $3.50 per share.

                            CANTEL INDUSTRIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    YEARS ENDED JULY 31, 1995, 1994 AND 1993

8.  STOCKHOLDERS' EQUITY (CONTINUED)
    At July 31, 1995 and 1994, respectively, there was an aggregate of 239,164 warrants outstanding to purchase shares of Common Stock at $1.50 per share.

    The Company's 1991 Employee Stock Option Plan provides for the granting of options to employees to purchase up to 250,000 shares of the Company's Common Stock through January 2, 2001. Options under this plan are granted at no less than 100% of the market price at the time of the grant, and become exercisable in four equal annual installments and expire up to a maximum of ten years from the date of the grant. At July 31, 1995, 164,125 shares were available for grant under this plan.

    The Company's 1991 Directors' Stock Option Plan provides for the granting of options to directors to purchase up to 200,000 shares of its Common Stock. Options under this plan may be granted to directors only. Under the plan, options to purchase 1,000 shares are granted annually on the last business day of the Company's fiscal year to each member of the Company's Board of Directors. The annual options are exercisable, as to 50% of the number of shares, on the first anniversary of the grant of such options and are exercisable for the balance of such shares on the second anniversary of the grant of such options. On a quarterly basis, options to purchase 500 shares are granted to each member of the Company's Board, except for employees or officers of the Company, in attendance at that quarter's Board of Directors meeting. The quarterly options are exercisable immediately.

    The exercise price of each option is the fair market value on the date the option is granted. At July 31, 1995, 56,000 shares were available for grant under this plan.

    A summary of stock option activity follows:

                                                                                  JULY 31,
                                                                       -------------------------------
                                                                         1995       1994       1993
                                                                       ---------  ---------  ---------
Outstanding at beginning of year.....................................    428,940    458,940    456,165
  Granted............................................................     83,500     60,000     45,500
  Cancelled..........................................................    (12,000)   (43,750)   (36,600)
  Exercised..........................................................    (40,000)   (46,250)    (6,125)
                                                                       ---------  ---------  ---------
Outstanding at end of year...........................................    460,440    428,940    458,940
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------
Exercisable at end of year...........................................    385,065    375,690    369,440
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------
Average price of options outstanding.................................      $2.98      $2.65      $2.34
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

9.  PROFIT SHARING PLAN
    Carsen has a profit-sharing plan for the benefit of eligible employees. Contributions by Carsen are discretionary and aggregate contributions are limited in any year to the amount allowable as a deduction in computing taxable income.

    Operations were charged for contributions under the Carsen plan aggregating $53,000, $40,000 and $39,000 for the years ended July 31, 1995, 1994 and 1993, respectively.

10. SUPPLEMENTAL INCOME STATEMENT AND CASH FLOW INFORMATION
    Advertising costs charged to expenses were $340,000, $441,000 and $530,000 for the years ended July 31, 1995, 1994 and 1993, respectively.

    Interest paid was $460,000, $434,000 and $43,000 for the years ended July 31, 1995, 1994 and 1993, respectively.

                            CANTEL INDUSTRIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    YEARS ENDED JULY 31, 1995, 1994 AND 1993

10. SUPPLEMENTAL INCOME STATEMENT AND CASH FLOW INFORMATION (CONTINUED)
    Federal, state and foreign income tax payments were $949,000, $835,000 and $772,000 for the years ended July 31, 1995, 1994 and 1993, respectively.

11. INFORMATION AS TO OPERATIONS IN DIFFERENT INDUSTRIES AND FOREIGN AND DOMESTIC OPERATIONS
    The Company is engaged in the marketing, distribution and service of scientific products and consumer products in Canada.

    The scientific products distributed by the Company consist of medical instruments, including flexible and rigid endoscopes, endoscope washers/disinfectors and air cleaning equipment, surgical equipment and related accessories that are sold to hospitals; precision instruments, including microscopes and related accessories that are sold to educational institutions, hospitals and government and industrial laboratories; and industrial technology equipment, including borescopes, fiberscopes, video image scopes, laser distance measurement and thermal imaging products and on-line optical inspection and quality assurance systems, that are sold primarily to large industrial companies.

    The consumer products distributed by the Company consist of photographic and optical equipment, including cameras, binoculars, slide projectors and screens, light meters, darkroom equipment and supplies, camera luggage, and other photographic products and accessories. The Company also distributes hand-held dictation equipment and two lines of paper shredders. The consumer products are distributed mostly to major department stores, large retail store chains, independent retailers and cooperative buying groups.

                            CANTEL INDUSTRIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    YEARS ENDED JULY 31, 1995, 1994 AND 1993

11. INFORMATION AS TO OPERATIONS IN DIFFERENT INDUSTRIES AND FOREIGN AND DOMESTIC OPERATIONS (CONTINUED)
    (a) Information as to continuing operations in different industries is summarized below:

                                                                      YEAR ENDED JULY 31,
                                                         ----------------------------------------------
                                                              1995            1994            1993
                                                         --------------  --------------  --------------
Net sales from continuing operations:
  Scientific products:
    Medical instruments................................  $   15,912,000  $   13,754,000  $   13,147,000
    Precision instruments..............................       3,086,000       2,512,000       2,345,000
    Industrial technology equipment....................       1,925,000       1,765,000       1,597,000
    Product service....................................       4,030,000       4,059,000       3,827,000
  Consumer products....................................       6,126,000       7,259,000       7,717,000
                                                         --------------  --------------  --------------
      Total............................................  $   31,079,000  $   29,349,000  $   28,633,000
                                                         --------------  --------------  --------------
                                                         --------------  --------------  --------------
Operating income (loss) from continuing operations:
  Scientific products:
    Medical instruments................................  $    2,595,000  $    2,289,000  $    1,981,000
    Precision instruments..............................         122,000         116,000         129,000
    Industrial technology equipment....................         (15,000)         85,000         177,000
    Product service....................................       1,247,000       1,210,000       1,186,000
  Consumer products....................................        (662,000)       (309,000)       (571,000)
                                                         --------------  --------------  --------------
      Total............................................       3,287,000       3,391,000       2,902,000
General corporate expenses.............................        (806,000)       (790,000)     (1,470,000)
Interest expense.......................................        (479,000)       (301,000)       (184,000)
                                                         --------------  --------------  --------------
Income from continuing operations before income taxes
 and extraordinary gain................................  $    2,002,000  $    2,300,000  $    1,248,000
                                                         --------------  --------------  --------------
                                                         --------------  --------------  --------------
Identifiable assets:
  Scientific products:
    Medical instruments................................  $    8,706,000  $    5,718,000  $    6,303,000
    Precision instruments..............................       2,412,000       2,346,000       2,248,000
    Industrial technology equipment....................       1,390,000         797,000         604,000
    Product service....................................       1,500,000       1,564,000       1,486,000
  Consumer products....................................       2,664,000       2,722,000       2,955,000
                                                         --------------  --------------  --------------
                                                             16,672,000      13,147,000      13,596,000
  General corporate....................................         727,000         968,000       1,680,000
  Discontinued operations..............................        --              --             2,204,000
                                                         --------------  --------------  --------------
      Total............................................  $   17,399,000  $   14,115,000  $   17,480,000
                                                         --------------  --------------  --------------
                                                         --------------  --------------  --------------

                            CANTEL INDUSTRIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    YEARS ENDED JULY 31, 1995, 1994 AND 1993

11. INFORMATION AS TO OPERATIONS IN DIFFERENT INDUSTRIES AND FOREIGN AND DOMESTIC OPERATIONS (CONTINUED)

                                                                            YEAR ENDED JULY 31,
                                                                   -------------------------------------
                                                                      1995         1994         1993
                                                                   -----------  -----------  -----------
Capital expenditures:
  Scientific products:
    Medical instruments..........................................  $    38,000  $    22,000  $    30,000
    Precision instruments........................................        7,000        4,000        5,000
    Industrial technology equipment..............................        4,000        3,000        4,000
    Product service..............................................       10,000        7,000        9,000
  Consumer products..............................................       14,000       12,000       17,000
  General corporate..............................................        6,000       10,000        7,000
                                                                   -----------  -----------  -----------
Total from continuing operations.................................       79,000       58,000       72,000
Discontinued operations..........................................      --             4,000       10,000
                                                                   -----------  -----------  -----------
      Total......................................................  $    79,000  $    62,000  $    82,000
                                                                   -----------  -----------  -----------
                                                                   -----------  -----------  -----------
Depreciation and amortization:
  Scientific products:
    Medical instruments..........................................  $    68,000  $    57,000  $    56,000
    Precision instruments........................................       13,000       10,000       10,000
    Industrial technology equipment..............................        8,000        7,000        6,000
    Product service..............................................       17,000       17,000       26,000
  Consumer products..............................................       26,000       29,000       34,000
  General corporate..............................................        4,000        4,000        1,000
                                                                   -----------  -----------  -----------
Total from continuing operations.................................      136,000      124,000      133,000
Discontinued operations..........................................      --            13,000       39,000
                                                                   -----------  -----------  -----------
      Total......................................................  $   136,000  $   137,000  $   172,000
                                                                   -----------  -----------  -----------
                                                                   -----------  -----------  -----------

    (b) Information as to geographic area is summarized below:

                                                                      YEAR ENDED JULY 31,
                                                         ----------------------------------------------
                                                              1995            1994            1993
                                                         --------------  --------------  --------------
Net sales from continuing operations:
  United States........................................  $       52,000  $     --        $     --
  Canada...............................................      31,027,000      29,349,000      28,633,000
                                                         --------------  --------------  --------------
      Total............................................  $   31,079,000  $   29,349,000  $   28,633,000
                                                         --------------  --------------  --------------
                                                         --------------  --------------  --------------
Operating income from continuing operations:
  United States........................................  $       30,000  $       32,000  $     --
  Canada...............................................       3,257,000       3,359,000       2,902,000
                                                         --------------  --------------  --------------
      Total............................................  $    3,287,000  $    3,391,000  $    2,902,000
                                                         --------------  --------------  --------------
                                                         --------------  --------------  --------------
Total assets:
  United States........................................  $      152,000  $      349,000  $    2,458,000
  Canada...............................................      17,247,000      13,766,000      15,022,000
                                                         --------------  --------------  --------------
      Total............................................  $   17,399,000  $   14,115,000  $   17,480,000
                                                         --------------  --------------  --------------
                                                         --------------  --------------  --------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                  FORM 10-KSB

/X/ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED] FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994

                                       OR

/ / TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED] FOR THE TRANSITION PERIOD FROM
                 TO

                          COMMISSION FILE NO. 0-20039
                            ------------------------

                                MEDIVATORS, INC.
                 (Name of Small Business Issuer in Its Charter)

           MINNESOTA                   41-1517173
 (State or Other Jurisdiction       (I.R.S. Employer
      of Incorporation or         Identification No.)
         Organization)

      CANNON PLAZA SOUTH,
    6352 320TH STREET WAY,
    CANNON FALLS, MINNESOTA
     (Address of principal               55009
      executive offices)               (Zip code)

       Registrant's telephone number, including area code: (507) 263-4721
                            ------------------------

        Securities registered pursuant to Section 12(b) of the Act: None

          Securities registered pursuant to Section 12(g) of the Act:

                    Series A Common Stock, $0.01 par value.
                            ------------------------

    Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes _X_ No ____

    Check if there is no disclosure of delinquent filers pursuant to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. / /

         Issuer's revenues for its most recent fiscal year: $3,309,524.

    As of March 24, 1995, 3,849,836 shares of the Registrant's Series A Common Stock and 2,000 shares of Series B 10% Cumulative Redeemable Convertible Common Stock were outstanding. The aggregate market value of the Series A Common Stock held by non-affiliates of the registrant on such date, based upon the last sale price of the Series A Common Stock as reported by The Nasdaq Small Cap Market on March 24, 1995, was approximately $7,699,672. For purposes of this computation, affiliates of the registrant are deemed only to be the registrant's executive officers and directors.
   Transitional Small Business Disclosure Format (check one):  Yes ____ No X

    Portions of the Proxy Statement for the Annual Meeting of Shareholders of the registrant, which will be filed with the Securities and Exchange Commission within 120 days after the end of the Registrant's fiscal year, are incorporated by reference in Part III of this report.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I

ITEM 1.  BUSINESS

GENERAL

    MediVators, Inc. ("MediVators" or the "Company") designs, manufactures and markets endoscopic infection control equipment and medical waste disposal equipment and related supplies. As of December 31, 1994, the Company had sold approximately 990 endoscope disinfection systems. The Company's disinfection systems are used for disinfecting flexible endoscopes which are slender, tubular, fiber optic medical devices inserted into the body through the mouth or rectum to allow visual examination of hollow organs such as the stomach and colon. The endoscope market has been growing rapidly over the last five years as a cost effective alternative to exploratory surgery. Endoscopes are now commonly used in doctors' offices, hospitals and clinics and must be thoroughly cleaned and disinfected after each use. As a result of the expanded use of endoscopes, the U.S. Centers for Disease Control ("CDC"), the American Society for Gastrointestinal Endoscopy and the Society of Gastrointestinal Nurses and
Associates,  Inc.  have  adopted  guidelines  for  endoscope  disinfection.  The
Company's disinfection systems are intended to enable users of flexible endoscopes to comply with these guidelines.

    MediVators' first endoscope disinfection system, the OTT Disinfector, was developed by the Mayo Clinic and is manufactured and marketed by the Company pursuant to an exclusive license granted by Mayo Foundation for Medical Education and Research ("Mayo Foundation") which expires in 2005. The Company's DSD-91, a microprocessor controlled dual scope disinfection system, received FAS clearance on March 15, 1994.

    In January 1992, MediVators, through a wholly-owned subsidiary, Disposal Sciences, Inc. ("DSI") acquired the assets of National Syringe Disposal, Inc., which manufactured and marketed the DSI-100 compact sharps disposal system for medical sharps such as syringes, scalpels and razors. The DSI-100 system provides point-of-use destruction and decontamination of most types of disposable medical sharps waste. The Company redesigned the DSI-100 into the DSI-107 to improve capacity and reliability. The redesigned DSI-107 is primarily suitable for low volume users such as medical offices.

    DSI has completed development of the DSI System 2000 Infectious Medical Waste Disposal System, a higher-volume system that is intended for hospital use. The DSI System 2000 Infectious Medical Waste Disposal System is a centralized disposal unit that will handle filled medical sharps collection devices and rigid plastics.

    MedFab, the Company's custom plastic machining and assembly division, began operations in April 1992. MedFab has enabled the Company to lower its cost on the plastic enclosures for its endoscope disinfection system and is contributing to general revenues by performing work for third party customers.

ENDOSCOPE DISINFECTION MARKET

    The number of endoscope procedures has increased dramatically in the last decade due to the relative cost effectiveness as compared to exploratory surgery. Originally designed for diagnostic procedures, the technology has evolved to accomplish a number of therapeutic procedures. Endoscopes in current use include gastroscopes (used to study the stomach), colonscopes (used to view the colon and the large intestine), sigmoidoscopes (used to study the sigmoid area of the large intestine and the rectum), duodenoscope (used to view the duodenum, the first part of the small intestine), and bronchoscopes (used for viewing the bronchial tubes).

    As endoscopes have become more widely used, there has been increased attention given to procedures for cleaning, disinfecting and sterilizing these instruments between uses. "Cleaning" refers to the physical removal of organic material or soil from objects and is designed to remove, rather than to kill, micro-organisms. "Disinfection" refers to a process that uses germicidal chemical agents designed to destroy the potential infection ability of micro-organisms. "Sterilization" refers to the physical or chemical process used to eliminate virtually all viable microbes from an object. Sterilization is typically carried out in a hospital using steam under pressure, liquid or gaseous chemicals or dry heat. If an endoscope is not properly cleaned, disinfected or sterilized between uses, there is an increased likelihood that micro-organisms can be transmitted from one person to another.

    In November 1985, the CDC published "CDC Guidelines for Handwashing and Hospital Environmental Control, 1985" (the "CDC Guidelines"). These guidelines recommended that "semi-critical items," or items, such as endoscopes, that come in contact with intact mucous membranes but do not ordinarily penetrate body surfaces, be subjected to a "high-level disinfection process." Such a process, the CDC Guidelines reported, could be expected to destroy vegetative micro-organisms. The CDC Guidelines noted that a "meticulous physical precleaning, followed by an appropriate high-level disinfection treatment gives the user a reasonable degree of assurance that the items are free of pathogens." The CDC Guidelines also recommend that endoscopes such as laparoscopes (endoscopes used to view the abdominal cavity), arthroscopes and other scopes which enter normally sterile tissue should be subjected to a sterilization procedure after each use, or at least to high level disinfection if sterilization is not feasible.

    Endoscopes can be manually cleaned and disinfected, however, there are many problems with the uniformity of cleaning procedures, personnel exposure to disinfectant fumes and disinfectant residue levels in the endoscope. The Company believes that more thorough disinfection is achieved through the use of endoscope disinfection equipment. The level of disinfection to be achieved depends upon many factors, principally contact time, temperature, type and concentration of the active ingredients of the chemical disinfectant and the nature of the microbe contamination. The chemical disinfectant to be used in a disinfecting process will be selected by hospital personnel based on the object to be disinfected, the hospital facilities and the disinfectants available.

DISINFECTION EQUIPMENT

    The Company's currently-marketed products are the OTT Disinfector, which is 53 inches high, contained in a polyvinyl chloride plastic enclosure and is free standing or can be mounted on a wall; and the DSD-91, which received FDA clearance of its 510(k) premarket notification in March 1994, and is a microprocessor controlled dual endoscope disinfection system. The DSD-91 will disinfect two endoscopes at a time, can be used on a wider variety of endoscopes and is programmable by the user. The Company also has developed a new single scope disinfection unit, the SSD, which is based upon the same design as the DSD-91. The Company expects that the two new disinfectors will replace the OTT Disinfector as the Company's primary product.

    After cleaning, an endoscope is placed in the reservoir of the disinfector which then disinfects the endoscope by pumping disinfectant throughout the endoscope, including the endoscopes channels. The disinfector is a delivery system to ensure that the endoscope, including the channels, will be exposed to the disinfectant for the recommended period of time. The disinfector is operated by medical personnel such as gastrointestinal assistants. Minimal training is required to operate the disinfector.

    The Company believes the disinfectors offer several advantages over manual immersion in disinfectants. The disinfectors are designed to pump disinfectant through all channels of the endoscope, thus exposing all areas of the endoscope to the disinfectant. This process can also inhibit the build up of residue in the channels. In addition, the entire disinfecting process can be completed with minimal participation by the operator, freeing the operator for other tasks, reducing the exposure of personnel to the toxic chemicals used in the disinfection process and reducing the risk of infectious diseases. The disinfectors also reduce risk of inconsistent manual disinfecting.

    The Company also sells disinfectors and disinfectors components to international distributors, who manufacture and assemble disinfectors for sale primarily in Canada and Europe. International sales comprised 26% and 30% of the Company's sales in 1994 and 1993, respectively.

RELATED DISINFECTION PRODUCTS

    The  Company  is  also  marketing one  other  related  disinfection product:
Sterapore Ultramicrofilter.

    The Sterapore Ultramicrofilter is marketed primarily as an accessory to its disinfectors for providing a pyrogen-free water rinse after each disinfection cycle. CDC Guidelines promulgated by the Society of Gastroenterology Nurses and Associates, Inc. recommended a sterile water rinse of endoscopes. The Company imports the Sterapore Ultramicrofilter under an unwritten distribution arrangement. Although the Company believes that its arrangement is an exclusive one, the absence of a written distribution agreement means that the manufacturer can terminate the Company as its distributor without notice or grant others the right to distribute this product.

DISPOSAL SCIENCES, INC.

    In January 1992, MediVators, through its wholly owned subsidiary DSI, acquired the assets of National Syringe Disposal, Inc. ("NSD"), including the DSI-100 compact sharps disposal system. The Company paid $524,584 in cash to or for the account of NSD and issued 125,844 shares of the Company's Series A Common Stock to NSD. The Company will pay NSD 20% of DSI's pre-tax profits, if any, related to the acquisition of NSD, in the years ending December 31, 1992 through 1996, up to an aggregate maximum payment of $2,000,000, payable in cash or Series A Common Stock at the option of NSD. No payments were due to NSD based on results since acquisition through December 31, 1994.

    The Company has redesigned the DSI-100 into the DSI-107 compact sharps disposal system to increase capacity and improve reliability. The system provides point-of-use destruction and decontamination of most types of disposable medical sharps waste including syringes, scalpels, razors and IV needles. The redesigned DSI-107 is primarily suitable for low volume users such as medical offices. DSI is considering seeking alternative distribution routes for the DSI-107, including distribution through the Company's network of independent manufacturer's representatives, entering into a distribution agreement with a third party, or the license sale of the DSI-107 product line to a third party. DSI has not entered into any agreements relating to the DSI-107 to date.

    DSI also has completed development of the DSI System 2000 Infectious Medical Waste Disposal System, a higher-volume system that is intended for hospital use. The DSI System 2000 Infectious Medical Waste Disposal System is a centralized disposal unit that will handle filled medical sharps collection devices and rigid plastics.

    The most common approach to disposal of sharps waste is to put the waste in a disposable container, aggregate and accumulate the material in a central location, transport the material to an off-site location and incinerate or bury the material. In contrast, the Company's approach is to destroy and decontaminate the material at the point of use; thereby eliminating the potential spread of infection which occurs during the accumulation and aggregation process, the expense of disposable containers, and the expense and liability associated with transportation and off-site destruction, and the negative environmental impact.

    The DSI-107 sharps disposal system is comprised of a portable and reusable collection device and a process unit. The collection device is a hand held plastic container into which sharps are deposited by the user, eliminating unnecessary handling. Once full, the collection device is taken to the nearby process unit and the sharps waste is emptied into the process unit, without human contact, through an interlock mechanism between the collection device and the process unit. Using grinding and a dry heat sterilization process, the process unit produces, in approximately one hour, a sterile solid plastic cylindrical-shaped "puck" from the sharps waste.

    The DSI System 2000 Infectious Medical Waste Disposal System is a second generation, higher capacity device, designed to dispose of medical sharps and plastic medical disposable products. The sharps collection container is placed directly into the DSI System 2000 Infectious Medical Waste

Disposal System without emptying the container. The system decontaminates and reduces the volume of the foregoing materials by about 80%. It is intended primarily for medical waste management but may have commercial applications as well.

    The DSI System 2000 Infectious Medical Waste Disposal System was submitted to independent labs for compliance testing to OSHA, EPA, Odor TUV, UL and cUL standards. The system has successfully passed all testing. The system has also received efficacy testing clearance in approximately 33 states to date.

CUSTOMERS AND MARKETING

    DISINFECTION PRODUCTS. The Company believes that the primary customers for its disinfection products are accredited hospitals. There are approximately 6,000 accredited hospitals in the United States according to the American Hospital Association Guide to the Health Care Field.

    The Company's products are marketed by independent manufacturers' representatives throughout the United States, each of whom has an exclusive territory and is trained on the Company's products. These representatives also market products of other manufacturers. The Company has distribution agreements with manufacturing representatives in Canada, Brazil, Australia, France, Italy, Spain and the United Kingdom covering much of Western Europe.

    The Company directs its marketing efforts toward gastrointestinal assistants and infection control personnel at hospitals and clinics, as well as physicians using endoscopes, including gastroenterologists, colon and rectal surgeons, urologists and family practitioners.

    During the year ended December 31, 1994 sales to one customer represented 11% of total sales. During the year ended December 31, 1993, sales to two customers represented 20% of total sales. Total export sales, primarily to European and Canadian customers, comprised 26% and 30% of the Company's total sales during the years ended December 31, 1994 and 1993, respectively.

    SHARPS DISPOSAL EQUIPMENT. DSI believes that the primary customers for the DSI-107 sharps disposal system will be small hospitals, group medical practices, non-hospital based healthcare facilities including nursing homes, surgical centers, home healthcare facilities, dentist and correctional facilities. The DSI System 2000 Infectious Medical Waste Disposal System is designed primarily for use in hospitals.

COMPETITION

    GENERAL. The medical products industry is intensely competitive and is characterized by rapid technological change, accompanying product obsolescence and the introduction of competitive products offering improved features at lower prices. Advances by the Company's competitors or others could at any time require the Company to attempt to modify or change its products in order to compete effectively disinfection equipment.

    DISINFECTION PRODUCTS. The Company believes its primary competitors in the sale of endoscope disinfectors include Unitrol, Key Med, Inc., Olympus Corporation (which is a principal manufacturer of endoscopes), Lutz, Steris Corporation and Custom Ultrasonics. Some of these companies are more established and have greater resources than the Company and, in addition to endoscope disinfectors, may sell a broader variety of related products.

    MEDICAL WASTE DISPOSAL SYSTEMS. DSI competes with companies that sell special devices for the destruction of sharps and companies that provide products for the destruction and decontamination of other medical wastes.

    Several companies offer products which either destroy or decontaminate sharps waste near point-of-use. These approaches may range from grinding to chemical baths. The Company believes that none of these approaches currently include free-standing units which are capable of destroying and decontaminating at point-of-use, and that such devices are significantly more expensive than the DSI-107 system.

    The products which are employed in the destruction and decontamination of rigid plastics, sharps and other plastic medical disposables compete with the DSI System 2000 Infectious Medical Waste Disposal System. They range from grinders, to chemical baths, to incinerators, to dry heat and autoclaves. The Company knows of no competitive products which provide the performance features of the DSI System 2000 Infectious Medical Waste Disposal System at a comparable cost. The Company believes those which are known to perform similar functions are significantly greater in cost.

RESEARCH AND DEVELOPMENT

    In 1994 the Company cut back on its research and development efforts. It terminated the MediFlex operation in December 1993 and completed the design of the DSI System 2000 Infectious Medical Waste Disposal System. Research and development expenditures in 1994 were $305,442, compared to $955,549 in 1993 and $332,291 in 1992.

    The Company plans to continue research and development on its existing product lines, but does not expect anything as large as the MediFlex project.

GOVERNMENT REGULATIONS

    MEDICAL DEVICES. The United States Food and Drug Administration ("FDA"), pursuant to the Medical Device Amendments of 1976 to the Food, Drug and Cosmetic Act, amended in 1990 (the "Act"), and regulations thereunder, regulates the testing, manufacturing, packaging, distribution and marketing of medical devices in the United States, including the products manufactured by MediVators, Inc. Comparable agencies in certain foreign countries also regulate the Company's activities.

    The FDA classifies medical devices intended for human use into three categories, depending upon the degree of regulatory control deemed appropriate with respect to each device. The Company's products are Class II and Class III devices for which market approval can be obtained under Section 510(k) procedures, which require demonstration of substantial equivalency to existing products in the market. FDA regulations provide that a manufacturer may not market a device until the FDA notifies the manufacturer that it has a 510(k) notification. The FDA has the authority to require recall of products in the event of a defect. In addition, the Company may voluntarily recall products if necessary.

    The Act also requires compliance with specific manufacturing and quality assurance standards. The FDA has published regulations defining good manufacturing practices to provide that each step of the manufacturing process for any device is controlled to maximize the probability that the finished product meets all quality and design specifications. The regulations also require that each manufacturer establish a quality assurance program by which the manufacturer monitors the manufacturing process and maintains records which show compliance with the FDA regulations and the manufacturer's written specifications and procedures relating to the devices. The FDA makes unannounced inspections of medical device manufacturers and may issue reports or citations where the manufacturer has failed to comply with appropriate regulations and procedures.

    Compliance with the provisions of the Act and the FDA's regulations is time-consuming and expensive. The Company believes it is in material compliance with the provisions of the Act and regulations under the Act. The Company maintains customer complaint files and conducts periodic audits to assure compliance with the FDA regulations. The manufacturing and quality control procedures are documented to ensure that production meets the required standards. The Company actively participates in trade association efforts to review, comment on, and affect the scope of proposed legislation. Federal, state and foreign regulations regarding the manufacture and sale of the Company's products are subject to change. The Company cannot predict what impact, if any, such changes might have on its business.

    In March 1994 the Company received FDA clearance of its 510(k) premarket notification for DSD-91 Disinfector.

    In October 1989, the Company received a letter from the FDA in which the Company was advised that 510(k) pre-market notifications had not been submitted for the OTT Channel Sampling Kit or Sterapore Ultramicrofilter (sales of which have not constituted a material part of the Company's revenues), and that certain modifications made to the OTT Disinfector may require an additional 510(k) pre-market notification. The Company has been unable to determine whether prior management responded to such letter or, if so, the content of such response. The Company has not received any further notice from the FDA regarding the issues raised in the 1989 letter. If the FDA were to determine that these products were or are being sold without appropriate clearance, the FDA could take enforcement action, including seizure of the product in question, seeking an injunction against further sales of the subject product and seek substantial civil or criminal penalties against the Company and its officers. Any such enforcement action could have a material adverse effect on the Company.

    MEDICAL WASTE. Regulations affecting the generation, handling and disposal of infectious waste span many jurisdictions. These wastes are regulated as solid or hazardous wastes under various federal, state and local environmental laws and regulations. Moreover, many jurisdictions are taking steps to develop specific regulations for such waste. The United States Congress, with the Medical Waste Tracking of 1988, mandated that a federal program to track such wastes be implemented by the United States Environmental Protection Agency. Additionally, a substantial majority of states now have infectious waste laws and regulations, according to the Federal Office of Technology Assessment.
Finally, local regulations can dramatically impact the location of disposal facilities.

    The Medical Waste Tracking Act required the Environmental Protection Agency to establish regulations concerning the tracking of all aspects of medical waste treatment and disposal in designated states. In particular, all regulated medical waste must be segregated and packaged in specially marked and labeled containers prior to shipment for disposal off-site. Any regulated medical waste transported off-site must be accompanied by a Medical Waste Tracking form which identifies the generator of the waste, intermediate handlers and transporters and the disposal facility. Under the Act, the hospital or medical facility remain liable for the contaminated waste throughout this process including the transportation and destruction of the waste. The Medical Waste Tracking Act has effectively made disposal of medical waste, including sharps, much more expensive by increasing the hospital's or medical facility's liability, paperwork and man-hours required to legally process medical waste. Infectious waste treated on-site is exempted from the tracking requirements except that hospital's operating incinerators must report the quantity of the waste burned.

    State and local medical disposal laws vary. Accordingly, DSI will be required to present each individual governing body with the efficacy test results of the DSI System 2000 Infectious Waste Disposal System and to request permission to distribute in that jurisdiction.

LICENSE AGREEMENTS/PATENTS AND PROPRIETARY RIGHTS

    OTT DISINFECTOR. The Company manufactures and sells the OTT Disinfector pursuant to an exclusive worldwide license agreement with Mayo Foundation. Under the license agreement, Mayo Foundation owns all patent rights and know-how with respect to the OTT Disinfector. The license agreement expires December 31, 2005.

    Under the License Agreement related to the OTT Disinfector (the "Disinfector License Agreement"), the Company must pay a royalty equal to five percent (5%) of the net revenues received by the Company from sales of the OTT Disinfector and enhancements or improvements to the OTT Disinfector. The Company intends to pay the Mayo Foundation a royalty on revenues from sales of the DSD-91. Such royalty payments are due quarterly, together with related reports of sales. The Mayo Foundation has the right to terminate the Disinfector License Agreement if the Company fails to pay minimum royalties of $75,000 per year.

    The Disinfector License Agreement specifically excludes any warranty by Mayo Foundation as to the validity or scope of its proprietary rights in the OTT Disinfector. Any and all action taken to obtain patents or other intellectual property protection for the OTT Disinfector is the Company's responsibility and any patent obtained inures to Mayo Foundation. Mayo Foundation has obtained one U.S. patent related to certain features of the OTT Disinfector, but there is no assurance that this patent will provide any meaningful competitive advantage. Mayo Foundation has no obligation to defend the validity or scope of such patent. Therefore, if any claim is brought by or against the Company, the Company will have to defend the patent and may bear all of the costs of doing so. There can be no assurance that such patent will be upheld if legally challenged or that such patent will provide any protection against competitor's products which, although not infringing upon such patent, may be in direct competition with the OTT Disinfector. Further, there can be no assurance that any patents which may be obtained in the future on any of the Company's products will provide any significant protection or be of commercial benefit to the Company or that their validity will not be challenged.

    Under the Disinfector License Agreement, the Company is obligated to adhere to a general marketing plan pursuant to which the Company is to emphasize sales to key teaching or teaching affiliated hospitals in major markets, attend meetings of endoscopy professions, monitor sales activities and performance of sale representative, engage an international sales firm with representatives or distributors in foreign markets and perform other marketing activities.

    The Disinfector License Agreement provides that Mayo Foundation may terminate such agreement if the Company defaults in the payment of any royalty or the making of any required report, breaches any covenant or makes a false report, and fails to remedy such default, breach or report within ten days after written notice thereof from Mayo Foundation.

PATENTS

    MediVators holds patents in the United States in certain of its products and processes and has other patents pending. These patents expire between the years 2005 and 2012. Licenses held on patents for disinfectors are through the Mayo Foundation for Medical Education and Research. The Company considers its patents to be important but not indispensable to its business. Although the Company generally seeks patent protection when possible, the Company relies to a greater degree on the technical expertise and know-how of its personnel than on its patents to maintain its competitive position. There is no assurance that any patents held or secured by the Company will provide any protection or commercial or competitive benefit to the Company. There is also no assurance that the Company's products will not infringe upon patents held by others.

MANUFACTURING AND SUPPLIERS

    The Company currently manufactures or assembles all its products, except the Sterapore Ultramicrofilter, in Cannon Falls, Minnesota. The Company has certain components and subassemblies manufactured by other firms. All final assembly, testing, quality control and shipping is done at the Company's facility in Cannon Falls. The Company also sells disinfector components to international distributors for the manufacture and assembly of disinfectors for international sale.

ITEM 2.  PROPERTIES

    The Company's manufacturing facility is located in approximately 28,000 square feet of office/ warehouse space in Cannon Falls, Minnesota. This space is part of a building owned by Curtis D. Luebke, the Company's chairman of the board. This facility is leased to the Company pursuant to an oral agreement on a month-to-month basis at a monthly rental of $9,022, and remains at that amount as of March 31, 1995.

ITEM 3.  LEGAL PROCEEDINGS

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

    There were no matters submitted to security holders during the fourth quarter of the fiscal year 1994.

                                    PART II

ITEM 5.  MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
MATTERS

    The Company's Series A Common Stock is traded in the over-the-counter market on The Nasdaq Small Cap Market under the symbol "MVAT". The Series B Common Stock is not listed on any public trading market. The following table sets forth, for the periods indicated, the high and low closing bid as reported by Nasdaq. The quotations in the over-the-counter market reflect inter-dealer prices, without retail markup, markdown or commissions and may not necessarily represent actual transactions.

                                                                            HIGH BID      LOW BID
                                                                           -----------  -----------
1993
First Quarter............................................................       3 1/2        2 5/8
Second Quarter...........................................................       2 5/8        1 3/4
Third Quarter............................................................       2 3/8        2 1/8
Fourth Quarter...........................................................       2 3/8            2
1994
First Quarter............................................................           3       2 1/16
Second Quarter...........................................................       3 1/4        2 1/2
Third Quarter............................................................       3 3/8        2 1/8
Fourth Quarter...........................................................       3 1/8        1 5/8
1995
First Quarter (through March 24, 1995)...................................       3 1/4        1 7/8

    As of March 24, 1995, there were approximately 216 shareholders of Class A Common Stock and 1 holder of Class B Common Stock of record, not including shareholders who beneficially own Series A Common Stock held in nominee or street name. The last reported sale price of the Series A Common on March 24, 1995 was $2.00.

    The Company has never paid cash dividends on its Common Stock. The Company currently intends to retain any earnings for use in its operations and does not anticipate paying cash dividends in the foreseeable future.

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

    1994 COMPARED WITH 1993

    SALES

    In 1994, sales were $3,309,524, an increase of 15% over the prior year. The increase in sales is largely attributable to initial sales of the DSI System 2000 Infectious Medical Waste Disposal System. Disinfector sales were relatively stable.

                                                             YEAR ENDED 1994  YEAR ENDED 1993
                                                             ---------------  ---------------
MediVators, Inc............................................   $   2,903,966    $   2,887,214
Disposal Sciences, Inc.....................................         405,558              848
                                                             ---------------  ---------------
    Total Sales............................................   $   3,309,524    $   2,888,062

    In March 1995 the Company signed a distribution agreement with Sun Medical, Inc. covering the DSI System 2000 Infectious Medical Waste Disposal System in eleven western states.

    GROSS MARGINS

    Gross profit was $1,106,455 in 1994, or 33% of sales compared to $953,900 in 1993, which was 33% of sales. The profit margin remained stable.

    OPERATING EXPENSES

    Selling, general and administrative expenses were $1,554,973 in 1994, or 47% of sales, a decrease of 5% from 1993. This was a result of cost containment measures by the Company and the elimination of the MediFlex operation.

    The Company expects that expenses relating to the DSD-91 and the DSI System 2000 Infectious Medical Waste Disposal System may result in increased selling expenses in 1995.

    Research and development expense was $305,442 in 1994, a decrease of $650,107 from 1993. This reduction is a result of the termination of the MediFlex operation in 1993, and the completion of the DSI System 2000 Infectious Medical Waste Disposal System.

    NON-OPERATING INCOME (EXPENSE)

    Interest (expense) was ($6,308) in 1994 compared to an interest income of $24,816 in 1993. The drop in interest income resulted from having less cash invested and interest expense on a note payable in 1994.

    NET INCOME (LOSS)

    The company had a net loss of ($736,420) or ($.22) per weighted average common share outstanding in 1994 compared to a net loss of ($1,569,610) or ($.55) per weighted average common share outstanding in 1993. The decrease in the net loss is primarily attributable to the termination of MediFlex research and development activities.

    1993 COMPARED WITH 1992

    The Company had sales in 1993 of $2,888,062, a 43% increase over the prior year. The increase in sales is largely attributable to sales to MedFab's third party customers. Disinfector sales were relatively flat in 1993. The Company attributes the lack of growth in disinfector sales primarily to its inability to market the new generation DSD-91 dual scope disinfector in the United States prior to FDA clearance. The Company received FDA clearance of the DSD-91 disinfector in March 1994.

    Gross profit was $953,900 in 1993 or 33% of sales compared to $788,138 or 39% of sales in 1992. The decrease in gross profit margin is due to a larger portion of the Company's sales being generated by MedFab's operation. MedFab's products typically have a lower margin than the Company's other products. In addition, the Company experienced lowered selling prices for the OTT Disinfector in 1993, which contributed to the decrease in gross margin.

    Selling, general and administrative expenses were $1,627,731 in 1993, an increase of 3% over 1992.

    Research and development expense was $955,549 in 1993, an increase of $623,258 over the prior year. Research and development expenses in 1993 included approximately $530,000 for development of the DSI System 2000 Infectious Medical Waste Disposal System and the redesign of the DSI-107, approximately $307,000 for MediFlex research and development, and approximately $119,000 for additional FDA-required testing on the DSD-91 disinfector.

    Interest income was $24,816 in 1993 compared to an interest income of $106,160 in 1992. The drop in interest income resulted from having less cash invested.

    The Company had a net loss of $(1,569,610) in 1993 compared to net loss of ($1,058,979) in the previous year. The net loss was primarily attributable to the cost of funding the research and development activities of DSI and MediFlex, and the Company's inability to market the DSD-91 disinfector in the United States prior to FDA clearance.

CAPITAL RESOURCES AND LIQUIDITY

    SERIES B 10% CUMULATIVE REDEEMABLE CONVERTIBLE COMMON STOCK

    In November, 1993, and January 1994, the Company completed a private placement of an aggregate 125,950 shares of Series B 10% Cumulative Redeemable Convertible Common Stock (the "Series B Shares") at $6.30 per share, with net proceeds to the Company of approximately $674,682.

    The Series B shares are convertible at any time at the option of the holder into three shares of Series A Common Stock and two warrants, each to purchase one share of Series A Common Stock at an exercise price of $5.00 per share until December 31, 1998. The Series B shares have a liquidation preference of $6.30 per share and are entitled to vote with Series A Common Stock (one vote per share). The Series B shares bear a 10% annual dividend until conversion, payable solely in shares of Series A common stock; the dividend accumulates but is not payable except upon conversion of the Series B shares.

    During 1994 and through March 24, 1995, 123,950 Series B shares were converted into an aggregate 399,032 shares of Series A Common Stock and Series B Warrants exercisable for an aggregate 247,900 shares of Series A Common Stock. The conversions were registered pursuant to a registration statement on Form S-3 that was declared effective by the SEC on July 19, 1994, and by the State of Minnesota on August 31, 1994. As of March 24, 1995, an aggregate 2,000 Series B Shares remained outstanding, which, plus then-accrued dividends, were convertible into approximately 6,733 shares of Series A Common Stock and Series B Warrants exercisable to purchase an aggregate 4,000 shares of Series A Common Stock.

    LIQUIDITY

    At December 1, 1994, working capital was $2,772,467, an increase of $694,665 from December 31, 1993. The increase is due to the private placements in early 1994. The Company's working capital includes parts and components inventories in support of products with limited sales history, primarily the DSI-107 product line where formal distribution agreements are presently in process. Provisions for excess or obsolete inventories are made based on management's assessment of expected future demand. Management believes that such inventories are fully recoverable based on expressions of customer interest during the pre-market phase and distributors' estimates of potential product demand. In January 1995, $50,001 of a $290,000 note payable was converted into an aggregate 23,810 shares of common stock. The Company repaid the remaining $239,999 in March 1995.

    The Company has experienced recurring losses from operations primarily as a result of high research and development costs and delays in bringing certain products to market. These matters have combined to strain liquidity and financial resources available to the Company. While the Company had net working capital of approximately $2.8 million and stockholders' equity of approximately $3.6 million at December 31, 1994, available cash is limited and may not be sufficient to fund ongoing obligations unless profitable operations are attained or additional sources of financing are found. The report of the independent public accountants on the Company's financial statements contains an explanatory second paragraph regarding the Company's ability to continue as a going concern.

    Wish FDA approval of the dual disinfector product line in March, 1994 and the completion of product development of the DSI System 2000 Infectious Medical Waste Disposal System in October, 1994, and the Company entering into domestic and international distribution agreements for the DSI System 2000 in 1995, the Company expects to reduce the amount of cash used in operating activities. The Company's loss decreased in 1994 and, in the fourth quarter of 1994, the Company reported results at approximately a break-even level. In the opinion of management, the Company's improved operating results will increase the prospects of attracting any additional sources of funds from investors or lenders that may be required. The Company's ability to continue as a going concern is dependent upon the Company's ability to reduce the amount of cash used in operating activities to improve its liquidity and to obtain addtional debt or equity financing. The Company continues to explore additional sources of financing with potential investors and financial institutions, but there can be no assurance that additional financing will be obtained. The issuance of additional equity would have a dilutive effect on existing shareholders.

ITEM 7.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                                                                                                                PAGE
                                                                                                                -----
Index to Financial Statements..............................................................................          12
Report of Independent Accountants..........................................................................          13
Consolidated Balance Sheet as of December 31, 1994 and 1993................................................          14
Consolidated Statement of Operations for the years ended December 31, 1994 and 1993........................          15
Statements of Stockholders' Equity for the years ended December 31, 1994 and 1993..........................          16
Statements of Cash Flows for the years ended December 1994 and 1993........................................          17
Notes to Consolidated Financial Statements.................................................................          18

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
MediVators, Inc.

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of MediVators, Inc. and its subsidiary at December 31, 1994 and 1993, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses and uses significant cash in its operations; consequently the Company may need to seek additional financing to continue to fund operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's evaluation of this situation is described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Price Waterhouse LLP
Minneapolis, Minnesota
March 29, 1995

                                MEDIVATORS, INC.

                           CONSOLIDATED BALANCE SHEET

                           DECEMBER 31, 1994 AND 1993

                                           ASSETS

                                                                       1994         1993
                                                                    -----------  -----------
CURRENT ASSETS:
  Cash and cash equivalents.......................................  $   509,680  $   391,326
  Accounts receivable, net of allowance for doubtful accounts of
   $7,500.........................................................    1,176,298      628,816
  Inventories.....................................................    1,650,843    1,382,264
  Prepaid expenses and other current assets.......................      190,234      169,219
                                                                    -----------  -----------
    Total current assets..........................................    3,527,055    2,571,625
                                                                    -----------  -----------
Property and equipment, net.......................................      643,371      665,912
Goodwill, net of accumulated amortization of $190,295 and $144,276
 respectively.....................................................       96,183      144,275
Other assets......................................................       46,162       48,174
                                                                    -----------  -----------
                                                                    $ 4,312,771  $ 3,429,986
                                                                    -----------  -----------
                                                                    -----------  -----------

                            LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Note payable to stockholder.....................................  $   290,000  $   --
  Accounts payable................................................      306,964      372,716
  Accrued compensation............................................      111,469       77,542
  Accrued royalties...............................................       26,708       28,031
  Other accrued expenses..........................................       19,447       15,534
                                                                    -----------  -----------
    Total current liabilities.....................................      754,588      493,823
                                                                    -----------  -----------
Commitments and contingencies (Note 9)

STOCKHOLDERS' EQUITY:
  Series B 10% cumulative redeemable convertible common stock, par value $.01; authorized 500,000 shares; issued and outstanding
   21,500 and 100,100 shares, respectively........................      114,829      522,667
  Series A common stock, par value $.01; authorized 10,000,000 shares; issued and outstanding 3,758,850 and 2,846,494 shares,
   respectively...................................................       37,588       28,465
  Additional paid-in capital......................................    7,744,515    5,999,860
  Deferred compensation...........................................      (10,000)     (22,500)
  Accumulated deficit.............................................   (4,328,749)  (3,592,329)
                                                                    -----------  -----------
                                                                      3,558,183    2,936,163
                                                                    -----------  -----------
                                                                    $ 4,312,771  $ 3,429,986
                                                                    -----------  -----------
                                                                    -----------  -----------

                See Notes to Consolidated Financial Statements.

                                MEDIVATORS, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                                                         1994            1993
                                                                                     -------------  --------------
Net sales..........................................................................  $   3,309,524  $    2,888,062
Cost of goods sold.................................................................      2,203,069       1,934,162
                                                                                     -------------  --------------
    Gross profit...................................................................      1,106,455         953,900
Selling, general and administrative................................................      1,544,973       1,627,731
Research and development...........................................................        305,442         955,549
Other (income) expense.............................................................        (13,848)         41,765
Interest expense (income)..........................................................          6,308         (24,816)
Minority interest in losses of subsidiary..........................................                        (76,719)
                                                                                     -------------  --------------
    Net loss.......................................................................  $    (736,420) $   (1,569,610)
                                                                                     -------------  --------------
                                                                                     -------------  --------------
    Loss per common share..........................................................  $        (.22) $         (.55)
                                                                                     -------------  --------------
                                                                                     -------------  --------------
    Weighted average common shares outstanding.....................................      3,308,694       2,846,494
                                                                                     -------------  --------------
                                                                                     -------------  --------------

                See Notes to Consolidated Financial Statements.

                                MEDIVATORS, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1994 AND 1993

                                 SERIES B 10%
                                  CUMULATIVE
                                  REDEEMABLE
                                 CONVERTIBLE             SERIES A
                                 COMMON STOCK          COMMON STOCK      ADDITIONAL
                             --------------------  --------------------   PAID-IN      DEFERRED     ACCUMULATED
                              SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL    COMPENSATION     DEFICIT        TOTAL
                             ---------  ---------  ---------  ---------  ----------  -------------  ------------  -----------
Balance, December 31,
 1992......................                        2,846,494  $  28,465  $5,999,860    $ (30,000)    $(2,022,719) $ 3,975,606
  Sale of Series B common
   stock (net of offering
  costs
   of $107,963)............    100,100  $ 522,667                                                                     522,667
  Compensation expense.....                                                                7,500                        7,500
  Net loss.................                                                                          (1,569,610)   (1,569,610)
                             ---------  ---------  ---------  ---------  ----------  -------------  ------------  -----------
Balance, December 31,
 1993......................    100,100    522,667  2,846,494     28,465   5,999,860      (22,500)    (3,592,329)    2,936,163
  Sales of Series A common
   stock (net of offering
  costs
   of $80,350).............                          580,500      5,805   1,195,620                                 1,201,425
  Sale of Series B common
   stock (net of offering
  costs
   of $10,840).............     25,850    152,015                                                                     152,015
  Conversion of Series B
   common stock into
   Series A common stock...   (104,450)  (559,853)   335,606      3,356     556,497
  Compensation expense.....                                                                5,000                        5,000
  Forfeiture of deferred
   compensation............                           (3,750)       (38)     (7,462)       7,500
  Net loss.................                                                                            (736,420)     (736,420)
                             ---------  ---------  ---------  ---------  ----------  -------------  ------------  -----------
Balance, December 31
 1994......................     21,500  $ 114,829  3,758,850  $  37,588  $7,744,515    $ (10,000)    $(4,328,749) $ 3,558,183
                             ---------  ---------  ---------  ---------  ----------  -------------  ------------  -----------
                             ---------  ---------  ---------  ---------  ----------  -------------  ------------  -----------

                See Notes to Consolidated Financial Statements.

                                MEDIVATORS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                                                         1994            1993
                                                                                    --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss........................................................................  $     (736,420) $   (1,569,610)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation..................................................................         213,174         207,152
    Amortization..................................................................          50,104         155,610
    Minority interest in losses of subsidiary.....................................                         (76,719)
    Changes in assets and liabilities:
      Accounts receivable.........................................................        (547,482)         20,826
      Inventories.................................................................        (268,579)        (64,666)
      Other current assets........................................................         (16,015)         72,219
      Current liabilities.........................................................         (29,235)         81,441
                                                                                    --------------  --------------
        Net cash used in operating activities.....................................      (1,334,453)     (1,173,747)
                                                                                    --------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.............................................        (190,633)        (45,512)
  Decrease in certificates of deposit.............................................                       1,037,220
                                                                                    --------------  --------------
        Net cash (used in) provided by investing activities.......................        (190,633)        991,708
                                                                                    --------------  --------------
                                                                                    --------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of note payable..........................................         290,000
  Net proceeds from sale of Series B common stock.................................         152,015         522,667
  Net proceeds from sale of Series A common stock.................................       1,201,425
                                                                                    --------------  --------------
        Net cash provided by financing activities.................................       1,643,440         522,667
                                                                                    --------------  --------------
                                                                                    --------------  --------------
Increase in cash and cash equivalents.............................................         118,354         340,628
Cash and cash equivalents:
  Beginning.......................................................................         391,326          50,698
                                                                                    --------------  --------------
  Ending..........................................................................  $      509,680  $      391,326
                                                                                    --------------  --------------
                                                                                    --------------  --------------

                 See Notes to Consolidated Financial Statements

                                MEDIVATORS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS

    The Company manufactures and markets medical devices and related products which are used for disinfecting flexible endoscopes, fabricates and assembles various plastic assemblies and products, and manufactures and markets sharps disposal equipment.

    LIQUIDITY AND FINANCIAL RESOURCES

    The Company has experienced recurring losses from operations primarily as a result of high research and development costs and delays in bringing certain products to market. These matters have combined to strain liquidity and financial resources available to the Company.

    While the Company has net working capital of approximately $2.8 million and stockholders' equity of approximately $3.6 million at December 31, 1994, available cash is limited and may not be sufficient to fund ongoing obligations unless profitable operations are attained or additional sources of financing are found.

    With FDA approval of the dual disinfector product line in March, 1994 and the completion of product development of the DSI 2000 sharps disposal system in October, 1994, the Company expects to reduce the amount of cash used in operating activities and ultimately generate positive cash flows. The Company's loss decreased in 1994 and, in the fourth quarter of 1994, the Company reported results at approximately a break-even level. In the opinion of management, the Company's improved operating results will increase the prospects of attracting any additional sources of funds from investors or lenders that may be required. As a result, the Company believes that sufficient financial resources will be available to continue as a going concern.

    CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. Intercompany balances and transactions are eliminated.

    CASH AND CASH EQUIVALENTS

    Cash  equivalents  are  highly liquid  marketable  securities  with original
maturities  of  three  months  or  less.  Cash  and  cash  equivalents   include
certificates of deposit totalling $200,000 at December 31, 1994.

    INVENTORIES

    Inventories are stated at the lower of cost or market on a first-in, first-out basis. Provisions for excess or obsolete inventories are made based on management's assessment of expected future demand for various products. As a result of delays in bringing certain products to market, there is limited sales history for such products and, accordingly, estimates of future demand involve a high degree of judgment.

    PROPERTY AND EQUIPMENT

    Property and  equipment is  stated at  cost less  accumulated  depreciation.
Depreciation is provided using the straight-line method over the estimated useful lives of the assets.

    GOODWILL

    Goodwill represents  the excess  cost  over the  fair  value of  net  assets acquired in business combinations accounted for under the purchase method. Goodwill is amortized on a straight-line basis over the periods estimated to be benefitted, currently not exceeding five years. The recoverability of unamortized goodwill is assessed on an ongoing basis by comparing undiscounted future cash flows from operations to net book value.

                                MEDIVATORS, INC.

NOTE 1 -- NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) RESEARCH AND DEVELOPMENT

    Expenditures for research and development are expensed as incurred.

    INCOME TAXES

    Income taxes are accounted for by use of the liability method.

    LOSS PER COMMON SHARE

    Loss per common share is computed by dividing the Company's net loss by the average number of Series A shares of common stock and common stock equivalents outstanding during the year. Common stock equivalents consist of stock options, warrants and Series B shares. Series B common stock is a senior security which is considered to be a common stock equivalent and is only included in shares outstanding in those periods where its inclusion would have a dilutive effect. Common stock equivalents are not included in weighted average common shares in periods in which their inclusion would be anti-dilutive.

    POST-RETIREMENT BENEFITS

    The Company does not currently provide post-retirement benefits.

NOTE 2 -- DISCONTINUED LINE OF BUSINESS
    In October, 1992, the Company and certain individuals formed an 80% owned subsidiary primarily involved in the development of diagnostic and therapeutic endoscopic systems. In December, 1993, the operations of this business were discontinued and the related assets and liabilities were liquidated. The Company's share of losses, after offset of the minority shareholders' interest, was $306,876 during the year ended December 31, 1993.

NOTE 3 -- INVENTORIES
    Inventories at December 31 are comprised of the following:

                                                                                1994           1993
                                                                            -------------  -------------
Raw material..............................................................  $   1,006,115  $     796,015
Work-in-process...........................................................        258,721         78,397
Finished goods............................................................        386,007        507,852
                                                                            -------------  -------------
                                                                            $   1,650,843  $   1,382,264
                                                                            -------------  -------------
                                                                            -------------  -------------

NOTE 4 -- PROPERTY AND EQUIPMENT
    Property and equipment is comprised as follows at December 31:

                                                                                1994           1993
                                                                            -------------  -------------
Machinery and equipment...................................................  $     744,295  $     603,641
Office equipment..........................................................        218,465        196,930
Leasehold improvements....................................................        204,992        200,501
Vehicles..................................................................         88,552         65,103
                                                                            -------------  -------------
                                                                                1,256,304      1,066,175
Less: Accumulated depreciation............................................       (612,933)      (400,263)
                                                                            -------------  -------------
                                                                            $     643,371  $     665,912
                                                                            -------------  -------------
                                                                            -------------  -------------

NOTE 5 -- NOTE PAYABLE TO STOCKHOLDER
    At December 31, 1994, the Company has a $290,000 note payable to a corporation which is also a stockholder. The outstanding principal balance is payable on April 1, 1995, bears interest at 10% and

                                MEDIVATORS, INC.

NOTE 5 -- NOTE PAYABLE TO STOCKHOLDER (CONTINUED) is convertible, at the option of the holder, into 138,095 shares of Series A common stock. In January, 1995 the stockholder converted $50,000 of the note payable into 23,810 shares of Series A common stock.

NOTE 6 -- SERIES B 10% CUMULATIVE REDEEMABLE CONVERTIBLE COMMON STOCK

    During 1993 and 1994, the Company issued a total of 100,100 and 25,850 shares, respectively, of Series B 10% cumulative redeemable convertible common stock at $6.30 per share. The Series B shares are convertible at any time at the option of the holder into three shares of Series A common stock and two warrants, each to purchase one share of Series A common stock at an exercise price of $5.00 per share until December 31, 1998.

    The Series B shares have a liquidation perference of $6.30 per share and are entitled to vote with a Series A common stock (one vote per share). The Series B shares bear a 10% annual dividend until conversion, payable solely in shares of Series A common stock; the dividend accumulates but will not be payable except upon conversion of the Series B shares. At conversion of the Series B shares, accumulated and unpaid dividends will convert automatically into additional shares of Series A common stock at a conversion price based upon the fair market value of the Series A shares immediately preceding the conversion date.

    During 1994, 104,450 shares of Series B common stock, plus accumulated dividends, were converted into 335,606 shares of Series A common stock and associated warrants to purchase 208,900 Series A shares. In 1995, 19,500 Series B shares, plus accumulated dividends, were converted into 63,421 shares of Series A common stock and associated warrants to purchase 39,000 Series A shares.

    The Company, in its sole discretion, may redeem the Series B shares at a redemption price of $7.00 per share provided that the Company's Series A common stock has traded at a price in excess of $6.00 per share on 20 of the 30 trading days immediately preceding the date of redemption notice. Holders of Series B shares will have 30 days after notice of redemption to determine whether to convert or redeem their shares.

NOTE 7 -- COMMON STOCK OPTIONS AND STOCK WARRANTS

    The Company has a stock option plan (Plan) which permits granting of both qualified and nonqualified Series A common stock options to employees. Under the Plan, the Board of Directors is authorized to grant up to 550,000 shares of Series A common stock and establish the terms and conditions of all stock options granted. At December 31, 1994, a total of 316,500 stock options were outstanding under the Plan. In addition to options granted under the Plan, the Board of Directors has granted 262,500 non-qualified Series A common stock options to certain employees. Options have been granted at an option price per share equal to or greater than the fair value at the date of the grant. The options generally vest over a three to five year period and expire after seven to ten years.

                                MEDIVATORS, INC.

NOTE 5 -- NOTE PAYABLE TO STOCKHOLDER (CONTINUED)
    The table below summarizes all stock option activity:

                                                                            NUMBER OF   EXERCISE PRICE
                                                                              SHARES       PER SHARE
                                                                            ----------  ---------------
Outstanding at December 31, 1992..........................................     417,750  $  2.00 - $2.13
  Granted.................................................................      85,000  $  2.00 - $2.13
                                                                            ----------
Outstanding at December 31, 1993..........................................     502,750  $  2.00 - $2.13
  Granted.................................................................     107,500       $1.63
  Cancelled...............................................................     (31,250) $  2.00 - $2.13
                                                                            ----------
Outstanding at December 31, 1994..........................................     579,000  $  1.63 - $2.13
                                                                            ----------
                                                                            ----------
Exercisable at December 31, 1994..........................................     422,375
                                                                            ----------
                                                                            ----------

    The Company has also granted warrants to purchase shares of Series A and Series B common stock, at or above fair market value, to certain unrelated entities. At December 31, 1994, outstanding common stock warrants are as follows:

                                                                          PURCHASE
DESCRIPTION                                                    SHARES       PRICE       EXPIRATION DATE
------------------------------------------------------------  ---------  -----------  -------------------
Series A common stock.......................................    150,000   $    4.20       September, 1995
Series A common stock.......................................    208,900   $    5.00        December, 1998
Series B common stock.......................................     12,595   $    7.56         January, 1999

NOTE 8 -- INCOME TAXES

    For purposes of the tax return, the Company has net operating loss carryforwards of approximately $3,900,000 which expire in the years ending December 31, 2000 through 2008. In the event of additional capital stock issuances, these carryforwards may be subject to limitations pursuant to Section 382 of the Internal Revenue Code.

    For financial reporting purposes, the Company has approximately $3,900,000 of available loss carryforwards and net temporary differences. At existing tax rate the future benefit approximates $1,600,000. A valuation allowance has been established for the entire net tax benefit associated with all carryforwards and temporary differences at December 31, 1994 as their realization is not assured. The composition of expected future tax benefits at December 31, 1994 is as follows:

Loss carryforward......................................................  $ 1,441,000
Temporary differences:
  Inventory -- obsolescence reserve....................................       30,000
  Inventory -- uniform capitalization..................................       76,000
  Depreciation and amortization........................................      (14,000)
  Other, net...........................................................       67,000
                                                                         -----------
                                                                           1,600,000
Less: Valuation allowance..............................................   (1,600,000)
                                                                         -----------
                                                                         $         0
                                                                         -----------
                                                                         -----------

NOTE 9 -- COMMITMENTS AND CONTINGENCIES

    OPERATING LEASES

    The Company leases office and production facilities on a month-to-month basis from an officer and stockholder. Total rent expense included in the statement of operations for the years ended December 31, 1994 and 1993 was approximately $108,000 and $100,000, respectively.

                                MEDIVATORS, INC.

NOTE 5 -- NOTE PAYABLE TO STOCKHOLDER (CONTINUED)
    LICENSE AGREEMENT

    Under the terms of an exclusive license agreement with the Mayo Foundation for Medical Education and Research, the Company is required to pay royalties associated with sales of disinfectors. The duration of the agreement is 15 years from 1990, or the life of the related patent, whichever is greater. Minimum royalty payments of $75,000 are required for each license year.

    CONTINGENCY

    In conjunction with the 1992 acquisition of a sharps disposal business, the Company agreed to pay contingent consideration, not to exceed $2 million, based on profits of the acquired company for the period from acquisition through 1996. No contingent purchase consideration is due to the Seller based on results since acquisition through December 31, 1994.

NOTE 10 -- SIGNIFICANT CUSTOMERS AND EXPORT SALES

    During the year ended December 31, 1994, sales to one customer represented 11% of total sales. During the year ended December 31, 1993, sales to two customers represented 20% of total sales. Total export sales, primarily to European and Canadian customers, comprised 26% and 30% of the Company's total sales during the years ended December 31, 1994 and 1993, respectively. Amounts due from international customers comprised approximately 28% of accounts receivable at December 31, 1994.

                                    PART III

ITEM 9. DIRECTORS; EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT OF THE REGISTRANT

ITEM 10.  EXECUTIVE COMPENSATION

ITEM 11.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

ITEM 12.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Items 9, 10, 11, and 12 are incorporated by reference to the Proxy Statement for the Annual Meeting of Shareholders of the Company scheduled to be held in June 1995.

                                    PART IV

ITEM 13.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

    (a)(1) Financial Statements

    The Financial Statements, notes thereto and Independent Auditor's Report thereon are included in Part II, Item 7 of this report.

    (a)(2) Exhibits

    3A.Articles of Incorporation of the Company, as amended.

    3B.By-Laws of the Company, incorporated herein by reference to Exhibit 3B to the Company's Registration Statement on Form S-18, File No. 33-41859C.

    4A.Certificate   of  Designation  of  Series  B  10%  Cumulative  Redeemable
       Convertible Voting Common Stock Setting Forth the Powers, Preferences, Rights, Qualifications, Limitations, and Restrictions of Such Series of Common Stock, incorporated herein by reference to Exhibit 4A to the Company's report on Form 10-KSB for the fiscal year ended December 31, 1993.

    10AExclusive License Agreement  by and between  Mayo Foundation for  Medical
       Education and Research (formerly Mayo Medical Resources) and the Company regarding the OTT Disinfector dated April 1, 1986, together with the First Amendment thereto dated May 26, 1988 and the Second Amendment thereto dated as of January 1, 1990, incorporated herein by reference to
       Exhibit 10A to the Company's Registration Statement on Form S-18, File No. 33-41859C.

    10BExclusive License Agreement  by and between  Mayo Foundation for  Medical
       Evaluation and Research and the Company regarding the OTT Culture Kit dated as of June 8, 1988, together with the First Amendment thereto dated as of January 1, 1990, incorporated herein by reference to Exhibit 10B to the Company's Registration Statement on Form S-18, File No. 33-41859C.

    10CExclusive License Agreement with Mayo Foundation for Medical Education and Research and the Company regarding the OTT Storage Rack dated as of June 8, 1988 and the First Amendment thereto dated as of January 1, 1990, incorporated herein by reference to Exhibit 10C to the Company's Registration Statement on Form S-18, File No. 33-41859C.

    10DEmployment Agreement by and between Curtis D. Luebke and the Company dated as of June 15, 1991, incorporated herein by reference to Exhibit 10D to the Company's Registration Statement on Form S-18, File No. 33-41859C.*

    10EEmployment Agreement by and between Donald L. Sturtevant and the Company dated as of June 15, 1991, incorporated herein by reference to Exhibit 10E to the Company's Registration Statement on Form S-18, File No. 33-41859C.*

    10FForm of Restricted Stock Agreement by and between the Company and each of Gerald D. Van Eeckhout and Thomas D. Mensing dated as of July 19, 1991, incorporated herein by reference to Exhibit 10F to the Company's Registration Statement on Form S-18, File No. 33-41859C.*

    10GForm of Stock Option Agreement by and between the Company and each of Gerald D. Van Eeckhout and Thomas D. Mensing dated as of July 19, 1991, incorporated herein by reference to Exhibit 10G to the Company's Registration Statement on Form S-18, File No. 33-41859C.*

    10HAsset  Purchase  Agreement  by  and  among  Disposal  Sciences,  Inc.,  a
       Minnesota corporation which is a wholly-owned subsidiary of Company, Company, and National Syringe Disposal Incorporated d/b/a Disposal Sciences, Inc., a Colorado corporation, incorporated herein by reference to Exhibit 2 to the Company's Current Report on Form 8-K dated January 21, 1992.

    10IPlacement  Agent  Warrant  to Purchase  Series  B  Cumulative Convertible
       Common Stock of MediVators, Inc., as of January 25, 1994, incorporated herein by reference to Exhibit 10M to the Company's report on Form 10-KSB for the fiscal year ended December 31, 1993.

    10JPlacement Agency Agreement by and between the Company and Kennedy Mathews
       Landis Healy & Pecora, Incorporated dated September 15, 1993, incorporated herein by reference to Exhibit 10N to the Company's report on Form 10-KSB for the fiscal year ended December 31, 1993.

    10KCorporate  Finance Consulting  Agreement between the  Company and Kennedy
       Mathews Landis Healy & Pecora, Incorporated dated November 12, 1993, incorporated herein by reference to Exhibit 10O to the Company's report on Form 10-KSB for the fiscal year ended December 31, 1993.

    10LConvertible Promissory Note  in the  principal amount  of $290,000  dated
       March 31, 1994, incorporated by reference to Exhibit 10P to the Company's report on Form 10-QSB for the quarter ended March 31, 1994.

    10MSecurity  Agreement by  and between  MediVators, Inc.  and Pharmaceutical
       Innovators Ltd.,  dated  March 31,  1994,  incorporated by  reference  to
       Exhibit 10Q to the Company's report on Form 10-QSB for the quarter ended March 31, 1994.

    10N1991 Stock Option and Compensation Plan as amended. Incorporated by reference to Exhibit 10P to the Company's Registration Statement on Form S-3, File No. 33-79764.

    10O1993 Director Stock Option Plan. Incorporated by reference to Exhibit 10Q to the Company's Registration Statement on Form S-3, File No. 33-79764.

    21 List of Subsidiaries incorporated by reference to Exhibit 21 to the Company's report on Form 10-KSB for the fiscal year ended December 31, 1993.

    (b) Reports on Form 8-K

    The Company filed no reports on Form 8-K during the fourth quarter of fiscal year 1994.
------------------------
* Management Compensatory Plan or Arrangement

                                   SIGNATURES

    In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          MEDIVATORS, INC.
                                          REGISTRANT

                                          By ______/s/_DONALD L. STURTEVANT_____
                                                    Donald L. Sturtevant
                                                 CHIEF EXECUTIVE OFFICER AND
                                                          PRESIDENT

Date: March 29, 1994

    In accordance with Section 13 or 15(d) of the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated.

                         NAME                                           TITLE                         DATE
------------------------------------------------------  -------------------------------------  ------------------
                                                        Chairman of the Board, Chief
                   CURTIS D. LUEBKE                      Financial Officer (Principal
                   Curtis D. Luebke                      Financial and Accounting Officer)       March 29, 1995
                                                         and Director

                                                        Chief Executive Officer (Principal
                 DONALD L. STURTEVANT                    Executive Officer), President and       March 29, 1995
                 Donald L. Sturtevant                    Director

                GERALD D. VAN EECKHOUT
                Gerald D. Van Eeckhout                  Director                                 March 29, 1995

                  THOMAS D. MENSING
                  Thomas D. Mensing                     Director                                 March 29, 1995

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                  FORM 10-QSB

/X/ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 1995

                                       OR

/ /  TRANSITION  REPORT  PURSUANT  TO  SECTION 13  OR  15(D)  OF  THE SECURITIES
     EXCHANGE ACT OF  1934 FOR  THE TRANSITION  PERIOD FROM                   TO

                          COMMISSION FILE NO. 0-20039

                            ------------------------

                                MEDIVATORS, INC.
       (Exact Name of Small Business Issuer as Specified in Its Charter)

           MINNESOTA                   41-1517173
 (State or Other Jurisdiction       (I.R.S. Employer
      of Incorporation or         Identification No.)
         Organization)

CANNON PLAZA SOUTH, HIGHWAY 52 SOUTH, CANNON FALLS, MN
                         55009
 (Address of principal executive office and zip code)

         Issuer's telephone number, including area code: (507) 263-4721

    Check  whether the  issuer (1)  filed all  reports required  to be  filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for at least the past 90 days. Yes _X_ No ____

    Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

    At November 14, 1995 there were outstanding 3,872,486 shares of Series A Common Stock, $0.01 par value, and 2,000 shares of Series B 10% Cumulative Redeemable Convertible Common Stock, $0.01 par value.
             Transitional Small Business Disclosure:  Yes ____ No X

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                MEDIVATORS, INC.
                               FORM 10-QSB INDEX
                               SEPTEMBER 30, 1995

Part I:      Financial Information

             Financial Statements
             Unaudited Consolidated Balance Sheets -- September 30, 1995 and December 31, 1994.............           3
Item 1.

             Unaudited Consolidated Statements of Operations for the Three Month Periods and Nine Month
             Periods Ended September 30, 1995 and 1994.....................................................           4

             Unaudited Consolidated Statements of Cash Flows for the Nine Month Period Ended September 30,
             1995 and 1994.................................................................................           5

             Notes to Unaudited Consolidated Financial Statements..........................................           6

             Management's Discussion and Analysis of Financial Condition and Results of Operations.........           7
Item 2.

Part II:     Other Information.............................................................................           9

Item 1.      Legal Proceedings.............................................................................           9

Item 4.      Submission of Matters to a Vote of Security Holders...........................................

Item 6.      Exhibits and Reports on Form 8-K..............................................................           9

                                MEDIVATORS, INC.

                           CONSOLIDATED BALANCE SHEET

                                   UNAUDITED

                                           ASSETS

                                                                     SEPTEMBER    DECEMBER
                                                                        30,          31,
                                                                       1995         1994
                                                                    -----------  -----------
CURRENT ASSETS:
  Cash and cash equivalents.......................................  $    94,240  $   509,680
  Accounts receivable, net of allowance for doubtful accounts of
   $105,000 and $7,500, respectively..............................      608,277    1,176,298
  Inventories.....................................................    1,367,840    1,650,843
  Prepaid expenses and other current assets.......................       56,973      190,234
                                                                    -----------  -----------
    Total current assets..........................................    2,127,330    3,527,055
                                                                    -----------  -----------
Property and equipment, net.......................................      470,438      643,371
Goodwill, net.....................................................                    96,183
Other assets......................................................       46,301       46,162
                                                                    -----------  -----------
                                                                    $ 2,644,069  $ 4,312,771
                                                                    -----------  -----------
                                                                    -----------  -----------

                            LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Note payable....................................................               $   290,000
  Accounts payable................................................  $   394,702      306,964
  Accrued compensation............................................       89,970      111,469
  Accrued royalties...............................................       22,685       26,708
  Other accrued expenses..........................................       42,275       19,447
                                                                    -----------  -----------
    Total current liabilities.....................................      549,632      754,588
                                                                    -----------  -----------
Commitments

STOCKHOLDERS' EQUITY:
  Series B 10% cumulative redeemable convertible common stock, par value $.01; authorized 500,000 shares; issued and outstanding
   2,000 and 21,500 shares, respectively..........................       10,310      114,829
  Series A common stock, par value $.01; authorized 10,000,000 shares; issued and outstanding 3,872,486 and 3,758,850 shares,
   respectively...................................................       38,725       37,588
  Additional paid-in capital......................................    7,947,397    7,744,515
  Deferred compensation...........................................       (6,250)     (10,000)
  Accumulated deficit.............................................   (5,895,745)  (4,328,749)
                                                                    -----------  -----------
                                                                      2,094,437    3,558,183
                                                                    -----------  -----------
                                                                    $ 2,644,069  $ 4,312,771
                                                                    -----------  -----------
                                                                    -----------  -----------

                See Notes to Consolidated Financial Statements.

                                MEDIVATORS, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                   UNAUDITED

                                                          THREE MONTHS ENDED              NINE MONTHS ENDED
                                                            SEPTEMBER 30,                   SEPTEMBER 30,
                                                    ------------------------------  ------------------------------
                                                         1995            1994            1995            1994
                                                    ---------------  -------------  ---------------  -------------
Net sales.........................................  $       786,590  $     750,832  $     2,333,730  $   2,199,290
Cost of sales.....................................          505,609        535,888        1,404,043      1,525,309
                                                    ---------------  -------------  ---------------  -------------
    Gross profit..................................          280,981        214,944          929,687        673,981
                                                    ---------------  -------------  ---------------  -------------
Selling, general and administrative...............        1,547,884        523,322        2,333,274      1,195,357
Research and development..........................           95,754         94,117          241,469        250,764
Other expense (income), net.......................             (367)        (3,494)         (78,060)        (5,432)
                                                    ---------------  -------------  ---------------  -------------
                                                          1,643,271        613,945        2,496,683      1,440,689
                                                    ---------------  -------------  ---------------  -------------
    Net (loss)....................................  $    (1,362,290) $    (399,001) $    (1,566,996) $    (766,708)
                                                    ---------------  -------------  ---------------  -------------
                                                    ---------------  -------------  ---------------  -------------
Net (loss) per share..............................  $          (.35) $        (.12) $          (.41) $        (.24)
                                                    ---------------  -------------  ---------------  -------------
                                                    ---------------  -------------  ---------------  -------------
Weighted average common shares outstanding........        3,858,573      3,465,134        3,846,073      3,192,561
                                                    ---------------  -------------  ---------------  -------------
                                                    ---------------  -------------  ---------------  -------------

                See Notes to Consolidated Financial Statements.

                                MEDIVATORS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                   UNAUDITED

                                                                                          NINE MONTHS ENDED
                                                                                            SEPTEMBER 30,
                                                                                         1995            1994
                                                                                    --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss........................................................................  $   (1,566,996) $     (766,708)
  Adjustments to reconcile net (loss) to net cash used by operating activities:
    Depreciation and amortization.................................................         282,854         186,178
    Gain of sale of investments...................................................         (79,500)
    Changes in assets and liabilities:
      Accounts receivable.........................................................         568,021        (233,113)
      Inventories.................................................................         283,003        (291,174)
      Other assets and liabilities................................................         146,305         (38,018)
                                                                                    --------------  --------------
        Net cash used in operating activities.....................................        (366,313)     (1,142,835)
                                                                                    --------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.............................................         (10,128)       (163,972)
  Proceeds from sale of investment................................................         151,500
                                                                                    --------------  --------------
        Net cash used in investing activities.....................................         141,372        (163,972)
                                                                                    --------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of note payable..........................................                         290,000
  Proceeds from sale of Series A common stock.....................................          49,500       1,203,300
  Proceeds from sale of Series B common stock.....................................                         152,015
  Redemption of note payable......................................................        (239,999)
                                                                                    --------------  --------------
        Net cash provided by financing activities.................................        (190,499)      1,645,315
                                                                                    --------------  --------------
        (Decrease) increase in cash...............................................        (415,440)        338,508
Cash and cash equivalents:
  Beginning.......................................................................         509,680         391,326
                                                                                    --------------  --------------
  Ending..........................................................................  $       94,240  $      729,834
                                                                                    --------------  --------------
                                                                                    --------------  --------------

SUPPLEMENTAL SCHEDULE OF NON-CASH ACTIVITY
Note payable converted to Series A common stock...................................  $       50,001

                 See Notes to Consolidated Financial Statements

                                MEDIVATORS, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

    The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-QSB and do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

    Operating results for the nine months ended September 30, 1995 are not necessarily indicative of the results that may be expected for the year 1995.

    These statements should be read in conjunction with the audited financial statements and related notes included in the Company's 10-KSB filed for the year ended December 31, 1994.

                                MEDIVATORS, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

ITEM 2.    MANAGEMENT'S DISCUSSION AND ANALYSIS
RESULTS OF OPERATIONS

    SALES

    Revenues for the nine months ended September 30, 1995 were $2,333,730, a 6% increase from the comparable period of 1994.

    Revenues for the three months ended September 30, 1995 were $786,590, a 5% increase from the comparable period of 1994.

    The increase in revenues in the third quarter 1995 as compared to the third quarter 1994 can be primarily attributable to an increased marketing effort on the DSD-91 disinfector. Domestic sales of the disinfector line increased 8% and international sales of the disinfector line increased 61%. MedFab sales remained consistent with 1994 levels.

    GROSS MARGINS

    Gross margins for the nine months ended September 30, 1995 were 40%. This is higher than the 31% gross margins for the comparable period in 1994.

    Gross margins for the three months ended September 30, 1995 were 36%. This is higher than the 29% gross margins for the comparable period in 1994.

    The increase in margins is primarily attributable to higher selling prices and cost efficiencies due to higher quantity production compared to 1994.

    OPERATING EXPENSES

    Operating expenses were $2,574,743, or 110% of sales, for the nine months ended September 30, 1995, compared to operating expenses of $1,446,121, 66% of sales, for the nine months ended September 30, 1994.

    Operating expenses were $1,643,638, or 209% of sales, for the three months ended September 30, 1995, compared to operating expenses of $617,439, or 82% of sales, for the three months ended September 30, 1994.

    The increase in operating expenses of $1,026,199 during the third quarter is
primarily  attributable  to  certain  non-recurring  expenses  related  to   the
Company's DSI products.

    Strained financial resources resulted in an inability to develop effective distribution channels for the Company's DSI products. As a result, the future salability of these products is uncertain. During the third quarter, the Company recorded additional provisions for slow-moving DSI inventory and wrote off DSI related goodwill and other assets, which totalled approximately $903,000.

    NON-OPERATING INCOME AND (EXPENSE)

    Non-operating income for the nine months ended September 30, 1995 was $78,060, compared with non-operating income of $5,432 for the comparable period in 1994.

    Non-operating income for the three months ended September 30, 1995 was $367 compared with non-operating income of $3,494 for the comparable period in 1994. The increase in the non-operating income for the nine month period was due to the gain on the sale of an investment in the second quarter 1995.

                                MEDIVATORS, INC.

    NET INCOME (LOSS)

    Net income (loss) for the nine months ended September 30, 1995 was ($1,566,996) or ($.41) per weighted average number of common shares outstanding compared with ($766,708) or ($.24) per weighted average number of common shares outstanding for the nine months ended September 30, 1994.

    Net income (loss) for the three months ended September 30, 1995 was ($1,362,290) or ($.35) per weighted average number of common shares outstanding compared with ($399,001) or ($.12) per weighted average number of common shares outstanding for the three months ended September 30, 1994. Net loss was affected as a result of certain non-recurring expenses related to the Company's DSI products as discussed above.

LIQUIDITY AND CAPITAL RESOURCES

    LIQUIDITY

    At September 30, 1995, the Company had cash in the amount of $94,240, a decrease of $415,440 over cash available at December 31, 1994. At September 30, 1995, working capital was $1,577,698, an decrease of $1,194,769 from December 31, 1994. The decrease in cash can be attributed to operating losses and the repayment of the $290,000 convertible working capital loan. $50,001 was converted into an aggregate 23,810 shares of Series A Common Stock and $239,999 was repaid in March 1995.

    The Company has experienced, and continues to experience, recurring losses from operations. The Company requires financing to continue future operations. The Company has signed a merger agreement with Cantel Industries, Inc., whereby, pursuant to the agreement, Cantel has agreed to provide up to $190,000 to the Company on a secured loan basis at the prime rate plus two percent. The loan must be repaid over nine amortized installments beginning March 1, 1996. Such loan will provide cash for operations through the merger. If the merger is not completed additional financing will be required. There can be no assurance that such financing will be available, or, if available, will be on terms favorable to the Company or its stockholders. The report of the independent public accountants on the Company's financial statements for the year ended December 31, 1994 contained an explanatory second paragraph regarding the Company's ability to continue as a going concern.

                                    PART II
                               OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

    See the Company's report on Form 10-KSB for the fiscal year ended December 31, 1994 for a description of pending legal proceedings. There were no material developments in any pending legal proceedings in the quarter ended September 30, 1995.

ITEM 5.  OTHER ITEMS

    On November 15, 1995, MediVators, Inc. and Cantel Industries announced they have entered into a merger agreement whereby Cantel will acquire MediVators. Under the terms of the agreement, upon consummation of the merger, each share of MediVators stock will be exchanged for .2571 shares of Cantel stock. When consummated, the merger would result in the stockholders of MediVators owning approximately 998,000 shares of Cantel stock, which represents approximately a 26 percent equity interest in Cantel.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

    (b) No reports on form 8-K Current Report were filed during the quarterly period ended September 30, 1995.

                                   SIGNATURES

    In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                     MediVators, Inc.
                                                       (Registrant)

                                                   /s/ CURTIS D. LUEBKE

--------------------------------------------------------------------------------
                                                     Curtis D. Luebke
                                                  Chairman of Board and
                                                 Chief Financial Officer
                                                 (Principal Financial and
                                                   Accounting Officer)

                                                 /s/ DONALD L. STURTEVANT

--------------------------------------------------------------------------------
                                                   Donald L. Sturtevant
                                          Chief Executive Officer and President
                                              (Principal Executive Officer)

Date:  November 17, 1995

SECTION 302A.471. RIGHTS OF DISSENTING SHAREHOLDERS

    SUBDIVISION 1. ACTIONS CREATING RIGHTS. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

    (a)An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

       (1) alters or abolishes a preferential right of the shares;

       (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

       (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

       (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

    (b)A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

    (c)A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

    (d)A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to vote on the plan; or

    (e)Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting stockholders may obtain payment for their shares.

    SUBDIVISION 2. BENEFICIAL OWNERS.

    (a)A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

    (b)The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

    SUBDIVISION 3. RIGHTS NOT TO APPLY. Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

    SUBDIVISION 4. OTHER RIGHTS. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

SECTION 302A.473. PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS

    SUBDIVISION 1. DEFINITIONS.

    (a)For purposes of this section, the terms defined in this subdivision have the meanings given them.

    (b)"Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

    (c)"Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

    (d)"Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up  to and  including the date  of payment,  calculated at the  rate provided in section 549.09 for interest on verdicts and judgments.

    SUBDIVISION 2. NOTICE OF ACTION. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

    SUBDIVISION 3. NOTICE OF DISSENT. If the proposed action must be approved by the shareholders, a shareholder who wishes to exercise dissenter's rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

    SUBDIVISION 4. NOTICE OF PROCEDURE; DEPOSIT OF SHARES.

    (a)After  the  proposed  action  has  been approved  by  the  board  and, if
       necessary,  the  shareholders,   the  corporation  shall   send  to   all
shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

       (1) The address to which a demand for payment and certificates of certified shares must be sent in order to obtain payment and the date by which they must be received;

       (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

       (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

       (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

    (b)In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

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    SUBDIVISION 5. PAYMENT; RETURN OF SHARES.

    (a)After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

       (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

       (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

       (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

    (b)The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

    (c)If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

    SUBDIVISION 6. SUPPLEMENTAL PAYMENT; DEMAND. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise a dissenter is entitled only to the amount remitted by the corporation.

    SUBDIVISION 7. PETITION; DETERMINATION. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use,

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whether  or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

    SUBDIVISION 8. COSTS; FEES; EXPENSES.

    (a)The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

    (b)If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

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